Exhibit 99.1

As filed with the Securities and Exchange Commission on May 11, 2012

Registration No. 333-179839

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

                     to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D.E MASTER BLENDERS 1753 B.V.*

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands	2095	98-1039121
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Vleutensevaart 100

Utrecht, 3532 AD

The Netherlands

+31 30-292-7311

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Onno van Klinken Vleutensevaart 100 Utrecht, 3532 AD The Netherlands Phone: +31 30-292-7471 Fax: +31 30 292-7251	Rodd M. Schreiber Gregg A. Noel Skadden, Arps, Slate, Meagher & Flom LLP 155 N. Wacker Drive Chicago, IL 60606 Phone: (312) 407-0700 Fax: (312) 407-0411

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Ordinary shares, with a nominal value of €0.12 each	$4,675,733,849	$535,839(2)

(1)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(f)(2) under the Securities Act, which is based on the book value of securities to be received by the Registrant.
(2)	An initial registration fee of $521,519 was paid with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*	The registrant will convert from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) prior to the completion of the separation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2012

PRELIMINARY PROSPECTUS

Ordinary Shares

D.E MASTER BLENDERS 1753 N.V.

This prospectus is being furnished in connection with a series of transactions, described below, as a result of which you will receive shares in D.E MASTER BLENDERS 1753 N.V., a Dutch holding company, that will hold, through its subsidiaries, Sara Lee Corporation’s international coffee and tea businesses. These transactions are (1) the distribution by Sara Lee Corporation, which we refer to as Sara Lee, pro rata to its shareholders of all of the shares of common stock of DE US, Inc., which we refer to as CoffeeCo, owned by Sara Lee, which will be 100% of CoffeeCo’s shares of common stock outstanding immediately prior to such distribution, (2) the subsequent merger of CoffeeCo with a wholly owned subsidiary of D.E MASTER BLENDERS 1753 N.V., which we refer to as DutchCo, with CoffeeCo surviving the merger as a subsidiary of DutchCo, and (3) the exchange of DutchCo ordinary shares for the previously distributed shares of CoffeeCo common stock. CoffeeCo is a Delaware corporation and a wholly owned subsidiary of Sara Lee that at the time of the distribution will hold, through its subsidiaries, the assets and liabilities associated with Sara Lee’s international coffee and tea businesses. Prior to the completion of the separation, our stockholder intends to change our name and convert us into a Dutch public company with limited liability. After the separation, the main U.S. subsidiary of DutchCo will be CoffeeCo. CoffeeCo will declare a special cash dividend of $3.00 per share to each holder of record of CoffeeCo common stock immediately following the distribution, to be paid after the distribution and prior to the merger. Upon consummation of the merger of CoffeeCo with a wholly owned subsidiary of DutchCo, Computershare Shareowner Services, which we refer to as Computershare or the exchange agent, will distribute the ordinary shares of DutchCo on a pro rata basis to the holders of Sara Lee common stock, who are also the beneficial owners of CoffeeCo common stock following the distribution. Each holder of Sara Lee common stock will receive                  ordinary shares of DutchCo in respect of each share of Sara Lee common stock held at the close of business on                     , 2012, the record date for the distribution. The DutchCo ordinary shares will be issued in book-entry form. The exchange agent will not distribute any fractional shares of DutchCo. Because we will not be distributing any fractional shares, ABN AMRO Bank N.V., which we refer to as ABN AMRO or the transfer agent, will sell such shares into the open market at prevailing share prices and the exchange agent will distribute the net cash proceeds from the sale pro rata to each holder who would otherwise have been entitled to receive fractional shares of DutchCo.

We expect that the distribution and merger will be effective on or about                     , 2012, which as amended or extended we refer to as the distribution date. Currently, no public market exists for our ordinary shares. We will apply to list our ordinary shares on NYSE Euronext in Amsterdam under the symbol “DE” and with the ISIN Code NL0010157558 and the common code 078049103. Immediately after the distribution and merger are completed, DutchCo will be an independent, publicly traded company. It is expected that the distribution should be tax-free to Sara Lee shareholders for U.S. federal income tax purposes. It is expected that the U.S. holders of CoffeeCo common stock should recognize a taxable gain, but not loss, on the receipt of DutchCo ordinary shares for CoffeeCo common stock in the merger of CoffeeCo with a wholly owned subsidiary of DutchCo.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The exchange agent expects to deliver the ordinary shares to holders of Sara Lee common stock on or about                     , 2012 through the book-entry facilities of Euroclear Nederland.

The date of this prospectus is                     , 2012

We have not authorized anyone to provide you with any information different from that contained in this prospectus. We do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

This summary highlights selected information about us and the ordinary shares and should be read as an introduction to the more detailed information appearing elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the ordinary shares. You should read the entire prospectus carefully for a more complete understanding of our business and this offering, including “Risk Factors,” “Operating and Financial Review” and our audited combined financial statements and related notes contained herein.

Our fiscal year has historically been the 52- or 53-week period ending on the Saturday closest to June 30. Fiscal year 2011 ended on July 2, 2011, fiscal year 2010 ended on July 3, 2010 and fiscal year 2009 ended on June 27, 2009.

Unless the context otherwise requires, all references herein to “we”, “our”, “us”, and “the company” refer to Sara Lee’s international coffee and tea businesses, prior to the separation and to D.E MASTER BLENDERS 1753 N.V. upon and after the conversion and following the separation. All references herein to the distribution refer to the distribution to the shareholders of Sara Lee of all of the shares of common stock of CoffeeCo. All references herein to the merger refer to the merger of a wholly owned subsidiary of DutchCo with and into CoffeeCo pursuant to which each outstanding share of CoffeeCo common stock will be exchanged for              ordinary shares of DutchCo and CoffeeCo will become a subsidiary of DutchCo. All references herein to the spin-off or separation refer to the merger, distribution and other transactions contemplated thereby, collectively.

Overview

We are a leading, focused pure-play coffee and tea company that offers an extensive range of high-quality, innovative coffee and tea products that are well-known in retail and out of home markets across Europe, Brazil, Australia and Thailand. According to Euromonitor, the global coffee and tea industry had aggregate revenues of approximately €78.3 billion in calendar year 2011. We are one of the largest companies (based on revenues) operating purely in the coffee and tea industry.

Our business is currently organized into three operating segments, Retail—Western Europe, Retail—Rest of World and Out of Home. The following table sets forth our total sales and the approximate percentage of our sales attributable to each of our operating segments for fiscal years 2011, 2010 and 2009:

	2011	2010	2009
Total Sales	€2.6 billion	€2.3 billion	€2.2 billion
Retail—Western Europe	43%	45%	46%
Retail—Rest of World	25%	25%	23%
Out of Home	24%	27%	27%

Within our Retail—Western Europe and our Retail—Rest of World segments, our principal products are roast and ground multi-serve coffee, which we refer to as multi-serve, roast and ground single-serve coffee pads and capsules, which we refer to as single-serve, instant coffee and tea. We sell these products predominantly to supermarkets, hypermarkets and through international buying groups. In our Out of Home segment, we offer a full range of hot beverage products but focus on our liquid roast products and related coffee machines. Our products and the related machines in the Out of Home segment are sold either directly to businesses, hotels, hospitals and restaurants or to foodservice distributors for distribution to the customer.

Our History

The roots of our company go back to 1753 in Joure, the Netherlands, when the Douwe Egberts brand was founded as a grocery business and grew to specialize in coffee and tea. In 1948, Douwe Egberts expanded its business and began exporting its products to other European countries. Sara Lee acquired the Douwe Egberts business through a series of investments beginning in 1978. As part of Sara Lee, the company expanded its geographic reach and increased its focus on innovation. In 1998, the company entered the Brazilian coffee market through a series of acquisitions, most recently Café Moka in 2008 and Café Damasco in 2010. We started to aggressively grow the Cafitesse proprietary liquid coffee systems for the foodservice industry in the 1990s and introduced the Senseo single-serve coffee system in partnership with Koninklijke Philips Electronics, which we refer to as Philips, in 2001. In 2010, the company launched the L’OR EspressO capsules compatible with the Nespresso® single-serve system.

Our Brands

We have a portfolio of leading coffee and tea brands that address the needs of both our retail and out of home customers in our markets. According to AC Nielsen, as of December 31, 2011, we held the top market position in the Netherlands, Brazil, Belgium and Denmark, the number two position in France and Australia and the number three position in Spain, based on the total retail coffee market, including multi-serve, single-serve and instant. In fiscal 2011, approximately 72% of our total sales were derived from markets where we held the number one or two market position. Each of our brands has a particular consumer or regional positioning that distinguishes it from its competitors and guides advertising and new product development.

Our Coffee Brands

Our Tea Brands

Douwe Egberts is our largest and most established brand in the multi-serve category. With more than 250 years of experience in the coffee and tea industry, Douwe Egberts is the best-selling coffee brand in the Netherlands and Belgium and also has solid market positions in the United Kingdom and Hungary. In addition to Douwe Egberts, our multi-serve coffee is sold under the following brands: L’OR and Maison du Café in France, Marcilla in Spain, Merrild in Denmark, Harris in Australia, Kanis & Gunnink in the Netherlands, Jacqmotte in Belgium, Prima in Poland and Pilão, Caboclo, Damasco and Moka in Brazil. Our single-serve coffee is sold under the brand name Senseo, which is generally co-branded, such as Douwe Egberts Senseo and L’OR Senseo, in the Netherlands, Belgium, France, Germany, Spain and select other countries. In April 2010, we launched the L’OR EspressO capsules brand in France, and L’OR EspressO has subsequently been successfully launched in the Netherlands and Belgium. In May 2011, we successfully launched our capsules brand in Spain as L’aRôme EspressO. Our instant coffee is primarily sold under the Moccona brand in Australia and Thailand, under the Douwe Egberts brand in the United Kingdom and under local brands in certain of our markets. Our tea is sold under the brand names Pickwick in the Netherlands, Belgium, the Czech Republic, Hungary and Denmark and Hornimans in Spain. Our Out of Home segment primarily operates under the Cafitesse umbrella brand, which is principally co-branded Douwe Egberts Cafitesse, for our liquid roast coffee products and machines and under our Piazza D’Oro brand for premium espresso products and machines.

Our Competitive Strengths

Pure-Play Coffee and Tea Company. We are one of the largest companies (based on revenues) operating purely in the coffee and tea industry. We believe that our focus on the coffee and tea business enables us to introduce innovative new products and concepts tailored to the preferences of our consumers and customers. We believe that our scale and diversity of operations in key markets provides us with greater marketing resources, production efficiencies and purchasing expertise, broader research and development capabilities and deeper consumer knowledge and understanding than our smaller regional and local competitors. Further, we expect that our streamlined organization will optimize time-to-market of new product innovations.

Strong Brands with Leading Market Positions. Our brands have a strong heritage in the coffee and tea industry, and we possess a portfolio of well-known and trusted brands with leading positions in key markets. According to AC Nielsen, our coffee brands occupy the number one retail market position in the Netherlands, Brazil, Belgium, Hungary and Denmark, the number two position in France and Australia and the number three position in Spain, based on total retail coffee market revenues, including multi-serve, single-serve and instant. Our Douwe Egberts brand is the number one coffee brand in the Netherlands and Belgium. Pilão enjoys the number one position in Brazil and Merrild is the leading coffee brand in Denmark. The Senseo brand of single-serve coffee pads and our L’OR EspressO and L’aRôme EspressO single-serve capsules are recognized by consumers for quality, and we continue to expand our single-serve offerings into new markets. In the tea category, Pickwick is a well-known brand in the Netherlands, the Czech Republic, Hungary and Denmark and Hornimans currently enjoys a strong market position in Spain. Further, in our Out of Home segment, we believe based on our internal estimates and analysis that we hold the number one or two market position in six countries. The strength of our brands in these markets allows us to test and introduce new products quickly, further improving our ability to adapt to industry trends and changing consumer preferences.

Knowledge and Innovation. Our business model is centered around our deep consumer knowledge and understanding, our technology and our strong innovation capabilities. Based on the unique consumer and customer insights we have gained over numerous decades, we have a deep understanding of the coffee and tea category and the preferences of its consumers and customers. This, coupled with our strong research and development capabilities, has positioned us well to launch new products and concepts that reflect the preferences of our consumers and customers. In 2001, for instance, we introduced the Senseo single-serve coffee system in partnership with Philips. Our launch in April 2010 of L’OR EspressO capsules compatible with the Nespresso® single-serve system marked our entry into the single-serve espresso category. We intend to increase our presence with further innovations in this category in the coming years. In the Out of Home segment, we have built superior knowledge, expertise and capabilities in the liquid roast category, creating an easy-to-use premium coffee experience with our Cafitesse liquid roast products and systems.

Strong Management Team. Our company has a centuries-long rich tradition in the coffee and tea industry and over the course of our long history, our organization has developed superior coffee expertise. We believe this gives us a competitive advantage throughout the entire coffee value chain, and in particular, in coffee blending, coffee and tea sourcing and developing technological innovations that will enhance the coffee experience for our consumers. In connection with our separation from Sara Lee, we have hired new management with experience outside the coffee and tea industry who have extensive experience expanding businesses in existing consumer markets and into new consumer markets. These individuals also bring a strong track record of managerial and marketing capabilities to the company. We believe that the combination of our coffee and tea industry experience and employee expertise with our growth driven management will be a powerful combination for the company.

Key Business Strategies

Our aspiration is to be a leading, international coffee and tea company by enhancing the coffee and tea experience of our consumers through innovative products, concepts and systems that are based on our in-depth consumer knowledge and technology expertise, with a focus on the premium coffee and tea sectors. We intend to leverage our category and consumer expertise and knowledge across borders while tailoring our high-quality product offering to local preferences.

Enhance our Marketing Efforts. Our marketing strategy is to create added value by translating customer and consumer insights into effective innovations and brand visions. We are implementing a new innovation strategy designed to address consumer needs identified through preference mapping and other research. We intend to combine these insights with our rich heritage and expertise in the coffee and tea industry to create memorable coffee and tea experiences for our consumers and to strengthen our relationships with our customers. We plan to use the strength and consumer awareness of our key brands to allow us to introduce our innovations into the market quickly.

Our Out of Home segment plays an important role in building brand presence. To date, this has been an important but secondary role of the segment. Going forward, we expect that our Out of Home segment will play an increasing role in brand building by targeting select customers with broad consumer visibility, for example at cafés, gas stations and airports.

We also plan to increase our focus on digital and new media, which we believe will allow us to interact more effectively with our consumers in each of our markets. For example, the launch of the L’OR EspressO product line involved a mix of traditional print and television advertising campaigns, as well as digital media advertising, and our L’OR EspressO sales increased in the fiscal quarter in which these campaigns launched. We also seek to increase brand and product awareness by placing our products in as many customer channels as possible. Additionally, we currently have a successful loyalty building program in the Netherlands, which we are in the process of modernizing. We plan to build on that success to continue to improve our connection with our consumers in all of our markets.

Revitalize Product Lines to Enhance the Coffee and Tea Experience. We intend to renew our product line in 24 months, as described below:

Re-Invent Multi-Serve. We see multi-serve as an opportunity to refresh a category that has been stable for a long period of time. We intend to engage new and existing consumers with a differentiated product line presented in a contemporary fashion. We expect that this will include a broader product range, new premium offerings and new packaging concepts that address diverse consumer preferences.

Revitalize Senseo. Philips and Sara Lee were pioneers in expanding the single serve category. With over 33 million Senseo machines sold as of February 1, 2012, the market position of our Senseo coffee pads provides us with a solid foundation in this category. Our retail sales of Senseo products increased by 11% between fiscal 2008 and fiscal 2011, and we had €400 million in sales of Senseo products in fiscal 2011, with approximately 95% of such sales from the Netherlands, Belgium, France and Germany. Going forward, we intend to pursue geographic expansion and machine and coffee pad innovations and we intend to address a broader range of consumer segments, with more varied and contemporary product offerings. To this end, we recently entered into a partnership agreement and a trademark transfer agreement with Philips to strengthen our relationship with Philips and acquire the full rights to the Senseo trademark. In the future, we intend to use Senseo as our new master brand for any future high-tech product offerings and we expect to launch a new Senseo machine annually.

Differentiate Capsules. Our L’OR EspressO and L’aRôme EspressO capsules have experienced significant success and sales growth since the launch of L’OR EspressO in France in April 2010, with revenues from such sales exceeding €50 million in the first six months of our fiscal 2012. We intend to expand our capsule sales by establishing more differentiated brand positionings and extending our range to better address varied consumer preferences.

Build on Leading Position in Out of Home and Focus on Synergies with Retail. Through our proprietary liquid roast coffee technology and our Cafitesse brand, we lead the liquid roast category for out of home consumption (based on internal estimates and analysis). We intend to expand our liquid roast coffee business and, to further this goal, we are developing new, premium liquid roast products. We also intend to broaden our business base to include many of the more visible customer segments where roast and ground and espresso products are key to success. To this end, we recently acquired CoffeeCompany, a dynamic café operator targeting young urban consumers in Holland. Our intent is to gain inspiration and consumer connection experiences with the goal of expanding the visibility of, and becoming more effective in showcasing, our retail brands. We also intend to use the cafés as a test market to test new products and concepts before a full-scale launch. However, we do not intend to become a global café operator.

Expand our Presence in Instants into Existing Markets. We have a strong market position in premium freeze-dried instant coffee in Australia with the Moccona brand and have been gaining instant coffee market share in the United Kingdom with the Douwe Egberts brand. We plan to build on our instant coffee expertise through further innovations and increased marketing in countries where we already have strong multi-serve footholds.

Reinvigorate Tea. We believe that we have a strong platform from which to expand in the tea category with our Pickwick brand, which is well-known in the Netherlands, Hungary, Denmark and the Czech Republic, our Hornimans brand, which is a leader in Spain, and our recently acquired Tea Forte brand, a premium tea brand principally sold in the United States and Canada. We intend to expand our presence in the tea market through innovative new concepts and a sustained marketing effort designed to create more premium positionings for our tea activities.

Expand Geographically. As a part of Sara Lee, we historically derived a large percentage of our sales and profits from Western Europe. As an independent company, we intend to pursue growth in our Western European markets, including the Netherlands, France, Spain, Belgium and Denmark, through effective marketing, innovation and increased penetration of our products in these markets. We also intend to pursue growth in the emerging markets in which we currently operate, including Brazil, Eastern Europe and Thailand, and expansion into new markets through extensions of our own product innovations and through selective acquisitions, where appropriate and with a high level of discipline. Additionally, we believe that our Senseo single-serve coffee system and our L’OR EspressO capsules, already well-known in their existing markets, can contribute to our expansion into new markets. We are in the process of developing new products for both Senseo and L’OR EspressO to further increase consumer interest and bring our products into more households in both our existing and new markets.

Summary Risk Factors

Investing in our ordinary shares involves a high degree of risk. You should consider carefully the risks and uncertainties summarized below, the risks described under “Risk Factors,” the other information contained in this prospectus and our combined financial statements and the related notes included elsewhere herein before you decide whether to invest in our ordinary shares.

•	Increases in the cost of green coffee, tea or other commodities could reduce our gross margin and profit.

•	Current economic conditions may negatively impact demand for our products, which could adversely impact our sales and operating profit.

•	Our pension costs could substantially increase as a result of volatility in the equity markets or interest rates.

•	Changes in our relationships with our major customers, or in the trade terms required by such customers, may reduce sales and profits.

•	Sales of certain of our branded products are significant to our financial performance. Declining sales of these products would adversely affect our results of operations.

•	We may not achieve our product development goals, which could adversely impact our sales, operating profit and the price of our ordinary shares.

•	We depend on sales from the Netherlands for a substantial portion of our sales in any fiscal period. Sales in this country have recently declined and may continue to decline.

•	Adverse public or medical opinions about caffeine or reports of incidents involving food-borne illness and tampering may harm our business.

•	Changes in consumer preferences could adversely affect our business.

•	Severe weather patterns may increase commodity costs, damage our facilities and impact or disrupt our production capabilities and supply chain.

•

We have no operating history as an independent, publicly traded company, and our historical combined financial information is not necessarily indicative of our future financial condition, future results of operations or future cash flows nor does it reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

•	We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.

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In connection with our separation from Sara Lee, Sara Lee will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Sara Lee’s ability to satisfy its indemnification obligation will not be impaired in the future.

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We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly owned company subject to the reporting requirements of the SEC and Dutch law.

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Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer laws, a court could deem the separation or certain related internal restructuring transactions as fraudulent transfers.

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Because there has not been any public market for our ordinary shares, the market price and trading volume of our ordinary shares may be volatile and you may not be able to resell your ordinary shares at or above the initial market price of our ordinary shares following the separation.

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Substantial sales of our ordinary shares may occur in connection with the separation, which could cause our share price to decline, and our ordinary shares will only be transferable if held in a securities account through Euroclear Nederland.

•	The distribution could result in substantial tax liabilities.

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DutchCo and CoffeeCo will be subject to certain restrictions after the separation in order to preserve the tax-free treatment of the distribution, which may reduce DutchCo’s strategic and operating flexibility.

•	DutchCo may be treated as a U.S. corporation for U.S. federal income tax purposes following the merger.

•	We may be subject to U.S. and non-U.S. tax risks after the separation as a result of post-separation restructuring.

•	We are subject to Dutch law and the rights of our ordinary shareholders may be different from those rights associated with companies governed by other laws.

Corporate Information

We were incorporated on February 27, 2012 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) by Sara Lee International B.V., a private company with limited liability having its corporate seat in Joure, the Netherlands and its business address at Vleutensevaart 100, Utrecht, 3532 AD, the Netherlands. Sara Lee International B.V.’s principal business activities are (1) to participate in, to take an interest in any other way in and to conduct the management of other business enterprises of whatever nature, (2) to finance third parties and in any way to provide security or undertake the obligations of third parties and (3) to engage in all activities which are incidental to or which may be conducive to any of the foregoing. Prior to the completion of the separation, our stockholder intends (1) to change our name and convert us into a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands and (2) to amend our articles of association. These actions are collectively referred to herein as the “conversion.” On April 4, 2012, we amended our articles of association to change our name to D.E MASTER BLENDERS 1753 B.V. and to change our corporate seat to Joure, the Netherlands. In January 2011, Sara Lee announced that its board of directors had agreed in principle to the separation of Sara Lee into two publicly traded companies. In connection with the separation, on the distribution date, we will become an independent, publicly traded company that will hold, through our subsidiaries, the assets and liabilities associated with Sara Lee’s international coffee and tea businesses, which are headquartered in the Netherlands. We will apply to list our ordinary shares on the NYSE Euronext in Amsterdam, which we refer to as NYSE Euronext Amsterdam, under the symbol “DE,” with the ISIN Code NL0010157558 and the common code 078049103.

The separation will occur through Sara Lee’s distribution to Sara Lee’s shareholders of all of the outstanding shares of CoffeeCo common stock and the subsequent exchange in the merger of such shares for 100% of DutchCo’s ordinary shares outstanding immediately prior to the merger. In addition, CoffeeCo will declare a special cash dividend of $3.00 per share to each holder of record of CoffeeCo common stock immediately following the distribution to be paid after the distribution and prior to the merger. We refer to this dividend as the CoffeeCo Special Dividend.

Each of the holders of Sara Lee common stock, who are also the beneficial owners of CoffeeCo common stock following the distribution, will receive              ordinary shares of DutchCo in respect of each share of Sara Lee common stock held at the close of business on             , 2012, the record date for the distribution. The DutchCo ordinary shares will be issued in book-entry form. The exchange agent will not distribute any fractional shares of DutchCo. Because we will not be distributing fractional shares, the exchange agent will aggregate the amount of fractional shares that would otherwise have been distributed into whole shares of DutchCo. ABN AMRO will sell such shares into the open market within ten business days after the distribution date at prevailing share prices and distribute the cash proceeds, net of brokerage fees and other costs, from the sale pro rata to each holder who would otherwise have been entitled to receive a fractional share of DutchCo.

Our corporate headquarters is in Utrecht, the Netherlands. We are registered with the Trade Register of the Chamber of Commerce in Amsterdam under number 54760968. Our executive offices are located at Vleutensevaart 100, Utrecht, 3532 AD, the Netherlands. Our telephone number is +31 30-292-7311. Our website address is www.demasterblenders1753.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

Summary of the Separation

The following is a summary of the material terms of the distribution, merger and other related transactions. Please see “The Separation” for a more detailed description of the matters below.

Distributing Company	Sara Lee Corporation, a Maryland corporation. After the distribution and the merger, Sara Lee will not own any shares of CoffeeCo common stock or any DutchCo ordinary shares, and it is anticipated that Sara Lee will change its name.

Issuer Company

D.E MASTER BLENDERS 1753 N.V., a limited liability company incorporated under the laws of the Netherlands. On the distribution date, Sara Lee will distribute to the exchange agent for the benefit of its shareholders on the record date all of the shares of common stock of CoffeeCo owned by Sara Lee, which will be 100% of CoffeeCo’s shares of common stock outstanding immediately prior to such distribution. CoffeeCo will declare a special cash dividend of $3.00 per share to each holder of record of CoffeeCo common stock immediately following the distribution to be paid after the distribution and prior to the merger. In the merger, a wholly owned U.S. subsidiary of DutchCo will merge with and into CoffeeCo.

After the distribution and subsequent merger, CoffeeCo will be a subsidiary of DutchCo. DutchCo and CoffeeCo will hold, through their subsidiaries, all of the assets and liabilities of Sara Lee’s international coffee and tea businesses, and DutchCo will be an independent company listed on NYSE Euronext Amsterdam. Based on the approximately                      shares of Sara Lee common stock outstanding on                 , 2012, and applying the distribution ratio of          ordinary shares, nominal value €0.12, of DutchCo in respect of each share of Sara Lee common stock, approximately          DutchCo ordinary shares will be distributed to the holders of Sara Lee common stock on the record date, representing 100% of DutchCo’s outstanding ordinary shares.

Record Date	The record date is , 2012.

Distribution Date	The distribution date is expected to be , 2012.

Trading Timeline	The reference price for our ordinary shares will be provided to NYSE Euronext Amsterdam after the close of trading on the New York Stock Exchange on , 2012. We expect that trading of our ordinary shares on an as-if-and-when-issued basis will commence on the ex-dividend date for shares of Sara Lee common stock, which we expect will be , 2012. We expect that the settlement of as-if-and-when-issued trades in our ordinary shares will occur on , 2012, and we expect that regular way trading of our ordinary shares will also commence on , 2012.

Use of Proceeds	We will not receive any proceeds in connection with the separation.

Distribution Ratio	Each holder of Sara Lee common stock will receive ordinary shares of DutchCo in respect of each share of Sara Lee common stock held at the close of business on , 2012, the record date for the distribution. Prior to the separation, there has been no public market for DutchCo’s ordinary shares, except in the as-if-and-when-issued trading market. In addition, we expect that, following the separation, Sara Lee and DutchCo will have distinct shareholder bases, which may cause the trading price of DutchCo’s ordinary shares to be volatile following the separation.

Fractional Shares

The exchange agent will not distribute any fractional DutchCo ordinary shares in connection with the merger. Because we will not be distributing fractional shares, the exchange agent will aggregate the amount of fractional shares that would otherwise have been distributed into whole shares of DutchCo. will sell such shares into the open market within ten business days after the distribution date at prevailing share prices and distribute the cash proceeds in U.S. dollars, net of brokerage fees and other costs, from the sale to the exchange agent. The exchange agent will distribute such net proceeds pro rata to each holder who would otherwise have been entitled to receive a fractional share of DutchCo. For Sara Lee common stock held through a broker, bank or other nominee, aggregation will occur at the level of such broker, bank or nominee and not at the level of the beneficial owner. In the case of Sara Lee common stock held beneficially through a chain of intermediaries, treatment of fractional shares will depend on applicable contractual arrangements and market practices.

Recipients of cash who would otherwise have been entitled to fractional shares will not be entitled to any interest on such amounts. The receipt of cash by shareholders who would otherwise have been entitled to receive fractional shares generally should be taxable to the recipient shareholders as described in “The Separation—Material U.S. Federal Income Tax Consequences of the Separation” beginning on page 51 of this prospectus.

Distribution Procedures

DutchCo ordinary shares will be issued only in book-entry form. No paper stock certificates will be issued. You will not be required to make any payment or surrender or exchange your shares of Sara Lee common stock.

On or shortly after the distribution date, the exchange agent will distribute the ordinary shares of DutchCo to each shareholder entitled to receive such shares. The exchange agent will accomplish the distribution by crediting such shares to a book-entry securities account with respect to which such shareholders or their broker, bank or other nominee have returned an instruction form to the exchange agent properly instructing that their DutchCo ordinary shares be delivered to a specified Euroclear Nederland-eligible securities account. We refer to this form as an instruction form. Shareholders that do not provide an instruction form, or on whose behalf a broker, bank or nominee has not provided an instruction form prior to the distribution date, will have their shares entered into the DutchCo shareholder register maintained on behalf of the company by the exchange agent. The exchange agent cannot guarantee that instruction forms received by the exchange agent later than two trading days prior to the distribution date will be processed in time to avoid inclusion of the shares covered by such instruction forms in the DutchCo shareholder register. In order to guarantee the transfer of your ordinary shares into your specified Euroclear Nederland-eligible securities account, you should provide your instruction form to the exchange agent, or ensure that your broker, bank or nominee provides an instruction form to the exchange agent on your behalf, no later than two trading days prior to the distribution date. Holders of Sara Lee common stock that hold their shares through a broker, bank or nominee that has not provided an instruction form will hold their DutchCo ordinary shares through the same broker, bank or nominee, and such broker, bank or nominee will be entered on their behalf into the shareholder register maintained by the exchange agent. Beneficial shareholders will receive additional information from their brokers, banks or other nominees.

Beginning on the first trading day after the distribution date, DutchCo ordinary shares will be listed only on NYSE Euronext Amsterdam. DutchCo ordinary shares will be ineligible for sale on NYSE Euronext Amsterdam unless they are held in a securities account through Euroclear Nederland. To facilitate the transfer of their DutchCo ordinary shares into such a Euroclear Nederland-eligible account, shareholders who hold shares in the register maintained by the exchange agent must have their DutchCo ordinary shares credited to such a securities account by delivering or arranging for delivery of an instruction form to the exchange agent. Shareholders for whom a broker, bank or nominee has been registered as the owner of DutchCo ordinary shares on the register maintained by the exchange agent must instruct this broker, bank or other nominee to deliver an instruction form duly executed by the broker, bank or other nominee.

Computershare may, 90 or more days after the effectiveness of the registration statement of which this prospectus forms a part, provide a facility pursuant to which shareholders may sell their DutchCo ordinary shares on NYSE Euronext Amsterdam through ABN AMRO. For more information, please contact the exchange agent at:

Computershare Shareowner Services

P.O. Box 358015

Pittsburgh, PA 15252-8015

(866) 434-8804

Trading Market and Symbol

Subject to consummation of the distribution and merger, we will apply to list our ordinary shares on NYSE Euronext Amsterdam, under the symbol “DE,” with ISIN code NL0010157558 and common code 078049103. We cannot predict the trading prices for our ordinary shares when such trading begins.

Whether you will be allowed to participate in trading on an as-if-and-when-issued basis is dependent on the policies of, and arrangements with, your custody bank. Therefore, not all investors will be eligible to trade our ordinary shares on an as-if-and-when-issued basis. LCH Clearnet SA, which administers the clearing of trades on NYSE Euronext Amsterdam, may impose relatively high margin requirements on open positions during the as-if-and-when-issued trading period. This may increase the cost of participating in as-if-and-when-issued trading. We anticipate that trading in the ordinary shares of DutchCo will begin on an as-if-and-when-issued basis shortly before the record date and will continue until such time as regular way trading of DutchCo shares commences on NYSE Euronext Amsterdam. If trading begins on an as-if-and-when-issued basis, you may purchase or sell DutchCo ordinary shares, but your transaction will not settle until after the distribution date. Please note that if you do not provide appropriate Euroclear Nederland settlement instructions to Computershare and your Euroclear Nederland custodian prior to the distribution date, your as-if-and-when-issued trade may not settle. You are encouraged to consult with your financial advisor and broker regarding the specific implications of trading prior to or on the distribution date. For more information regarding as-if-and-when-issued trading, see the section entitled “The Separation—Market for Our Ordinary Shares” beginning on page 43 of this prospectus.

Relationship with Sara Lee after the Distribution

After the distribution and the merger, Sara Lee will not own any of the ordinary shares of DutchCo or any shares of common stock of CoffeeCo, and each of DutchCo and Sara Lee will be independent, publicly traded companies with their own management and boards of directors. However, in connection with the separation from Sara Lee, we are entering into a number of agreements with Sara Lee that will govern the separation and allocate responsibilities for obligations arising before and after the separation, including, among others, obligations relating to taxes, information technology and certain liabilities. In addition, we will enter into a Transition Services Agreement pursuant to which we and Sara Lee will provide certain transition services to each other on an interim basis. For a more detailed description, see “Related Party Transactions—Agreements with Sara Lee Corporation” beginning on page 139 of this prospectus.

Liabilities Unrelated to the Coffee and Tea Business

In connection with the separation with Sara Lee, we will assume liabilities relating to certain divestitures of Sara Lee’s former businesses. During the historical periods presented in the combined financial statements, Sara Lee legally held or managed certain businesses that have been sold or otherwise disposed, which we refer to as the divested businesses. The divested businesses consist of Sara Lee’s household and body care business and its international bakery business. These liabilities include certain legal claims and tax reserves and indemnifications, as well as pension obligations that did not transfer to the buyers of the divested businesses.

We are also responsible for and have managed certain liabilities associated with a branded apparel business that was disposed prior to fiscal 2009. These liabilities include pension, medical claims and environmental obligations. In addition, we will have certain other potential liabilities unrelated to the coffee and tea business. For further information, see “The Separation—Liabilities Unrelated to the Coffee and Tea Business” on pages 45-46 and Note 26 to the audited combined financial statements on page F-60.

Conditions to the Separation

We expect that the distribution will be effective on or about             , 2012, provided that the conditions set forth in “The Separation—Conditions to the Separation,” which begins on page 46, have been satisfied or waived in Sara Lee’s sole and absolute discretion. However, even if all of the conditions have been satisfied, Sara Lee may terminate and abandon the separation and the related transactions at any time prior to the distribution date.

Refinancing Transactions

We expect that, prior to the distribution, Sara Lee will issue approximately $650 million principal amount of notes, which we refer to as the new Sara Lee notes. In connection with the contribution of Sara Lee’s international coffee and tea businesses to CoffeeCo, Sara Lee will receive approximately $2.1 billion principal amount of CoffeeCo debt securities, which will be guaranteed by DutchCo. In connection with the distribution and in accordance with the terms of the new Sara Lee notes, Sara Lee will satisfy its obligations under the new Sara Lee notes by transferring a portion of such CoffeeCo debt securities to the holders of the new Sara Lee notes. DutchCo will guarantee CoffeeCo’s obligations under such CoffeeCo debt securities. Sara Lee will transfer the remaining CoffeeCo debt securities to certain subsidiaries of CoffeeCo in satisfaction of Sara Lee’s debt obligations to such subsidiaries of CoffeeCo. We refer to these transactions as the debt exchange.

Prior to the distribution, CoffeeCo and its affiliates intend to enter into one or more agreements with one or more third party lenders for approximately $1.8 billion of bridge financing. CoffeeCo and its affiliates will not receive any funds under the bridge financing until after the distribution, and funding under the bridge financing is expected to be conditioned upon the occurrence of the distribution. We expect that the bridge financing will be repaid shortly after the distribution of the CoffeeCo Special Dividend. For further information regarding the above-described transactions, see “The Separation” on pages 40 and 45.

In connection with the separation, the company intends to enter into a revolving credit facility to provide available financing to the company in future periods.

As a consequence of various transactions, including those described above, between us and Sara Lee in connection with the separation, we estimate our borrowings will increase to approximately €550 million immediately following the separation and our cash and cash equivalents will decrease to approximately €150 million. Assuming these amounts, we would have net debt (total borrowing less cash and cash equivalents) of approximately €400 million immediately following the separation.

Risk Factors	DutchCo’s business is subject to both general and specific business risks relating to its operations. DutchCo’s business is also subject to risks relating to the distribution, merger and related transactions, and, following the separation, we will be subject to risks related to being an independent, publicly traded company. Accordingly, you should read carefully the “Risk Factors” section beginning on page 18 of this prospectus.

U.S. Federal Income Tax Consequences

Sara Lee has received a private letter ruling, which we refer to as the IRS Ruling, from the U.S. Internal Revenue Service, which we refer to as the IRS, to the effect that the distribution and certain related transactions, including the debt exchange, will qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the U.S. Internal Revenue Code of 1986, which we refer to as the Code. The distribution is conditioned upon such IRS Ruling not being revoked or modified in any material respect or superseded by a change in applicable law. The distribution is also conditioned upon Sara Lee’s receipt of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the distribution and certain related transactions, including the debt exchange, should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code.

The merger generally should qualify as a reorganization under Section 368(a) of the Code; however, pursuant to special rules contained in Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, U.S. holders should recognize gain, if any, but not loss, on the exchange of shares of CoffeeCo common stock for DutchCo ordinary shares in the merger.

DutchCo should be respected as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code because there are “substantial business activities” in the Netherlands.

A holder of CoffeeCo common stock should generally recognize gain or loss with respect to cash received because we are not distributing fractional ordinary shares of DutchCo.

Summary Historical Combined Financial Information

The summary financial information as of July 2, 2011, July 3, 2010 and June 27, 2009 and for the years then ended have been derived from our audited combined financial statements, which are included elsewhere in this prospectus. Our audited combined financial statements have been prepared in accordance with International Financial Reporting Standards, which we refer to as IFRS, as issued by the International Accounting Standards Board and adopted by the European Union and have been audited by PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm.

The summary financial information as of December 31, 2011 and for the periods from July 3, 2011 to December 31, 2011 and July 4, 2010 to January 1, 2011 have been derived from our unaudited condensed combined financial statements, which are included elsewhere in this prospectus. These unaudited condensed combined financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, which we refer to as IAS 34. The unaudited combined financial data has been prepared on a basis consistent with the basis on which our audited combined financial statements have been prepared except for income taxes in the interim periods which are based on the estimated effective tax rate for the full fiscal year, and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. These interim results are not necessarily indicative of results to be expected for the full year. We refer to our unaudited condensed combined financial statements, along with our audited combined financial statements, as our combined financial statements.

The combined financial statements were prepared on a “carve-out” basis for purposes of presenting our financial position, results of our operations and cash flows. We did not operate as a stand-alone entity in the past and accordingly the selected financial data presented herein is not necessarily indicative of our future performance and does not reflect what our financial performance would have been had we operated as independent publicly traded company during the periods presented.

You should read the summary financial information in conjunction with our combined financial statements and related notes, “Unaudited Pro Forma Combined Financial Information” and “Operating and Financial Review” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010(1)	June 27, 2009
	(amounts in millions of euro, except percentages)
Combined Income Statement Data
Sales	€1,387.2	€1,231.0	€2,601.6	€2,315.5	€2,234.5
Cost of sales	878.3	744.8	1,616.6	1,346.1	1,333.9

Gross profit	508.9	486.2	985.0	969.4	900.6
Selling, general and administrative expenses	402.8	334.4	653.7	622.7	554.1

Operating profit	106.1	151.8	331.3	346.7	346.5
Finance income, net	66.1	38.1	91.8	55.3	128.0
Finance costs, net	1.3	19.5	45.3	(14.7)	12.0
Share of profit from associates	0.7	1.3	2.2	2.7	3.4

Profit before income taxes	171.6	171.7	380.0	419.4	465.9
Income tax expense	101.1	47.1	104.0	179.4	127.4

Profit for the period	€70.5	€124.6	€276.0	€240.0	€338.5

Combined Balance Sheet Data (at period end)
Cash and cash equivalents(2)	€1,995.4		€1,342.6	€663.8	€506.4
Trade receivables	340.4		325.1	296.0	281.0
Inventories	485.8		414.4	288.3	255.4
Trade payables	244.9		264.7	198.3	185.5
Property, plant and equipment	372.3		369.9	365.6	372.6
Total borrowings	403.7		363.1	330.8	308.0
Total parent’s net investment(3)	3,604.2		3,311.8	2,555.2	2,836.8

Combined Cash Flow Data
Cash generated from (used in) operating activities(4)	€(11.3)	€135.9	€281.7	€364.8	€194.0
Cash generated from (used in) investing activities(5)	466.0	(1,031.7)	70.8	353.7	(70.6)
Cash generated from (used in) financing activities(5)	196.5	1,704.7	340.2	(564.0)	(346.3)

Other Financial Data
Sales growth	12.7%	n/a	12.4%	3.6%	n/a
Like for like sales growth(6)	11.9%	n/a	10.1%	(0.9)%	n/a
EBIT(7)	€106.8	€153.1	€333.5	€349.4	€349.9
EBIT margin(8)	7.7%	12.4%	12.8%	15.1%	15.7%
Adjusted EBIT(7)	€168.6	€185.1	€363.3	€370.9	€355.2
Adjusted EBIT margin(8)	12.2%	15.0%	14.0%	16.0%	15.9%
Working capital(9)	€2,711.6		€2,247.7	€2,402.5	€2,606.5
Operating working capital(9)	581.3		474.8	386.0	350.9
Operating working capital as a percentage of sales(9)	21.1%		18.3%	16.7%	15.7%
Free cash flow(10)	€(54.7)	€103.1	€204.2	€299.1	€117.4
Net cash(11)	1,591.7		979.5	333.0	198.4
Capital expenditures	43.4	32.8	77.5	65.7	76.6

(1)	The Group’s fiscal year ends on the Saturday closest to June 30. Fiscal year 2010 was 53 weeks and fiscal years 2009 and 2011 were each 52 weeks.

(2)	As a consequence of various transactions in connection with the separation, we estimate our cash and cash equivalents will decrease to approximately €150 million immediately after separation.

(3)	As the entities within Sara Lee’s international coffee and tea operations were not held by a single legal entity prior to the separation, parent’s net investment is shown in place of shareholders’ equity. The total parent’s net investment will decrease significantly as a consequence of various transactions related to the separation.

(4)	For purposes of the combined financial statements, we have assumed all taxes were settled by Sara Lee, and as a result there are no cash taxes reflected in our operating cash flows. As a consequence, our future operating cash flows will be reduced by tax payments which are currently reflected as distributions to Sara Lee in financing activities in the combined statement of cash flow.

(5)	Our investing cash flows reflect cash inflows of €522.7 million, €156.9 million and €402.6 million in the first half 2012, fiscal 2011 and fiscal 2010, respectively, and cash outflows of €978.4 million and €30.3 million in the first half fiscal 2011 and fiscal 2009, respectively, related to loans provided by us to Sara Lee and the associated interest income. These loans will be fully settled or forgiven in connection with the separation, which will have a significant impact on our future investing cash flows.

Our financing cash flows reflect contributions from Sara Lee of €158.8 million, €1,638.9 million and €342.6 million in the first half fiscal 2012 and 2011 and in fiscal 2011, respectively, and distributions to Sara Lee of €566.8 million in fiscal 2010 and €335.9 million in fiscal 2009, which will not recur after separation.

(6)

We define like for like sales as sales calculated at a constant exchange rate and adjusted to eliminate the 53rd week and acquisitions during the period. We have included like for like sales to provide the investor a more clear understanding of our sales growth on a comparable basis. Like for like sales is not a measure in accordance with IFRS and accordingly should not be considered as an alternative to sales. The following table provides a reconciliation from sales to like for like sales:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(amounts in millions of euro, except percentages)
Sales	€1,387.2	€1,231.0	€2,601.6	€2,315.5	€2,234.5
Adjustments:
Foreign exchange(a)	2.5	(6.7)	(132.6)	(43.5)	19.4
53rd week	n/a	n/a	n/a	(34.6)	n/a
Café Moka acquisition	(13.5)	(12.7)	(19.3)	(31.4)	(27.6)
Café Damasco acquisition	(22.8)	(2.4)	(20.8)	n/a	n/a

Like for like sales	€1,353.4	€1,209.2	€2,428.9	€2,206.0	€2,226.3

Like for like sales growth	11.9%	n/a	10.1%	(0.9)%	n/a

(a)	The foreign exchange adjustments are calculated at the budgeted exchange rate for fiscal 2012 for the interim periods and at the budgeted fiscal 2011 exchange rate for all annual periods. These rates may differ from the average exchange rate for the period. The currencies with the most significant impact are the Australian dollar and the Brazilian Real. The budgeted exchange rates were 1.36 and 1.64 for the Australian Dollar and 2.38 and 2.74 for the Brazilian Real for fiscal 2012 and 2011, respectively.

(7)	EBIT is defined as profit for the period before finance income, finance costs and income taxes. We define adjusted EBIT as EBIT before share of profit from associates and adjusted to exclude items management believes are unrelated to its underlying business and that are excluded from our segment profitability. We have included adjusted EBIT as it is a key performance metric used by management across our business. In addition, we believe these are useful measures for investors in understanding the performance of our underlying operations. These profit measures are not financial measures calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, they should not be considered as an alternative to operating profit or profit for the period. The following tables provide a reconciliation from profit for the period to these non-IFRS measures:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(all amounts in millions of euro)
Profit for the period	€70.5	€124.6	€276.0	€240.0	€338.5
Finance income, net	(66.1)	(38.1)	(91.8)	(55.3)	(128.0)
Finance costs, net(a)	1.3	19.5	45.3	(14.7)	12.0
Income taxes	101.1	47.1	104.0	179.4	127.4

EBIT	106.8	153.1	333.5	349.4	349.9
Share of profit from associates	(0.7)	(1.3)	(2.2)	(2.7)	(3.4)
Adjustments:
Restructuring charges	35.5	27.6	25.2	5.4	36.2
Restructuring related	20.1	2.4	7.8	9.1	6.8
Curtailment and past service costs	—	—	(13.1)	—	(23.8)
Impairment	6.5	—	5.6	—	—
Gain on sale of assets	—	—	—	—	(17.2)
Branded apparel costs(b)	0.5	2.6	3.5	7.9	6.7
Other	(0.1)	0.7	3.0	1.8	—

Total adjustments	62.5	33.3	32.0	24.2	8.7

Adjusted EBIT	€168.6	€185.1	€363.3	€370.9	€355.2

(a)	Our finance costs include foreign currency gains and losses, excluding those related to commodities, and the change in fair value of foreign currency and interest rate derivative financial instruments.
(b)	We are legally responsible for and managed certain liabilities associated with the branded apparel business Sara Lee sold prior to fiscal 2009. The liabilities, which include pensions, medical claims and environmental liabilities, are reflected in our combined financial statements. We exclude the impact of these items in assessing our profitability as they are unrelated to our ongoing business.

(8)	EBIT margin and adjusted EBIT margin represent EBIT and adjusted EBIT as defined above divided by sales.

(9)	Working capital is defined as current assets less current liabilities. We define operating working capital as inventory and trade receivables less trade payables. We have included operating working capital as the components of this measure are controlled by management and we use this measure to set management targets.

The components of operating working capital are derived from our combined financial statements; however, this is not a measure calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, operating working capital should not be considered as an alternative to operating cash flow.

For the half year fiscal 2012, our operating working capital as a percentage of sales is determined based on sales for the twelve months ended December 31, 2011.

(10)	For the purpose of this prospectus, we have defined free cash flow as cash flows from operations less capital expenditures. We have included free cash flow as we believe it is a useful measure for investors. Free cash flow is derived from our combined financial statements; however, this is not a measure calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, free cash flow should not be considered as an alternative to operating cash flow. The following provides a reconciliation from operating cash flow to this non-IFRS measure:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(all amounts in millions of euro)
Operating Cash Flow	€(11.3)	€135.9	€281.7	€364.8	€194.0
Less: capital expenditures	(43.4)	(32.8)	(77.5)	(65.7)	(76.6)

Free Cash Flow	€(54.7)	€103.1	€204.2	€299.1	€117.4

(11)	Net cash is defined as total cash and cash equivalents minus total borrowings (the sum of current borrowings and non-current borrowings). We have included net cash as we believe it is a useful measure for investors. As a consequence of various transactions between us and Sara Lee in connection with the separation, we estimate our borrowings will increase to approximately €550 million immediately following the separation and our cash and cash equivalents will decrease to approximately €150 million. Assuming these amounts, we would have net debt (total borrowing less cash and cash equivalents) of approximately €400 million immediately following the separation.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors. If any of the possible events described below occurs, our business, financial condition, results of operations or prospects could be adversely affected. If that happens, the value of our ordinary shares may decline and you could lose all or part of your investment. The risks and uncertainties below are those known to us and that we currently believe may materially affect us.

Risks Related to our Business

Increases in the cost of green coffee, tea or other commodities could reduce our gross margin and profit.

Our primary raw material is green coffee, an agricultural commodity. Green coffee is subject to volatile price fluctuations. Speculation in the commodities markets, weather, seasonal fluctuations, real or perceived shortages, pest or other crop damage, land usage, the political climate in the producing nations, competitive pressures, labor actions, currency fluctuations, armed conflict and government actions, including treaties and trade controls by or between coffee producing nations, can affect the price of green coffee. Certain types of premium or sustainable coffees sell at higher prices than other green coffees due, among other things, to the inability of producers to increase supply in the short run to meet rising demand. As a result of the continued increase in demand for premium coffees, the price spread between premium coffee and non-premium coffee is likely to widen. We experienced significant increases in the price of green coffee in fiscal 2011 and we experienced volatility in these prices in the first half of fiscal 2012. Additionally, although less material to our operations than green coffee, other commodities including tea leaves, packaging materials, other coffee drink inputs and energy, are important to our operations.

Green coffee and other commodity price increases impact our business by increasing the costs of raw materials used to make our products and the costs to manufacture, package and ship our products. Decreases in commodity prices impact our business by creating pressure to decrease our sales prices. We use commodity financial derivative instruments and forward purchase contracts to hedge some of our commodity price exposure, consistent with our overall risk management program. Over time, if commodity costs increase, our operating costs will increase despite our commodity hedging program. The time period of the forward purchase contracts do not necessarily match the time period of the agreements we enter into with customers to sell our products, so our hedging strategies may not effectively reduce our exposure to commodity price increases. If we are not able to increase our product sales prices to sufficiently offset increased raw material costs, as a result of consumer sensitivity to pricing or otherwise, or if unit volume sales are significantly reduced due to price increases, it could have an adverse effect on our profitability.

Current economic conditions may negatively impact demand for our products, which could adversely impact our sales and operating profit.

Economic and market conditions have deteriorated significantly in many countries in which we operate, and these conditions have deteriorated further as a result of the current crisis in Europe, which has created uncertainty with respect to the ability of certain countries in the European Union, which we refer to as the EU, to continue to service their sovereign debt obligations. Since our sales are concentrated in Western Europe, these conditions have had, and are likely to continue to have, a negative impact on our business and on global economic activity and financial markets. If these conditions persist, our business, results of operations and financial position could be materially adversely affected.

We believe that economic uncertainty may create a shift in consumer preference toward private label products. This may result in increased pressure to reduce prices of our products and/or limit our ability to increase or maintain prices. Purchases of discretionary items by consumers, including some of our products, could decline during times of economic uncertainty. In addition, at the same time that we have been experiencing pressure from customers and consumers to reduce our prices, we have seen sharp increases in our operating costs as a result of changing commodity prices. If these unfavorable economic conditions continue, our sales and profitability could be adversely affected.

Our pension costs could substantially increase as a result of volatility in the equity markets or interest rates.

The difference between plan obligations and assets, or the funded status of the plans, is a significant factor in determining the net periodic benefit costs of our pension plans. Changes in interest rates and the market value of plan assets can impact the funded status of these plans and cause volatility in the net periodic benefit cost. Cash funding requirements are set by different rules but are also subject to volatility due to changes in interest rates and the market value of plan assets. The exact amount of cash contributions made to pension plans in any year is dependent upon a number of factors, including minimum funding requirements in the jurisdictions in which we operate, the tax deductibility of amounts funded and arrangements made with the trustees of certain pension plans. In some jurisdictions cash funding requirements are partly the result of determinations by separate boards which act independently of the company. Our Dutch pension plan currently operates under a recovery plan as required by the Dutch Central Bank when a pension fund has a coverage ratio below its required solvency level. For more information on the recovery plan, see “Management and Employees—Pension Schemes—Pension plans in the Netherlands,” which begins on page 133. A significant increase in our pension funding requirements could have a negative impact on our results of operations or cash flow.

Our profitability may suffer as a result of competition in our markets.

The coffee and tea industries are intensely competitive. To maintain and increase our market positions, we may need to increase expenditures on media, advertising, promotions and trade spend, and introduce new products and line extensions, which may require new production methods and new machinery. Due to inherent risks in the marketplace associated with advertising and new product introductions, including uncertainties about trade and consumer acceptance, increased expenditures may not prove successful in maintaining or increasing our market share and could result in lower sales and profits.

Our consumer products also are subject to significant price competition. From time to time, we may need to reduce the prices for some of our products to respond to competitive and customer pressures and to maintain market share. Additionally, our retail customers may reduce the prices of our products in order to increase consumer traffic into their stores or may not increase prices to consumers as costs to produce our products increase. Such pressures may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations will suffer. This occurred in fiscal 2011 when the price of green coffee increased significantly and we were unable to increase our prices in certain markets quickly enough to compensate for the increased cost of green coffee. Additionally, the delay between the time commodity costs increase and the time we are able to increase our prices entails the risk that, before such price increases are passed on to our customers, the commodity prices may fall again, in which case we would be unlikely to recover losses caused by such temporary increases in commodity costs.

Changes in our relationships with our major customers, or in the trade terms required by such customers, may reduce sales and profits.

Because of the competitive environment, many of our retail customers have increasingly sought to improve their profitability through pricing concessions and increased promotional programs, more favorable trade terms and increased emphasis on private label products. This trend has become more pronounced with the increased purchasing power of buying groups and the rise of hard discounters in Europe. Our three largest customers in Western Europe represented an aggregate of approximately 16% of our total sales in fiscal 2011. As these customers gain leverage through consolidation, it has become more difficult to pass on increases in commodity prices to these customers. For example, in France, we have occasionally been forced to stop trading for limited periods with certain retail customers because of our disagreements on price. Additionally, our Out of Home customers are increasingly focused on price and we could lose contracts with those customers if our competitors offer lower prices. To the extent we provide concessions or trade terms that are favorable to our retail and Out of Home customers, our margins will be reduced. Further, if we are unable to continue to offer terms that are acceptable to our customers, or our customers determine that they need less inventory, they could reduce purchases of our products or may increase purchases from our competitors, which would harm our sales and profitability.

Sales of certain of our branded products are significant to our financial performance. Declining sales of these products would adversely affect our results of operations.

A significant percentage of our total revenue has been attributable to sales of our Douwe Egberts and Pilão branded products and our Senseo single-serve pads. Sales of Douwe Egberts products (excluding products co-branded Douwe Egberts), Senseo products (and related accessories) and Pilão products represented 23%, 16% and 8%, respectively, of our total sales in 2011. Our financial performance may be significantly affected by changes in consumer perceptions of these brands. We experienced declining sales volumes of the Senseo coffee pads in fiscal 2011 and may be unable to compensate for the loss of these sales volumes through our planned innovations. Additionally, the Senseo single-cup brewing system is an “open” system, which allows competitors to produce single-serve pads that compete with our Senseo single-serve pads. If we cannot convince customers and/or consumers that our Senseo coffee pads are superior to the single-serve pads produced by our competitors for the Senseo system, we may lose customers and/or consumers to our competitors. Any significant decline in the sales volumes of our Senseo single-serve pads, and any significant decline in the sales of Douwe Egberts or Pilão, would materially adversely affect our results of operations.

We may not achieve our product development goals, which could adversely impact our sales, operating profit and the price of our ordinary shares.

We have announced that we intend to renew our product line within the next 24 months and to launch a new Senseo machine annually. Our ability to achieve these goals is, and must necessarily be, based on a variety of assumptions. We may not be able to achieve these goals, or to achieve them within our announced timeframe, in some cases for reasons beyond our control. Our failure to achieve these or any other product development goals could adversely impact our sales, operating profit and the price of our ordinary shares.

We are reliant on certain key manufacturers for the production of our brewing machines and certain packaging materials.

A significant portion of the Cafitesse liquid roast brewing machines for the out of home market is supplied by one manufacturer. The Senseo single-cup brewing machines marketed under our prior development agreement with Philips are, and the brewing machines using the Senseo trademark that are manufactured under the terms of our existing agreement or any future development agreements with Philips are anticipated to be, manufactured by Philips. We rely on these manufacturers to produce high-quality brewing machines in adequate quantities to meet customer demands. Any decline in quality, disruption in production or inability of the manufacturers to produce the machines in sufficient quantities, whether as a result of a natural disaster or other causes, could materially adversely affect our sales of liquid roast coffee and Senseo single-serve coffee pads. Since sales of liquid roast coffee and Senseo single-serve pads are material to our operating results, such a disruption could result in a material adverse effect on our business, results of operations and financial position. In addition, certain of our packaging materials are sourced from a limited number of suppliers. If those suppliers discontinue or suspend operations because of bankruptcy or other financial difficulties we may not be able to identify alternate sources in a timely fashion which would likely result in increased expenses and operational delays.

Certain of our products are sourced from single manufacturing sites.

We have consolidated our production capacity for certain of our product lines into single manufacturing sites. We could experience an interruption in or a loss of operations at these or any of our manufacturing sites resulting in a reduction or elimination of the availability of some of our products. For example, our manufacturing facility in Nava Nakorn, Thailand was damaged by flooding in October 2011. We expect this facility to be fully operational before the end of fiscal 2012. If we are not able to obtain alternate production capability in a timely manner, we could experience a material adverse effect on our business, results of operations and financial position.

Our efforts to secure an adequate supply of quality or sustainable coffees may be unsuccessful.

We depend on the availability of an adequate supply of green coffee beans at the required quality levels or with the required sustainability certifications from our coffee brokers, exporters, cooperatives and growers. If any of our relationships with coffee brokers, exporters, cooperatives or growers deteriorate, we may be unable to procure a sufficient quantity of coffee beans at prices acceptable to us. In the case of a shortage of supply or unacceptable quality levels or prices, we may not be able to fulfill the demand of our existing customers or supply new customers with quality product at acceptable prices. A raw material shortage could force us to use alternative coffee beans or discontinue certain blends, could impair our ability to expand our business and could adversely affect our results of operations.

Maintaining a steady supply of green coffee is essential to keep inventory levels low and secure sufficient stock to meet customer needs. To help ensure future supplies, we purchase coffee on forward contracts for delivery in the future. Non-performance by suppliers could expose us to credit and supply risk. Additionally, entering into such future commitments exposes us to purchase price risk. Because we are not always able to pass price changes through to our customers due to competitive pressures and we are not always able to adequately hedge against changes in commodity prices, unpredictable price changes can have an immediate effect on operating results that cannot be corrected in the short run.

Additionally, we expect to purchase certified sustainable coffee representing 20% of our annual coffee volume by 2015, which would significantly increase our sustainable green coffee purchases. Certain of our competitors have announced similar plans to purchase a significant amount of sustainable coffee. Because the supply of coffee certifiable as sustainable is limited, the cost of acquiring such coffee may increase significantly, which would have an adverse effect on our results of operations. If we are unable to achieve our planned level of sustainable coffee purchases, that could negatively impact consumer perception of our brands, which would have an adverse effect on our business.

If we are unable to improve our inventory management and forecasting systems to make our supply chain more efficient, our business, results of operations and financial position may be adversely affected.

We are implementing improvements to our inventory management systems in order to provide better forecasts and to enhance the efficiency of our supply chain. Improved forecasts will assist our ability to meet our internal targets for operating working capital. Accurate forecasts of demand for our coffee and tea products are necessary to avoid losing potential sales of popular products or producing excess inventory of products that we would be unable to sell without a price discount. We are also working to improve the alignment between our forecasts of demand for coffee and tea volume and our forecasts of future sales prices for our products, which would also improve our ability to achieve our internal targets for sales growth and adjusted EBIT margin. If we do not successfully implement our plans to improve our inventory management and forecasting systems, our business, results of operations and financial position may be adversely affected.

We are subject to foreign currency exchange rate fluctuations.

Operating in international markets involves exposure to movements in currency exchange rates, which are volatile at times. Movements in foreign exchange rates can affect our supply costs because a significant portion of our revenues are in euros, but we source green coffee, tea and other commodities in currencies other than the euro. The impact on us of currency fluctuations may be substantial because we purchase coffee on forward contracts for delivery in the future, and such contracts are not generally adjusted for fluctuations in currency prior to the delivery date. Further, our currency hedges may not successfully reduce our exposure to currency exchange rate fluctuations. Accordingly, a depreciation of non-euro currencies relative to the euro, or changes in the relative value of any two currencies that we use for transactions, could have a material adverse effect on our financial condition and results of operations.

We depend on sales from the Netherlands for a substantial portion of our sales in any fiscal period. Sales in this country have recently declined and may continue to decline.

Our financial performance is highly dependent on sales in the Netherlands which comprised approximately 28% of our sales in fiscal 2011. Additionally, we rely on a small number of customers in the Netherlands for all of our sales in that country. Our financial performance may be affected by changes in the regulatory and economic environment in the Netherlands and in Western Europe generally or by financial difficulties experienced by key customers in the Netherlands or elsewhere. We have occasionally experienced decreases in sales in this country, which has adversely affected our operating results. For example, our sales in the Netherlands decreased from fiscal 2009 to fiscal 2011. This was due in part to low spending on advertising and promotion in the Netherlands during those years and our decision to introduce innovations, such as L’OR EspressO, outside the Netherlands before we introduced such innovations in the Netherlands. If sales in the Netherlands continue to decline, our business and financial results will be adversely affected.

An impairment in the carrying value of goodwill or other acquired intangible assets could negatively affect our results of operations and shareholders’ equity.

The carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other intangible assets represents the fair value of trademarks, tradenames and other acquired intangible assets as of the acquisition date. Goodwill and other acquired intangible assets expected to contribute indefinitely to our cash flows are not amortized, but are evaluated for impairment by our management at least annually. If the carrying value exceeds the recoverable amount as determined based on the higher of the discounted future cash flows of the related businesses and the fair value less costs to sell, the goodwill or other intangible asset is considered impaired and is reduced to the recoverable amount via a non-cash charge to earnings. Events and conditions that could result in impairment charges include further economic instability, further significant commodity price fluctuations, increased competition, or other factors leading to reduction in sales or profitability. In addition, in January 2012, the Brazilian government revised the tax laws related to the export of green coffee. This may negatively impact the ability of our Brazilian business to achieve targeted profit levels, which could trigger an impairment to the €32.2 million of goodwill that was allocated to this cash generating unit at the end of fiscal 2011. If the value of goodwill or other acquired intangible assets is impaired, our results of operations and shareholders’ equity could be adversely affected.

The success of our business depends substantially on consumer perceptions of our brands.

We believe that maintaining and continually enhancing the value of our brands is critical to the success of our business. Brand value is based in large part on consumer perceptions. Success in promoting and enhancing brand value depends in large part on our ability to provide high quality products and continued innovation. Brand value could diminish significantly as a result of a number of factors, such as if we fail to preserve the quality of our products, if we are perceived to act in an irresponsible manner, if we or our brands otherwise receive negative publicity, if the brands fail to deliver a consistently positive consumer experience or if the products become unavailable to consumers. If our brand values are diminished, our revenues and operating results could be materially adversely affected.

Our financial results and achievement of our growth strategy is dependent on our ability to maintain the strong brand image of our existing products, our ability to successfully develop and launch new products and product extensions and on marketing of existing products.

Achievement of our growth strategy is dependent, among other things, on our ability to maintain the strong brand image of our existing products, our ability to successfully develop and launch new products and product extensions and on marketing of existing products. Although we devote significant focus to the development of new products, we may not be successful in developing innovative new products or our new products may not be commercially successful. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key markets and successfully identify, develop, manufacture, market and sell new or improved products in these changing markets.

The future growth of our business may be adversely affected if we are unable to effectively expand in international and emerging markets.

Our growth strategy includes the expansion of our sales in our existing markets and new international markets, including emerging markets. Expansion in emerging markets, including expansion of our sales and operations in Brazil, involves significant business and legal risks. These risks include, but are not limited to: changes in economic, political or regulatory conditions; difficulties in managing geographically diverse operations; changes in business regulation; effects of foreign currency movements; difficulties in enforcing contracts and cultural and language barriers. If we fail to address one or more of these challenges, our business and financial performance may be materially adversely affected.

We are subject to intellectual property infringement risk that could adversely affect our business.

Our existing products or our introduction of new products or product extensions may generate litigation or other legal proceedings against us by competitors claiming infringement or other violation of their intellectual property rights, which could negatively impact our results of operations. For example, Nestlé has filed suit against several of our subsidiaries claiming patent and trademark infringement in connection with our sales of L’OR EspressO and L’aRôme EspressO. Because sales of the L’OR EspressO and L’aRôme EspressO single-serve capsules have served as a significant source of our sales growth in recent periods, our results of operations may be adversely affected by a negative outcome in this litigation. Intellectual property litigation can be complex and expensive, and outcomes are difficult to predict. An adverse result in an intellectual property litigation could subject us to liabilities and/or require us to seek licenses from third parties, which may not be available on satisfactory terms. As a result, intellectual property challenges against us could have an adverse effect on our business, operating results and financial condition.

Failure to maximize or to successfully assert our intellectual property rights could impact our competitiveness.

We rely on trademark, trade secret, patent and copyright laws to protect our intellectual property rights. We cannot be sure that these intellectual property rights will be maximized or that they can be successfully maintained or asserted. There is a risk that we will not be able to obtain, maintain and perfect our own or, where appropriate, license intellectual property rights necessary to support our current products and new product introductions. Accordingly, our products, product development efforts and new product introductions may not be protected or protectable pursuant to intellectual property rights. In addition, we cannot be sure that these rights will not be invalidated, circumvented or challenged. Further, even if such rights are obtained in the United States, the EU, or individual European countries, the laws of some of the countries in which our products are or may be sold may not protect our intellectual property rights to the same extent as the laws of the United States, the EU or individual European countries.

Additionally, in certain jurisdictions rights in trademarks are derived from registration of such trademarks in such jurisdiction. Trademark registrations for the Aroma Lady logo, which appears on our Douwe Egberts branded products, and the Cafitesse brand in certain countries in the Middle East are held on our behalf by another party with whom we are currently in a dispute and, accordingly, our ability to sell products under these brands into such Middle Eastern countries may be materially adversely affected by this dispute. Our failure to perfect or successfully assert our intellectual property rights could make us less competitive and could have an adverse effect on our business, operating results and financial condition.

Many of our production processes are not proprietary, so competitors may be able to duplicate them, which could harm our competitive position.

We consider the production methods for many of our products essential to the quality, flavor and richness of our coffees and, therefore, essential to our brands. Because these methods are not patented, we would be unable to prevent competitors from copying these methods if such methods became known. If our competitors copy our methods, the value of our brands may be diminished, and we may lose customers to our competitors. In addition, competitors may be able to develop production methods that are more advanced than our production methods, which may also harm our competitive position.

Our business operations could be disrupted if our information technology systems fail to perform adequately.

We rely on our information technology systems to effectively manage and operate many of our key business functions, including our supply management, product manufacturing and distribution, order processing and other business processes. The failure of our information technology systems to perform could disrupt our business and result in supply management errors, production inefficiencies and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, system failures, security breaches and viruses. Any such damage or interruption could have a material adverse effect on our business.

Our operating results may have significant fluctuations from period to period which could have a negative effect on our stock price.

Our operating results may fluctuate from period to period or within certain periods as a result of a number of factors, including fluctuations in the price and supply of green coffee and tea, fluctuations in the selling prices of our products, currency fluctuations, the success of our green coffee and currency hedging strategies, competition from existing or new competitors in our industry, changes in consumer preferences, and our ability to manage inventory and fulfillment operations and maintain gross margins. Fluctuations in our operating results as a result of these factors or for any other reason could cause our stock price to decline. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and such comparisons should not be relied upon as indicators of future performance.

Adverse public or medical opinions about caffeine or reports of incidents involving food-borne illness and tampering may harm our business.

Coffee and tea contain caffeine and other active compounds, the health effects of some of which are not fully understood. A number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased adverse health effects. Caffeine levels vary between blends and we may be restricted in the production of certain blends due to the level of caffeine in the blends. Additional unfavorable reports on the health effects of caffeine or other compounds present in coffee or tea could significantly reduce the demand for coffee or tea, which could harm our business and reduce our sales.

If our products become contaminated or mislabeled, we might need to recall those items and may experience product liability claims if consumers are injured.

We may need to recall some of our products if they spoil, become contaminated, are tampered with or are mislabeled. A widespread product recall could result in adverse publicity, an inability to maintain sufficient stocks of our products, damage to our reputation and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands. We also may be subject to liability if our products or operations violate applicable laws or regulations, or in the event our products cause injury, illness or death. In addition, we could be the target of claims that our advertising is false or deceptive under the laws of the jurisdictions in which we operate, including consumer protection laws. Even if a product liability or consumer fraud claim is unsuccessful or is without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand images.

Changes in consumer preferences could adversely affect our business.

Our continued success depends, in part, upon the demand for coffee and tea. Competition from other beverages may dilute the demand for coffee and tea. Consumers who choose soft drinks, juices, bottled water and other beverages may reduce spending on coffee and tea. Because we are highly dependent on consumer demand for coffee and tea, a shift in consumer preferences away from coffee and tea would harm our business more than if we had more diversified product offerings.

Our success depends largely on the continued availability of certain personnel.

Much of our future success depends on the continued availability of skilled personnel and other key employees with historical knowledge of our company, our industry and coffee purchasing and blending. If we are unable to attract and retain such talented, highly qualified skilled personnel and other key employees, our business may be adversely affected.

Severe weather patterns may increase commodity costs, damage our facilities and impact or disrupt our production capabilities and supply chain.

There is increasing concern that a gradual increase in global average temperatures has caused and will continue to cause significant changes in weather patterns around the globe and an increase in the frequency and severity of extreme weather events. Major weather phenomena have dramatically affected and may continue to affect coffee growing countries. The wet and dry seasons are becoming unpredictable in timing and duration, causing improper development of the coffee berries. Changing weather patterns may affect the quality, limit availability or increase the cost of key agricultural commodities, such as green coffee and tea, which are the key raw materials for our products. Increased frequency or duration of extreme weather conditions could also damage our facilities, impair production capabilities or disrupt our supply chain. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

In addition, increased government regulations or demands from key retailers to limit carbon dioxide and other greenhouse gas emissions as a result of concern over climate change may result in increased compliance costs, capital expenditures and other financial obligations for us. We use natural gas, diesel fuel, and electricity in the manufacturing and distribution of our products. Legislation or regulation affecting these inputs could materially adversely affect our profitability. In addition, climate change could affect our ability to procure needed commodities at costs and in quantities currently available to us and may require us to make additional unplanned capital expenditures.

Changes in regulations or failure to comply with existing regulations could affect our product sales, financial condition and results of operations.

As a manufacturer of products intended for human consumption, we are subject to extensive legislation and regulation in the EU and in each of the countries in which we do business with respect to: product composition, manufacturing, storage, handling, packaging, labeling, advertising and the safety of our products; the health, safety and working conditions of our employees; our pensions; and our competitive and marketplace conduct. We perform laboratory analyses on incoming ingredient shipments for the purpose of assuring that they meet our quality standards as well as those of the EU and each of the countries in which we do business. Our operations and properties, past and present, are also subject to a wide variety of EU and local laws and regulations governing: air emissions, waste water discharge, noise levels, energy efficiency; the presence, use, storage, handling, generation, treatment, emission, release, discharge and disposal of hazardous materials, substances and wastes; and the remediation of contamination to the environment. Existing legislation and modification to existing legislation and/or regulation and the introduction of new legislative and regulatory initiatives may affect our operations and the conduct of our businesses, and the cost of complying with such legislation or modified and/or new legislation or regulation or the effects of such legislation or modified and/or new legislation or regulation may have an adverse effect on our product sales, financial condition and results of operations. Additionally, our selling practices are regulated by competition authorities in the jurisdictions in which we operate. A finding that we are in violation of, or out of compliance with, applicable laws or regulations could subject us to civil remedies, including fines, damages, injunctions or product recalls, or criminal sanctions, any of which could adversely affect our business.

We are dependent upon access to external sources of capital to grow our business.

Our business strategy contemplates future access to debt and equity financing to fund the expansion of our business. Recent events in the financial markets have had an adverse impact on the credit markets and equity securities which have exhibited a high degree of volatility. The inability to obtain sufficient capital to fund the expansion of our business or to refinance debt as it comes due could have a material adverse effect on us. In addition, a downgrade in our credit rating could make it difficult or prohibitively expensive to borrow, which could have a material adverse effect on us.

If we pursue strategic acquisitions or divestitures, we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

We may consider acquisitions, joint ventures and divestitures as a means of enhancing shareholder value and furthering our strategic objectives. Acquisitions and joint ventures involve financial and operational risks and uncertainties, including difficulty identifying suitable candidates or consummating a transaction on terms that are favorable to us; inability to achieve expected returns that justify the investments made; potential impairment resulting from overpayment for an acquisition; difficulties integrating acquired companies and operating joint ventures, retaining the acquired businesses’ customers and brands, and achieving the expected financial results and benefits of the transaction, such as cost savings and revenue growth from geographic expansion or product extensions; inability to implement and maintain consistent standards, controls, procedures and information systems; and diversion of management’s attention from our core businesses.

The global nature of our business and the resolution of tax disputes will create volatility in our effective tax rate.

As a global business, our tax rate from period to period will be affected by many factors, including changes in tax legislation, our global mix of earnings, the tax characteristics of our income, the timing and recognition of goodwill impairments, acquisitions and dispositions, adjustments to our reserves related to uncertain tax positions, changes in valuation allowances and the portion of the income of non-U.S. subsidiaries that we expect to remit to CoffeeCo and that will be taxable. Although we are targeting an effective tax rate of approximately 25% in fiscal years 2014 and 2015, no assurances can be made in this regard. A higher than anticipated effective tax rate could have an adverse impact on our financial condition and results of operations.

In addition, significant judgment will be required in determining our effective tax rate and in evaluating our tax positions. We will establish accruals for certain tax contingencies when, despite the belief that our tax return positions are fully supported, we believe that certain positions will be challenged and may not be fully sustained. The tax contingency accruals will be adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. Our effective tax rate will include the impact of tax contingency accruals and changes to the accruals, including related interest and penalties, as considered appropriate by management. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Unfavorable resolution of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution.

Risks Related to the Separation

We have no operating history as an independent, publicly traded company and our historical combined financial information is not necessarily indicative of our future financial condition, future results of operations or future cash flows nor does it reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

Currently, our business is integrated with the other businesses of Sara Lee. The historical combined financial information set forth herein does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

•

our historical combined financial results reflect allocations of expenses for services historically provided by Sara Lee, and those allocations may be significantly higher or lower than the comparable expenses we would have incurred as an independent company;

•

we have historically participated in Sara Lee’s corporate-wide cash management programs, and our cost of debt and other capital may be significantly different from that reflected in our historical combined financial statements;

•

the historical combined financial information may not fully reflect the increased costs associated with being an independent public company, including significant changes that will occur in our cost structure, management, financing arrangements and business operations as a result of our separation from Sara Lee, including costs associated with our internal restructuring to allow us to complete the separation and all the costs related to being an independent public company; and

•

the historical combined financial information may not fully reflect the effects of certain liabilities that will be incurred or assumed by our company, including costs associated with discontinued businesses of Sara Lee.

We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.

By separating from Sara Lee there is a risk that we may be more susceptible to market fluctuations and other adverse events than we would have otherwise been were we still a part of Sara Lee. In addition, we will incur significant costs in connection with our separation from Sara Lee, which may exceed our estimates. As part of Sara Lee, we were able to enjoy certain benefits from Sara Lee’s operating diversity and purchasing leverage, as well as its economies of scope and scale in costs, employees, vendor relationships and customer relationships. If we are unable to achieve these benefits, that would have an adverse effect on our results of operations.

Potential indemnification liabilities to Sara Lee pursuant to the separation agreements could materially and adversely affect our business, financial condition, results of operations and liquidity.

In connection with the separation, we will enter into a master separation agreement with Sara Lee that provides for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the separation and provisions governing the relationship between our company and Sara Lee with respect to and resulting from the separation. For a description of the master separation agreement, see “Related Party Transactions—Agreements with Sara Lee Corporation—Master Separation Agreement,” which begins on page 139. Among other things, the master separation agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our downstream business activities, whether incurred prior to or after the separation, as well as those obligations of

Sara Lee assumed by us pursuant to the master separation agreement, including certain liabilities related to divestitures made by Sara Lee prior to the separation, including the divestitures of its former household and body care and international bakery businesses. In connection with the separation, we have also entered into other agreements with Sara Lee that impose indemnification and other obligations on us. If we are required to indemnify Sara Lee under the circumstances set forth in the separation agreements, we may be subject to substantial liabilities, which may have a material adverse effect on our business, financial condition, results of operations and liquidity.

In connection with our separation from Sara Lee, Sara Lee will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Sara Lee’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the master separation agreement, Sara Lee has agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Sara Lee has agreed to retain, and there can be no assurance that the indemnity from Sara Lee will be sufficient to protect us against the full amount, or any, of such liabilities, or that Sara Lee will be able to satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Sara Lee any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. After the separation, Sara Lee’s insurers may deny coverage to us for liabilities associated with occurrences prior to the separation. Even if we ultimately succeed in recovering from such insurance providers, we may be required to temporarily bear such loss of coverage. If Sara Lee is unable to satisfy its indemnification obligations or if insurers deny coverage, the underlying liabilities could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly owned company subject to the reporting requirements of the SEC and Dutch law.

Our business has historically relied on Sara Lee for various financial, treasury, tax and other corporate services and information technology systems to support our operations. After the separation, Sara Lee will continue to supply us certain of these services and systems, generally on a short-term transitional basis. However, we will be required to establish the necessary infrastructure and systems to supply these services and systems on an ongoing basis. We may not be able to replace these services and systems provided by Sara Lee in a timely or cost-effective manner or on terms and conditions as favorable as those we receive from Sara Lee.

In addition, as a public entity, we will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC. In addition to the annual and current reports that we will be required to file with the SEC, Dutch law will require that we file annual, semi-annual and interim reports with respect to our business and financial condition. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to Dutch public companies listed on NYSE Euronext Amsterdam and companies subject to SEC reporting requirements. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial position, results of operations or cash flows.

We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with Sara Lee.

The agreements related to the separation were negotiated in the context of our separation from Sara Lee while we are still part of Sara Lee. Accordingly, these agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements being negotiated in the context of our separation are related to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among Sara Lee and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. See “Related Party Transactions—Agreements with Sara Lee Corporation,” which begins on page 139, for more detail.

Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer laws, a court could deem the separation or certain related internal restructuring transactions as fraudulent transfers.

Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer laws, a court could deem the separation or certain related internal restructuring transactions as fraudulent transfers, if the court held that such transactions:

•	were consummated with the intent to hinder, delay or defraud Sara Lee’s existing or future creditors; or

•	Sara Lee received less than reasonably equivalent value or did not receive fair consideration for the transactions and Sara Lee:

•	was insolvent or rendered insolvent at the time of the transfers;

•	was engaged in a business or transaction for which Sara Lee’s remaining assets constituted unreasonably small capital; or

•	Sara Lee intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

A court likely would find that Sara Lee did not receive reasonably equivalent value or fair consideration for the transfers related to the separation. The issue, therefore, will be whether at the time of the transfers Sara Lee was insolvent or rendered insolvent, was left with unreasonably small capital or was unable to pay its debts when they become due. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the sum of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations. The remedy for a fraudulent transfer is to void the transfer and return the property to the transferor.

After the separation, certain of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Sara Lee.

Because of their current or former positions with Sara Lee, certain of our directors and executive officers own shares of Sara Lee common stock or hold other equity interests or options to acquire shares of Sara Lee. Following the separation, these officers and directors may continue to own shares of Sara Lee common stock or other Sara Lee equity interests and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Sara Lee and our company.

For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between us and Sara Lee regarding the terms of the agreements governing the separation and the relationship thereafter between the companies. Potential conflicts of interest could also arise if we and Sara Lee enter into additional commercial arrangements with each other in the future.

Concerns about our prospects as a stand-alone company could affect our ability to retain employees.

The separation represents a substantial organizational and operational change and our employees might have concerns about our prospects as a stand-alone company, including our ability to successfully operate the new entity and our ability to maintain our independence after the separation. If we are not successful in assuring our employees of our prospects as an independent company, our employees might seek other employment, which could materially adversely affect our business.

The distribution could result in substantial tax liabilities.

Sara Lee has received the IRS Ruling to the effect that the distribution and certain related transactions, including the debt exchange, will qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code. The distribution is conditioned upon such IRS Ruling not being revoked or modified in any material respect or superseded by a change in applicable law. The distribution is also conditioned upon Sara Lee’s receipt of an opinion of tax counsel with respect to certain conclusions as to the tax-free nature of the transaction that are not addressed in or covered by the private letter ruling. Although a private letter ruling generally is binding on the IRS, if the factual representations or assumptions made in the private letter ruling request are untrue or incomplete in any material respect, or any material forward-looking covenants or undertakings are not complied with, then Sara Lee would not be able to rely on the IRS Ruling. In addition, the IRS Ruling is based on current law, and cannot be relied upon if the applicable law changes with retroactive effect. Furthermore, the IRS Ruling does not establish that the distribution satisfies every requirement for qualification under Sections 355, 368(a)(1)(D) and 361 of the Code. The parties will rely solely on the opinion of counsel with respect to those additional requirements. Moreover, the IRS Ruling does not address any tax consequences relating to the merger, including under Sections 367, 368(a) or 7874 of the Code, and the merger will be conditioned upon a receipt by Sara Lee of an opinion addressing such matters, as described further in “The Separation—Conditions to the Separation,” which begins on page 46.

As described above, the distribution is also conditioned upon the receipt by Sara Lee of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Sara Lee, to the effect that the distribution and certain related transactions, including the debt exchange, should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code. Sara Lee expects to receive such opinion, along with the opinions addressing Sections 367, 368 and 7874 of the Code, at the effective time of the distribution. The opinions will rely on the IRS Ruling as to matters covered by the IRS Ruling. The tax opinions also are and will be based on, among other things, assumptions and representations that have been and will be received from Sara Lee, CoffeeCo and DutchCo, including those representations contained in certificates of officers of Sara Lee, CoffeeCo and DutchCo, as requested by counsel. If any of those factual representations or assumptions were to be untrue or incomplete in any material respect, any undertaking was not complied with, or the facts upon which the opinions are and will be based were to be materially different from the facts at the time of the distribution, the distribution may not qualify under Sections 355, 368(a)(1)(D) and 361 of the Code.

The conclusions in the tax opinion are and will be based on existing legal authority. With respect to certain conclusions as to which there is no authority directly on point, such conclusions will be based upon a reasoned analysis and interpretation of relevant analogous authorities. The opinion will not be binding on the IRS or the courts, and there can be no assurance that the IRS or the courts would not challenge the conclusions stated in the opinion or that any such challenge would not prevail. Thus, notwithstanding the receipt by Sara Lee of the IRS Ruling and an opinion of counsel, the IRS could assert that the distribution should be treated as a taxable transaction in whole or in part, if, among other things, it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS Ruling is untrue or has not been complied with or if it disagrees with the conclusions in the opinion that are not covered by the IRS Ruling. If the IRS were to prevail in such challenge, the tax consequences to Sara Lee or the Sara Lee shareholders could be material. Neither CoffeeCo nor Sara Lee is aware of any facts or circumstances that would cause any such factual statements or representations in the IRS Ruling or the tax opinion to be incomplete or untrue or cause the facts on which the IRS Ruling is based, or the tax opinion will be based, to be materially different from the facts at the time of the distribution.

If the distribution does not qualify under Sections 355, 368(a)(1)(D) or 361 of the Code in whole or in part, Sara Lee would recognize a substantial gain for U.S. federal income tax purposes and the Sara Lee shareholders would recognize substantial taxable income. Generally, if the distribution fails to qualify under Sections 355, 368(a)(1)(D) or 361 of the Code, it would be treated as a taxable distribution to Sara Lee shareholders in an amount equal to the fair market value of CoffeeCo common stock distributed, taxable as a dividend to the extent of Sara Lee’s earnings and profits. Any amount in excess of Sara Lee’s earnings and profits would be treated first as non-taxable dollar-for-dollar reduction in the shareholder’s basis in its Sara Lee stock, and thereafter as capital gain from the sale or exchange of such shareholder’s Sara Lee stock. In addition, Sara Lee would recognize taxable gain in an amount equal to the excess of the fair market value of the shares of common stock of CoffeeCo held by Sara Lee immediately prior to the distribution over Sara Lee’s tax basis in such shares. In addition, Sara Lee could incur material tax liability to the extent the IRS determined that certain internal restructuring related to the distribution, including the debt exchange, did not qualify for tax-free treatment under Sections 355, 368(a)(1)(D) and 361 of the Code. See “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution, the CoffeeCo Special Dividend and the Merger—The Distribution,” which begins on page 52, for more information regarding the tax consequences of the distribution.

Even if the distribution were otherwise to qualify under Sections 355, 368(a)(1)(D) and 361 of the Code, it may be taxable to Sara Lee (but not to Sara Lee’s shareholders) under Section 355(e) of the Code, if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Sara Lee or CoffeeCo. For this purpose, any acquisitions of Sara Lee stock, CoffeeCo common stock, or DutchCo common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although CoffeeCo or Sara Lee may be able to rebut that presumption. For this purpose, the acquisitions of CoffeeCo common stock by DutchCo and of DutchCo common stock by Sara Lee’s shareholders, in the merger should not be treated as acquisitions. See “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger if the Distribution is Taxable,” which begins on page 54, for more information regarding Section 355(e).

U.S. Holders of Sara Lee will be subject to U.S. federal income tax on any gain resulting from the merger without the corresponding receipt of cash.

As discussed above, the distribution generally should qualify under Sections 355, 368(a)(1)(D) and 361 of the Code. Further, the merger generally should qualify as a reorganization within the meaning of Section 368(a) of the Code. The merger is, however, expected to be taxable for U.S. Holders (as defined below in “The Separation—Material U.S. Federal Income Tax Consequences of the Separation” beginning on page 51) of Sara Lee because of the application of Section 367(a) of the Code to the exchange of CoffeeCo shares for DutchCo shares pursuant to the merger. Pursuant to special rules contained in Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, U.S. Holders should recognize gain, if any, but not loss, on the exchange of CoffeeCo shares for DutchCo shares in an amount equal to the excess of the fair market value of the DutchCo shares received by the U.S. Holder pursuant to the merger over such Holder’s basis in the CoffeeCo shares exchanged therefor, as determined after the distribution. Generally, a U.S. Holder’s basis in CoffeeCo shares received in a tax-free distribution such as the distribution should be a pro rata portion of such U.S. Holder’s basis in its Sara Lee shares prior to the distribution, based upon the relative fair market value of Sara Lee and CoffeeCo shares immediately following the distribution (as described in more detail in “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution, the CoffeeCo Special Dividend and the Merger—The Distribution” beginning on page 52). No cash will be distributed in the distribution or the merger, except for cash distributed to shareholders who would otherwise be entitled to fractional shares. As a result, U.S. Holders are likely to be subject to tax liability with respect to the merger without the corresponding receipt of cash. See “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution, the CoffeeCo Special Dividend and the Merger,” which begins on page 51, for more information regarding the tax consequences of the distribution and the merger.

If the distribution does not qualify under Sections 355, 368(a)(1)(D), and 361 of the Code, tax could be imposed on Sara Lee and Sara Lee shareholders; CoffeeCo may be required to indemnify Sara Lee for the tax, and CoffeeCo’s potential indemnification liabilities to Sara Lee could materially and adversely affect DutchCo’s business, financial condition, results of operations and liquidity.

As described above, if the IRS were to successfully assert that the distribution does not qualify under Sections 355, 368(a)(1)(D), and 361 of the Code, tax could be imposed on Sara Lee and Sara Lee shareholders. Although the taxes resulting from the distribution not qualifying under Sections 355, 368(a)(1)(D) and 361 of the Code generally would be imposed on Sara Lee shareholders and Sara Lee, under the tax sharing agreement, CoffeeCo would be required to indemnify Sara Lee and its affiliates against all tax-related liabilities caused by the failure of the distribution to so qualify (including as a result of Section 355(e) of the Code) to the extent these liabilities arise as a result of any action (or failure to act) of CoffeeCo or of its affiliates, including DutchCo, following the distribution or otherwise result from any breach of certain representations, covenants or obligations of CoffeeCo or any of its affiliates, including DutchCo, concerning a party’s plan or intention with respect to actions or operations after the distribution date. Further, under the tax sharing agreement, CoffeeCo would be required to indemnify Sara Lee and its affiliates against 50% of all tax-related liabilities caused by the failure of the distribution to qualify under Sections 355, 368(a)(1)(D) and 361 of the Code to the extent these liabilities (1) do not arise as a result of any action (or failure to act) of Sara Lee, CoffeeCo or any of their respective affiliates, following the distribution and do not otherwise result from any breach of any representation, covenant or obligation of Sara Lee, CoffeeCo or any of their respective affiliates, or (2) arise due to an action (or failure to act), misrepresentation or omission of Sara Lee, CoffeeCo or their respective affiliates prior to the date of the distribution not concerning a party’s plan or intention with respect to actions or operations after the distribution date. See Related Party Transactions—Agreements with Sara Lee Corporation—Tax Sharing Agreement, which begins on page 141. CoffeeCo’s indemnification obligations to Sara Lee and its affiliates are not limited in amount or subject to any cap. It is expected that any amount of such taxes to Sara Lee would be substantial. If the above-mentioned tax-related risks materialize this could have a material adverse effect on our liquidity and financial position.

CoffeeCo and DutchCo will be subject to certain restrictions after the separation in order to preserve the tax-free treatment of the distribution, which may reduce DutchCo’s strategic and operating flexibility.

The covenants in, and CoffeeCo’s indemnity obligations under, the tax sharing agreement may limit the ability of CoffeeCo and DutchCo to pursue strategic transactions or engage in new business or other transactions that may maximize the value of its business. The covenants in, and CoffeeCo’s indemnity obligations under, the tax sharing agreement will also limit its ability to modify the terms of, pre-pay, or otherwise acquire any of the CoffeeCo debt securities.

CoffeeCo and DutchCo will agree not to enter into any transaction that could reasonably be expected to cause any portion of the distribution to be taxable to Sara Lee, including under Section 355(e) of the Code as mentioned above. CoffeeCo will also agree to indemnify Sara Lee for any tax liabilities resulting from any such transactions. The amount of any such indemnification could be substantial. Further, as it relates to Section 355(e) of the Code specifically, these covenants and indemnity obligations might discourage, delay or prevent a change of control that DutchCo shareholders may consider favorable. For additional detail, see “Related Party Transactions—Agreements with Sara Lee Corporation—Tax Sharing Agreement,” which begins on page 141.

DutchCo’s ability to repurchase its shares will be limited following the separation.

In connection with both the IRS Ruling and the tax opinion, we represented and will represent that we had no plan or intention to redeem, repurchase or otherwise acquire more than 20% of our outstanding stock. The covenants in, and CoffeeCo’s indemnity obligations under, the tax sharing agreement will limit our ability to redeem, repurchase or otherwise acquire more than 20% of our outstanding stock as part of a plan that includes the distribution.

CoffeeCo will be subject to continuing contingent liabilities of Sara Lee following the separation.

After the separation, there will be several significant areas where the liabilities of Sara Lee may become CoffeeCo’s obligations. For example, under the Code and the related rules and applicable Treasury Regulations, each corporation that was a member of the Sara Lee consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is severally liable for the U.S. federal income tax liability of the entire Sara Lee consolidated tax reporting group for that taxable period. In connection with the separation, CoffeeCo has entered into a tax sharing agreement with Sara Lee that allocates the responsibility for prior period taxes of the Sara Lee consolidated tax reporting group between CoffeeCo and Sara Lee. See “Related Party Transactions—Agreements with Sara Lee Corporation—Tax Sharing Agreement,” which begins on page 141. If Sara Lee is unable to pay any prior period taxes for which it is responsible, CoffeeCo could be required to pay the entire amount of such taxes. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities. If CoffeeCo is subject to any such liabilities, that may have a material adverse effect on DutchCo’s business, financial condition, results of operations and liquidity.

DutchCo may be treated as a U.S. corporation for U.S. federal income tax purposes following the merger.

For U.S. federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. Because DutchCo is incorporated under Dutch law, it should be deemed a Dutch corporation under this general rule. However, Section 7874 of the Code generally provides that a corporation incorporated outside the United States that acquires substantially all of the assets of a corporation incorporated in the United States will be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes if shareholders of the acquired U.S. corporation own at least 80 percent (of either the voting power or the value) of the stock of the acquiring foreign corporation group after the acquisition and the acquiring foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the country in which the acquiring foreign corporation is organized. Pursuant to the merger, DutchCo will acquire all of CoffeeCo’s assets, and CoffeeCo shareholders will hold 100 percent of DutchCo by virtue of their stock ownership of CoffeeCo. As a result, following the merger, DutchCo will be treated as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code provided that the DutchCo group has substantial business activities in the Netherlands. There is no specific guidance as to what constitutes “substantial business activities.” Therefore, it is possible that the IRS would interpret Section 7874 of the Code to treat DutchCo as a U.S. corporation after the merger. Moreover, the U.S. Congress or the IRS and Treasury Department may enact new statutory or regulatory provisions that could adversely affect DutchCo’s status as a foreign corporation. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application to DutchCo.

If it were determined that DutchCo is properly treated as a U.S. corporation for U.S. federal income tax purposes, DutchCo could be liable for substantial additional U.S. federal income tax. For Dutch corporate income tax and dividend withholding tax purposes, DutchCo will, regardless of any application of Section 7874 of the Code, be treated as a Dutch resident company since DutchCo is incorporated under Dutch law. The Tax Convention concluded between the Netherlands and the United States will not fully limit the ability of the Netherlands to levy such taxes. Consequently, DutchCo might be liable for both Dutch and U.S. taxes, which would have a material adverse effect on our financial condition and results of operations. Further, DutchCo shareholders might face both Dutch and U.S. dividend withholding taxes. See “The Separation—Material U.S. Federal Income Tax Consequences Relating to Section 7874 of the Code,” which begins on page 56.

Our ability to utilize certain non-U.S. tax attributes after the separation is uncertain.

We could lose certain non-U.S. tax attributes, or our ability to utilize such attributes may be limited, after the separation if the separation is viewed as a “change of control” under the laws of certain of the jurisdictions in which we have non-U.S. tax attributes. Any such limitations or loss of attributes could have an adverse impact on our financial condition or results of operations.

We may be subject to U.S. and non-U.S. tax risks after the separation as a result of post-separation restructuring.

DutchCo and CoffeeCo will undertake certain internal restructuring and financing transactions after the separation, which could result in the imposition of U.S. and non-U.S. taxes. Sara Lee will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that these transactions should not result in material U.S. federal income tax. The opinion will not be binding on the IRS or the courts. If the IRS were to successfully challenge the conclusions stated in the opinion, CoffeeCo could be subject to a material U.S. federal income tax liability, and CoffeeCo may be subject to a higher effective tax rate on a going forward basis. Furthermore Sara Lee expects to obtain advance clearance on certain elements of the post-separation restructuring from non-U.S. local tax authorities. Nevertheless, such local tax authorities could successfully challenge (part of) the restructuring, since not all countries and/or elements are covered by these advance agreements.

Recently proposed legislation, if enacted without applicable transitional relief or with retroactive effect, could impair our ability to undertake the debt exchange.

Legislation was recently passed in the U.S. Senate, which, if enacted, would substantially limit the ability of a distributing company to undertake a tax-free debt exchange in connection with a transaction such as the distribution. Because of the transition rules included therein, the current version of the legislation would not apply to the debt exchange Sara Lee and CoffeeCo expect to undertake in connection with the distribution. However, it cannot be predicted whether this legislation will be enacted, and, if enacted, in what form. It is possible that the proposed legislation could be enacted in a form that would adversely impact Sara Lee’s ability to undertake the debt exchange in a tax-free manner or with retroactive effect after the date of the distribution, either of which could result in substantial tax liability for Sara Lee or require Sara Lee, CoffeeCo and DutchCo to revise the terms of the separation transactions.

Risks Related to Our Ordinary Shares

Because there has not been any public market for our ordinary shares, the market price and trading volume of our ordinary shares may be volatile and you may not be able to resell your ordinary shares at or above the initial market price of our ordinary shares following the separation.

There is currently no public market for our ordinary shares. It is anticipated that shortly prior to the record date, trading of our ordinary shares will begin on an as-if-and-when-issued basis and will continue until such time as regular way trading of DutchCo shares commences on NYSE Euronext Amsterdam. However, we cannot assure you that an active trading market will develop or be sustained for our ordinary shares on an as-if-and-when-issued basis or after the separation, nor can we predict the prices at which our ordinary shares will trade on an as-if-and-when-issued basis or after the separation. In addition, whether you will be allowed to participate in trading on an as-if-and-when-issued basis is dependent on the policies of, and arrangements with, your custody bank. Therefore, not all investors will be eligible to trade our ordinary shares on an as-if-and-when-issued basis. LCH Clearnet SA, which administers the clearing of trades on NYSE Euronext Amsterdam, may impose relatively high margin requirements on open positions during the as-if-and-when-issued trading period. This may increase the cost of participating in as-if-and-when-issued trading. The market price of our ordinary shares could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

•	fluctuations in our financial results or those of other companies in our industry;

•	failures of our financial results to meet the estimates of securities analysts or the expectations of our shareholders or changes by securities analysts in their estimates of our future earnings;

•	announcements by us or our customers, suppliers or competitors;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic, industry and stock market conditions;

•	the fact that our ordinary shares will not be listed on a U.S. stock exchange;

•	the failure of our ordinary shares to be included in the AEX Index, the main index for securities listed on NYSE Euronext Amsterdam, or another similar index;

•	future sales of our ordinary shares; and

•	the other factors described in these “Risk Factors” and other parts of this prospectus.

Substantial sales of our ordinary shares may occur in connection with the separation, which could cause our share price to decline, and our ordinary shares will only be transferable on NYSE Euronext Amsterdam if held in a securities account through Euroclear Nederland.

Our ordinary shares issuable to Sara Lee shareholders in connection with the separation generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any 5% or greater shareholder to sell our ordinary shares following the separation, it is possible that some Sara Lee shareholders, including possibly some of Sara Lee’s large shareholders and index fund investors, will sell Sara Lee’s common stock or our ordinary shares received in connection with the separation for various reasons. For example, our business profile or market capitalization as an independent company may not fit such investors’ investment objectives, we will not be listed on a U.S. stock exchange and we will not have significant U.S. operations. The sales of significant amounts of our ordinary shares or the perception in the market that this will occur may result in the lowering of the price of our ordinary shares.

Beginning on the first trading day after the distribution date, DutchCo ordinary shares will be listed only on NYSE Euronext Amsterdam. DutchCo ordinary shares will be ineligible for sale on NYSE Euronext Amsterdam unless they are held in a securities account through Euroclear Nederland. To facilitate the transfer of their DutchCo ordinary shares into such a Euroclear Nederland-eligible account, shareholders who hold shares directly in the register maintained by the exchange agent must have their DutchCo ordinary shares credited to such a securities account by delivering or arranging for delivery of an instruction form to the exchange agent. Shareholders for whom a broker, bank or nominee has been registered as the owner of DutchCo ordinary shares on the register maintained by the exchange agent must have this broker, bank or other nominee deliver an instruction form duly executed by the broker, bank or other nominee.

Your percentage ownership in our company may be diluted in the future.

As with any publicly traded company, your percentage ownership in our company may be diluted if we issue ordinary shares in connection with acquisitions or other strategic transactions. Your percentage ownership may also be diluted by equity awards that we expect will be granted to our directors, officers and employees. For a description of our stock incentive plan arrangements and the adjustments being made to outstanding Sara Lee equity awards held by individuals who will become our directors, officers or employees, see “The Separation—Treatment of Equity-Based Compensation,” which begins on page 48.

We cannot assure you that we will pay dividends on our ordinary shares, and our indebtedness or our financial condition could limit our ability to pay dividends on our ordinary shares.

Our general dividend policy will be determined by our board of directors and will be discussed with our shareholders at our annual general meeting of shareholders. Within the general dividend policy, our board of directors will determine to what extent profits will be retained by way of a reserve. In making this determination, the board will consider our ability to declare and pay dividends in light of our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that it may deem relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. There can also be no assurance that the combined annual dividends on Sara Lee common stock, if any, and our ordinary shares after the separation, if any, will be equal to the annual dividends on Sara Lee common stock prior to the separation. In addition, under Dutch law, we may only pay dividends if our equity exceeds the sum of paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law or by our articles of association, which we refer to as our Articles.

Additionally, indebtedness that we expect to incur in connection with the debt exchange could have important consequences for holders of our ordinary shares. If we cannot generate sufficient cash flow from operations to meet our debt payment obligations, then our ability to pay dividends, if so determined by the board of directors, will be impaired and we may be required to attempt to restructure or refinance our debt, raise additional capital or take other actions such as selling assets or reducing or delaying capital expenditures. There can be no assurance, however, that any such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of our new debt or our other credit and contractual arrangements, including the tax sharing agreement.

Any dividend payments on our ordinary shares would be declared in euro, and any shareholder whose principal currency is not the euro would be subject to exchange rate fluctuations.

The ordinary shares are, and any dividends or distributions from the dividend reserve allocated to the ordinary shares to be declared in respect of them, if any, will be, denominated in euro. Shareholders whose principal currency is not the euro will be exposed to foreign currency exchange rate risk. Any depreciation of the euro in relation to such foreign currency will reduce the value of such shareholders’ ordinary shares and any appreciation of the euro will increase the value in foreign currency terms. In addition, we will not offer our shareholders the option to elect to receive dividends, if any, in U.S. dollars. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

We are subject to Dutch law and the rights of our ordinary shareholders may be different from those rights associated with companies governed by other laws.

As a result of being organized under the laws of the Netherlands, our corporate structure as well as the rights and obligations of our ordinary shareholders may be different from the rights and obligations of shareholders in companies incorporated in other jurisdictions. Resolutions of the general meeting of shareholders may be taken with majorities different from the majorities required for adoption of equivalent resolutions in, for example, Maryland corporations.

Although shareholders will have the right to approve legal mergers or demergers, Dutch law does not grant appraisal rights to a company’s shareholders who wish to challenge the consideration to be paid upon a legal merger or demerger of a company. In addition, if a third-party is liable to a Dutch company, under Dutch law shareholders generally do not have the right to bring an action on behalf of the company or to bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their ordinary shares. Only in the event that the cause of liability of such third-party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent, may that shareholder have an individual right of action against such third-party on its own behalf to recover damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example declaring that a party has acted wrongfully or has breached a fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party, within the period set by the court, may also individually institute a civil claim for damages if such injured party is not bound by a collective agreement.

The provisions of Dutch corporate law have the effect of concentrating control over certain corporate decisions and transactions in the hands of our board of directors. As a result, holders of our shares may have more difficulty in protecting their interests in the face of actions by members of the board of directors than if we were incorporated in the United States.

In the performance of its duties, our board of directors will be required by Dutch law to consider the interests of our company, our shareholders, our employees and other stakeholders in all cases with reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, interests of our shareholders.

In addition, Dutch law provides certain obligations on companies that are domiciled in the Netherlands and whose shares are admitted to trading on a “regulated market,” as well as on certain shareholders of such companies. NYSE Euronext Amsterdam qualifies as a regulated market and these laws will apply to us and certain of our shareholders. Among other things, these laws may require shareholders to notify the AFM of their holding of ordinary shares and changes to their holding if they increase or decrease their shareholding over or below 5% (a legislative proposal is expected to be adopted, which would introduce an initial threshold of 3%), 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95% of our ordinary shares and may require certain shareholders that acquire 30% or more of the voting rights attached to our ordinary shares, subject to certain exceptions, acting alone or in concert with others, to make a public offer for all of our ordinary shares. See “Description of Capital Stock—Comparison of Dutch Corporate Law and our Articles and U.S. Corporate Law,” which begins on page 152.

As a foreign private issuer listed solely on NYSE Euronext Amsterdam, we will rely on certain Dutch corporate governance and disclosure practices rather than corresponding U.S. practices.

We are a foreign private issuer. After the separation, we anticipate that we will be listed solely on NYSE Euronext Amsterdam. As a company based in the Netherlands, we will rely on Dutch corporate governance requirements rather than the corresponding requirements of U.S. exchanges for domestic issuers. We intend to comply with each of the requirements of the Dutch Corporate Governance Code (except for the provision limiting remuneration in the case of dismissal to no more than one year’s salary). Set forth below are examples of Dutch corporate governance practices that we intend to follow and that differ from practices common among U.S.-listed issuers.

•	Our articles of association do not provide quorum requirements applicable to resolutions proposed to the general meeting of shareholders by the board of directors.

•

Our general meeting of shareholders must adopt a general policy in respect of the remuneration of the board of directors. In accordance with our articles of association, the remuneration of our executive directors is determined by the board of directors upon the recommendation of our remuneration committee, with due observance of the compensation policy adopted by the general meeting of shareholders. In accordance with our articles of association, the remuneration of our non-executive directors is determined by our general meeting of shareholders, with due observance of the compensation policy.

•

Under Dutch law, there is no regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands. We therefore do not intend to comply with the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, related to the furnishing and content of proxy statements.

Accordingly, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

You may be unable to enforce judgments obtained against us in U.S. courts.

We are incorporated under the laws of the Netherlands, and all or a substantial portion of our assets are located outside of the United States and certain of our directors and officers and certain other persons named in this prospectus are, and will continue to be, non-residents of the United States. As a result, although we have appointed an agent for service of process in the United States, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or our non-U.S. resident directors and officers or certain other persons named in this prospectus or to enforce in the United States any judgment against us or them including for civil liabilities under the United States securities laws. A judgment obtained in the United States federal or state court against us or them may need to be enforced in the courts of the Netherlands, or such other foreign country as may have jurisdiction against us or them (or our/their assets). In the case of the Netherlands, because there is no treaty on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Netherlands, courts in the Netherlands will not necessarily recognize and enforce a final judgment rendered by a United States federal or state court, and in any case will not automatically do so. For a United States judgment to be recognized and enforceable in the Netherlands, a judgment creditor must bring proceedings before a Dutch court of competent jurisdiction and seek a Dutch judgment recognizing and enforcing the liability of the relevant defendant/judgment debtor. Nevertheless, based on the current practice of the Dutch courts, it appears that a final money judgment rendered by a United States federal or state court after a substantive review of the merits (i.e., not by mere “default judgment”) will be entitled to recognition by a Dutch court upon a showing that: (A) the final judgment resulted from legal proceedings compatible with Dutch notions of due process, (B) the final judgment did not contravene any public policy of the Netherlands and (C) the United States federal or state court exercised personal jurisdiction over the relevant defendant/judgment debtor based on grounds that were internationally acceptable. Investors should not assume, however, that the courts of the Netherlands, or any other foreign jurisdiction, would enforce judgments of United States courts obtained against us or our directors and officers (or other persons named in this prospectus) predicated solely upon the civil liability provisions of the United States securities laws or that such foreign courts would enforce, in original actions, liabilities against us or them predicated solely upon such laws. See “Enforceability of Civil Liabilities” on page 172.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical fact included in this prospectus regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward-looking statements. These statements include, without limitation, those concerning: the anticipated costs and benefits of restructuring actions taken to prepare for the separation; our ability to complete the separation; the timetable for completion of the separation; the expected benefits of the separation; CoffeeCo’s ability to declare and pay the CoffeeCo Special Dividend; our access to credit markets; and the funding of pension plans. These statements may be preceded by terms such as “expects,” “anticipates,” “projects” or “believes.” In addition, this prospectus includes forward-looking statements relating to our potential exposure to various types of market risks, such as commodity price risks, foreign exchange rate risks, interest rate risks and other risks related to financial assets and liabilities. We have based these forward-looking statements on our management’s current view with respect to future events and financial performance. These forward-looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events, and are inherently uncertain. Although we believe that the estimates reflected in the forward-looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things, those listed in the section entitled “Risk Factors.”

We urge you to read the sections of this prospectus entitled “Risk Factors,” “Operating and Financial Review,” “Industry Overview” and “Business” for a discussion of the factors that could affect our future performance and the industry in which we operate. Additionally, new risk factors can emerge from time to time, and it is not possible for us to predict all such risk factors. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

MARKET, ECONOMIC AND INDUSTRY DATA

In this prospectus, we make certain statements regarding our competitive and market position. We believe these statements to be true based on market data, industry statistics and publicly available information. Information regarding markets, market size, market share, market position, growth rates and other industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by professional organizations and analysts, on data from other external sources, and on our knowledge of our sales and markets. The information in this prospectus that has been sourced from independent sources has been accurately reproduced and, as far as we are aware and able to ascertain from the information published by that independent source, no facts have been omitted that would render the reproduced information inaccurate or misleading. We have not independently verified these data or determined the reasonableness of the assumptions used by their compilers, nor have data from independent sources been audited in any manner. In many cases, including with respect to information regarding our competitive position in the Out of Home market, there is no readily available external information (whether from trade associations, government bodies or other organizations) to validate market-related analyses and estimates, requiring us to rely on internally developed estimates, which have not been verified by any independent sources. All of the assumptions, estimates and expectations underlying our statements have been based on careful analysis and are our reasonable beliefs.

THE SEPARATION

Background

On                     , 2012, Sara Lee announced that its Board of Directors had approved the distribution and the merger. On the distribution date, after the distribution and the merger, holders of Sara Lee common stock will receive                      ordinary shares of DutchCo in respect of each share of Sara Lee common stock held at the close of business on the record date in exchange for shares of CoffeeCo common stock held for their benefit by the exchange agent after the distribution. Shareholders who are entitled to receive ordinary shares of DutchCo in connection with the separation will not be required to pay any cash or deliver any other consideration, including any shares of Sara Lee common stock, to receive ordinary shares of DutchCo.

The separation is comprised of the distribution and the merger, and certain related transactions. These related transactions are described in the section of this prospectus entitled “The Separation—Separation-Related Financing” on page 45 and include the issuance of the new Sara Lee notes, exchanges of Sara Lee debt (including the new Sara Lee notes) for CoffeeCo debt securities, and CoffeeCo’s entry into bridge financing, as well as the payment by CoffeeCo of the CoffeeCo Special Dividend after the distribution and prior to the merger. These transactions have been designed to facilitate the separation in a manner that is efficient and that focuses on the long-term success of both DutchCo and Sara Lee after the separation. We believe, and Sara Lee has informed us that it believes, that the separation-related financing transactions will provide both DutchCo and Sara Lee with flexible capital structures after the separation, in terms of their respective operational and financial needs and risk profiles. Specifically, CoffeeCo’s entry into the bridge financing and the revolving credit facility, together with the exchange of CoffeeCo debt securities for certain Sara Lee debt, including the new Sara Lee notes, in the debt exchange are expected to provide us with a flexible capital structure comprised of short-term and long-term debt with which we will be more capable of responding to market conditions on a going forward basis.

We also believe, and Sara Lee has informed us that it believes, that the payment of the CoffeeCo Special Dividend after the distribution and prior to the merger, together with the distribution and the merger, will ensure that Sara Lee’s resources are being put to use in a manner that is in the long-term interests of Sara Lee and its shareholders.

The separation and related transactions are subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the separation will be completed. For a more detailed description of these conditions, see “Conditions to the Separation” beginning on page 46 of this prospectus.

Reasons for the Separation

Sara Lee has informed us that it regularly reviews its businesses to ensure that Sara Lee’s resources are being put to use in a manner that is in the long-term interests of Sara Lee and its shareholders. Sara Lee has informed us that it reviewed various strategic alternatives and determined that the formation of two pure-play businesses offers the best potential for long-term shareholder and corporate value. It also informed us that among the strategic alternatives it considered were executing Sara Lee’s long-range plan; evaluating unsolicited indications of interest received from third parties to acquire Sara Lee; and pursuing potential strategic acquisitions.

Additionally, we believe, and Sara Lee has informed us that it believes, that, as a pure-play company following the separation, DutchCo will be well positioned to deliver shareholder and corporate value for the following reasons:

•

DutchCo is expected to have more strategic flexibility, including more opportunities for strategic partnerships or acquisitions, including, potentially, acquisitions using its equity as consideration, and DutchCo is expected to be better able to optimize its capital structure than a larger conglomerate business;

•

DutchCo’s operating structure is expected to be streamlined, with decision making improved by reducing management layers and providing senior management closer access to their end markets and, is expected to create, potentially, more effective equity compensation in the form of DutchCo ordinary shares, the performance of which will be more closely linked with the performance of such senior management; and

•	DutchCo is expected to be able to more rapidly introduce new products and more quickly react to changes in the marketplace.

In determining whether to effect the separation, Sara Lee has informed us that it also considered the costs and risks associated with the transaction. Notwithstanding these costs and risks, Sara Lee has informed us that it determined that, for the reasons stated above, the separation provides the separated companies with certain opportunities and benefits that it expects will enhance its shareholder and corporate value.

When and How You Will Receive DutchCo Ordinary Shares

ABN AMRO will serve as transfer agent and registrar in the Netherlands for the DutchCo ordinary shares, and Computershare will serve as distribution agent in connection with the distribution, as exchange agent in connection with the merger and as transfer agent in the United States for the DutchCo ordinary shares. On the distribution date, Sara Lee will distribute to the exchange agent, on behalf of Sara Lee’s shareholders as of the record date, all of the outstanding shares of common stock of CoffeeCo. Upon consummation of the merger, CoffeeCo will become a subsidiary of DutchCo and each share of CoffeeCo common stock held by the exchange agent on behalf of Sara Lee’s shareholders will be converted into              ordinary shares of DutchCo by means of a contribution in kind of CoffeeCo common stock to DutchCo against issue of ordinary shares of DutchCo.

Prior to the distribution, we expect that our general meeting of shareholders (consisting at that time of a subsidiary of Sara Lee) will resolve to issue the ordinary shares of DutchCo, to exclude the pre-emptive rights its shareholders may have in connection with such issue and to approve the acceptance of the contribution in kind. The DutchCo ordinary shares will be distributed by the exchange agent to Sara Lee’s shareholders in exchange for their shares of CoffeeCo common stock. If you are entitled to receive ordinary shares of DutchCo in connection with the separation, the ordinary shares will be issued to your account as follows:

Registered shareholders. If you own your shares of Sara Lee common stock directly, either through an account with Sara Lee’s transfer agent or if you hold paper stock certificates, you will receive your ordinary shares of DutchCo by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership where no physical share certificates are issued to shareholders, as is the case in the distribution and merger. DutchCo ordinary shares will be ineligible for sale on NYSE Euronext Amsterdam unless they are held in a securities account through Euroclear Nederland. To facilitate the transfer of their DutchCo ordinary shares into such a Euroclear Nederland-eligible account, shareholders who hold shares directly in the Sara Lee share register must have their DutchCo ordinary shares credited to such a securities account by delivering or arranging for delivery of an instruction form to the exchange agent. Registered shareholders that do not return a completed instruction form will have their shares entered into the DutchCo shareholder register maintained on behalf of the company by the exchange agent. The exchange agent cannot guarantee that instruction forms received by the exchange agent later than two trading days prior to the distribution date will be processed in time to avoid inclusion of the shares covered by such instruction forms in the DutchCo shareholder register. In order to guarantee the transfer of your ordinary shares into your specified Euroclear Nederland-eligible securities account, you should provide your instruction form to the exchange agent no later than two trading days prior to the distribution date. The exchange agent may, 90 or more days after the effectiveness of the registration statement of which this prospectus forms a part, provide a facility pursuant to which shareholders may sell their DutchCo ordinary shares on NYSE Euronext Amsterdam through ABN AMRO. For more information, please contact the exchange agent at:

Computershare Shareowner Services

P.O. Box 358015

Pittsburgh, PA 15252-8015

(866) 434-8804

“Street name” or beneficial shareholders. Most Sara Lee shareholders hold their shares of Sara Lee common stock beneficially through a DTC-participating broker, bank or other nominee. In such cases, the broker, bank or other nominee is said to hold the stock in “street name,” and ownership is recorded on the books of the bank, broker or other nominee. If you hold your Sara Lee common stock through a bank, broker or other nominee, the exchange agent will distribute your DutchCo ordinary shares to your bank, broker or other nominee by crediting such shares to a book-entry securities account specified by your broker, bank or other nominee. Holders of Sara Lee common stock that hold their shares through a broker, bank or other nominee that has not provided an instruction form will hold their DutchCo ordinary shares through the same broker, bank or nominee, and such broker, bank or nominee will be entered on their behalf into the shareholder register maintained by the exchange agent. The exchange agent cannot guarantee that instruction forms received by the exchange agent later than two trading days prior to the distribution date will be processed in time to avoid inclusion of the shares covered by such instruction forms in the DutchCo shareholder register. In order to guarantee the transfer of their ordinary shares into your specified Euroclear Nederland-eligible securities account, holders of Sara Lee common stock that hold their shares through a broker, bank or nominee should ensure that their broker, bank or nominee provides an instruction form to the exchange agent on their behalf no later than two trading days prior to the distribution date. DutchCo ordinary shares can only be sold on NYSE Euronext Amsterdam if they are held in a securities account through Euroclear Nederland. To facilitate the transfer of their DutchCo ordinary shares into such a Euroclear Nederland-eligible account, shareholders for whom a broker, bank or other nominee has been registered as the owner of DutchCo ordinary shares on the register maintained by the exchange agent must instruct this broker, bank or other nominee to deliver an instruction form duly executed by the broker, bank or other nominee. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your broker, bank or other nominee.

Except as described above with respect to registered holders and holders for whom a broker, bank or nominee has been registered as the owner, holders of Sara Lee common stock are not being asked to take any action in connection with the separation. No shareholder approval of the distribution or the merger is required or is being sought. We are not asking you for a proxy, and we request that you not send us a proxy. You are also not being asked to surrender any of your shares of Sara Lee common stock for ordinary shares of DutchCo. The number of outstanding shares of Sara Lee common stock will not change as a result of the distribution. We will not charge any expenses to shareholders of Sara Lee in connection with the distribution. The exchange agent will deduct on a pro rata basis expenses and brokerage fees for selling ordinary shares of DutchCo in connection with the payment of cash to shareholders who would otherwise be entitled to receive fractional shares.

We may adjust the dates, times and periods given throughout this prospectus. If we decide to adjust the dates, times or periods, we will issue a press release and notify the AFM simultaneously by filing the press release and, if required, place an advertisement in a Dutch national daily newspaper. Any material alterations that occur after the date of this prospectus and prior to the commencement of the as-if-and-when-issued trading will be published in a supplement to this prospectus.

Number of Shares You Will Receive

Ordinary shares. On the distribution date, upon consummation of the merger,              ordinary shares of DutchCo will be distributed in respect of each share of Sara Lee common stock outstanding as of the record date.

Fractional shares. The exchange agent will not distribute any fractional DutchCo ordinary shares in connection with the merger. Because we will not be distributing fractional shares, the exchange agent will aggregate the amount of fractional shares that would otherwise have been distributed into whole shares of DutchCo. ABN AMRO will sell such shares into the open market within ten business days after the distribution date at prevailing share prices and distribute the cash proceeds in U.S. dollars, net of brokerage fees and other costs, from the sale to the exchange agent. The exchange agent will distribute such net proceeds pro rata to each holder who would otherwise have been entitled to receive a fractional share of DutchCo as a result of the merger. For Sara Lee common stock held through a broker, bank or other nominee, aggregation will occur at the level of such broker, bank or nominee and not at the level of the beneficial owner. In the case of Sara Lee common stock held beneficially through a chain of intermediaries, treatment of fractional shares will depend on applicable contractual arrangements and market practices. Recipients of cash who would otherwise have been entitled to fractional shares will not be entitled to any interest on such amounts. The receipt of cash by shareholders who would otherwise have been entitled to fractional shares generally should be taxable to the recipient shareholders as described in “Material U.S. Federal Income Tax Consequences of the Separation” beginning on page 51 of this prospectus.

Transferability of Shares You Receive

The ordinary shares of DutchCo distributed to Sara Lee shareholders will be freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Persons who may be deemed to be our affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with us and may include directors and certain officers or principal shareholders of DutchCo. Our affiliates will be permitted to sell their ordinary shares of DutchCo only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 or Regulation S.

Registered shareholders that do not provide an instruction form, or beneficial shareholders on whose behalf a broker, bank or nominee does not return an instruction form, will have their shares entered into the DutchCo shareholder register maintained by the exchange agent. Beginning on the first trading day after the distribution date, DutchCo ordinary shares will be listed only on NYSE Euronext Amsterdam. DutchCo ordinary shares will be ineligible for sale on NYSE Euronext Amsterdam unless they are held in a securities account through Euroclear Nederland. To facilitate the transfer of their DutchCo ordinary shares into such a Euroclear Nederland-eligible account, shareholders who hold shares directly in the register maintained by the exchange agent must have their DutchCo ordinary shares credited to such a securities account by delivering or arranging for delivery of an instruction form to the exchange agent. Shareholders for whom a broker, bank or nominee has been registered as the owner of DutchCo ordinary shares on the register maintained by the exchange agent must instruct this broker, bank or other nominee to deliver an instruction form duly executed by the broker, bank or other nominee. For more information, see “When and How You Will Receive DutchCo Ordinary Shares,” which begins on page 41.

The exchange agent may, 90 or more days after the effectiveness of the registration statement of which this prospectus forms a part, provide a facility pursuant to which shareholders may sell their DutchCo ordinary shares on NYSE Euronext Amsterdam through ABN AMRO. For more information, please contact the exchange agent at:

Computershare Shareowner Services

P.O. Box 358015

Pittsburgh, PA 15252-8015

(866) 434-8804

Market for Our Ordinary Shares

There is currently no public market for our ordinary shares. A condition to the separation is the listing of our ordinary shares on NYSE Euronext Amsterdam. We will apply to list our ordinary shares on NYSE Euronext Amsterdam and expect to list under the ticker symbol “DE.” Our ordinary shares will be priced in euro. The ISIN code will be NL0010157558 and the common code will be 078049103. The transfer of ordinary shares will take place through the book-entry system of Euroclear Nederland. ABN AMRO will act as our listing agent.

Beginning shortly before the record date and continuing until such time as regular way trading of DutchCo shares commences on NYSE Euronext Amsterdam, we expect that there will be an as-if-and-when-issued market in our ordinary shares. As-if-and-when-issued trading refers to a sale or purchase that is made conditionally because the security has been authorized but not yet issued or delivered. The as-if-and-when-issued trading market will be a market for ordinary shares of DutchCo that will be distributed to Sara Lee shareholders on the distribution date. If you own shares of Sara Lee common stock as of the record date, you will be entitled to our ordinary shares distributed pursuant to the merger and the CoffeeCo Special Dividend. Subject to certain limitations described below, you may trade this entitlement to ordinary shares of DutchCo, without trading the shares of Sara Lee common stock you own, on the as-if-and-when-issued market. “Regular way” trading refers to trading after a security has been issued and delivered, and typically involves a transaction that settles on the third full business day following the date of the transaction.

After the close of trading on the New York Stock Exchange on                     , 2012, the reference price of the ordinary shares will be provided to NYSE Euronext Amsterdam. We expect trading of our ordinary shares on an as-if-and-when-issued basis on NYSE Euronext Amsterdam to commence at or about 9:00 CET on or about                     , 2012. Whether you will be allowed to participate in trading on an as-if-and-when-issued basis is dependent on the policies of, and arrangements with, your custody bank. Therefore, not all investors will be eligible to trade our ordinary shares on an as-if-and-when-issued basis. LCH Clearnet SA, which administers the clearing of trades on NYSE Euronext Amsterdam, may impose relatively high margin requirements on open positions during the as-if-and-when-issued trading period. This may increase the cost of participating in as-if-and-when-issued trading.

All dealings in ordinary shares prior to the listing are at the sole risk of the parties concerned. We, Euronext Amsterdam N.V. and our listing agent do not accept any responsibility or liability with respect to any person as a result of the withdrawal of the listing or the related annulment of any transaction in our ordinary shares on NYSE Euronext Amsterdam.

On                     , 2012, the merger is expected to take place. On                     , 2012 the distribution is expected to take place. As a result of the separation, we expect to have approximately              ordinary shares outstanding.

Initial settlement of trades on an as-if-and-when-issued basis is expected to take place on                     , 2012 before the opening of business at NYSE Euronext Amsterdam. We expect that this would also be the first day of irrevocable trading of our ordinary shares.

Results of the Separation

We were incorporated on February 27, 2012 as a private company with limited liability. On April 4, 2012, we amended our articles of association to change our name to D.E MASTER BLENDERS 1753 B.V. and to change our corporate seat to Joure, the Netherlands. Prior to the completion of the separation, our shareholder intends to change our name and convert us into a public company with limited liability incorporated under the laws of the Netherlands. In connection with the separation, on                     , 2012, the distribution date, we will become an independent, publicly traded company that will hold, through our subsidiaries, the assets and liabilities associated with Sara Lee’s international coffee and tea businesses and certain liabilities allocated to us in the master separation agreement, relating to certain former businesses of Sara Lee, including the divestitures of its former household and body care and international bakery businesses, that are unrelated to the coffee and tea business.

DutchCo’s operations will be conducted primarily through subsidiaries incorporated outside the United States. CoffeeCo will be a subsidiary of DutchCo. Together, DutchCo and CoffeeCo will hold, through their subsidiaries, all of the assets and liabilities of Sara Lee’s international coffee and tea businesses, and will manage our Retail—Western Europe, Retail—Rest of World and Out of Home segments. DutchCo will be headquartered in the Netherlands.

After the separation we will be an independent, publicly traded company. Immediately following the distribution and merger, we expect to have approximately              ordinary shares of DutchCo outstanding, held by approximately              shareholders of record, based on the              shares of Sara Lee common stock outstanding and the number of registered shareholders of Sara Lee on                     , 2012. The actual number of

shares to be distributed will be determined on the record date and will reflect any exercise of Sara Lee options and the vesting of other Sara Lee equity awards at any time prior to the record date.

We will enter into a master separation agreement and several other agreements with Sara Lee to effect the separation and provide a framework for our relationship with Sara Lee after the separation. Shortly before the distribution, we and Sara Lee will also enter into a transition services agreement, an employee matters agreement, a tax sharing agreement, an intellectual property separation agreement and certain other agreements. We cannot assure you that these agreements are or will be on terms as favorable to us or to Sara Lee as agreements with unaffiliated third parties. For more information, see the section entitled “Related Party Transactions—Agreements with Sara Lee Corporation,” beginning on page 139 of this prospectus.

The distribution will not affect the number of outstanding shares of Sara Lee common stock or any rights of holders of Sara Lee common stock.

Separation-Related Financing

We expect that, prior to the distribution, Sara Lee will issue approximately $650 million principal amount of notes, which we refer to as the new Sara Lee notes. In connection with the contribution of Sara Lee’s international coffee and tea businesses to CoffeeCo, Sara Lee will receive approximately $2.1 billion principal amount of CoffeeCo debt securities, which will be guaranteed by DutchCo. In connection with the distribution and in accordance with the terms of the new Sara Lee notes, Sara Lee will satisfy its obligations under the new Sara Lee notes by transferring a portion of such CoffeeCo debt securities to the holders of the new Sara Lee notes. DutchCo will guarantee CoffeeCo’s obligations under such CoffeeCo debt securities. Sara Lee will transfer the remaining CoffeeCo debt securities to certain subsidiaries of CoffeeCo in satisfaction of Sara Lee’s debt obligations to such subsidiaries of CoffeeCo.

Prior to the distribution, CoffeeCo and certain of its affiliates intend to enter into one or more agreements with one or more third party lenders for approximately $1.8 billion of bridge financing, consisting of an initial bridge loan and a second bridge loan, each of approximately $1.8 billion. CoffeeCo and its affiliates will not receive any funds under the bridge financing until after the distribution, and funding under the bridge financing is expected to be conditioned upon the occurrence of the distribution. We expect that the initial bridge loan will be funded shortly before the distribution of the CoffeeCo Special Cash Dividend, and we expect that the initial bridge loan will be repaid shortly after the distribution of the CoffeeCo Special Cash Dividend with the proceeds of the second bridge loan. We expect that the second bridge loan will be repaid shortly after the separation with cash on hand at the time of the separation. As of December 31, 2011, we had approximately €2 billion of cash and cash equivalents, and we expect to have approximately €1.5 billion of cash and cash equivalents immediately prior to the distribution.

In connection with the separation, the company intends to enter into a revolving credit facility to provide available financing to the company in future periods.

As a consequence of various transactions, including those described above, between us and Sara Lee in connection with the separation, we estimate our borrowings will increase to approximately €550 million immediately following the separation and our cash and cash equivalents will decrease to approximately €150 million. Assuming these amounts, we would have net debt (total borrowing less cash and cash equivalents) of approximately €400 million at separation.

Liabilities Unrelated to the Coffee and Tea Business

We will have legal responsibility for certain liabilities unrelated to our coffee and tea business after separation. These consist of the following:

Branded Apparel Liabilities

Sara Lee held several European branded apparel businesses that were sold prior to fiscal 2009, and retained various obligations associated with those businesses upon disposal. Subsequent to the sales of the branded apparel businesses, an agreement was entered into with Sara Lee under which entities within our group became the legal owner of the companies responsible for settlement of certain of these obligations.

As a result, during the historical periods presented in the combined financial statements, we have legally owned and managed certain of these obligations associated with the branded apparel business. These include pension obligations, medical claims and environmental obligations. As we have been responsible for and have managed the settlement of these obligations during the historical periods presented, we have reflected the liabilities in our combined balance sheets and any associated expense in our combined income statements. As of the end of the first half of fiscal 2012, we have reflected in our unaudited combined balance sheet liabilities of €16.4 million and pension assets of €37.5 million related to these branded apparel liabilities.

Liabilities Assumed from Sara Lee

Sara Lee has certain liabilities that it has retained related to the disposals of businesses that it previously held and that, accordingly, are unrelated to either our business or Sara Lee’s ongoing meats business. In connection with the decision to separate, Sara Lee determined that it was necessary to divide the liabilities associated with these previously disposed businesses between us and the remaining Sara Lee entity. Sara Lee did not believe it was appropriate for the remaining Sara Lee entity to be liable for all such liabilities in the future.

Sara Lee considered a number of factors in allocating these liabilities to each of the entities. Sara Lee’s allocation was primarily based on whether the subject matter and administrative expertise for managing the liability resides in the international or U.S. businesses, and the geographic location of the liability and the related disposed entities. The liabilities we will assume in connection with the separation are primarily related to the disposal of Sara Lee’s household and body care business and its international bakery business.

The liabilities that we will assume include certain legal claims and tax reserves and indemnifications, as well as pension obligations that did not transfer to the buyers of the disposed businesses. The liabilities that we will assume from Sara Lee are reflected in our pro forma combined financial information. See our unaudited pro forma combined financial information on pages 62-70.

In addition to the amounts reflected in our pro forma combined financial information, we will be responsible for certain other contingent liabilities unrelated to the coffee and tea business after the separation.

Conditions to the Separation

We expect that the separation will be effective on the distribution date, provided that the following conditions have been satisfied or waived by Sara Lee:

•	the board of directors of Sara Lee has authorized and approved the distribution;

•	the board of directors of CoffeeCo has approved and declared the $3.00 per share dividend;

•	Sara Lee has issued the new Sara Lee notes;

•

Sara Lee, CoffeeCo and DutchCo have each delivered the representations required by the tax sharing agreement and any other representation letters required in connection with the consummation of the separation;

•

Sara Lee has received a private letter ruling from the IRS (which has not been revoked or modified in any material respect or superseded by a change in applicable law), in form and substance satisfactory to Sara Lee, to the effect that the distribution and certain related transactions, including the debt exchange, will qualify as tax-free to Sara Lee, CoffeeCo, and Sara Lee shareholders for U.S. federal income tax purposes under Section 355, 368(a)(1)(D), and 361 and related provisions of the Code;

•

Sara Lee has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other nationally recognized tax counsel), in form and substance satisfactory to Sara Lee, to the effect that (a) the distribution and certain transactions, including the debt exchange, should qualify as tax-free to

Sara Lee, CoffeeCo and Sara Lee shareholders under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code; (b) the merger of CoffeeCo with a wholly owned U.S. subsidiary of DutchCo should qualify as a reorganization within the meaning of Section 368(a) of the Code that should result in the recognition of gain, but not loss, by U.S. shareholders pursuant to Section 367(a) of the Code; and (c) DutchCo should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code;

•

one or more independent financial advisory firms acceptable to Sara Lee, in its sole and absolute discretion (which we currently expect to be Duff & Phelps, LLC), have delivered one or more opinions to Sara Lee and DutchCo confirming the solvency and financial viability of DutchCo and Sara Lee, and such opinions have not been withdrawn or rescinded;

•

Sara Lee and DutchCo have prepared and DutchCo, to the extent required under applicable law, has filed with the SEC and the AFM any such documentation that Sara Lee determines, in its sole and absolute discretion, is necessary or desirable to effectuate the separation, and each party has obtained all necessary approvals from the SEC, the AFM and any other applicable governmental authority;

•

Sara Lee and DutchCo have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of applicable foreign jurisdictions in connection with the separation;

•

the SEC has declared effective our registration statement on Form F-1, of which this prospectus is a part, and the AFM has approved our European Union Listing Prospectus, and no stop order suspending the effectiveness is in effect or threatened by the SEC;

•

prior to the distribution, we must have mailed or otherwise properly made available to Sara Lee shareholders of record as of the record date, such information concerning our business, operations and management, the separation and such other matters as Sara Lee has determined is appropriate and as may be required by law;

•	Euronext Amsterdam N.V. has admitted our ordinary shares to listing, subject to official notice of issuance;

•

Sara Lee and DutchCo have received all consents, registrations, approvals, material permits, clearances or authorizations from governmental authorities and third persons necessary to effect the separation and to permit the operation of our business after the distribution date;

•

no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation or any of the transactions related thereto, is in effect, and no other event outside the control of Sara Lee has occurred or failed to occur that prevents the separation;

•	the conditions to closing in the merger agreement have been satisfied or waived;

•	CoffeeCo has entered into such financing agreements as are necessary to provide sufficient funds to effect the CoffeeCo Special Dividend;

•

except as otherwise agreed by us, Sara Lee and CoffeeCo, all of the DutchCo and CoffeeCo employees and directors shall have resigned or been removed as officers and from all of the boards of directors or similar governing bodies of Sara Lee and its subsidiaries, and all of Sara Lee’s employees and directors shall have resigned or been removed as officers and from all of the boards of directors or similar governing bodies of DutchCo and CoffeeCo and their subsidiaries, pursuant to the terms of the master separation agreement;

•

all transactions required to occur prior to the distribution date pursuant to the master separation agreement shall have been consummated, including execution of the tax sharing agreement, the employee matters agreement, the intellectual property separation agreement, the transition services agreement and the merger agreement;

•	certain pre-distribution transactions, including an internal reorganization, have been completed;

•	each of Sara Lee, CoffeeCo and DutchCo shall have credit ratings assigned by credit rating agencies that are satisfactory to Sara Lee in its sole and absolute discretion; and

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no other events or developments shall have occurred that, in the judgment of Sara Lee, in its sole and absolute discretion, makes it inadvisable to effect the separation or any of the transactions contemplated by the master separation agreement.

The fulfillment of the foregoing conditions will not create any obligation on the part of Sara Lee to effect the separation and related transactions, and the board of directors of Sara Lee may terminate the master separation agreement and the separation and listing at any time prior to the distribution. Sara Lee may waive any of these conditions in its sole and absolute discretion.

Treatment of Equity-Based Compensation

The following discussion describes the expected treatment of Sara Lee equity awards held by employees who will be employed by CoffeeCo immediately following the distribution, and by DutchCo following the consummation of the merger, or who are former employees of the CoffeeCo business but who hold equity awards at the time of the distribution, which we collectively refer to as DutchCo Employees, and by non-employee directors who will serve on the board of directors of DutchCo following the consummation of the merger. The post-separation treatment of a person’s award will depend on the type of award. For purposes of this discussion, “Sara Lee Options” refers to options to purchase Sara Lee common stock, “Sara Lee RSUs” refers to Sara Lee restricted stock units and “Sara Lee PSUs” refers to Sara Lee performance share units. The treatment described below will become effective as of the distribution date.

Adjustment of Sara Lee Equity Awards Held by CoffeeCo Employees

Sara Lee Options, Sara Lee RSUs and Sara Lee PSUs outstanding immediately prior to the distribution date will be adjusted to account for the distribution and the CoffeeCo Special Dividend.

Sara Lee Options

To reflect the adjustment for the distribution and the CoffeeCo Special Dividend, the number of shares subject to each Sara Lee Option after the distribution will be determined by multiplying the number of shares subject to the Sara Lee Option immediately prior to the distribution by the Conversion Ratio, and rounding down to the nearest whole share. The “Conversion Ratio” is a fraction, the numerator of which is the volume weighted average price of the Sara Lee shares trading the regular way on the New York Stock Exchange over the two trading days prior to the distribution date (which will include the distribution date if such date is a trading day) and the denominator of which is the volume weighted average price of the Sara Lee shares on the New York Stock Exchange over the first two trading days following the distribution date. The per share exercise price applicable to Sara Lee Options following the distribution will be determined by dividing the exercise price applicable to such options immediately prior to the distribution by the Conversion Ratio, and rounding up to the nearest whole cent.

Sara Lee Options held immediately prior to the distribution by employees who will become DutchCo Employees on the consummation of the merger, as adjusted pursuant to the previous paragraph, will vest in full on the distribution date and remain exercisable until six months following the distribution date, except that DutchCo Employees who are current, active employees of Sara Lee immediately prior to the distribution may elect instead to have their Sara Lee Options, as adjusted pursuant to the previous paragraph, continue to vest and remain exercisable according to the original terms of the option grant.

Sara Lee RSUs

With respect to Sara Lee RSUs held by employees who will become DutchCo Employees on the consummation of the merger, the number of shares subject to each such Sara Lee RSU immediately following the distribution will be determined by multiplying the number of shares subject to the Sara Lee RSU immediately prior to the distribution by the Conversion Ratio, and rounding down to the nearest whole share.

Except as described in the following paragraphs, Sara Lee RSUs held immediately prior to the distribution by employees who will become DutchCo Employees on the consummation of the merger, as adjusted pursuant to previous paragraph, will vest in full on the distribution date and such holders will receive shares of Sara Lee in settlement of such Sara Lee RSUs.

With respect to Sara Lee RSUs granted on January 26, 2012 to our Non-Executive Chairman in his role as Executive Chairman of the board of directors of Sara Lee, which we refer to as the Chairman 2012 RSUs, a prorated portion of such Chairman 2012 RSUs will vest on the distribution date based on the number of days elapsed between the grant date and the distribution date, including the distribution date, over the total number of days in the vesting period, and the remaining portion of the Chairman 2012 RSUs that do not vest will terminate and be canceled as of the distribution date. The Chairman 2012 RSUs that become vested pursuant to the previous sentence will be settled for a number of DutchCo ordinary shares determined by multiplying the number of shares of Sara Lee common stock subject to such vested Chairman 2012 RSUs by the DutchCo Ratio, and rounding down to the nearest whole share. “DutchCo Ratio” is a fraction, the numerator of which is the volume weighted average price of shares of Sara Lee common stock trading the regular way on the New York Stock Exchange over the two trading days prior to the distribution date (which will include the distribution date if such date is a trading day) and the denominator of which is the volume weighted average price of the DutchCo ordinary shares trading in the as-if-and-when issued market on NYSE Euronext Amsterdam over the first two trading days following the distribution date (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the distribution date).

Sara Lee RSUs granted on January 26, 2012 to our Chief Executive Officer in his role as Executive Vice President and Chief Executive Officer of Sara Lee’s Coffee and Tea (formerly International Beverage) segment will vest in full on the distribution date and will be settled for a number of DutchCo ordinary shares determined by multiplying the number of shares of Sara Lee common stock subject to RSUs by the DutchCo Ratio, and rounding down to the nearest whole share.

Sara Lee PSUs

With respect to Sara Lee PSUs granted prior to November 4, 2011, and held by employees who will become DutchCo Employees on the consummation of the merger, the number of shares subject to such Sara Lee PSU immediately following the distribution will be determined by multiplying the number of shares subject to the Sara Lee PSU immediately prior to the distribution by the Conversion Ratio, and rounding down to the nearest whole share. These Sara Lee PSUs will vest on the distribution date as follows: (1) for any portion of the performance cycle applicable to a Sara Lee PSU that occurs prior to the distribution, the achievement of the performance goal or goals applicable to the Sara Lee PSU will be determined as of the distribution date based on actual performance results up to the distribution date, and (2) for any portion of the applicable performance cycle that has not yet occurred as of the distribution date, the achievement of the performance goal or goals applicable to the Sara Lee PSU will be determined as of the distribution date based on the target performance level, and such holders will receive shares of Sara Lee in settlement of such Sara Lee PSUs that become vested according to such formulation.

With respect to Sara Lee PSUs granted on or following November 4, 2011 (other than the Chairman 2012 PSUs, as described below), and held immediately prior to the distribution by employees who will become DutchCo Employees on the consummation of the merger, such Sara Lee PSUs will become earned as follows, which we refer to as the Earned PSUs: (1) if the distribution occurs prior to the end of Sara Lee’s fiscal year 2012, the achievement of the performance goals will be determined as of the distribution date based on actual performance through the distribution date with respect to the portion of the fiscal year 2012 that has occurred prior to the distribution date and based on target-level performance with respect to the portion of the fiscal year that has not yet occurred as of the distribution date and (2) if the distribution date occurs on or after the end of Sara Lee’s fiscal year, the achievement of the performance goals will be determined based on actual performance for fiscal year 2012.

On the distribution date, upon consummation of the merger, the Earned PSUs will be assumed by DutchCo and converted into a number of PSUs denominated in ordinary shares of DutchCo, the number of which will be determined by multiplying the number of shares of Sara Lee common stock subject to the Sara Lee PSU immediately prior to the distribution by the DutchCo Ratio.

Sara Lee PSUs granted on January 26, 2012 to our Non-Executive Chairman in his role as Executive Chairman of the board of directors of Sara Lee, which we refer to as the Chairman 2012 PSUs, will become earned as follows: (1) if the distribution occurs prior to the end of Sara Lee’s fiscal year 2012, the achievement of the performance goals will be determined as of the distribution date based on actual performance through the distribution date with respect to the portion of Sara Lee’s fiscal year 2012 that has occurred prior to the distribution date and based on target-level performance with respect to the portion of Sara Lee’s fiscal year 2012 that has not yet occurred as of the distribution date and (2) if the distribution date occurs on or after the end of Sara Lee’s fiscal year 2012, the achievement of the performance goals will be determined based on actual performance for Sara Lee’s fiscal year 2012. A prorated portion of the Chairman 2012 PSUs that become earned pursuant to the previous sentence will vest on the distribution date based on the number of days elapsed between the grant date and the distribution date, including the distribution date, over the total number of days in the applicable one-year vesting period, and the remaining portion of the Chairman 2012 PSUs that do not vest will terminate and be canceled as of the distribution date. The Chairman 2012 PSUs that become vested pursuant to the foregoing will be settled for a number of DutchCo ordinary shares determined by multiplying the number of shares of Sara Lee common stock subject to such vested Chairman 2012 PSUs by the DutchCo Ratio, and rounding down to the nearest whole share.

RSUs Held by Non-Employee Directors

Each non-employee director of Sara Lee who serves as a non-employee director of DutchCo after the distribution and consummation of the merger and who holds a Sara Lee RSU immediately prior to the distribution, will continue to hold such Sara Lee RSU and will also be granted a new RSU award, which immediately following the separation, will be denominated in ordinary shares of DutchCo, which we refer to as a DutchCo RSU, with the number of DutchCo shares subject to such DutchCo RSU determined by multiplying the number of Sara Lee shares subject to the Sara Lee RSU immediately prior to the distribution by a fraction, the numerator of which is the difference between the volume weighted average price of the Sara Lee shares trading the regular way on the New York Stock Exchange over the two trading days prior to the distribution date (which will include the distribution date if such date is a trading day) and the volume weighted average price of shares of Sara Lee common stock on the New York Stock Exchange over the first two trading days following the distribution date and the denominator of which is the volume weighted average price of the DutchCo ordinary shares trading in the as-if-and-when issued market on NYSE Euronext Amsterdam over the first two trading days following the distribution date (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the distribution date).

Each Sara Lee RSU and DutchCo RSU held by a non-employee director who serves on the DutchCo board of directors after the distribution and consummation of the merger will be settled for shares of Sara Lee and DutchCo, respectively, on the date that is six months following the distribution date.

In addition, such non-employee directors who serve on the DutchCo board of directors after the distribution and consummation of the merger and who are not subject to certain sections of the U.S. Internal Revenue Code, may elect to have their Sara Lee RSUs converted, immediately following the separation, into RSUs denominated in shares of DutchCo (rather than being granted a new DutchCo RSU and retaining both their Sara Lee RSUs and the new DutchCo RSUs as described above), the number of which will be determined by multiplying the number of shares of Sara Lee subject to the Sara Lee RSU immediately prior to the separation by the DutchCo Ratio and rounding down to the nearest whole share.

Material U.S. Federal Income Tax Consequences of the Separation

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Sara Lee, as to the material U.S. federal income tax consequences to Sara Lee shareholders resulting from the distribution and the merger. This summary is based upon the Code, existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to Sara Lee shareholders that are U.S. Holders, as defined below, that hold their shares of Sara Lee common stock as a capital asset (generally, for investment purposes). Further, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), holders who acquired their shares of Sara Lee common stock pursuant to the exercise of employee common stock options or otherwise as compensation, holders who hold different blocks of Sara Lee common stock (generally shares of Sara Lee common stock purchased or acquired on different dates or at different prices), financial institutions, insurance companies, dealers or traders in securities, holders who are subject to alternative minimum tax and holders who hold their shares of Sara Lee common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. In addition, the following discussion does not address the tax consequences of the distribution or the merger under U.S. state or local or non-U.S. tax laws. Accordingly, Sara Lee shareholders are encouraged to consult their tax advisors concerning the U.S. federal, state and local and non-U.S. tax consequences to them of the distribution and the merger.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Sara Lee common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Sara Lee common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Sara Lee common stock should consult its tax advisor regarding the tax consequences of the distribution and the merger.

Material U.S. Federal Income Tax Consequences of the Distribution, the CoffeeCo Special Dividend and the Merger

Sara Lee has received a ruling from the IRS to the effect that the distribution, and certain related transactions, including the debt exchange, will qualify as tax-free to Sara Lee, CoffeeCo, and Sara Lee shareholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code. Although a private letter ruling generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, or any material forward-looking covenants or undertakings are not complied with, then Sara Lee will not be able to rely on the IRS Ruling. In addition, the IRS Ruling is based on current law, and cannot be relied upon if the applicable law changes with retroactive effect. Furthermore, pursuant to IRS ruling policy, the IRS Ruling does not establish that the distribution satisfies every requirement for qualification as tax-free under Sections 355, 368(a)(1)(D) and 361 of the Code. The parties will rely solely on the opinion of counsel for comfort that such additional requirements relating to Sections 355, 368(a)(1)(D)

and 361 of the Code should be satisfied. Similarly, the IRS Ruling will not address any tax consequences relating to the merger, including under Sections 367 or 7874 of the Code, and the parties will rely solely on the opinion of counsel with respect to tax consequences relating to the merger, the receipt of which opinion is a condition to the occurrence of the merger.

The distribution is conditioned upon the receipt by Sara Lee of the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Sara Lee, to the effect that (1) the distribution and certain related transactions, including the debt exchange, should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code and (2) the merger should qualify as a tax-free reorganization to CoffeeCo and DutchCo under Section 368(a) of the Code, but which should result in the recognition of gain, but not loss, by U.S. Holders under Section 367 of the Code. In connection with the filing of this registration statement, Skadden, Arps, Slate, Meagher & Flom LLP will deliver its opinions that for U.S. federal income tax purposes, (1) the distribution and certain related transactions, including the debt exchange, should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code, (2) the merger should qualify as a tax-free reorganization to CoffeeCo and DutchCo under Section 368(a) of the Code, but should result in the recognition of gain, but not loss, by U.S. Holders under Section 367 of the Code, and (3) DutchCo should not be treated as a U.S. corporation under Section 7874 of the Code. Sara Lee expects to receive such opinions at the effective time of the distribution. The tax opinions will not be binding on the IRS or the courts, and there can be no assurance that the IRS or the courts would not challenge the conclusions stated in the opinions or that any such challenge would not prevail. The opinions will rely on the IRS Ruling as to matters covered by the IRS Ruling. The tax opinions also are and will be based on, among other things, assumptions and representations that have been and will be received from Sara Lee and CoffeeCo, including those representations contained in certificates of officers of Sara Lee and CoffeeCo, as requested by counsel. If any of those factual representations or assumptions were to be untrue or incomplete in any material respect, any undertaking was not complied with, or the facts upon which the opinions are and will be based were to be materially different from the facts at the time of the distribution, the distribution may not qualify under Sections 355, 368(a)(1)(D) and 361 of the Code, the merger may not qualify as a reorganization under Section 368(a) and/or DutchCo may be treated as a U.S. corporation pursuant to Section 7874 of the Code.

Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that, for U.S. federal income tax purposes, (1) the distribution and certain related transactions, including the debt exchange, should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee shareholders under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code and (2) the merger should qualify as a tax-free reorganization to CoffeeCo and DutchCo under Section 368(a) of the Code, but should result in the recognition of gain, but not loss, by U.S. Holders under Section 367 of the Code. Accordingly, it is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP that:

The Distribution

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No gain or loss should be recognized by Sara Lee upon the distribution of shares of common stock of CoffeeCo to the exchange agent for the benefit of the Sara Lee shareholders pursuant to the distribution.

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No gain or loss should be recognized by, and no amount should be included in the income of, a Sara Lee shareholder upon the receipt of shares of common stock of CoffeeCo pursuant to the distribution. However, as described below, gain, but not loss, should be recognized by Sara Lee shareholders upon the receipt of DutchCo common stock pursuant to the merger as described further in “The Merger” beginning on page 53.

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A Sara Lee shareholder that receives shares of common stock of CoffeeCo in the distribution should have an aggregate adjusted basis in its shares of common stock of CoffeeCo and its shares of Sara Lee common stock immediately after the distribution equal to the aggregate adjusted basis of such shareholder’s shares of Sara Lee common stock held prior to the distribution, which should be allocated in accordance with their relative fair market values. The tax rules regarding basis allocation in a transaction such as the distribution, followed by the merger, are complex and Sara Lee shareholders are encouraged to consult their tax advisors about the application of these rules.

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The holding period of the shares of common stock of CoffeeCo received in the distribution by a Sara Lee shareholder should include the holding period of such shareholder’s shares of Sara Lee common stock.

The CoffeeCo Special Dividend

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No gain or loss should be recognized by CoffeeCo upon the distribution of the CoffeeCo Special Dividend to the exchange agent for the benefit of the CoffeeCo shareholders pursuant to the payment of CoffeeCo Special Dividend.

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The CoffeeCo Special Dividend should be treated as paid with respect to CoffeeCo common stock and should be includible in the gross income of a record holder of CoffeeCo common stock immediately after the distribution (i.e., the holder who is entitled under Delaware law to receive the CoffeeCo Special Dividend). The CoffeeCo Special Dividend should be taxable to such holder as a dividend to the extent of CoffeeCo’s current and accumulated earnings and profits. In this regard, it is expected that the entire amount of the CoffeeCo Special Dividend will be paid out of CoffeeCo’s earnings and profits, and accordingly, the full amount of the CoffeeCo Special Dividend is expected to be taxable as a dividend to the holders. Any amount of the CoffeeCo Special Dividend that exceeded CoffeeCo’s earnings and profits should be treated first as a non-taxable dollar-for-dollar reduction in the shareholder’s tax basis in its CoffeeCo common stock and then as capital gain from the sale or exchange of such shareholder’s CoffeeCo’s common stock.

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The CoffeeCo Special Dividend should be treated as a qualified dividend subject to tax at the long term capital gains rates if the CoffeeCo shares are held for the specified holding period. As described above, the holding period of the shares of common stock of CoffeeCo received in the distribution by a Sara Lee shareholder should include the holding period of such shareholder’s shares of Sara Lee common stock.

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CoffeeCo corporate shareholders should consult their tax advisors about the application of the “extraordinary dividend” provision in Section 1059 of the Code to their receipt of the CoffeeCo Special Dividend, as special rules different from those described above may apply depending upon their particular situation.

The Merger

Neither CoffeeCo nor DutchCo should be subject to U.S. federal income tax as a result of the merger. It is the opinion of Skadden, Arps, State, Meagher & Flom LLP that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the exchange of CoffeeCo shares for DutchCo shares pursuant to the merger should be taxable for U.S. Holders of Sara Lee pursuant to the special rules contained in Section 367(a) of the Code.

Accordingly, a holder of CoffeeCo common stock should recognize gain, but not loss, equal to the excess of the fair market value of the DutchCo common stock received by the holder pursuant to the merger over such holder’s adjusted basis in the CoffeeCo common stock (as described above under “The Distribution”) exchanged therefor. Any gain recognized by a holder in the merger should be capital gain, and should be long-term capital gain if the Sara Lee shares in respect of which the exchanged CoffeeCo common stock was received have been held by such holder for more than one year at the effective time of the transactions.

A holder that recognizes gain pursuant to the merger should have an adjusted tax basis in the DutchCo common stock it receives equal to the fair market value of the DutchCo shares. The holding period of the ordinary shares of DutchCo received in the merger by a holder should include the holding period of such holder’s shares of CoffeeCo common stock, which, as described above, should include the holding period of such shareholder’s shares of Sara Lee common stock.

A holder should not be permitted to recognize any loss realized on the exchange of its CoffeeCo common stock for DutchCo ordinary shares. The adjusted tax basis of the DutchCo ordinary shares received by a holder with a loss on its CoffeeCo common stock should be equal to such holder’s adjusted tax basis in its CoffeeCo common stock surrendered in exchange therefor.

Special considerations may exist for holders that have acquired different blocks of Sara Lee common stock at different times or at different prices, or otherwise have varying holding periods and bases with respect to different blocks of their common stock. Such shareholders should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, shares of Sara Lee common stock and CoffeeCo common stock received in the distribution and the amount and character of gain recognized pursuant to the merger. In determining the amount of gain recognized, each share of CoffeeCo common stock transferred should be treated as the subject of a separate exchange. Thus, if a holder transfers some shares of CoffeeCo common stock on which gains are realized and other shares of CoffeeCo common stock on which losses are realized, the holder may not net the losses against the gains to determine the amount of gain recognized.

A holder that receives cash because we will not distribute fractional ordinary shares of DutchCo in the merger should be treated as though it first received a distribution of a fractional share in the merger, and then sold it for the amount of cash. Such holder should recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash received for such fractional share and the holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the holder’s holding period for its Sara Lee common stock exceeds one year on the date of the distribution.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger if the Distribution Is Taxable

Pursuant to IRS ruling policy, the IRS Ruling does not establish that the distribution satisfies every requirement for qualification under Sections 355, 368(a)(1)(D) and 361 of the Code, and the parties will rely solely on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP for comfort that such additional requirements not covered by the IRS Ruling should be satisfied. In connection with the filing of this registration statement, Skadden, Arps Slate, Meagher & Flom LLP will deliver its opinion that the additional requirements for qualification under Sections 355, 368(a)(1)(D) and 361 of the Code should be satisfied, including, the device requirement, the business purpose requirement, the non-application of Section 355(e) of the Code and the requirement that the CoffeeCo securities qualify as securities within the meaning of Section 361 of the Code. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. The conclusions in the tax opinion are and will be based on existing legal authority. With respect to certain conclusions as to which there is no authority directly on point, such conclusions are and will be based upon a reasoned analysis and interpretation of relevant analogous authorities. Thus, notwithstanding the receipt by Sara Lee of the IRS Ruling and an opinion of counsel, the IRS could assert that the distribution should be treated as a taxable transaction in whole or in part, if, among other things, it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS Ruling is untrue or has not been complied with or if it disagrees with the conclusions in the opinion that are not covered by the IRS Ruling. If the IRS were to assert successfully that the distribution was taxable, the above consequences would not apply and both Sara Lee and its shareholders that received shares of common stock of CoffeeCo in the distribution could be subject to tax, as described below.

If the distribution does not qualify as a transaction under Sections 355, 368(a)(1)(D) and 361 of the Code, then Sara Lee would recognize gain equal to the excess of the fair market value of CoffeeCo common stock (on the date of the distribution) distributed to Sara Lee shareholders over Sara Lee’s adjusted tax basis in CoffeeCo common stock. Further, Sara Lee could incur significant additional tax liability with respect to certain related transactions, including the debt exchange. In addition, each Sara Lee shareholder who received CoffeeCo common stock in the distribution would be treated as having received a taxable distribution in an amount equal to the fair market value of such common stock on the distribution date. That distribution would be taxable to the shareholder as a dividend to the extent of Sara Lee’s current and accumulated earnings and profits. Any amount that exceeded Sara Lee’s earnings and profits would be treated first as a non-taxable dollar-for-dollar reduction in the shareholder’s tax basis in its Sara Lee common stock and then as capital gain from the sale or exchange of such shareholder’s Sara Lee common stock.

A Sara Lee shareholder’s tax basis in CoffeeCo common stock received generally would equal the fair market value of CoffeeCo common stock on the date of the separation, and the holding period for that common stock would begin the day after the separation. The holding period for the shareholder’s Sara Lee common stock would not be affected by the fact that the distribution was taxable. Certain Sara Lee shareholders would be subject to additional special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

To the extent the distribution did not qualify as a transaction under Sections 355, 368(a)(1)(D) and 361 of the Code, the payment of the CoffeeCo Special Dividend should be taxable to a holder as a dividend to the extent of CoffeeCo’s current and accumulated earnings. Any amount of the CoffeeCo Special Dividend that exceeded CoffeeCo’s earnings and profits should be treated first as a non-taxable dollar-for-dollar reduction in the shareholder’s tax basis in its CoffeeCo common stock and then as capital gain from the sale or exchange of such shareholder’s CoffeeCo common stock. To the extent taxable as a dividend, the CoffeeCo Special Dividend would not be treated as a qualified dividend eligible for taxation at the long-term capital gains rates, as the requisite holding period would not be met.

To the extent the distribution did not qualify as a transaction under Sections 355, 368(a)(1)(D) and 361 of the Code, in the merger, a holder of CoffeeCo common stock should recognize gain, if any, but not loss, equal to the excess of the fair market value of the DutchCo ordinary shares over the holder’s adjusted basis in the CoffeeCo common stock. However, such holder should generally have a tax basis in the CoffeeCo common stock equal to its fair market value as described above. Accordingly, such holders should recognize gain only to the extent the fair market value of the DutchCo ordinary shares exceeds the fair market value of the CoffeeCo common stock on the date of the merger. Holders are urged to consult their tax advisors as to the proper determination of the fair market value of the CoffeeCo common stock and the DutchCo ordinary shares.

A holder should have an adjusted tax basis in the DutchCo ordinary shares it receives equal to the adjusted tax basis of the CoffeeCo common stock exchanged therefor, increased by any gain recognized. The holding period of the ordinary shares of DutchCo received in the merger by a holder should generally start on the day after the date of the separation.

Additionally, future events that may or may not be within the control of Sara Lee, CoffeeCo or DutchCo, including extraordinary purchases of Sara Lee common stock or DutchCo ordinary shares, could cause the distribution or certain related transactions, including the debt exchange, not to qualify as tax free, in whole or in part, to Sara Lee and/or holders of Sara Lee common stock. Depending on the event, CoffeeCo may be required to indemnify Sara Lee for some or all of the taxes and losses resulting from the distribution of CoffeeCo common stock to the Sara Lee shareholders and certain related transactions, including the debt exchange, not qualifying as tax free under Sections 355, 361 and/or 368(a)(1)(D) of the Code. See “Related Party Transactions—Agreements with Sara Lee Corporation—Tax Sharing Agreement,” which begins on page 141.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, Sara Lee could be required to recognize taxable gain on the distribution under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly common stock or ordinary shares, as applicable, representing a 50% or greater interest in Sara Lee, CoffeeCo or DutchCo as part of a plan or series of related transactions with the distribution. For this purpose, any acquisitions of Sara Lee stock, CoffeeCo common stock, or DutchCo ordinary shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although CoffeeCo or Sara Lee expect that it would be able to rebut that presumption, since they will agree not to enter into transactions reasonably expected to cause the distribution to be taxable. For this purpose, the acquisitions of CoffeeCo common stock by DutchCo and of DutchCo ordinary shares by Sara Lee’s shareholders, in the merger should not be treated as acquisitions. If an acquisition of CoffeeCo common stock or DutchCo ordinary shares or Sara Lee common stock were to trigger the application of Section 355(e), Sara Lee would recognize taxable gain as described above, but the distribution should remain tax-free to Sara Lee shareholders.

In connection with the separation, Sara Lee and CoffeeCo will enter into a tax sharing agreement pursuant to which CoffeeCo and Sara Lee and their respective affiliates and subsidiaries each will agree to indemnify the other for certain liabilities and obligations following the separation. CoffeeCo’s indemnification obligations will include a covenant to indemnify Sara Lee for any losses that it and its subsidiaries incur that are caused by the failure of the distribution and certain related transactions, including the debt exchange, to qualify as tax-free to the extent such losses arise as a result of any action (or failure to act) of CoffeeCo or any of its affiliates, including DutchCo, following the distribution, or otherwise result from any breach of certain representations, covenants or obligations of CoffeeCo or any of its affiliates, including DutchCo, concerning a party’s plan or intention with respect to actions or operations after the distribution date. CoffeeCo also will be responsible for 50% of any taxes resulting from the failure of the distribution and certain related transactions, including the debt exchange, to qualify as tax-free, which failure is (1) not due to the actions, misrepresentations or omission of Sara Lee or CoffeeCo or their respective subsidiaries or (2) due to an action (or failure to act), misrepresentation, or omission of Sara Lee, CoffeeCo or their respective affiliates prior to the date of the distribution not concerning a party’s plan or intention with respect to actions or operations after the distribution date. In addition, even if CoffeeCo is not contractually required to indemnify Sara Lee for tax liabilities if the distribution were to fail to be tax-free, CoffeeCo nonetheless could be legally liable for such liabilities if Sara Lee were to fail to pay them. See “Related Party Transactions—Agreements with Sara Lee Corporation—Tax Sharing Agreement,” which begins on page 141, for a more detailed discussion of the tax sharing agreement between Sara Lee and CoffeeCo.

Certain State, Local and Non-U.S. Tax Matters.

Holders may be subject to various state, local and non-U.S. taxes and tax filing requirements. Holders are urged to consult their tax advisors with respect to the state, local and non-U.S. tax consequences of the distribution, the CoffeeCo Special Dividend and the merger.

Material U.S. Federal Income Tax Consequences Relating to Section 7874 of the Code

Tax Residence of DutchCo

Although DutchCo is incorporated in the Netherlands, the IRS may assert that DutchCo should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes under Section 7874 of the Code. As a general matter, absent the application of Section 7874 of the Code, a corporation is considered, for U.S. federal income tax purposes, to be a tax resident of the jurisdiction in which it is incorporated.

Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that, for U.S. federal income tax purposes, DutchCo should not be treated as a U.S. corporation under Section 7874 of the Code.

Under Section 7874 of the Code, a corporation created or organized outside the United States will be treated as a U.S. corporation for U.S. federal income tax purposes, when (1) it directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (2) the shareholders of the acquired U.S. corporation hold at least 80 percent of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (3) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of incorporation relative to the group’s worldwide activities. Solely for purposes of Section 7874 of the Code, “expanded affiliated group” generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50 percent of the stock by vote and value. There is no specific guidance as to what constitutes “substantial business activities.”

In the merger, DutchCo will acquire all of the assets of CoffeeCo, and the former shareholders of CoffeeCo will acquire 100 percent of the stock in DutchCo by reason of holding stock in CoffeeCo. Therefore, DutchCo will be respected as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code provided that the DutchCo expanded affiliated group conducts substantial business activities in the Netherlands relative to the group’s worldwide activity.

Based on the historical conduct of the coffee and tea business in the Netherlands, the relative amount of assets, employees and sales located in the Netherlands, the substantial managerial activities by officers and employees in the Netherlands, and the Dutch business activities that are material to the group’s overall business activities, the DutchCo expanded affiliated group should have substantial business activities in the Netherlands. As a result, DutchCo should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code following the merger.

Material Tax Consequences to U.S. Holders if DutchCo is Ultimately Determined to Be a U.S. Corporation for U.S. Federal Income Tax Purposes

Notwithstanding the foregoing, it is possible that the IRS may assert and ultimately establish that DutchCo should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. If the IRS were to prevail, the merger should still qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the holders of CoffeeCo shares should not be subject to U.S. federal income tax on the receipt of DutchCo shares in exchange for their CoffeeCo shares under Section 367(a) of the Code or otherwise. In such case, the adjusted tax basis of the DutchCo shares received by a U.S. holder should be equal to such holder’s adjusted tax basis in its CoffeeCo shares exchanged therefor. In addition, the holding period for any DutchCo shares received by holders should include the holding period of the CoffeeCo shares exchanged therefor. The U.S. consequences of owning and disposing of the DutchCo shares generally would be the same as those of owning and disposing of shares of a U.S. corporation; however, U.S. Holders generally would not be able to claim a U.S. foreign tax credit with respect to any Dutch taxes withheld by DutchCo on distributions, unless the U.S. Holder had other foreign source income. The foreign tax credit rules are complex, and U.S. Holders are urged to consult their U.S. tax advisors regarding the availability of the foreign tax credit under their particular circumstances and particular limitations that may apply to them.

If the IRS asserts and ultimately establishes that DutchCo should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, the resolution of the tax controversy may not be known until several years following the merger. Consequently, a U.S. holder that reported gain on its 2012 U.S. income tax return under Section 367(a) of Code as a result of the merger (as discussed above) may need to file an amended U.S. federal income tax return for the year in which the merger occurred in order to reflect that it should not have recognized gain under Section 367(a) of the Code. Furthermore, the U.S. holder may need to file an amended U.S. federal income tax return for any taxable year in which it disposed of any DutchCo shares received in the merger in order to reflect that the U.S. holder’s adjusted tax basis in such DutchCo shares should equal the holder’s adjusted tax basis in its CoffeeCo shares exchanged therefor.

It is possible that a tax controversy on the application of Section 7874 of the Code to the merger may not be resolved within the period of time a holder is eligible to file an amended return. As such, it is possible that certain holders may not have the opportunity to amend their 2012 U.S. income tax returns, or subsequent tax returns, as described herein. Thus, certain holders who recognize gain under Section 367(a) of the Code in 2012 could lose the opportunity to seek a refund of tax paid with respect to such gain if the IRS asserts and ultimately establishes that no gain should have been realized by such holder in 2012 because DutchCo should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. In addition, such holders may not be permitted to increase their adjusted tax basis in their DutchCo shares, notwithstanding that such holders recognized gain under Section 367(a) of the Code.

USE OF PROCEEDS

We will not receive any proceeds in connection with the separation.

DIVIDEND POLICY

Our general dividend policy will be determined by our board of directors and will be discussed with our shareholders at our annual general meeting of shareholders. Within the general dividend policy, our board of directors will determine to what extent profits will be retained by way of a reserve. In making this determination, the board will consider our ability to declare and pay dividends in light of our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that it may deem relevant. In addition, the terms of our outstanding indebtedness after the separation may limit our ability to pay dividends and we may in the future become subject to debt instruments or other agreements that further limit our ability to pay dividends. Any profits not allocated to the reserves by the board of directors will be at the disposal of our general meeting of shareholders for distribution as a dividend or to be added to the reserves or for such other purposes as our general meeting of shareholders decides. By 2015, we intend (subject to shareholder approval and any contractual restrictions on our payment of dividends) to have a dividend payout ratio of around 30%. We define dividend payout ratio as the percentage of our underlying profit paid to shareholders in dividends. To the extent we pay dividends in euro, the amount of U.S. dollars realized by shareholders will vary depending on the rate of exchange between U.S. dollars and euro. Shareholders will bear any costs related to the conversion of euro into U.S. dollars.

We are a holding company incorporated in the Netherlands. Under Dutch law, we may only pay dividends if our equity exceeds the sum of the paid-in and called-up share capital plus the reserves as required to be maintained by Dutch law or by our Articles. See “Description of Capital Stock—Dividends and Distributions” on page 147. We rely on dividends paid to us by our subsidiaries to fund the payment of dividends, if any, to our shareholders.

EXCHANGE RATE INFORMATION

We present our financial statements in euro. We make no representation that any euro or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or euro, as the case may be, at the rates stated below or at all.

The following table sets forth information concerning exchange rates between the euro and the U.S. dollar for the periods indicated.

	Low	High
	(U.S. $ per €1.00)
Month ended:
November 30, 2011	1.3244	1.3803
December 31, 2011	1.2926	1.3487
January 31, 2012	1.2682	1.3192
February 29, 2012	1.3087	1.3463
March 31, 2012	1.3025	1.3336
April 30, 2012	1.3064	1.3337
Through May 4	1.3091	1.3226

Average for Period (1)
(U.S. $ per €1.00)
Year ended on the Saturday closest to June 30,:
2006	1.2217
2007	1.3143
2008	1.4837
2009	1.3646
2010	1.3864
2011	1.3748

Source: Federal Reserve Bank of New York

Note:

(1)	Annual averages are calculated from month-end rates.

On May 4, 2012, the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York was €1.00 to U.S. $1.3091.

CAPITALIZATION AND INDEBTEDNESS AND NET FINANCIAL INDEBTEDNESS

Capitalization and Indebtedness

The following table sets forth our capitalization and indebtedness as of December 31, 2011 on:

•	An actual basis, as derived from our unaudited condensed combined balance sheet.

•	A pro forma basis, giving effect to the impact of the separation and related transactions as described in the “Unaudited Pro Forma Combined Balance Sheet” as if they had occurred on December 31, 2011.

	Actual	Adjustments		Pro forma
	(amounts in millions of euro)
Total current borrowings
Unguaranteed/Unsecured	€386.7	€(298.8	)(a)	€87.9
Total non-current borrowings (excluding current portion of non-current borrowings)
Unguaranteed/Unsecured	17.0	503.4	(a)	520.4

Total indebtedness(c)	403.7	204.6		608.3

Parent’s net investment
Parent’s net investment	3,884.1	(3,248.5	)(b)	635.6
Other comprehensive income	(279.9)	—		(279.9)

Total capitalization(d)	3,604.2	(3,248.5)		355.7

Total indebtedness and capitalization(e)	€4,007.9	€(3,043.9)		€964.0

(a)	See footnote (g) to the “Unaudited Pro Forma Combined Balance Sheet” on page 67 of this prospectus for further details on this adjustment.
(b)	See footnote (f) to the “Unaudited Pro Forma Combined Balance Sheet” on page 66 of this prospectus for further details on this adjustment.
(c)

The as adjusted amounts are determined as if the separation occurred on December 31, 2011, which is our most recent balance sheet date. The estimated borrowings immediately after separation are expected to differ from the amounts shown above due to an expected decrease in borrowings of approximately €50 million between December 31, 2011 and separation.

(d)

We define capitalization as total shareholders equity. As of December 31, 2011, we present parent’s net investment instead of shareholder’s equity, as we were not a stand-alone entity (see note 1 of our unaudited condensed combined financial statements).

(e)

There has been no material change in our actual capitalization and indebtedness since December 31, 2011 except for repayment of €300 million of Eurobonds. The repayment of the Eurobonds is reflected in the pro forma information presented above.

Net Financial Indebtedness

The following table sets forth a computation of net financial indebtedness as of December 31, 2011 on (a) an actual basis, as derived from our unaudited condensed combined balance sheet and (b) a pro forma basis, giving effect to the impact of separation and related transactions as described in the “Unaudited Pro Forma Combined Balance Sheet” as if they had occurred on December 31, 2011.

	Actual	Adjustments		Pro Forma
	(amounts in millions of euro)
Cash and cash equivalents	€1,995.4	€(1,555.1	)(a)	€440.3

Liquidity	1,995.4	(1,555.1)		440.3

Current financial receivable(c)	—	—		—

Current bank borrowings	84.0	—		84.0
Other current financial borrowings	302.7	(298.8	)(b)	3.9

Current financial debt	386.7	(298.8)		87.9

Net current financial indebtedness	(1,608.7)	1,256.3		(352.4)

Non-current bank borrowings	6.4	—		6.4
Other non-current borrowings	10.6	503.4	(b)	514.0

Non-current financial indebtedness	17.0	503.4		520.4

Net financial indebtedness(d)(e)	€(1,591.7)	€1,759.7		€168.0	(f)

(a)	See footnote (e) to the “Unaudited Pro Forma Combined Balance Sheet” on page 66 of this prospectus for further details on this adjustment.
(b)	See footnote (g) to the “Unaudited Pro Forma Combined Balance Sheet” on page 67 of this prospectus for further details on this adjustment.
(c)

We had loans receivable from Sara Lee of approximately €1.2 billion at December 31, 2011, of which €945.8 million is included in current assets. We have excluded these loans receivable from the current financial receivable as these amounts will be settled on a non-cash basis in connection with the separation. See footnote (d) to the “Unaudited Pro Forma Combined Balance Sheet” on page 65 of this prospectus.

(d)	In addition to the indebtedness shown above, we have provided certain guarantees as disclosed in Note 12 of our unaudited condensed combined financial statements.
(e)	We had indirect indebtedness of €24.7 million at December 31, 2011, which represents our share (approximately 45%) of the indebtedness of our associate.
(f)

The cash and cash equivalents and net indebtedness estimated immediately after separation, which are disclosed elsewhere in this prospectus, are expected to differ from the amounts shown above. These variances are a result of an anticipated decrease in cash and cash equivalents of approximately €290 million and in borrowings of approximately €50 million subsequent to December 31, 2011, which results in estimated net financial indebtedness immediately after separation of €400 million. The decrease in cash is due in part to the payment of €170 million related to our Senseo trademark as described in note 15 of our unaudited condensed combined financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information set forth below consists of unaudited pro forma combined income statements for the period of July 3, 2011 to December 31, 2011 and for the fiscal year ended July 2, 2011 and an unaudited pro forma combined balance sheet as of December 31, 2011.

The unaudited pro forma financial information illustrates the financial impact of the separation from Sara Lee and related transactions. The unaudited pro forma combined income statements for the period of July 3, 2011 to December 31, 2011 and for the fiscal year ended July 2, 2011 give effect to the separation and related transactions as if they occurred on July 4, 2010 (the beginning of fiscal 2011). The unaudited pro forma combined balance sheet gives effect to the separation and related transactions as if they occurred on December 31, 2011.

The unaudited pro forma combined financial information has been derived from our audited combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus, which have been adjusted to give effect to the following:

•	the issuance of CoffeeCo debt securities in connection with the contribution of our operations from Sara Lee;

•	the settlement of the outstanding loans receivable from Sara Lee;

•	the repayment of our Eurobonds;

•

the recognition of amounts associated with the liabilities that will be assumed from Sara Lee in connection with the separation. These assumed liabilities are related to businesses disposed of by Sara Lee as further described on page 46. The assumed liabilities include the following:

•	Provisions that consist of legal claims and restructuring obligations;

•	Tax reserves and indemnifications; and

•	Pension obligations.

•	the impact on income taxes as a result of the separation; and

•	the increase in our borrowings and decrease in our cash and cash equivalents as a consequence of the various transactions between us and Sara Lee in connection with the separation.

The audited combined financial statements have been prepared in accordance with IFRS. Our unaudited condensed combined financial statements have been prepared in accordance with IAS 34. The unaudited condensed combined financial statements should be read in conjunction with the Group’s combined financial statements as of and for the fiscal year ended July 2, 2011, which were prepared in accordance with IFRS.

The unaudited pro forma combined financial information is included for illustrative purposes only and has been prepared in a manner consistent with our accounting policies. The pro forma adjustments are based upon available information and assumptions, which assumptions are described in the accompanying notes. Because of its nature, the unaudited pro forma combined financial information illustrates what the impact would have been if we had consummated the separation at an earlier point in time, and only reflects items expected to have an ongoing impact on our financial results and, therefore, does not represent our actual financial results or position. We do not claim or represent that the unaudited pro forma combined financial information is indicative of the financial results and/or position that would have been achieved had the separation from Sara Lee taken place as of the date indicated. There can be no assurance that the assumptions used in the preparations of the unaudited pro forma combined financial information will prove to be correct. The unaudited pro forma combined financial information is not intended to project our financial results or position as of any future date and does not represent our financial results or position had we been an independent publicly traded company for the period presented.

The unaudited pro forma combined financial information does not reflect any activity subsequent to the period presented, except for the unaudited pro forma combined balance sheet which reflects the impact of the repayment of the Eurobonds, and only reflects the impact of the adjustments described in the notes to the unaudited pro forma combined financial information. As a result, the pro forma amounts presented in the unaudited pro forma combined balance sheet will vary from the actual amounts immediately after separation and the unaudited pro forma combined income statement is not representative of any future period. For example, we expect our cash and cash equivalents at separation to be approximately €150 million and our total borrowing to be approximately €550 million.

The unaudited pro forma combined financial information should be read in conjunction with the sections of this prospectus entitled “Summary Historical and Unaudited Pro Forma Combined Financial Information,” “Risk Factors,” “Selected Historical and Unaudited Pro Forma Combined Financial Data,” “The Separation,” “Operating and Financial Review,” “Capitalization and Indebtedness and Net Financial Indebtedness” and our combined financial statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2011

(amounts in millions of euro)

	Historical	Adjustments(a)		Pro Forma
ASSETS
NONCURRENT ASSETS:
Property, plant and equipment	€372.3	€—		€372.3
Goodwill and other intangible assets	271.7	—		271.7
Investments in associates	16.5	—		16.5
Deferred income tax assets	57.4	0.9	(b)	58.3
Other noncurrent financial assets	21.7	—		21.7
Retirement benefit asset	37.0	(13.8	)(c)	23.2
Receivables from Sara Lee	295.6	(295.6	)(d)	—

	1,072.2	(308.5)		763.7

CURRENT ASSETS:
Inventories	485.7	—		485.7
Receivables from Sara Lee	945.8	(945.8	)(d)	—
Trade and other receivables	446.2	2.1	(b)	448.3
Income tax receivable	—	—		—
Derivative financial instruments	20.7	—		20.7
Cash and cash equivalents	1,995.4	(1,555.1	)(e)	440.3

	3,893.8	(2,498.8)		1,395.0

TOTAL ASSETS	€4,966.0	€(2,807.3)		€2,158.7

PARENT’S NET INVESTMENT AND LIABILITIES
PARENT’S NET INVESTMENT:
Parent’s net investment	€3,604.2	€(3,248.5	)(f)	€355.7

NONCURRENT LIABILITIES:
Borrowings	17.0	503.4	(g)	520.4
Retirement benefit obligations	33.4	23.9	(c)	57.3
Deferred income tax liabilities	53.2	(8.6	)(b)	44.6
Provisions	22.4	29.3	(c)	51.7
Other noncurrent liabilities	53.5	31.1	(c)	84.6

	179.5	579.1		758.6

CURRENT LIABILITIES:
Borrowings	386.7	(298.8	)(g)	87.9
Payables to Sara Lee	12.8	—		12.8
Trade and other payables	568.5	—		568.5
Income taxes payable	135.7	158.3	(b)	294.0
Provisions	58.8	2.6	(c)	61.4
Derivative financial instruments	19.8	—		19.8

	1,182.3	(137.9)		1,044.4

TOTAL PARENT’S NET INVESTMENT AND LIABILITIES	€4,966.0	€(2,807.3)		€2,158.7

See “Notes to the Unaudited Pro Forma Combined Balance Sheet”

Notes to the Unaudited Pro Forma Combined Balance Sheet

(a)	The amounts denominated in US dollars have been converted to Euro at an exchange rate of 1.29, which represents the exchange rate used in the preparation of our consolidated condensed combined balance sheet.

(b)	The following pro forma income tax adjustments have been reflected in our unaudited pro forma combined balance sheet:

(i)	Adjustment to the income tax payable balance to reflect the actual tax payables of the legal entities within the Group as of December 31, 2011. This amount differs from the amount reflected in our unaudited condensed combined financial statements as a result of those financial statements being prepared on a separate company basis. Under this basis, the financial statements were prepared as if we operated as a stand-alone entity or a separate consolidated group within each material jurisdiction in which we operate.

(ii)	Adjustments to deferred tax balances and income taxes payable to reflect the impact of our actual net operating losses being different from the amounts reflected in our unaudited condensed combined financial statements as a result of those financial statements being prepared on a separate company basis. The difference is due to the utilization of actual net operating losses to offset income from divested businesses as well as corporate overhead allocations.

(iii)	Adjustments to income taxes payable as a result of additional repatriation tax liabilities being the responsibility of the Group, rather than Sara Lee, as a result of the form of the separation. After separation, Sara Lee will reimburse us for approximately €2.1 million of these additional tax liabilities.

(iv)	Adjustments to reflect the impact of liabilities assumed from Sara Lee. The adjustment to income taxes payable is related to tax reserves associated with businesses previously disposed of by Sara Lee. The adjustment to deferred income taxes represents the tax impact of the other liabilities assumed from Sara Lee (see note (c)).

Our pro forma income tax adjustments have been determined based on our tax sharing agreement and the Sara Lee group structure that will be in place at separation. The impacts of these adjustments are summarized in the table below (in millions of euro):

	Adjustment
	(i)	(ii)	(iii)	(iv)	Total
Deferred income tax assets	€—	€(6.5)	€—	€7.4	€0.9
Trade and other receivables	—	—	2.1	—	2.1
Deferred income tax liabilities	—	(8.4)	—	(0.2)	(8.6)
Income taxes payable	11.8	20.7	8.2	117.6	158.3
Parent’s net investment	(11.8)	(18.8)	(6.1)	(124.8)	(161.5)

(c)	Represents the amounts associated with the liabilities that will be assumed from Sara Lee in connection with the separation. The liabilities we will assume in connection with the separation are primarily related to the disposal of Sara Lee’s household and body care business and its international bakery business. These liabilities include certain legal claims and restructuring obligations, which are included in provisions, tax indemnifications, which are included in noncurrent liabilities, and retirement benefit obligations for employees that did not transfer to the buyers of the disposed businesses. The offset to these amounts is reflected as an adjustment to parent’s net investment.

See further information in note (d) to our unaudited pro forma combined income statement.

(d)	Represents the settlement of receivables from Sara Lee. A portion of these receivables will be settled through the debt exchange, which is described in note (g) below, with the remainder being settled in cash. Assuming the separation occurred as of December 31, 2011, this would result in non-cash settlement of approximately €1.1 billion through the debt exchange and cash settlement of approximately €0.1 billion. The actual cash settlement amount will vary from this based on the amount of receivables from Sara Lee immediately prior to the separation.

(e)	The pro forma adjustment to cash and cash equivalents consists of the following (amounts in millions of euro):

Cash settlement of receivables from Sara Lee (see note d)	€118.2
Repayment of Eurobonds (i)	(300.0)
Payment of CoffeeCo Special Dividend (ii)	(1,371.0)
Proceeds from bridge financing (iii)	1,392.0
Repayment of bridge financing (iii)	(1,394.3)

Total (iv)	€(1,555.1)

(i)	On March 30, 2012, our €300 million of Eurobonds matured and were repaid. See note (f) below for further information regarding this adjustment.

(ii)	Represents the payment of the CoffeeCo Special Dividend of $3 per share, which is estimated to result in a cash payment of approximately $1.8 billion (approximately €1.4 billion). The estimated dividend payment is based on approximately 588 million shares assuming a conversion ratio of 1:1 of Sara Lee shares for CoffeeCo shares.

(iii)	In connection with the separation, we will enter into bridge financing in relation to the payment of the CoffeeCo Special Dividend, which we will repay shortly after the distribution of the CoffeeCo Special Dividend. The proceeds from the bridge financing have been reduced by the estimated fees of €2.3 million to be paid in connection with the bridge financing. These fees will be expensed upon repayment of the loan and is reflected in the adjustment to Parent’s net investment.

(iv)	This amount differs from the amount of cash and cash equivalents anticipated immediately after separation due to an expected decrease in cash between December 31, 2011, the date of this unaudited pro forma combined balance sheet, and separation.

(f)	The pro forma adjustment to parent’s net investment consists of the following (amounts in millions of euro):

CoffeeCo Special Dividend (see note e)	€(1,371.0)
Impact of pro forma tax adjustment (see note b)	(161.5)
Impact of liabilities assumed from Sara Lee (see note c)	(85.9)
Distribution to Sara Lee (i)	(1,626.6)
Impact of accelerated vesting (ii)	5.5
Settlement of vested awards by Sara Lee (ii)	(5.5)
Finance fees	(3.5)

Total	€(3,248.5)

(i)	In connection with the contribution by Sara Lee of its international coffee and tea operations, CoffeeCo will issue approximately $2.1 billion (approximately €1.6 billion) of debt securities to Sara Lee. As the net assets of the business contributed are already reflected on our unaudited condensed combined balance sheet, the issuance of these debt securities results in an adjustment to parent’s net investment. We will repay a portion of this debt through the settlement of loans to Sara Lee as described in note (g) (i) below and the rest will remain outstanding.

(ii)	In connection with the separation, the vesting of certain of our outstanding stock based awards will be accelerated as described in “The Separation—Treatment of Equity-Based Compensation.” This represents the estimated expense that will be recorded in connection with the acceleration of these awards. This is offset by an associated contribution from Sara Lee as all associated awards will be settled by Sara Lee in its common stock. This expense will be recognized in our combined income statement at the time of the separation, however, as it is a non-recurring event, it would have no impact on any pro forma income statement.

(g)	The pro forma adjustment to borrowings consists of the following (amounts in millions of euro):

Issuance of debt securities (i)	€503.4
Repayment of Eurobonds (ii)	(298.8)
Bridge financing (see note e)	1,394.3
Repayment of bridge financing (see note e)	(1,394.3)

Total	€204.6

(i)	This adjustment represents the following:

Issuance of CoffeeCo debt(a)	€1,626.6
Settlement of loans to Sara Lee(b)	(1,123.2)

	€503.4	(c)

(a)	Represents the issuance by CoffeeCo of $2.1 billion (approximately €1.6 billion) of debt securities to Sara Lee in connection with the contribution by Sara Lee of its international coffee and tea operations.

(b)	Represents the non-cash settlement of loans to Sara Lee. Sara Lee will transfer approximately $0.6 billion (€0.5 billion) of the CoffeeCo debt securities to third party holders of the new Sara Lee notes in satisfaction of Sara Lee’s obligation under those notes. This will result in this portion of CoffeeCo’s obligation under the debt securities transferring from Sara Lee to the third party note holders. Sara Lee will transfer the remaining €1.1 billion of our debt securities to us in satisfaction of a portion of the loans receivable we have from Sara Lee.

(c)	We expect to effectively convert our $0.6 billion outstanding debt securities held by third parties into Euro denominated borrowings through a cross-currency swap. We expect to pay a fixed Euro denominated interest rate on a Euro denominated principal, which will be determined based on the market rates, and receive U.S. dollar interest payments at a coupon rate matching that of the outstanding securities.

(ii)	Represents the book value at December 31, 2011 of our Eurobonds that matured and were repaid in March 2012. This repayment is reflected in our unaudited pro forma combined balance sheet because the amount of debt issued (as described above) at separation is based upon our outstanding indebtedness at such time. As a consequence, the amount of debt issued at separation would be lower if this repayment had not occurred because our outstanding indebtedness at separation would have been higher. Therefore, we believe this adjustment is necessary to appropriately reflect our pro forma borrowings as if the separation occurred on December 31, 2011. The difference between the book value of our Eurobonds at December 31, 2011 of €298.8 million and the cash payment amount at maturity of €300 million is reflected as an adjustment to parent’s net investment.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE PERIOD FROM JULY 3, 2011 TO DECEMBER 31, 2011

(amounts in millions of euro)

	Historical	Adjustments		Pro Forma(d)
SALES	€1,387.2	€—		€1,387.2
COST OF SALES	(878.3)	—		(878.3)

GROSS PROFIT	508.9	—		508.9
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(402.8)	—		(402.8)

OPERATING PROFIT	106.1	—		106.1

FINANCE INCOME, NET	66.1	(35.0	)(a)	31.1
FINANCE COSTS, NET	(1.3)	(6.5	)(b)	(7.8)
SHARE OF PROFIT FROM ASSOCIATES	0.7	—		0.7

PROFIT BEFORE INCOME TAXES	171.6	(41.5)		130.1
INCOME TAX EXPENSE	(101.1)	10.4	(c)	(90.7)

PROFIT FOR THE YEAR	€70.5	€(31.1)		€39.4

See “Notes to the Unaudited Pro Forma Combined Income Statement”

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE FISCAL YEAR ENDED JULY 2, 2011

(amounts in millions of euro)

	Historical	Adjustments		Pro Forma(d)
SALES	€2,601.6	€—		€2,601.6
COST OF SALES	(1,616.6)	—		(1,616.6)

GROSS PROFIT	985.0	—		985.0
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(653.7)	—		(653.7)

OPERATING PROFIT	331.3	—		331.3

FINANCE INCOME, NET	91.8	(45.0	)(a)	46.8
FINANCE COSTS, NET	(45.3)	(14.4	)(b)	(59.7)
SHARE OF PROFIT FROM ASSOCIATES	2.2	—		2.2

PROFIT BEFORE INCOME TAXES	380.0	(59.4)		320.6
INCOME TAX EXPENSE	(104.0)	14.8	(c)	(89.2)

PROFIT FOR THE YEAR	€276.0	€(44.6)		€231.4

See “Notes to the Unaudited Pro Forma Combined Income Statement”

Notes to the Unaudited Pro Forma Combined Income Statement

(a)	As described in the notes to our pro forma combined balance sheet, we have historically provided loans to Sara Lee and these loans will all be settled in connection with the separation. This adjustment represents the elimination of the interest income received from these loans to Sara Lee.

(b)	Represents the following (amounts in millions of euro):

	First Half Fiscal 2012	Fiscal 2011
Interest on CoffeeCo debt issued in connection with the separation (i)	€10.1	€20.1
Less: Interest on Eurobonds (ii)	(3.6)	(5.7)

Pro forma adjustment	€6.5	€14.4

(i)	Represents the interest expense associated with the notes that will be issued in connection with the separation, as described in note (f) to the pro forma combined balance sheet. The interest on these borrowings was calculated based on an assumed fixed interest rate, which we estimated based on quotes from third party financial institutions, for euro borrowings. A change of 0.125% in the assumed interest rate would result in a change in pro forma finance costs of €0.3 million and €0.6 million for the first half fiscal 2012 and fiscal 2011, respectively. This does not reflect any impact of the cross currency interest rate swap we intend to enter into related to these borrowings.

(ii)	Represents the historical interest expense on our Eurobonds that were repaid in March 2011, as described in note (g) to the pro forma combined balance sheet.

(c)	Represents the income tax effect of the pro forma adjustments that was calculated by applying a blended statutory tax rate of 25% to the adjustments for finance income and finance costs.

(d)	The unaudited pro forma combined income statement does not reflect the impact of any non-recurring costs triggered by the separation. In addition, it does not reflect any historical expense incurred during the period related to the liabilities assumed from Sara Lee as this expense is not expected to be ongoing.

We expect to recognize €5.5 million for non-recurring expenses related to the accelerated vesting of stock based awards and fees associated with the bridge financing. Additionally, we have not reflected a pro forma adjustment for the estimated increased corporate overhead and stranded costs or cost savings that we have disclosed elsewhere in this prospectus. The estimated changes in our costs are based on our best estimates of future costs and the estimated cost savings associated with various actions and reflect assumptions management believes are reasonable. However the actual amounts may vary from these estimates. While management has made its best estimate in determining the amounts disclosed, management is not able to factually support a computation of these amounts. As a result, no adjustments have been included within the unaudited pro forma combined income statements. See “Operating and Financial Review—Key factors affecting the results of operations” for further discussion of the estimated cost increases and cost savings.

FINANCIAL TARGETS

We have established the financial targets set forth below to measure our operational and managerial performance on a company-wide level. The financial targets set forth below are our internal targets for sales growth, adjusted EBIT margin, operating working capital and capital expenditures for future periods. Certain of these financial targets are presented as “mid-term” targets. We have not defined, and do not intend to define, “mid-term,” and the mid-term financial targets set forth below should not be read as indicating that we are targeting such metrics for any particular fiscal year. Our ability to achieve these financial targets is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the company, and upon assumptions with respect to future business decisions that are subject to change. As a result, our actual results will vary from the financial targets set forth below, and those variations may be material. Many of these business, economic and competitive uncertainties and contingencies are described in the section of this prospectus entitled “Risk Factors”. We do not intend to publish revised financial targets to reflect events or circumstances existing or arising after the date of this prospectus or to reflect the occurrence of unanticipated events. The financial targets should not be regarded as a representation by DutchCo or any other person that we will achieve these targets in the time period indicated (in the case of operating working capital or capital expenditures) or in any time period. Readers are cautioned not to place undue reliance on the financial targets.

Subject to the foregoing, we are targeting the following for purposes of measuring operational and managerial performance on a company-wide level:

•	Sales growth of approximately 5% to 7% in the mid-term

•	Adjusted EBIT margin of approximately 15% to 17% in the mid-term

•	Capital expenditures, as a percentage of total sales, of approximately 4% to 5% in fiscal 2013 and fiscal 2014

•	Capital expenditures, as a percentage of total sales, of approximately 3% to 4% in fiscal 2015

•	Operating working capital, as a percentage of total sales, of approximately 10% in fiscal 2015, with a target of reaching 5% in the future

Adjusted EBIT margin and operating working capital are defined in “Selected Historical and Unaudited Pro Forma Combined Financial Data.” Adjusted EBIT and operating working capital are not measures calculated in accordance with IFRS and may not be comparable to similarly named measures used by other companies. Adjusted EBIT should not be considered as an alternative to operating profit or profit for the period, and operating working capital should not be considered as an alternative to operating cash flow.

The PricewaterhouseCoopers Accountants N.V. report included in this prospectus relates solely to the company’s historical financial statements. It does not extend to the financial targets and should not be read to do so. As the financial targets were prepared to measure the company’s operational and managerial performance, they were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The selected financial data as of July 2, 2011, July 3, 2010 and June 27, 2009 and for the years then ended have been derived from our audited combined financial statements, which are included elsewhere in this prospectus. Our audited combined financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and adopted by the European Union and have been audited by PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm.

The selected financial data as of December 31, 2011 and for the periods from July 3, 2011 to December 31, 2011 and July 4, 2010 to January 1, 2011 have been derived from our unaudited condensed combined financial statements, which are included elsewhere in this prospectus. These unaudited condensed combined financial statements have been prepared in accordance with IAS 34. The unaudited combined financial data has been prepared on a basis consistent with the basis on which our audited combined financial statements have been prepared, except for income taxes in the interim periods which are based on the estimated effective tax rate for the full fiscal year, and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. These interim results are not necessarily indicative of results to be expected for the full year. We refer to our unaudited condensed combined financial statements, along with our audited combined financial statements, as our combined financial statements.

The combined financial statements were prepared on a “carve-out” basis for purposes of presenting our financial position, results of our operations and cash flows. We did not operate as a stand-alone entity in the past and accordingly the selected financial data presented herein is not necessarily indicative of our future performance and does not reflect what our financial performance would have been had we operated as independent publically traded company during the periods presented.

You should read the selected financial information in conjunction with our combined financial statements and related notes, “Summary Historical and Unaudited Pro Forma Combined Financial Information” and “Operating and Financial Review” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010(1)	June 27, 2009
	(amounts in millions of euro, except percentages)
Combined Income Statement Data
Sales	€1,387.2	€1,231.0	€2,601.6	€2,315.5	€2,234.5
Cost of sales	878.3	744.8	1,616.6	1,346.1	1,333.9

Gross profit	508.9	486.2	985.0	969.4	900.6
Selling, general and administrative expenses	402.8	334.4	653.7	622.7	554.1

Operating profit	106.1	151.8	331.3	346.7	346.5
Finance income, net	66.1	38.1	91.8	55.3	128.0
Finance costs, net	1.3	19.5	45.3	(14.7)	12.0
Share of profit from associates	0.7	1.3	2.2	2.7	3.4

Profit before income taxes	171.6	171.7	380.0	419.4	465.9
Income tax expense	101.1	47.1	104.0	179.4	127.4

Profit for the period	€70.5	€124.6	€276.0	€240.0	€338.5

Combined Balance Sheet Data (at period end)
Cash and cash equivalents(2)	€1,995.4		€1,342.6	€663.8	€506.4
Trade receivables	340.4		325.1	296.0	281.0
Inventories	485.8		414.4	288.3	255.4
Trade payables	244.9		264.7	198.3	185.5
Property, plant and equipment	372.3		369.9	365.6	372.6
Total borrowings	403.7		363.1	330.8	308.0
Total parent’s net investment(3)	3,604.2		3,311.8	2,555.2	2,836.8

Combined Cash Flow Data
Cash generated from (used in) operating activities(4)	€(11.3)	€135.9	€281.7	€364.8	€194.0
Cash generated from (used in) investing activities(5)	466.0	(1,031.7)	70.8	353.7	(70.6)
Cash generated from (used in) financing activities(5)	196.5	1,704.7	340.2	(564.0)	(346.3)

Other Financial Data
Sales growth	12.7%	n/a	12.4%	3.6%	n/a
Like for like sales growth(6)	11.9%	n/a	10.1%	(0.9)%	n/a
EBIT(7)	€106.8	€153.1	€333.5	€349.4	€349.9
EBIT margin(8)	7.7%	12.4%	12.8%	15.1%	15.7%
Adjusted EBIT(7)	€168.6	€185.1	€363.3	€370.9	€355.2
Adjusted EBIT margin(8)	12.2%	15.0%	14.0%	16.0%	15.9%
Working capital(9)	€2,711.6		€2,247.7	€2,402.5	€2,606.5
Operating working capital(9)	€581.3		€474.8	€386.0	€350.9
Operating working capital as a percentage of sales(9)	21.1%		18.3%	16.7%	15.7%
Free cash flow(10)	€(54.7)	€103.1	€204.2	€299.1	€117.4
Net cash(11)	€1,591.7		€979.5	€333.0	€198.4
Capital expenditures	€43.4	€32.8	€77.5	€65.7	€76.6

(1)	The Group’s fiscal year ends on the Saturday closest to June 30. Fiscal year 2010 was 53 weeks and fiscal years 2009 and 2011 were each 52 weeks.

(2)	As a consequence of various transactions in connection with the separation, we estimate our cash and cash equivalents will decrease to approximately €150 million immediately after separation.

(3)	As the entities within Sara Lee’s international coffee and tea operations were not held by a single legal entity prior to the separation, parent’s net investment is shown in place of shareholders’ equity. The total parent’s net investment will decrease significantly as a consequence of various transactions related to the separation.

(4)	For purposes of the combined financial statements, we have assumed all taxes were settled by Sara Lee, and as a result there are no cash taxes reflected in our operating cash flows. As a consequence, our future operating cash flows will be reduced by tax payments which are currently reflected as distributions to Sara Lee in financing activities in the combined statement of cash flow.

(5)

Our investing cash flows reflect cash inflows of €522.7 million, €156.9 million and €402.6 million in the first half fiscal 2012, fiscal 2011 and fiscal 2010, respectively, and cash outflows of €978.4 million and €30.3 million in the first half fiscal 2011 and fiscal 2009, respectively, related to loans provided by us to Sara Lee and the associated interest income. These loans will be fully settled or forgiven in connection with the separation, which will have a significant impact on our future investing cash flows.

Our financing cash flows reflect contributions from Sara Lee of €158.8 million, €1,638.9 million and €342.6 million in the first half fiscal 2012 and 2011 and in fiscal 2011, respectively, and distributions to Sara Lee of €566.8 million in fiscal 2010 and €335.9 million in fiscal 2009, which will not recur after separation.

(6)

We define like for like sales as sales calculated at a constant exchange rate and adjusted to eliminate the 53rd week and acquisitions during the period. We have included like for like sales to provide the investor a more clear understanding of our sales growth on a comparable basis. Like for like sales is not a measure in accordance with IFRS and accordingly should not be considered as an alternative to sales. The following table provides a reconciliation from sales to like for like sales:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(amounts in millions of euro, except percentages)
Sales	€1,387.2	€1,231.0	€2,601.6	€2,315.5	€2,234.5
Adjustments:
Foreign exchange(a)	2.5	(6.7)	(132.6)	(43.5)	19.4
53rd week	n/a	n/a	n/a	(34.6)	n/a
Café Moka acquisition	(13.5)	(12.7)	(19.3)	(31.4)	(27.6)
Café Damasco acquisition	(22.8)	(2.4)	(20.8)	n/a	n/a

Like for like sales	€1,353.4	€1,209.2	€2,428.9	€2,206.0	€2,226.3

Like for like sales growth	11.9%	n/a	10.1%	(0.9)%	n/a

(a)	The foreign exchange adjustments are calculated at the budgeted exchange rate for fiscal 2012 for the interim periods and at the budgeted fiscal 2011 exchange rate for all annual periods. These rates may differ from the average exchange rate for the period. The currencies with the most significant impact are the Australian dollar and the Brazilian Real. The budgeted exchange rates were 1.36 and 1.64 for the Australian Dollar and 2.38 and 2.74 for the Brazilian Real for fiscal 2012 and 2011, respectively.

(7)	EBIT is defined as profit for the period before finance income, finance costs and income taxes. We define adjusted EBIT as EBIT before share of profit from associates and adjusted to exclude items management believes are unrelated to its underlying business and that are excluded from our segment profitability. We have included adjusted EBIT as it is a key performance metric used by management across our business. In addition, we believe these are useful measures for investors in understanding the performance of our underlying operations. These profit measures are not financial measures calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, they should not be considered as an alternative to operating profit or profit for the period. The following tables provide a reconciliation from profit for the period to these non-IFRS measures:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(all amounts in millions of euro)
Profit for the period	€70.5	€124.6	€276.0	€240.0	€338.5
Finance income, net	(66.1)	(38.1)	(91.8)	(55.3)	(128.0)
Finance costs, net(a)	1.3	19.5	45.3	(14.7)	12.0
Income taxes	101.1	47.1	104.0	179.4	127.4

EBIT	106.8	153.1	333.5	349.4	349.9
Share of profit from associates	(0.7)	(1.3)	(2.2)	(2.7)	(3.4)
Adjustments:
Restructuring charges	35.5	27.6	25.2	5.4	36.2
Restructuring related	20.1	2.4	7.8	9.1	6.8
Curtailment and past service costs	—	—	(13.1)	—	(23.8)
Impairment	6.5	—	5.6	—	—
Gain on sale of assets	—	—	—	—	(17.2)
Branded apparel costs(b)	0.5	2.6	3.5	7.9	6.7
Other	(0.1)	0.7	3.0	1.8	—

Total adjustments	62.5	33.3	32.0	24.2	8.7

Adjusted EBIT	€168.6	€185.1	€363.3	€370.9	€355.2

(a)	Our finance costs include foreign currency gains and losses, excluding those related to commodities, and the change in fair value of foreign currency and interest rate financial instruments.
(b)	We are legally responsible for and managed certain liabilities associated with the branded apparel business Sara Lee sold prior to fiscal 2009. The liabilities, which include pensions, medical claims and environmental liabilities, are reflected in our combined financial statements. We exclude the impact of these items in assessing our profitability as they are unrelated to our ongoing business.

(8)	EBIT margin and adjusted EBIT margin represent EBIT and adjusted EBIT as defined above divided by sales.

(9)	Working capital is defined as current assets less current liabilities. We define operating working capital as inventory and trade receivables less trade payables. We have included operating working capital as the components of this measure are controlled by management and we use this measure to set management targets.

The components of operating working capital are derived from our combined financial statements; however, this is not a measure calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, operating working capital should not be considered as an alternative to operating cash flow.

For the half year fiscal 2012, our operating working capital as a percentage of sales is determined based on sales for the twelve months ended December 31, 2011.

(10)	For the purpose of this prospectus, we have defined free cash flow as cash flows from operations less capital expenditures. We have included free cash flow as we believe it is a useful measure for investors. Free cash flow is derived from our combined financial statements; however, this is not a measure calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, free cash flow should not be considered as an alternative to operating cash flow. The following provides a reconciliation from operating cash flow to this non-IFRS measure:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(all amounts in millions of euro)

Operating Cash Flow	(11.3)	135.9	€281.7	€364.8	€194.0
Less: capital expenditures	(43.4)	(32.8)	(77.5)	(65.7)	(76.6)

Free Cash Flow	(54.7)	103.1	€204.2	€299.1	€117.4

(11)	Net cash is defined as total cash and cash equivalents minus total borrowings (the sum of current borrowings and non-current borrowings). We have included net cash as we believe it is a useful measure for investors. As a consequence of various transactions between us and Sara Lee in connection with the separation, we estimate our borrowings will increase to approximately €550 million immediately following the separation and our cash and cash equivalents will decrease to approximately €150 million. Assuming these amounts, we would have net debt (total borrowing less cash and cash equivalents) of approximately €400 million immediately following the separation.

OPERATING AND FINANCIAL REVIEW

The following information should be read in conjunction with our combined financial statements and with our financial information presented in the section entitled “Selected Historical and Unaudited Pro Forma Combined Financial Data” included elsewhere in this prospectus. Unless otherwise stated, the annual information included in this operating and financial review is based on our audited combined financial statements prepared in accordance with IFRS as issued by the International Accounting Standards Board and adopted by the European Union and the unaudited interim information is based on our unaudited condensed combined financial statements prepared in accordance with IAS 34. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in “Liquidity and Capital Resources” below and “Risk Factors” above. All forward-looking statements in this prospectus are based on information available to us as of the date of this prospectus and we assume no obligation to update any such forward-looking statements. See “Forward Looking Statements.”

Overview

We are a leading, focused pure-play coffee and tea company that offers an extensive range of high-quality, innovative coffee and tea products that are well-known in retail and out of home markets across Europe, Brazil, Australia and Thailand. Our business is currently organized into three operating segments, Retail—Western Europe, Retail—Rest of World and Out of Home.

Within our Retail—Western Europe and our Retail—Rest of World segments, our principal products are roast and ground multi-serve coffee, roast and ground single-serve coffee pads and capsules, instant coffee and tea. We sell these products predominantly to supermarkets, hypermarkets and through international buying groups. In our Out of Home segment, we offer a full range of hot beverage products but focus on our liquid roast products and related coffee machines. Our products and the related machines in the Out of Home segment are sold either directly to businesses, hotels, hospitals and restaurants or to foodservice distributors for distribution to the customer.

In our Retail—Western Europe segment, our multi-serve coffee is principally sold under the following brands: Douwe Egberts in the Netherlands, Belgium and the United Kingdom, L’OR and Maison du Café in France, Marcilla in Spain, Merrild in Denmark, Kanis & Gunnink in the Netherlands and Jacqmotte in Belgium. Our single-serve coffee is principally sold under the brand name Senseo, which is generally co-branded, such as Douwe Egberts Senseo and L’OR Senseo, in the Netherlands, Belgium, France, Germany and Spain and select other countries, L’OR EspressO in France, the Netherlands and Belgium and L’aRôme EspressO in Spain. Our instant coffee is sold under the Douwe Egberts brand in United Kingdom and under local brands in certain of our Western European markets. Our tea is sold under the brand names Pickwick in the Netherlands, Belgium and Denmark and Hornimans in Spain. Retail—Western Europe covers the following countries: the Netherlands, Belgium, France, Denmark, Greece, Germany, the United Kingdom and Spain.

In our Retail—Rest of World segment, our multi-serve coffee is principally sold under the following brands: Pilão, Caboclo, Damasco and Moka in Brazil, Harris in Australia and Prima in Poland. Our single-serve coffee is sold in Brazil under the Senseo brand name, co-branded as Pilão Senseo. Our instant coffee is primarily sold under the Moccona brand in Australia and Thailand. Our tea is sold under the brand name Pickwick in the Czech Republic and Hungary. Retail—Rest of World covers the following countries: Brazil, Hungary, the Czech Republic, Poland, Australia, Thailand and Russia.

Our Out of Home segment is concentrated in the Netherlands. Approximately half of our Out of Home sales are made directly to businesses, hospitals, hotels and restaurants, while we also work with distributors who distribute our product to the customer in certain markets. Through our Cafitesse umbrella brand, we offer a line of products to be used in the liquid roast machines that we sell, lease or provide free of charge to our customers. Additionally, through our Piazza D’Oro brand we offer premium espresso coffee products and machines. We develop the proprietary coffee machines in-house and employ suppliers to produce the machines. We also employ service technicians in most of our major markets who we train to service our machines in the field.

Our senior management reviews the performance of each segment individually, based on segment sales and adjusted EBIT. Segment adjusted EBIT represents segment operating profit excluding the impact of restructuring charges and restructuring-related costs, costs associated with Sara Lee’s branded apparel business disposed prior to fiscal 2009, impairment, gains and losses on the sale of assets, curtailment and past service costs and other costs management believes are unrelated to our underlying business. In addition, we do not allocate certain sales and costs to the segments. These unallocated items include the sale of green coffee beans to third parties, corporate overhead costs and unrealized mark-to-market gains and losses on commodity derivative financial instruments.

Key performance indicators

We monitor the performance of our operations against strategic objectives on a regular basis. We assess our performance against the strategy, budget and forecasts using various financial measures including the following:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(all amounts in millions of euro, except percentages)
Like for like sales growth(a)	11.9%	n/a	10.1%	(0.9)%	n/a
EBIT(a)	€106.8	€153.1	€333.5	€349.4	€349.9
EBIT margin(a)	7.7%	12.4%	12.8%	15.1%	15.7%
Adjusted EBIT(a)	€168.6	€185.1	€363.3	€370.9	€355.2
Adjusted EBIT margin(a)	12.2%	15.0%	14.0%	16.0%	15.9%

(a)	These amounts are not measures determined in accordance with IFRS. See “Selected Historical and Unaudited Pro Forma Combined Financial Data” for a definition of the measure, a reconciliation of the measure to IFRS and a discussion regarding the limitation of the use of such measures.
Key factors affecting results of operations

Our results of operations are driven by a combination of factors affecting our industry as a whole and various operating factors specific to us. The following is an overview of the key factors affecting our results during the years presented.

Separation from Sara Lee. We have not previously operated as an independent, stand-alone company, but rather as a part of a larger group of companies controlled by Sara Lee.

Our combined financial statements have been prepared on a “carve-out” basis from the Sara Lee consolidated financial statements using the historical results of operations, assets and liabilities attributable to the international coffee and tea operations of Sara Lee, and certain other assets and liabilities that we will retain in connection with the separation as described further in Note 1 to the combined financial statements.

As we have not operated independently, as described above, the combined income statements discussed herein are not necessarily indicative of our future performance and do not necessarily reflect what our financial performance would have been had we been an independent, publicly traded company during the periods presented.

There are limitations inherent in the preparation of all carve-out financial statements due to the fact that our business was previously part of a larger group. The basis of preparation included in our combined financial statements provides a detailed description of the treatment of historical transactions. Our profits have been most notably impacted by the following consequences of carve-out accounting:

•

Our combined income statement includes within total selling, general and administrative expenses an allocation to us from Sara Lee for the services provided by various Sara Lee functions including, but not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning and investor relations. As an independent, publicly traded company, and effective as of the separation, we will assume responsibility for the costs for these functions. Accordingly, the amounts of costs reflected in our combined income statements are not necessarily indicative of our future costs. The total amount allocated to us by Sara Lee was €17.6 million, €12.0 million, €25.4 million, €23.7 million and €27.0 million in the first half fiscal 2012 and 2011 and in fiscal 2011, 2010 and 2009, respectively. In addition, we incurred additional direct corporate overhead costs during the periods presented. Based on current financial plans our management estimates that our total corporate overhead costs will be approximately €43 million on an annual basis after separation. Assuming total corporate overhead costs of €43 million, this would result in an increase of €10 million from the amounts reflected in our fiscal 2011 combined income statement. This estimate is based on assumptions management believes are reasonable, however the actual amount may vary from this estimate.

•

Our income tax expense is computed on a separate company basis, as if we operated as a stand-alone entity or a separate consolidated group in each material jurisdiction in which we operate. In jurisdictions which permitted fiscal unity, our operations were typically included with other Sara Lee operations in a consolidated group tax filing. As a result of this, the impact of the new business model discussed below and potential future tax planning, our income tax expense may not be indicative of our future expected tax rate. Although we are targeting an effective tax rate of approximately 25% in fiscal years 2014 and 2015, no assurances can be made in this regard. A higher than anticipated effective tax rate could have an adverse impact on our financial condition and results of operations. In addition, for purposes of the combined financial statements, we have assumed all taxes were settled by Sara Lee, and as result there are no cash taxes reflected in our operating cash flows. Consequently, our future operating cash flows will be reduced by tax payments which are reflected as distributions to Sara Lee in financing activities in the combined statement of cash flow.

•

We have historically provided financing to Sara Lee. Our combined financial statements reflect loans receivable and the associated interest income. In connection with the separation these loans outstanding will be settled or forgiven. At the end of the first half of fiscal 2012 we had loans receivables from Sara Lee of €1.2 billion and cash and cash equivalents of €2.0 billion. A significant portion of these cash and cash equivalents were generated from the proceeds of the sale of Sara Lee’s household and body care businesses.

As a consequence of various transactions between us and Sara Lee in connection with the separation, including the settlement of outstanding receivables, we expect our cash and cash equivalents immediately following the separation to be significantly reduced from the balance at the end of fiscal 2011. In addition, we expect our outstanding indebtedness to increase upon the separation. These changes will be offset by a corresponding decrease on our combined balance sheet in Parent’s net investment. The additional indebtedness, along with any additional borrowings entered into in the future, will increase interest expense in future periods as described below in “Operating and Financial Review—Liquidity and Capital Resources” beginning on page 97.

•

The entities within Sara Lee’s international coffee and tea business have certain legal liabilities related to Sara Lee’s branded apparel business that was sold prior to fiscal 2009. These liabilities, while unrelated to our business, will be retained following the separation. The most significant of these relate to pensions and medical claims related to injuries caused to prior employees as a result of noise induced hearing loss and asbestos exposure, which may result in payments to those individuals for their related medical expenses. These liabilities are reflected in our combined balance sheets and the associated costs are reflected in our combined income statements.

We will assume certain liabilities related to businesses previously disposed of by Sara Lee. These liabilities consist primarily of legal claims, tax reserves and indemnifications and pension obligations. See “Liabilities Unrelated to the Coffee and Tea Business—Liabilities Assumed from Sara Lee” on page 46.

Lastly, as part of the separation we will implement a new business model that will modify the way we manage our product through our value chain. This modification will not impact our combined pre-tax profit; however we may experience a shift in profitability between operating segments. Management is also still in the process of modeling the organizational structure, which could also result in a change in our segment structure. As part of implementing our new business model, we expect to spend approximately €55.0 million over fiscal 2012 and fiscal 2013 primarily related to changes in our information technology platform and other implementation costs. A portion of those costs will be capitalized on our balance sheet with the remainder expensed primarily as restructuring related costs in the period incurred.

Based on the impacts of the separation discussed above, our operating expenses and cash outflows will increase in future periods. We intend to implement various restructuring actions to offset these increases and to optimize our structure. The amounts discussed represent our best estimates at the date of this prospectus; however the actual amounts may vary from these estimates.

Commodity prices. The most significant cost item in the production of coffee products is the price of green coffee beans, which are purchased from farmers and coffee bean vendors in various countries around the world. Green coffee is subject to volatile price fluctuations. The price of green coffee fluctuates based upon various factors including, but not limited to, weather, real or perceived shortages, the political climate in the producing nations, competitive pressures, currency fluctuations and speculation in the commodities markets. The price of green coffee beans increased significantly in fiscal 2011 compared to fiscal 2010. Excluding the impact of the change in foreign currency translation, our total commodity costs increased by €159.3 million from the first half of fiscal 2011 to the first half of fiscal 2012 and by €182.4 million from fiscal 2010 to fiscal 2011. The commodity increase of €159.3 million between the first half fiscal 2011 and 2012 includes a €14.4 million benefit related to commodity derivatives. The commodity increase of €182.4 million between fiscal 2010 and 2011 includes a negative impact of €2.6 million related to commodity derivatives.

We manage the risk associated with commodity price fluctuations through the use of commodity options and futures. Through these derivative options and futures, we are able to fix a portion of our price for anticipated future deliveries of green coffee for a specified period of time. Given the price increases during fiscal 2011 we have modified our risk management strategy to increase the length of this period.

During fiscal 2011, we successfully raised sales prices to offset a portion of the increase in the price of green coffee beans. These sales price increases were partially offset by an increase in trade promotions in response to competitor actions on pricing and as a result of agreements with resellers. Due to the intense competition in our industry, including the impact of private label products, and the timing lag between commodity cost increases and sales price increases, these sales price increases did not fully offset the significant increase in the price of green coffee beans that occurred in fiscal 2011. As a result, the higher commodity costs resulted in a decrease to our combined gross profit of €39.7 million in fiscal 2011 and €6.1 million in the first half of fiscal 2012.

Impact of disposals by Sara Lee. We have shared Sara Lee’s European corporate headquarters and various shared service centers with other Sara Lee businesses. These headquarters provided various corporate services such as treasury, legal, information technology and certain tax services to the international businesses of Sara Lee. The shared service centers, located in various countries, provided such services as payroll processing, receivables and payables processing and various other accounting functions. With the disposals of Sara Lee’s other international businesses, which were completed by February 2012, we are the only remaining international business of Sara Lee. As a result, we will bear the full cost of all stranded international corporate overhead and shared service costs after separation. Our best estimate of these stranded costs, which are included within our overall administrative costs and not separately managed, is that they are approximately €30 million on an annualized basis.

The disposal by Sara Lee of its other international businesses primarily occurred during fiscal 2011 and the first half of fiscal 2012. In addition, Sara Lee entered into transition services agreements in connection with certain of the disposals, under which the shared service centers provided services. As such, the timing of the impact of these stranded costs on our results is generally linked to the timing of the disposals by Sara Lee and the length of any transition services agreements. As a consequence, we began absorbing a portion of these stranded costs in fiscal 2011. The amount of stranded costs we have absorbed has continued to increase through the first half fiscal 2012 due to (a) the finalization of additional dispositions and (b) the lost income from the expiration of certain transition services agreements without the ability to reduce our costs within the same time frame.

In connection with the business disposals by Sara Lee, we have begun taking certain actions to reduce these stranded costs including, but not limited to, renegotiation of our information technology contracts and reduction of corporate staff. Due to the time necessary to implement such cost reductions we expect stranded costs will increase our operating expenses in the second half of fiscal 2012 and through part of fiscal 2013 in comparison to fiscal 2011. We believe these actions and the actions described below regarding restructuring charges will allow us to reduce the impact of stranded costs, to the extent possible.

The actual timing of the full absorption of these costs, and any cost reductions resulting from the actions described above, will vary.

Foreign exchange movements. Our results are exposed to transaction and translation risk associated with foreign currency movements.

Transaction risk — We operate internationally and as a result are exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the U.S. dollar, Brazilian real, British pound, Danish krone, Hungarian forint, Polish zloty, Thai baht, Russian rouble and Australian dollar against the European euro. Foreign exchange risk arises primarily from commercial transactions such as the purchase of commodities, recognized monetary assets and liabilities. As a consequence of the global economic downturn, currency rates have become more volatile, increasing our exposure to this risk specifically in Eastern European markets.

We use forward exchange and option contracts to reduce the effect of fluctuating foreign currencies on known foreign currency exposures. Gains and losses on these derivative instruments are intended to offset gains and losses on the related transactions in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. We have not designated any of our foreign exchange derivatives as hedges for accounting purposes and, as a result, the change in fair value is recognized directly through profit.

We had foreign currency losses of €14.1 million in the first half of fiscal 2011 and foreign currency gains of €41.4 million in the first half of fiscal 2012. These were offset by a gain on foreign currency derivatives of €3.8 million in the first half of fiscal 2011 and a loss on foreign currency derivatives of €31.7 million in the first half of fiscal 2012. We had foreign currency losses of €40.9 million in fiscal 2011 and foreign currency gains of €40.2 million and €116.8 million during fiscal 2010 and 2009, respectively. These were offset by a gain on foreign currency derivatives of €15.5 million in fiscal 2011 and a loss on foreign currency derivatives of €9.8 million and €115.3 million in fiscal 2010 and 2009, respectively. These gains and losses are included in finance costs in our combined income statement, excluding those related to commodities that are included in cost of sales, and do not impact our segment profitability.

Translation risk — The functional currency of a number of our subsidiaries is a currency other than the euro and as a result the income statement and balance sheet of each of those subsidiaries must be translated for purposes of preparing our combined financial statements. Each period the financial statements of our non-euro functional subsidiaries are translated to the euro by applying the closing rate to the balance sheet and an average rate to the income statement. As a consequence, our combined results are impacted by these currency movements. This resulted in a foreign currency translation gain of €115.5 million in fiscal 2010 compared to foreign currency translation losses of €3.7 million and €108.3 million in fiscal 2011 and 2009, respectively. This resulted in a foreign currency translation loss of €35.4 million in the first half of fiscal 2012 and a foreign currency translation gain of €22.6 million in the first half of fiscal 2011. These foreign currency translation gains and losses are reflected in total parent’s net investment in our combined balance sheets.

Launch of new products. Based on the unique consumer and customer insights we have gained over numerous decades, we have a deep understanding of the coffee and tea category and the preferences of its consumers and customers. This, coupled with our strong research and development capabilities, has positioned us well to launch new products and concepts that reflect the preferences of our consumers and customers.

During fiscal 2011, 2010 and 2009, we launched various new products. The most significant product launched during this time was L’OR EspressO single-serve capsules in France in April 2010. These capsules, which are compatible with the Nespresso® single-serve system, marked our entry into the single-serve espresso market. We have subsequently introduced these capsules in the Netherlands and Belgium, and in Spain, where the product is sold as L’aRôme EspressO.

The launch of new products results in focused advertising and promotion costs in the period for those products and markets in which they are sold. We believe these costs are recovered in future periods through the increased sales resulting from the new products.

In addition, we incur upfront costs in anticipation of new products and when considering entering new markets. There are certain instances where after further research we may make a decision not to continue with the product introduction or expansion into that market. For example, during fiscal 2011 we made a decision not to continue a planned expansion of our operations in the Russian market and as a result we impaired assets of €4.6 million. In fiscal 2012, we began using a distributor business model in Russia.

We expect to accelerate the development of new products and the introduction of new products in future periods. Therefore, we may experience an increase in our research and development costs, capital expenditures related to supporting the research and development and increased advertising costs related to new product introductions.

Restructuring. During the periods presented, we have taken a number of actions to maximize the efficiency of our operations. These actions included:

•	Outsourcing of certain elements of our shared service function related to procurement, accounting and information technology;

•	Reducing our overall cost structure to align our corporate overhead to our current organization structure;

•	Renegotiating global IT contracts to align with our organizational structure; and

•

Optimization of our manufacturing capacity. In connection with this, we rationalized our manufacturing footprint through the closure of our Denmark manufacturing facility and the transfer of this production to the Netherlands.

In connection with these actions, and in order to achieve the savings associated with these actions, we planned to eliminate the positions of approximately 929 employees from fiscal 2009 to the date of this prospectus. Of these employees, contracts of 672 employees were terminated as of December 31, 2011.

In connection with these actions, we recorded restructuring charges of €35.5 million, €27.6 million, €25.2 million, €5.4 million and €36.2 million in the first half fiscal 2012 and 2011 and in fiscal 2011, 2010 and 2009, respectively. The majority of the outstanding provision of €54.5 million at December 31, 2011 is expected to be paid out within the next 12 months with certain payments extending out five years.

Our restructuring charge for the first half fiscal 2012 includes €25.2 million for contractual termination fees related to certain IT contracts that were renegotiated to align with our organizational structure.

As a result of IT restructuring actions and certain other actions expected to be taken in the second half of fiscal 2012, along with the additional capital expenditures described in the section of the prospectus entitled “Financial Targets,” we estimate annual cost savings of approximately €65 million by the end of fiscal 2015.

Sale of green coffee beans to third parties. During fiscal 2011, 2010 and 2009, we sold green coffee beans to third parties in Brazil. These sales were ancillary to our business and as a consequence not included in our segment results. In the first half of fiscal 2012 and 2011, and in fiscal 2011, 2010 and 2009, our green coffee bean sales were €75.2 million, €67.5 million, €186.5 million, €78.3 million, and €89.9 million, respectively, or €70.1 million, €61.1 million, €143.4 million, €48.6 million and €74.3 million, respectively, excluding the impact of changes in foreign currency exchange rates, and had margins that were significantly lower than our normal sales. We expect our green coffee bean sales to third parties to decrease in future periods as we focus on our core retail and out of home businesses. As a result, we expect to maintain lower inventory levels throughout the year.

Business combinations. We made two acquisitions in Brazil, with the purchases of Café Damasco in fiscal 2011 and Café Moka in fiscal 2009. The intention of these acquisitions was to provide us a stronger presence in Brazil. The acquisition of Café Damasco provides us with a stronger presence in southern Brazil, where Café Damasco has a strong market position. The acquisition of Café Moka provided us with a stronger competitive position in the São Paulo area and provides access to an established direct sales and distribution system. In the first half of fiscal 2012, we made additional acquisitions, including the acquisition of CoffeeCompany, a leading Dutch café store operator in the Netherlands, and Tea Forté, a producer of ultra premium teas that are principally sold in the United States and Canada.

Impact of 53rd week. Our fiscal year ends on the Saturday closest to June 30. Fiscal 2010 was a 53-week year and fiscal 2011 and 2009 were 52-week years. Excluding the 53rd week in fiscal 2010, we would have had €34.6 million less in sales and €16.0 million of lower gross profit.

Results of Operations

Throughout the results of operations we discuss the effect of the change in foreign currency exchange rates on our results and exclude this effect from the discussion of the change between periods. We have determined the impact of the change in foreign currency rates by applying our budgeted fiscal 2012 euro conversion rate to the interim periods and our budgeted fiscal 2011 euro conversion rate to all annual periods. The currencies with the most significant impact on our combined income statements are the Australian dollar and Brazilian real. The budgeted exchange rates were 1.36 and 1.64 for the Australian dollar and 2.38 and 2.74 for the Brazilian real for fiscal 2012 and 2011, respectively.

Description of key line items

Sales — Sales comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of our activities. We recognize sales when the amount of sales can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of our activities as described below. We base our estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

We primarily generate sales from the sale of product. Sales of product are generally recognized when title and risk of loss of the products pass to distributors, resellers or end customers. In particular, title usually transfers upon receipt of the product at the customers’ locations, or upon shipment, as determined by the specific sales terms of the transactions.

We also recognize lease revenue from the leasing of our coffee machines and maintenance fees associated with maintaining the coffee machines.

We provide a variety of sales incentives to resellers and consumers of our products such as discounts, rebates and cooperative advertising. These sales incentives are recorded as a reduction of sales.

Cost of sales—Cost of sales consists of costs incurred from the time raw materials are purchased to when the finished goods are delivered to their location immediately prior to external sale. Cost of sales also includes sales incentives offered in the form of free product. Gains and losses arising from changes in the fair value of inventory-related derivative financial instruments included in the fair value through profit or loss category are also recorded in cost of sales.

Selling, general and administrative expenses—Selling, general and administrative expenses consist of advertising and promotion, distribution costs, selling and marketing expenses, research and development and other administrative functions. These costs include amounts associated with our restructuring actions and certain other items that management believes are unrelated to our ongoing operations.

Finance income, net—Finance income primarily represents income that we receive on our cash equivalents and loans to Sara Lee and finance income generated from our defined benefit pension plans.

Finance costs, net—Finance costs are generally comprised of interest expense on borrowings and overdrafts and the interest consequence of unwinding discounted provisions, foreign exchange gains and losses, excluding those related to commodities, and the change in fair value of our foreign currency and interest rate derivative financial instruments.

Share of profit from associates—This represents the share of profit from our investment in associates, which consists primarily of a 45% investment in Friele, a Norwegian company that produces coffee for distribution to out of home and retail customers.

Income tax expense—Income tax expense is comprised of current and deferred tax expenses. For further information see our accounting policies in Note 2 to the combined financial statements.

Combined Results

	Half Year		Change
	July 3, 2011 to December 31, 2011	July 4, 2010 to January 1, 2011	Actual	%
	(amounts in millions of euro, except percentages)
Sales	€1,387.2	€1,231.0	€156.2	12.7
Cost of sales	878.3	744.8	133.5	17.9

Gross profit	508.9	486.2	22.7	4.7
Selling, general and administrative expenses	402.8	334.4	68.4	20.5

Operating profit	106.1	151.8	(45.7)	(30.1)
Finance income, net	66.1	38.1	28.0	73.5
Finance costs, net	1.3	19.5	(18.2)	(93.3)
Share of profit from associate	0.7	1.3	(0.6)	(46.2)

Profit before income taxes	171.6	171.7	(0.1)	(0.1)
Income tax expense	101.1	47.1	54.0	114.6

Profit for the year	€70.5	€124.6	€(54.1)	(43.4)

First Half Fiscal 2012 Compared to First Half Fiscal 2011

Sales

Sales for the first half fiscal 2012 decreased by €9.1 million due to changes in foreign currency exchange rates, primarily driven by the Brazilian real and Australian dollar. In addition, our sales for the first half fiscal 2012 benefited by €20.4 million from a full period of results for Café Damasco, which was acquired on November 30, 2010, and an increase of €9.0 million in the sale of green coffee beans to third parties.

After excluding the items listed above, our sales increased by €135.9 million. This increase was predominantly a result of higher prices that increased sales by €196.9 million, which were partially offset by an increase in trade promotions of €43.7 million. Our higher sales prices primarily resulted from price increases implemented in the second half of fiscal 2011 and that were directly related to passing on a substantial portion of our commodity cost increases to customers. The increase in trade promotions is in connection with these sales price increases and in response to increased competition and market pressures. Our sales were also positively impacted by the continued growth of our single-serve capsules in our Retail—Western Europe segment, which increased sales by €29.4 million for the first half of fiscal 2012. These increases were partially offset by lower volumes of other products in certain markets.

Gross profit

Gross profit increased by €22.7 million and our gross margin percentage declined from 39.5% in the first half of fiscal 2011 to 36.7% in the first half of fiscal 2012.

Our gross profit was favorably impacted by €5.9 million of gross profit from the Café Damasco acquisition. This increase was partially offset by foreign currency movements, which decreased gross profit by €1.1 million, and a lower gross profit on green coffee sales.

Excluding these items, the increase in gross profit was €20.2 million. This increase resulted from a favorable change in our product mix, primarily related to the continued increase in sales of our higher margin single-serve capsules. This was partially offset by the sales volume decreases and a general increase in our cost of sales not related to commodities. In addition, during the period we had commodity cost increases of €159.3 million, which were almost fully offset by an increase in higher net sales price of €153.2 million.

Selling, general and administrative expenses

Our total selling, general and administrative expenses, which we refer to as SG&A, increased by €68.4 million in the first half of fiscal 2012. We have presented SG&A as adjusted to exclude certain expenses we believe are unrelated to our underlying business and that are excluded from our segment profitability measure. Excluding these adjustments, our SG&A increased €39.2 million. The table below presents SG&A and SG&A excluding adjustments:

	Half Year		Change
	July 3, 2011 to December 31, 2011	July 4, 2010 to January 1, 2011	Actual	%
	(amounts in millions of euro, except percentages)
SG&A	€402.8	€334.4	€68.4	20.5
Adjustments:
Restructuring charges	35.5	27.6	7.9	28.6
Restructuring related	20.1	2.4	17.7	737.5
Impairment	6.5	—	6.5	100.0
Branded apparel costs	0.5	2.6	(2.1)	(80.8)
Other	(0.1)	0.7	(0.8)	(114.3)

Total adjustments	62.5	33.3	29.2	87.7

SG&A excluding adjustments	€340.3	€301.1	€39.2	13.0

The increase in our SG&A excluding adjustments of €39.2 million includes approximately €1.0 million related to favorable foreign exchange impacts. The remaining increase in our SG&A excluding adjustments was €40.2 million, which includes additional marketing and advertising costs of €11.3 million. The increase in our marketing and advertising costs is primarily related to the continued promotion of our single-serve capsules in France and costs associated with launching the single-serve capsules in new markets. Our administrative costs also increased due to general inflationary cost increases and the impact of absorbing a higher amount of stranded costs.

In the first half of fiscal 2011, we had restructuring charges of €27.6 million that primarily related to the alignment of shared service centers to our current structure, which was partially in response to the divestment of businesses by Sara Lee. During the first half of fiscal 2012, we had restructuring charges of €35.5 million. The restructuring charge in the first half of fiscal 2012 includes €25.2 million associated with contractual termination fees for IT contracts that were renegotiated in connection with the planned separation and the establishment of additional redundancy provisions primarily related to the separation.

The restructuring related expense recorded during the first half of fiscal 2012 relates primarily to consulting costs associated with the planned implementation of our new business model and other incremental costs resulting from actions being taken in connection with the separation.

In the first half of fiscal 2012, we recognized an impairment charge of €6.5 million related to the write-off of certain IT software licenses in connection with IT contract termination.

Finance income, net

Finance income increased primarily due to an €11.3 million penalty received from Sara Lee as the result of an early repayment of a loan receivable, increased pension finance income for the period, and interest earned on an increased level of cash and cash equivalents.

Finance costs, net

The change in finance costs is primarily due to a shift in our foreign exchange gain/loss from a foreign exchange loss of €14.1 million in the first half of fiscal 2011 to a foreign exchange gain of €41.4 million in the first half of fiscal 2012. The foreign exchange gains and losses are primarily related to intercompany loans and cash held in non-euro currencies. This was offset by a corresponding movement in our foreign currency derivatives from a gain of €3.8 million in the first half of fiscal 2011 to a loss of €31.7 million in the first half of fiscal 2012.

Share of profit from associate

Share of profit from associate decreased due to a decrease in Friele’s profits, which was primarily due to lower sales volumes and the continued impact of the trends in fiscal 2011.

Income tax expense

Our effective tax rate increased to 58.9% in the first half fiscal 2012 compared to 27.4% in the first half fiscal 2011. Our effective tax rate for the first half fiscal 2012 is based on the estimated effective tax rate for the full fiscal year of 39.0% and adjusted by any discrete events during the year.

The increase in our estimated effective tax rate was primarily due to higher U.S. income tax on income repatriated into the U.S. due to lower foreign tax credits. The lower foreign tax credits are the result of lower non-U.S. earnings as a result of pretax charges related to restructuring and other fiscal 2012 actions. In addition, the higher estimated effective tax rate was the result of an increase of uncertain tax positions associated with the restructuring.

In addition, our estimated tax rate for the first half of fiscal 2012 was impacted by discrete items including the recognition of deferred tax liabilities related to earnings that are no longer permanently reinvested in Spain and the tax expense associated with deferred tax on unremitted non-U.S. earnings. These discrete items increased our effective tax rate by approximately 19.9% in the first half 2012.

	Fiscal Year Ended			Change

	July 2, 2011	July 3, 2010	June 27, 2009	2011 vs. 2010		2010 vs. 2009
				Actual	%	Actual	%
	(amounts in millions of euro, except percentages)
Sales	€2,601.6	€2,315.5	€2,234.5	€286.1	12.4	€81.0	3.6
Cost of sales	1,616.6	1,346.1	1,333.9	270.5	20.1	12.2	0.9

Gross profit	985.0	969.4	900.6	15.6	1.6	68.8	7.6
Selling, general and administrative expenses	653.7	622.7	554.1	31.0	5.0	68.6	12.4

Operating profit	331.3	346.7	346.5	(15.4)	(4.4)	0.2	0.1
Finance income, net	91.8	55.3	128.0	36.5	66.0	(72.7)	(56.8)
Finance costs, net	45.3	(14.7)	12.0	60.0	(408.2)	(26.7)	(222.5)
Share of profit from associate	2.2	2.7	3.4	(0.5)	(18.5)	(0.7)	(20.6)

Profit before income taxes	380.0	419.4	465.9	(39.4)	(9.4)	(46.5)	(10.0)
Income tax expense	104.0	179.4	127.4	(75.4)	(42.0)	52.0	40.8

Profit for the year	€276.0	€240.0	€338.5	€36.0	15.0	€(98.5)	(29.1)

Fiscal 2011 Compared Fiscal 2010

Sales

Sales in fiscal 2011 benefited from changes in foreign currency exchange rates, which increased sales by €89.1 million, primarily driven by the Brazilian real and Australian dollar, and from the acquisition of Café Damasco in fiscal 2011, which increased sales by €20.8 million. These increases were offset by a decline in sales of €34.6 million due to one less week of sales in fiscal 2011.

After excluding the items listed above, our sales increased by €210.8 million. This increase was predominantly a result of price increases of €198.7 million. These price increases, which took place in all segments, were directly related to passing on commodity cost increases to customers. The price increases were partially offset by an increase in trade promotions of €56.1 million, primarily in the retail segments, in response to increased competition and market pressures. Our sales were also positively impacted by the sales of our L’OR EspressO single-serve capsule in our Retail—Western Europe segment, which increased sales by €42.0 million in fiscal 2011. These increases were offset by a decrease of €65.0 million, which was primarily due to lower volume in our multi-serve product that was linked to the continued shift towards premiumization in a significant number of our markets.

In addition, our sales were increased by an additional €94.8 million of green coffee beans sold compared to fiscal 2010 as we took advantage of a system of taxes and rebates payable on trades of green coffee from Brazil. This increase was driven by the increase in overall green coffee market prices and an increased volume of sales which we planned for in determining our purchasing volumes. The Brazilian government ended this favorable tax treatment in January 2012, and we expect that our green coffee export sales will decrease considerably in future periods.

Gross profit

Gross profit increased by €15.6 million and our gross margin percentage declined from 41.9% in fiscal 2010 to 37.9% in fiscal 2011.

Our gross profit was favorably impacted by foreign currency movements of €27.3 million as well as €5.9 million of gross profit from the Café Damasco acquisition. These increases were partially offset by one less week of sales in fiscal 2011, which decreased gross profit by €16.0 million.

Excluding these items, gross profit remained consistent with fiscal 2010, with a decrease of €1.6 million. Our gross profit declined due to commodity price increases of €182.4 million, offset by net sales price increases of €142.6 million and a further reduction in gross profit due to volume declines. These declines were partially offset by a favorable change in our product mix, primarily related to the launch of our higher margin L’OR EspressO capsules and the gross profit of €10.1 million from the increase in our green coffee bean sales.

While our fiscal 2011 gross profit is consistent with fiscal 2010, our gross margin has decreased, primarily as a result of the green coffee bean sales to third parties which have a lower margin than our normal product sales.

Selling, general and administrative expenses

Our SG&A increased by €31.0 million in fiscal 2011. We have presented SG&A as adjusted to exclude certain expenses we believe are unrelated to our underlying business and that are excluded from our segment profitability measure. Excluding these adjustments, our SG&A increased €23.2 million. The table below presents SG&A and SG&A excluding adjustments:

	Fiscal Year Ended		Change
	July 2, 2011	July 3, 2010	Actual	%
	(amounts in millions of euro, except percentages)
SG&A	€653.7	€622.7	€31.0	5.0
Adjustments:
Restructuring charges	25.2	5.4	19.8	366.7
Restructuring related	7.8	9.1	(1.3)	(14.3)
Curtailment and past service costs	(13.1)	—	(13.1)	(100.0)
Impairment	5.6	—	5.6	100.0
Branded apparel costs	3.5	7.9	(4.4)	(55.7)
Other	3.0	1.8	1.2	66.7

Total adjustments	32.0	24.2	7.8	32.2

SG&A excluding adjustments	€621.7	€598.5	€23.2	3.9

The increase in our SG&A excluding adjustments of €23.2 million includes approximately €13 million related to unfavorable foreign exchange impacts. The remaining increase in our SG&A excluding adjustments of €10.2 million was due to an increase in our distribution costs of €4.7 million. The increase in our distribution costs is primarily attributable to the increased proportion of our sales from single-serve products, which have a higher distribution cost per kilogram than multi-serve products, and the impact of our expanded geographical presence in Brazil. In addition, we increased our selling, marketing and advertising costs expenditures by €6.4 million to drive sales of our new products and expansion of existing products in certain markets, which was partially offset by one less week of costs in fiscal 2011.

The increase in our restructuring expenses and costs directly associated with those restructuring charges during fiscal 2011 primarily related to redundancy payments made in connection with the alignment of corporate overhead to our current structure, which was partially in response to the divestment of businesses by Sara Lee. We also elected to abandon certain assets upon our decision not to expand our operations in Russia, which resulted in an impairment of €4.6 million.

The increase in curtailment and past service cost is primarily due to a change in the grant of post employment benefits to employees in the Netherlands.

Finance income, net

Finance income increased due to an increase in pension finance income of €19.3 million, which resulted from a favorable downward movement in our interest costs due to improved return on assets, as well as an increase in interest income from loans to Sara Lee.

Finance costs, net

The change in finance costs is primarily due to a shift in our foreign exchange gain/loss from a foreign exchange gain of €40.2 million in fiscal 2010 to a foreign exchange loss of €40.9 million in fiscal 2011. The foreign exchange gains and losses are primarily related to intercompany loans and cash held in non-euro currencies. This was partially offset by a corresponding movement in our foreign currency derivatives from a loss of €9.8 million in fiscal 2010 to a gain of €15.5 million in fiscal 2011. Additionally, we had an increase in interest expense resulting from additional Brazilian real denominated borrowings associated with the acquisition of Café Damasco in fiscal 2011.

Share of profit from associate

Share of profit from associate decreased due to a decrease in Friele’s profits. Friele’s operations were impacted by the market increase in commodity prices that also impacted our business, which resulted in a decline in gross profit. In addition, they increased marketing and advertising expenditure in an increasingly competitive market.

Income tax expense

Our effective tax rate decreased to 27.4% in fiscal 2011 compared to 42.8% in fiscal 2010. The decrease in our rate was due to the recognition of additional tax expense in fiscal 2010 related to specific tax events with no such items in fiscal 2011. In fiscal 2010, we recognized €50.8 million of additional tax expense as a result of our decision to repatriate certain income that will result in recapture taxes and an increase in our tax reserves of €31.7 million for a tax claim in Belgium. In addition, we recorded additional tax expense associated with a change in tax reserves recorded in prior years of €30.7 million. These increases in fiscal 2010 were partially offset by a reduction in our effective tax rate due to the recognition of deferred tax assets previously not recognized.

Fiscal 2010 Compared to Fiscal 2009

Sales

Sales in fiscal 2010 benefited from changes in foreign currency exchange rates which increased sales €62.8 million, particularly with the Brazilian real and Australian dollar, and from a full year of results for Café Moka, which was acquired during fiscal 2009. In addition, we had one additional week of sales in fiscal 2010 versus fiscal 2009, which increased sales by €34.6 million.

After excluding the items listed above and the decrease in the sale of green coffee beans to third parties of €25.7 million, our sales increased by €2.9 million. This increase in sales was primarily the result of higher volumes in the single-serve and instants product categories of €16.0 million, including €4.5 million related to the launch of L’OR EspressO in April 2010. The volume increases in these product categories represent a continuing trend in the shift towards premiumization.

These increases in sales were almost fully offset by a net price decrease of €10.4 million and a change in our product mix. During fiscal 2010, we increased our trade spend to maintain volume growth in an increasingly competitive environment, which resulted in an increase in trade spend that was higher than our price increases.

Gross profit

Gross profit increased by €68.8 million and gross margin improved from 40.3% to 41.9%.

Our gross profit was favorably impacted by foreign currency movements of €20.1 million, the impact of the 53rd week of €16.0 million and the acquisition of Café Moka in fiscal 2009. Excluding these items, our gross profit increased by €31.4 million.

The remaining increase in our gross profit was due in part to the benefit of lower commodity costs in early fiscal 2010 prior to the escalation in commodity prices late in fiscal 2010. Our gross profit also reflects the benefit from cost savings as a result of our process improvement initiatives implemented during fiscal 2009.

These improvements in gross profit were partially offset by our net price decreases of €10.4 million during fiscal 2010 as well as a €8.3 million decrease in gross profit from lower green coffee bean sales to third parties.

Selling, general and administrative expenses

Our total SG&A increased by €68.6 million in fiscal 2010. We have presented SG&A as adjusted to exclude certain expenses we believe are unrelated to our underlying business and that are excluded from our segment profitability measure. Excluding these adjustments, our SG&A increased €53.1 million. The table below presents SG&A and SG&A excluding adjustments:

	Fiscal Year Ended		Change
	July 3, 2010	June 27, 2009	Actual	%
	(amounts in millions of euro, except percentages)
SG&A	€622.7	€554.1	€68.6	12.4
Adjustments:
Restructuring charges	5.4	36.2	(30.8)	(85.1)
Restructuring-related	9.1	6.8	2.3	33.8
Curtailment and past service costs	—	(23.8)	23.8	100.0
Gain on disposal of assets	—	(17.2)	17.2	100.0
Branded apparel costs	7.9	6.7	1.2	17.9
Other	1.8	—	1.8	100.0

Total adjustments	24.2	8.7	15.5	178.2

SG&A excluding adjustments	€598.5	€545.4	€53.1	9.7

The increase in our SG&A excluding adjustments of €53.1 million includes approximately €13 million related to unfavorable foreign exchange impacts. The remaining increase in our SG&A excluding adjustments of €40.1 million was primarily due to an increase in our administrative costs of €23.4 million and an increase of €13.0 million in our selling, marketing and advertising expenses. The increase in our administrative costs was due to various factors including consulting and legal fees of €6.4 million, the impact of inflation of approximately €4 million, a small increase in research and development and an additional week of expense in fiscal 2010. The increase in our selling, marketing and advertising expenses is primarily related to the launch of the L’OR EspressO capsules launch in France in April 2010.

During fiscal 2009, we incurred significant restructuring and related expenses primarily associated with costs related to the outsourcing of certain shared service functions and the optimization of manufacturing capacity in response to the global economic downturn. There were no significant restructuring costs incurred during fiscal 2010.

In addition, during fiscal 2009 we recognized a gain associated with the curtailment of our post-employment plan in the Netherlands and a gain on the sale of certain assets.

Finance income, net

Finance income decreased primarily due to lower interest income on loans to Sara Lee during fiscal 2010 compared to fiscal 2009.

Finance costs, net

The change in finance costs is primarily due to a shift in our foreign exchange gain with €76.6 million less of foreign exchange gains in fiscal 2010. This was offset by a €105.6 million favorable movement in our foreign currency derivatives between fiscal 2009 and 2010. The foreign currency gains and losses are primarily due to intercompany loans. In addition, our interest expense decreased in connection with refinancing our borrowings at a lower interest rate.

Share of profit from associate

Share of profit from associate decreased due to a decrease in Friele’s profits. During the period, Friele’s operations remained flat in comparison to 2009 while it had an increase in its interest expense.

Income tax expense

Our effective tax rate increased to 42.8% in fiscal 2010 compared to 27.3% in fiscal 2009. The change in the effective tax rate primarily resulted from the recognition of additional tax expense of €50.8 million related to a decision in fiscal 2010 to repatriate certain income that will result in recapture taxes. It also resulted from an increase in our tax reserves of €31.7 million related to a tax claim against us in Belgium and a change in estimate associated with tax reserves recorded in prior years of €30.7 million. These increases were partially offset by a reduction in our effective tax rate due to the recognition of deferred tax assets previously not recognized.

Segment Results

Retail—Western Europe

Our business has been impacted significantly during fiscal 2011 and the first half of fiscal 2012 from increasing commodity prices along with additional competition in certain of our markets.

We have continued to see a shift in our product sales from multi-serve to single-serve products. The volumes of our single-serve products have increased consistent with our launch of new products, specifically single serve capsules. This growth has been offset by a decline in sales volumes of our multi-serve products.

We have sought to protect our long-term margins by passing on our commodity price increases to the end customer. In addition, we have also continued to support brand value by investing in marketing and advertising, despite significant commodity cost increases.

First Half Fiscal 2012 Compared to First Half Fiscal 2011

	Half Year		Change
	July 3, 2011 to December 31, 2011	July 4, 2010 to January 1, 2011
	(amounts in millions of euro, except percentages)
Sales	€625.6	€546.5	€79.1
Sales growth	14.5%	n/a
Adjusted EBIT	€100.9	€119.3	€(18.4)
Adjusted EBIT Margin	16.1%	21.8%

Sales

The increase in sales of €79.1 million was achieved primarily through higher net prices and an increase in our single-serve capsules.

The higher sales prices relate primarily to the sales price increases implemented in the second half of fiscal 2011 in response to rising commodity costs. In many of our markets, sales price increases resulted in increased trade promotion activity to maintain volume.

The increase attributable to single-serve capsules was primarily related to the continued growth in volume of our single-serve capsules which we launched in France in late fiscal 2010 and subsequently in the Netherlands, Belgium and Spain.

These increases were offset by a decrease in sales of €29.1 million, which was primarily due to a decrease in sales volumes of multi-serve products. The volume declines resulted from the discontinuation of our private label multi-serve business in France in fiscal 2011, which reduced sales by €6.6 million, and a continuing shift in sales from multi-serve to single-serve products. This shift, combined with sales price increases from rising commodity costs and increased competition, contributed to the decrease in volumes for multi-serve products during the year.

Adjusted EBIT

Adjusted EBIT decreased €18.4 million from the first half of fiscal 2011 to the first half of fiscal 2012, which represented an increase in our gross profit offset by an increase in SG&A. The increase in our gross profit was due to higher net sales prices and a favorable shift in our product mix. This gross profit increase was partially offset by commodity price increases and by volume declines.

The increase in our SG&A includes an increase in our media and advertising costs of €10.6 million which was primarily related to the continued promotion of our single-serve capsules in France and costs associated with launching the single-serve capsules in new markets. In addition, we experienced an increase in administrative costs resulting from general inflationary increases and the impact of absorbing a higher amount of stranded costs.

	Fiscal Year Ended			Change
	July 2, 2011	July 3, 2010	June 27, 2009	2011 vs. 2010	2010 vs. 2009
	(amounts in millions of euro, except percentages)
Sales	€1,125.3	€1,053.4	€1033.1	€71.9	€20.3
Sales growth	6.8%	2.0%	n/a
Adjusted EBIT	€218.1	€253.3	€252.6	€(35.2)	€0.7
Adjusted EBIT Margin	19.4%	24.0%	24.5%

Fiscal 2011 Compared to Fiscal 2010

Sales

The increase in sales of €71.9 million was achieved primarily through net price increases of €76.0 million and an increase of €42.0 million from a full year impact of our L’OR EspressO single-serve capsules which were launched in France in late fiscal 2010. These increases were partially offset by one less week of sales in fiscal 2011, which reduced sales by €19.1 million. The remaining decrease was primarily due to a decrease in sales volumes of multi-serve products.

The increase in sales related to pricing is due to multiple sales price increases that we implemented throughout fiscal 2011 in response to rising commodity costs. In many of our markets, sales price increases resulted in increased trade promotion activity to maintain volume.

Throughout the segment, we have also seen a continuing shift in sales from multi-serve to single-serve products. This shift, combined with sales price increases from rising commodity costs and increased competition, contributed to the decrease in volumes for multi-serve products during the year. The successful launch of L’OR EspressO single-serve capsules in France highlights a shift towards premiumization.

Adjusted EBIT

Adjusted EBIT decreased €35.2 million from fiscal 2010 to fiscal 2011. During fiscal 2011, adjusted EBIT declined due to a decrease in segment gross profit attributable to a one less week in fiscal 2011 of €8.7 million, €7.5 million due to commodity price increases of €83.5 million offset by sales price increases of €76.0 million, and a decline in multi-serve volume of €9.4 million. In addition, our adjusted EBIT was negatively impacted by an increase in our production costs. This decline in adjusted EBIT was partially offset by increased sales of our higher margin single-serve capsules.

Fiscal 2010 Compared to Fiscal 2009

Sales

Sales in our Retail—Western Europe segment increased €20.3 million from fiscal 2009 to fiscal 2010. Excluding the impact of the 53rd week of sales in fiscal 2010, which increased sales €19.1 million, our sales remained consistent with fiscal 2009 with an increase of €1.2 million. This was a result of various factors including an increase in volumes and a favorable shift in product mix reduced by net price decreases from trade promotion activity.

The increase in volumes and shift in product mix primarily resulted from the launch of our L’OR EspressO single-serve capsules in April 2010. These increases were offset by an increase in trade promotions to maintain volume in an increasingly competitive environment.

Adjusted EBIT

Adjusted EBIT remained relatively stable in comparison with fiscal 2009 with an increase of €0.7 million in fiscal 2010. This represents an improvement in our Adjusted EBIT related to favorable commodity prices in early fiscal 2010 and costs savings associated with restructuring activities completed in fiscal 2009. This was almost fully offset by an increase in our advertising costs primarily related to the launch of L’OR EspressO, an increase in our administrative costs and an unfavorable shift in our product mix.

Retail—Rest of World

Our business has been significantly impacted during fiscal 2011 and the first half of fiscal 2012 from increasing commodity prices along with increased competition in our Brazilian market.

Our operations in Retail—Rest of World are concentrated in our multi-serve and instants product categories. In Asia and Australia we are concentrated in instants, with multi-serve as our primary product in the other markets.

We have sought to protect our long-term margins through sales price increases in response to the rising commodity costs along with a focus on cost control. In our Brazilian market this has been largely offset by increased trade spending, such as discounts to the consumer, in response to actions by our competitors. We have also continued to support brand value by investing in marketing and advertising, specifically in Asia and Australia where these efforts were focused on continued market growth.

We acquired Café Moka in fiscal 2009 and Café Damasco in fiscal 2011 to expand our operations in Brazil.

First Half Fiscal 2012 Compared to First Half Fiscal 2011

	Half Year
	July 3, 2011 to December 31, 2011	July 4, 2010 to January 1, 2011	Change
	(amounts in millions of euro, except percentages)
Sales	€366.2	€310.1	€56.1
Sales growth	18.1%	n/a
Adjusted EBIT	€23.3	€20.8	€2.5
Adjusted EBIT Margin	6.4%	6.7%

Sales

Sales in our Retail — Rest of World segment increased €56.1 million from the first half of fiscal 2011 to the first half of fiscal 2012. Our sales in the first half of fiscal 2012 benefited by €20.4 million from a full period of results for Café Damasco, which was acquired on November 30, 2010. This increase was partially offset by unfavorable exchange rate impacts of €6.2 million. Excluding the impact of these items, sales increased by €41.9 million.

Our sales reflect the impact of higher net sales price increases that were primarily implemented in the second half of fiscal 2011, which were partly offset by trade promotions. The sales price increases were in response to rising commodity costs.

These higher net sales prices were offset by a decline in volume that resulted from damage to our manufacturing facility in Thailand, which was caused by flooding in October 2011 resulting in a volume decrease of €8.1 million. The higher net sales prices were also offset by a decrease in volumes in certain markets due to competitive pressures and a slightly unfavorable shift in our product mix.

Adjusted EBIT

Adjusted EBIT increased €2.5 million from the first half of fiscal 2011 to the first half of fiscal 2012. The change in adjusted EBIT includes an increase of €5.9 million related to the Café Damasco acquisition and €1.4 million in favorable foreign currency impacts.

Excluding these impacts, adjusted EBIT decreased by €4.8 million, which represents an increase in our SG&A, partially offset by an increase in our gross profit. Our gross profit increased due to higher net sales prices, offset by increased commodity costs.

Our SG&A increased due to an increase in our marketing and advertising costs of €1.3 million and an increase of €2.0 million in distribution costs as a result of expanding our geographic reach due to our acquisitions. In addition, our administrative costs have increased due to the absorption of a higher amount of stranded costs and general inflationary increases.

	Fiscal Year Ended			Change
	July 2, 2011	July 3, 2010	June 27, 2009	2011 vs. 2010	2010 vs. 2009
	(amounts in millions of euro, except percentages)
Sales	€655.3	€569.9	€505.7	€85.4	€64.2
Sales growth	15.0%	12.7%	n/a
Adjusted EBIT	€51.1	€41.0	€19.3	€10.1	€21.7
Adjusted EBIT Margin	7.8%	7.2%	3.8%

Fiscal 2011 Compared to Fiscal 2010

Sales

Sales in our Retail — Rest of World segment increased €85.4 million from fiscal 2010 to fiscal 2011. Our sales in fiscal 2011 benefited from favorable exchange rate impacts of €54.7 million and the acquisition of Café Damasco, which increased sales €20.8 million. These increases were offset by one less week of sales of €4.6 million. Excluding the impact of these items, sales increased by €14.5 million.

This increase of €14.5 million was the result of net sales price increases of €35.2 million. This resulted from price increases that were implemented throughout fiscal 2011 in response to rising commodity costs, which were partially offset by increased trade promotion activity.

These net sales price increases were offset by various factors including a decrease in volumes in all markets except Thailand and Australia. The volume decreases were most significant in Brazil where the increase in sales prices impacted our volumes more significantly due to competitive pressures. In addition, our sales decreased due to our shift in our business model in Russia and a slightly unfavorable shift in our product mix.

Adjusted EBIT

Adjusted EBIT increased €10.1 million from fiscal 2010 to fiscal 2011. The change in adjusted EBIT includes €5.2 million in favorable foreign currency impacts. Excluding the foreign currency impact, adjusted EBIT increased by €4.9 million due to various offsetting factors.

Our adjusted EBIT increased due to price increases of €35.2 million resulting from passing on commodity price increases to our customers. In addition, our adjusted EBIT increased due to a favorable change in our product mix to single-serve capsules and various other factors, which combined with the shift in our product mix impacted our results by €28.6 million.

This was offset by increased commodity costs of €52.7 million which were primarily the result of the market increases in prices, and an increase in marketing and advertising costs of €6.2 million. The marketing and advertising increase is primarily attributable to Brazil where we have increased our spending in response to strong competition.

Fiscal 2010 Compared to Fiscal 2009

Sales

Sales in the Retail—Rest of World segment increased €64.2 million from fiscal 2009 to fiscal 2010. Our sales in fiscal 2010 benefited from favorable exchange rate impacts of €50.8 million, an additional week of sales in the amount of €4.6 million, and the impact of a full year of Café Moka, which increased sales by €6.3 million.

Excluding these items, our sales remained relatively consistent with fiscal 2009 with an increase of €2.4 million. During fiscal 2010 we had increased sales volumes of our instant products in Australia and Thailand, where we have experienced excellent market development with instants and continue to build on our premium positioning. We also benefited from a favorable shift in our product mix. These increases were almost fully offset by increased trade promotions, particularly in Brazil, in response to extensive promotional activity by our competitors.

Adjusted EBIT

Adjusted EBIT for the segment increased €21.7 million from fiscal 2009 to fiscal 2010. Excluding favorable foreign exchange impacts of €2.8 million, Adjusted EBIT increased €18.9 million.

During fiscal 2010, we experienced a favorable shift in our product mix that was primarily related to the higher sale of instants, which have a higher margin than our multi-serve products. In addition, we had cost savings associated with restructuring actions completed in fiscal 2009 and benefited from favorable commodity prices in early fiscal 2010.

This was partially offset by a reduction in net sales of €12.2 million due to increased trade spend in response to competitive pressures and an increase in our administrative expenses.

Out of Home

Out of Home is focused on being a full service provider to our customers with a focus on our liquid roast coffee products and the machines that dispense these products.

Out of Home sales are directly linked to the number of machines placed at customers, which generally result in the purchase of our multi-serve and liquid roast coffee products. During the periods presented, we have seen a fluctuation in machine placement in part due to the global economic downturn. Unlike the retail segments, our volume growth in Out of Home is not easily stimulated through trade spend.

Our Out of Home business was impacted in fiscal 2011 and in the first half of fiscal 2012 by the significant increase in commodity prices. We increased our sales prices in response to these higher commodity costs, which in certain markets resulted in a shift in our product mix from liquid roast to lower margin instants products.

First Half Fiscal 2012 Compared to First Half Fiscal 2011

	Half Year		Change
	July 3, 2011 to December 31, 2011	July 4, 2010 to January 1, 2011
	(amounts in millions of euro, except percentages)
Sales	€320.2	€306.9	€13.3
Sales growth	4.3%	n/a
Adjusted EBIT	€53.5	€51.1	€2.4
Adjusted EBIT Margin	16.7%	16.7%

Sales

Sales in our Out of Home segment increased €13.3 million from the first half of fiscal 2011 to the first half of fiscal 2012. The increase in sales, excluding the favorable impact of foreign currency exchange rates of €0.8 million, was €12.5 million. This increase was predominantly due to higher net sales price that resulted from passing on higher commodity costs to customers and a slight favorable shift in our mix. These increases were partially offset by a decline in our multi-serve and liquid roast coffee product volumes that were due in part to competitive pressures.

Adjusted EBIT

Adjusted EBIT increased €2.4 million in the first half of fiscal 2012, which was the result of various offsetting factors. This represents an improvement in our gross profit of €3.1 million, which was offset by a slight increase in our SG&A.

	Fiscal Year Ended			Change
	July 2, 2011	July 3, 2010	June 27, 2009	2011 vs. 2010	2010 vs. 2009
	(amounts in millions of euro, except percentages)
Sales	€634.4	€613.8	€605.9	€20.6	€7.9
Sales growth	3.4%	1.3%	n/a
Adjusted EBIT	€109.8	€108.9	€101.7	€0.9	€7.2
Adjusted EBIT Margin	17.3%	17.7%	16.8%

Fiscal 2011 Compared to Fiscal 2010

Sales

Sales in our Out of Home segment increased €20.6 million from fiscal 2010 to fiscal 2011 including the favorable impact of foreign currency exchange rates of €8.3 million. This was offset by one less week of sales compared to fiscal 2010, which resulted in a decrease in sales of €11.0 million.

The increase in sales, excluding the items listed above, was €23.3 million. This increase was predominantly due to sales price increases of €31.2 million that resulted from passing on higher commodity costs to customers, which was partially offset by a decline in our multi-serve and liquid roast coffee product volumes of €5.2 million. The decrease in multi-serve and liquid roast coffee was due in part to the overall weakness in the European economy, which resulted in lower sales of these products to businesses.

Adjusted EBIT

Adjusted EBIT increased €0.9 million in fiscal 2011, which was the result of various offsetting factors.

Our adjusted EBIT increased during the period due to sales price increases of €31.2 million along with a decrease in our cost of sales and administrative costs. These improvements were almost fully offset by an increase in our commodity prices of €43.5 million and a decline in volume of our multi-serve and liquid roast products of €6.3 million.

Fiscal 2010 Compared to Fiscal 2009

Sales

Sales in the Out of Home segment increased €7.9 million from fiscal 2009 to fiscal 2010. Sales in fiscal 2010 benefited from an additional week of sales in the amount of €11.0 million as well as favorable foreign currency impacts of €5.5 million. Excluding the impact of these items, our sales decreased by €8.6 million.

Our sales increased during the period by €4.0 million due to price increases and a favorable shift in our product mix from multi-serve to liquid roast coffee and instants.

However, these increases were more than offset by lower machine placements throughout the year, which resulted in a corresponding decrease in sales of coffee supplies for the machines. These lower machine placements were primarily the result of the global downturn, as fewer machines were placed in businesses, hotels and institutions.

Adjusted EBIT

Adjusted EBIT increased €7.2 million from fiscal 2009 to fiscal 2010. We increased our adjusted EBIT during the period through increased sales prices to customers and favorable commodity prices during early fiscal 2010. In addition, we benefited from cost savings during the period resulting from restructuring actions taken in fiscal 2009. This was offset by an unfavorable shift in our product mix and an increase in our administrative expenses.

Liquidity and Capital Resources

We have historically financed our operations through cash flows generated by our operations. We have also used available cash to provide financing to Sara Lee. Except for financing transactions we expect to enter into in connection with the separation, we have not received any significant financing from Sara Lee nor have we participated in any joint borrowings or benefited from borrowings held by Sara Lee.

As of the end of the first half fiscal 2012, we had current assets of €3.9 billion including cash and cash equivalents of €2.0 billion, receivables from Sara Lee of €1.2 billion and outstanding borrowings of €403.7 million. The receivables from Sara Lee will be settled either prior to or upon separation. As a consequence of various transactions between us and Sara Lee in connection with the separation, we expect our cash and cash equivalents to decrease to approximately €150 million and our outstanding indebtedness to increase to approximately €550 million. For additional details regarding separation-related financing transactions, please see “The Separation—Separation-Related Financing,” which begins on page 45.

Our principal uses of cash in the future will be to fund our operations, capital expenditures, purchase commitments and repayment of borrowings.

In connection with the separation, we will enter into a revolving credit facility to provide available borrowing to fund any short-term working capital requirements. We expect this facility to provide borrowing capacity of €750 million. We expect to finance our obligations through cash on hand, cash flow from operations and borrowings under this facility.

We believe our working capital is sufficient for our present requirements; that is, for at least twelve months following the date of this prospectus.

We monitor our liquidity in various ways including using the following cash flow metrics:

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
	(amounts in millions of euro, except percentages)
Cash generated from operating activities(a)	€(11.3)	€135.9	€281.7	€364.8	€194.0
Working Capital	2,711.6		2,247.7	2,402.5	2,606.5
Operating Working Capital(b)	581.3		474.8	386.0	350.9
Operating Working Capital as a percentage of sales(b)(c)	21.1%		18.3%	16.7%	15.7%
Free Cash Flow(b)	€(54.7)	€103.1	€204.2	€299.1	€117.4
Net Cash(b)	1,591.7		979.5	333.0	198.4
Capital Expenditures	43.4	32.8	77.5	65.7	76.6

(a)	For purposes of the combined financial statements, we have assumed all taxes were settled by Sara Lee, and as a result there are no cash taxes reflected in our cash generated from operating activities. As a consequence, our future operating cash flows will be reduced by tax payments which are currently reflected as distributions to Sara Lee in financing activities in the statement of cash flows.

(b)	These amounts are not measures determined in accordance with IFRS. See “Selected Historical and Unaudited Pro Forma Combined Financial Data” for a definition of the measure, a reconciliation of the measure to IFRS and a discussion regarding the limitation of the use of such measures.

(c)	For the half year fiscal 2012, our operating working capital as a percentage of sales is determined based on sales for twelve months ended December 31, 2011.

Cash Flows

The following table summarizes the changes to cash flows from operating, investing and financing activities.

	Half Year Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	July 2, 2011	July 3, 2010	June 27, 2009
			(amounts in millions of euro)
Cash provided by (used in):
Operating activities	€(11.3)	€135.9	€281.7	€364.8	€194.0
Investing activities	466.0	(1,031.7)	70.8	353.7	(70.6)
Financing activities	196.5	1,704.7	340.2	(564.0)	(346.3)
Effects of exchange rate changes	0.8	2.0	(11.7)	0.4	34.1

Net increase (decrease) in cash and cash equivalents	€652.0	€810.9	€681.0	€154.9	€(188.8)

First Half Fiscal 2012 Compared to First Half Fiscal 2011

Operating activities

We used cash of €11.3 million in operations in the first half of fiscal 2012 compared to cash flows generated from operations of €135.9 million in the first half of fiscal 2011. Cash generated from operations before changes in operating assets and liabilities was €199.9 million and €234.0 million in the first half of fiscal 2012 and 2011, respectively. Cash used to finance working capital increased to €211.2 million in the first half of fiscal 2012 from €98.1 million in the first half of fiscal 2011.

Cash used to finance working capital in the first half of 2012 resulted from the use of cash to increase inventories and payments for pensions and provisions. This was slightly offset by cash inflows resulting from an increase in payables to Sara Lee and a decrease in trade and other receivables. The increase in our inventories was due to a planned build-up in inventories consistent with prior periods. The pension payments include one-time payments related to a change in pension plan terms and the provision payments related to redundancies.

Cash used to finance working capital in the first half of fiscal 2011 was primarily due to an increase in inventories, an increase in receivables and pension payments which were partially offset by an increase in trade and other payables. These changes in working capital are all directly linked to the higher commodity costs and a proactive extension of payments terms.

Investing activities

We generated €0.5 billion of cash from investing activities in the first half of fiscal 2012 compared to cash used of €1.0 billion in the first half of fiscal 2011. This change is primarily due to net cash inflows in the first half of fiscal 2012 related to repayments of loans made to Sara Lee. This is in contrast to net cash outflows in the first half of fiscal 2011 for additional loans to Sara Lee.

Financing activities

We generated cash from financing activities of €0.2 billion in the first half of fiscal 2012 compared to €1.7 billion in the first half of fiscal 2011. This change is almost entirely a result of contributions from Sara Lee in the first half of fiscal 2011 of €1.6 billion compared to €0.2 billion in the first half of fiscal 2012.

Fiscal 2011 Compared to Fiscal 2010

Operating activities

We generated cash flows from operations of €281.7 million in fiscal 2011 compared to €364.8 million in fiscal 2010. Cash generated from operations before changes in operating assets and liabilities was €472.2 million in fiscal 2011 and €470.7 million in fiscal 2010. Cash used to finance working capital increased to €190.5 million in fiscal 2011 from €105.9 million in fiscal 2010. This was primarily due to a significant increase in inventories and trade and other receivables, which was partially offset by an increase in trade and other payables and cash generated from derivative financial instruments.

These changes in working capital are all directly linked to the higher commodity costs in fiscal 2011 and a proactive extension of payments terms.

Investing activities

Net cash generated from investing activities decreased from €353.7 million in fiscal 2010 to €70.8 million in fiscal 2011. This change is primarily due to a higher net increase in loans provided to Sara Lee in fiscal 2010 compared to fiscal 2011, offset by cash used to finance the acquisition of Café Damasco in fiscal 2011.

Financing activities

We generated cash from financing activities of €340.2 million in fiscal 2011 compared to cash used in financing activities of €564.0 million in fiscal 2010. This change is almost entirely a result of a change from distributions to Sara Lee in fiscal 2010 of €566.8 million to cash transfers to us from Sara Lee of €342.6 million in fiscal 2011.

Fiscal 2010 Compared to Fiscal 2009

Operating activities

We generated cash flows from operations of €364.8 million in fiscal 2010 compared to €194.0 million in fiscal 2009. Cash generated from operations before changes in operating assets and liabilities was €470.7 million in fiscal 2010 and €459.0 million in fiscal 2009. The decrease in cash used for working capital from €265.0 million in fiscal 2009 to €105.9 million in fiscal 2010 resulted from various favorable movements including lower trade and other receivables, lower cash outflows related to derivative financial instruments, reduced pension costs, and an increase in our trade and other payables. These positive impacts were partially offset by an increase in inventories.

Investing activities

During fiscal 2009, we used cash for investing activities of €70.6 million compared to cash generated from investing activities of €353.7 million in fiscal 2010. The change is primarily due to loans provided to Sara Lee with a net cash outflows on loans to Sara Lee of €162.0 million in fiscal 2009 compared net cash inflows of €366.4 million in fiscal 2010. This was partially offset by a €105.9 million decrease in interest income in fiscal 2009 and a decrease in proceeds from the sale of property, plant and equipment in fiscal 2010.

Financing activities

Our cash used in financing activities was €564.0 million in fiscal 2010 compared to €346.3 million in fiscal 2009. This increase in cash spent on financing activities between fiscal 2010 and 2009 is primarily due to an increase in the transfers to Sara Lee by €231.0 million. In addition, in fiscal 2009, our borrowings and associated interest payments increased more than in fiscal 2010.

Contractual obligations

The following table summarizes our future contractual obligations as of July 2, 2011. These amounts have not been adjusted to reflect the impacts of the separation, including any additional borrowings resulting from the separation.

	Payments due by period
	Total	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years
	(amounts in millions of euro)
Borrowings:
Eurobonds(a)	€306.8	€306.8	€—	€—	€—
Other borrowings (b)	76.2	49.7	16.4	1.2	8.9
Operating lease commitments	52.2	19.4	22.7	8.0	2.1
Purchase commitments(c)	155.3	155.3	—	—	—
U.K. Pension obligation(d)	191.6	38.6	77.2	59.3	16.5

Total(e)	€782.1	€569.8	€116.3	€68.5	€27.5

(a)	Eurobond borrowings include future interest payments and matured and were repaid in March 2012.
(b)

Other borrowings include future interest payments. A portion of the other borrowings are denominated in a currency other than the euro. As a result actual payments may differ from these amounts due to changes in foreign currency rates.

(c)	Purchase commitments predominantly consist of commitments related to the purchases of green coffee.
(d)

Our defined benefit liability recorded on our combined balance sheet includes obligations related to pension plans in the United Kingdom. During fiscal 2006, we entered into an agreement with the plan trustee to fully fund certain of these United Kingdom pension obligations by 2015. This amount represents the minimum payments required under these agreements. The final payment will vary based on changes in the actual pension experience. The amounts are payable in British pounds and the actual amounts paid may vary due to exchange rate fluctuations.

(e)

This table does not contain normal purchase obligations made in the ordinary course of business. In addition, deferred taxes and remaining pension obligations (excluding the minimum United Kingdom pension obligation disclosed above) have been excluded as the timing of the payments for deferred taxes and the pension obligations, other than the minimum United Kingdom funding, is not fixed. Guarantees are also not included as these obligations typically arise as a result of contracts under which we agree to indemnify a third-party against losses arising from a breach of representation and covenants related to matters such as title to assets sold, collectability of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these matters, payment is conditioned on the other party making a claim pursuant to the procedures specified in the contract and it is therefore not possible to predict the maximum potential amount of future payments under these agreements.

Off-balance sheet transactions

We use customary off-balance sheet arrangements, such as operating leases, guarantees and letters of credit, to finance our business. None of these arrangements has had or is likely to have a material effect on our results of operations, financial condition or liquidity.

Research and Development

Our research and development teams are responsible for the technical development of coffee and tea beverage products, packaging systems and new equipment and manufacturing methods. At the core of our research and development capabilities is a team of approximately 125 professionals. Our research and development facilities are located in Utrecht, the Netherlands.

Our research and development expense for the first half fiscal 2012 and 2011 and for fiscal 2011, 2010 and 2009 was approximately €10 million, €10 million, €21 million, €18 million, and €15 million, respectively. On average, approximately one-third of our research and development budget is devoted to single-serve product development, one-third to liquid roast and approximately one-third is devoted to all other categories. In addition to our investments in traditional research and development activities and in developing new manufacturing processes, we actively invest in our manufacturing facilities.

Quantitative and qualitative disclosures about market risk

Our activities expose us to market risk associated with foreign exchange movements, commodity prices and interest rate fluctuations. All of these risks arise in the normal course of business. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our performance. To mitigate the risk from interest rate, foreign currency exchange rate and commodity price fluctuations, we use various derivative financial instruments. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

Commodity price risk—Commodity price risk arises primarily from transactions on the world commodity markets for securing the supply of green coffee beans. Our objective is to minimize the impact of commodity price fluctuations. The commodity price risk exposure of anticipated future purchases is managed primarily using derivative futures and options. As a result of our short product business cycle, the majority of the anticipated future raw material transactions outstanding at the combined balance sheets date are expected to occur in the next year.

We only enter into commodity futures and options contracts that are traded on established, well-recognized exchanges that offer high liquidity, transparent pricing, daily cash settlement and collateralization through margin requirements.

Foreign exchange risk—We operate internationally and are exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the U.S. dollar, Brazilian real, British pound, Danish krone, Hungarian forint, Swiss franc and Australian dollar against the European euro. Foreign exchange risk arises primarily from commercial transactions such as the purchase of commodities, recognized monetary assets and liabilities and net investments in foreign operations.

We use forward exchange and option contracts to reduce the effect of fluctuating foreign currencies on short-term foreign-currency-denominated intergroup transactions, third-party product-sourcing transactions, foreign-denominated investments (including subsidiary net assets) and other known foreign currency exposures. Gains and losses on the derivative instruments are intended to offset gains and losses on the associated transaction in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. Forward currency exchange contracts mature at the anticipated cash requirement date of the associated transaction, generally within 12 to 18 months. As of fiscal 2011, 2010 and 2009, we have not designated any of our foreign exchange derivatives as hedges for accounting purposes and, as a result, the change in fair value is recognized directly to the combined income statements.

We enter into derivative financial instruments to manage the exposure for virtually all foreign exchange risk derived from recorded transactions and firm commitments and anticipated transactions where the exposure is potentially significant.

Interest rate risk—We are exposed to interest price risk resulting from fixed rate borrowings and the interest cash flow risk that result from borrowing at variable rates. To manage interest rate price risk, we enter into interest rate swaps that effectively convert certain fixed-rate debt instruments into floating-rate debt instruments. Interest rate swap agreements that are effective at hedging the fair value of fixed-rate debt agreements are designated and accounted for as fair value hedges.

For additional information on the market risks above please refer to Note 3 of the combined financial statements.

Critical accounting policies

The preparation of our combined financial statements in accordance with IFRS requires our management to make judgments, assumptions and estimates that affect the amounts reported in our combined financial statements. Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. If actual results differ significantly from management’s estimates, there could be a material adverse effect on our results of operations, financial condition and liquidity.

Our significant accounting policies are summarized in Note 1 to our combined financial statements. Summarized below are our accounting policies where the nature of the estimates or assumptions involved is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates and assumptions on financial condition or results of operations is material.

Corporate allocations—The combined financial statements include allocations for certain expenses historically maintained by Sara Lee, but not recorded in our accounts. Such items have been allocated to us and included in the combined financial statements based on the most relevant allocation method, primarily relative percentage of revenue or headcount. Our management believes that this basis for allocation of expenses is reasonable.

Impairment of goodwill—We perform impairment reviews by comparing the carrying value of the cash-generating unit concerned to that cash generating unit’s recoverable amount, being the higher of the value in use and fair value less costs to sell. Value in use is a valuation derived from the discounted future cash flows of the cash-generating units. The most important estimates in determining the present value of cash flows are growth rates used to calculate revenue growth and suitable discount rates in order to determine present value.

Growth rates are based on past performance, external market growth assumptions, and forecast trading conditions by our management using a combination of our business plans and growth assumptions into perpetuity reflecting expected long-term growth in the market. We determine discount rates for our respective analyses of recoverability that are appropriate for the type, size and specific countries related to each cash-generating unit.

We review these estimates at least annually as of the date of each impairment test and believe them to be appropriate. However, changes in these estimates could change the outcomes of the impairment reviews and therefore affect future financial results, the effects of which would be recognized in the combined income statement through operating profit. See Note 7 of the combined financial statements for sensitivity to these assumptions.

The carrying amount of goodwill as of the end of the first half of fiscal 2012 and fiscal 2011, 2010, and 2009 was €189.0 million, €182.8 million, €163.4 million, and €157.2 million, respectively.

Sales recognition and incentives—Sales are recognized when title and risk of loss pass to the customer. We have a variety of sales incentives, including customer loyalty programs, which are offered to resellers and/or consumers of our products. Measuring the fair value of these incentives requires, in many cases, estimating future customer utilization, redemption rates and relative fair value. These incentives include coupons that have prescribed value, but where estimated customer utilization and redemption rates is required. Historical data for similar transactions is used in estimating the fair value of incentive programs. These estimates are reviewed each period and adjusted based upon actual experience and other available information. Additionally, we have a significant number of trade incentive programs and other factors outside of our control that impact the ultimate cost of these incentives. Any significant change in these estimates could potentially have a material impact on sales and profits.

Defined benefit plans and other post-employment benefits—We sponsor defined benefit plans and provide other post-employment benefits. Assumptions are an important element in the actuarial methods that are used to measure the expense and obligations relative to employee benefits. The assumptions utilized include life expectancy, inflation, payroll increase, health-care trends, discount rate and expected return on plan assets. Any change in these assumptions could potentially result in a significant change to the pension assets, commitments and pension costs in future periods.

Sensitivity to changes in individual parameters used in fiscal 2011 can be estimated as follows:

•	A 50 basis point change in the discount rate of interest would change the defined benefit obligation by approximately €146.0 million;

•	A 50 basis point change in inflation assumption would change the defined benefit obligation by an approximately €89.0 million;

•	A 50 basis point change in the salary growth rate would increase the defined benefit obligation by approximately €10.0 million.

Income taxes—Due to the inherent complexities arising from the nature of our business, and from conducting business and being taxed in a substantial number of jurisdictions, significant judgments and estimates are required to be made for income taxes. We compute income tax expense for each of the jurisdictions in which we operate. However, actual amounts of income tax due only become final upon filing and acceptance of the tax return by relevant authorities, which may not occur for several years subsequent to the date of our combined financial statements.

The estimation of income taxes also includes evaluating the recoverability of deferred income tax assets based on an assessment of the ability to use the underlying future tax deductions against future taxable income before they expire. This assessment is based upon existing tax laws and estimates of future taxable income. To the extent estimates differ from the final tax return, earnings may be affected in a subsequent period.

Restructuring provisions—We record a provision for restructuring costs when a detailed formal plan for the restructuring has been determined and the plan has been communicated to the parties that may be affected by it.

The provision is based on a number of assumptions including the timing of the payments and the number of employees that will ultimately receive the termination benefits. A change in these assumptions may result in a significant change in the liability in future periods. Adjustments to previously recorded charges resulting from a change in estimate are recognized in the period in which the change is identified. Changes in estimates for the first half of fiscal 2012 and 2011 and for fiscal 2011, 2010 and 2009 were a decrease of €2.4 million, a decrease of €2.5 million, a decrease of €9.8 million, a decrease of €8.4 million and an increase of €0.5 million, respectively. These changes primarily resulted from the completion of termination actions for amounts more favorable than originally estimated and from the forfeiture of termination benefits by certain employees who elected to voluntarily end their employment.

Legal provision—We are involved in certain litigation and other legal proceedings. These claims involve highly complex issues, actual damages and other matters. These issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain.

These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. Our assessments are based on estimates and assumptions that have been deemed reasonable by management. We recognize a liability for contingencies when it is more likely than not that we will sustain a loss and the amount can be estimated. A change in these estimates could result in a significant impact on our future results.

Recent accounting pronouncements

The following are descriptions of new standards, amendments and interpretations of IFRS that have been issued but are not yet effective for us. We are in the process of assessing whether there will be any significant changes to our combined financial statements upon adoption of these standards.

IFRS 10, Consolidated Financial Statements, which we refer to as IFRS 10, issued in May 2011, supersedes IAS 27 (Revised 2008), Consolidated and Separate Financial Statements and Standing Interpretations Committee 12, Consolidation—Entities. The standard defines the principle of control, establishes control as the basis for determining which entities are consolidated in the combined financial statements and identifies the following three elements of control:

•	Power over the investee;

•	Exposure, or rights, to variable returns from involvement with the investee; and

•	The ability to use power over the investee to affect the amount of the investor’s returns.

This standard is effective for annual periods beginning on or after January 1, 2013.

IAS 27 (Revised 2011), Separate Financial Statements, issued in May 2011, supersedes IAS 27, Consolidated and Separate Financial Statements in conjunction with IFRS 10. The standard prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures, and associates when separate financial statements are prepared. This standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 11, Joint Arrangements, which we refer to as IFRS 11, issued in May 2011, supersedes IAS 31, Interests in Joint Ventures and SIC-13, Jointly Controlled Entities—Non-Monetary Contributions by Venturers. The standard establishes principles for financial reporting by entities that have interests in joint arrangements. A joint arrangement is defined as an arrangement where two or more parties have joint control and, based on the rights and obligations of the parties to the arrangement, is classified as either of the following:

•	Joint operation—parties have rights to the assets and obligations for the liabilities of the arrangement; and

•	Joint venture—parties have rights to net assets of the arrangement.

This standard is effective for annual periods beginning on or after January 1, 2013.

IAS 28 (Revised 2011), Investments in Associates and Joint Ventures, issued May 2011, supersedes IAS 28, Investments in Associates (as revised in 2003 and amended in 2010). The standard prescribes the accounting for investments in associates and establishes the requirements for applying the equity method when accounting for investments in associates and joint ventures.

This standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 12, Disclosure of Interests in Other Entities, (“IFRS 12”) issued in May 2011 establishes disclosure objectives according to which entities disclose information about the significant judgments and assumptions used in determining:

•	Whether it has control, joint control, or significant influence; and

•	The type of joint arrangement.

This standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 13, Fair Value Measurement, issued in May 2011, establishes common requirements for measuring fair value and for disclosing information about fair value measurements. The standard defines fair value, sets out a single IFRS for measuring fair value, and provides required fair value disclosures. This standard is effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

IAS 19, Employee Benefits, was amended in June 2011 for annual reporting periods beginning on or after 1 January 2013, with early adoption permitted. The amendments require the calculation of finance costs on a net funding basis.

IFRS 9, Financial Instruments, which we refer to as IFRS 9, was issued in November 2009 as the first step in the project to replace IAS 39, Financial Instruments: Recognition and Measurement, which we refer to as IAS 39. The standard introduces new requirements for classifying and measuring financial instruments, including:

•	The replacement of the multiple classification and measurement models in IAS 39 with a single model that has only two classification categories: amortized cost and fair value;

•

The replacement of the requirement to separate embedded derivatives from financial asset hosts with a requirement to classify a hybrid contract in its entirety at either amortized cost or fair value; and

•	The replacement of the cost exemption for unquoted equities and derivatives on unquoted equities with guidance on when cost may be an appropriate estimate of fair value.

This standard is effective for annual periods beginning on or after January 1, 2015, with earlier adoption permitted.

The future accounting standards for IFRS 9, IFRS 10, IFRS 11, IFRS 12, IFRS 13 and IAS 19 as amended, are not yet endorsed by the European Union.

INDUSTRY OVERVIEW

In the past decade, the coffee industry has seen growth from both the value and premium sectors as coffee consumption increased globally. Recently in developed countries, however, the primary growth in the coffee industry has come from the premium coffee category, including demand for single-serve coffee. We believe that this growth has been driven by the wider availability of high-quality coffee, the emergence of upscale coffee shops throughout the world and the general level of consumer knowledge of, and appreciation for, coffee quality and variety. According to J.P. Morgan Cazenove, single-serve coffee now accounts for approximately 25% of the roast and ground coffee market in Western Europe. In emerging market and coffee producing countries, coffee consumption has steadily increased over the past decade. P&A Marketing International, which we refer to as P&A, has predicted that by 2020, emerging market and coffee producing countries will account for more than 50% of all coffee consumed globally. Of these countries, Brazil is currently the largest coffee consumer. Coffee consumption in Brazil has increased by approximately 45% in the past decade and the country now accounts for approximately 60% of the Latin American coffee market, according to the Brazilian Coffee Industry Association and J.P. Morgan Cazenove. P&A believes that approximately 85% of the coffee consumption increase between now and 2020 will come from Brazil and other coffee producing countries and emerging markets. Given these trends, we believe that, in order to successfully compete in the global coffee industry in the future, we must be able to capitalize on the growth in both the premium coffee market and in emerging market countries.

The global tea industry has also increased significantly in value over the past decade, but much of the growth has not come from new or developing tea markets. Rather, traditional tea drinking countries like Russia and China continue to drive most of the growth in the tea industry, according to Euromonitor International Ltd., which we refer to as Euromonitor. In Europe, we believe that growth in the tea industry will come from premium, healthy teas. In order to continue to compete in the global tea industry, we must be able to offer high-quality, premium tea in traditional flavors, as well as in newer concepts, formats and varieties that appeal to consumers.

The most significant cost item in the production of coffee products is the price of green coffee beans, which are purchased from trade houses, cooperatives and farmers in various countries. Most coffee companies purchase both Arabica coffee beans and Robusta coffee beans for use in the blending and roasting processes to create different types of coffee products. Brazil is the largest global producer of Arabica coffee, while Vietnam is the world leader in Robusta production.

Purchasing green coffee is a complex undertaking that involves market research, maintaining close contact with existing suppliers, identifying and selecting potential suppliers and coffee types required to produce blends, as well as negotiating and agreeing on purchase terms with suppliers. The price of green coffee is subject to fluctuations based upon speculation in the commodities markets, weather, seasonal fluctuations, real or perceived shortages, pest or other crop damage, land usage, the political climate in the producing nations, competitive pressures, labor actions, currency fluctuations, armed conflict and government actions, including treaties and trade controls by or between coffee producing nations. In addition, certain types of premium or sustainable coffees sell at a premium to other green coffees due to the inability of producers to increase supply in the short run to meet rising demand. As consumers and certain customers become increasingly interested in purchasing sustainable or fair trade coffee, more coffee companies are seeking to purchase larger quantities of certified sustainable or fair trade green coffee. Because the supply of coffee certifiable as sustainable or fair trade is limited, the cost of acquiring such coffee may increase significantly in the future and coffee producers could experience difficulty producing adequate quantities to meet the increased demand.

Fiscal 2011 saw a significant increase in the price of green coffee. In fiscal 2011, the price of green coffee increased by more than 50% over the prior year, reaching its highest level since 1997. After a downwards correction in the first half of fiscal 2012, prices are expected to remain volatile for the foreseeable future. To combat the substantial price increases in fiscal 2011, and the volatility in the green coffee commodities market generally, many coffee companies, including us, have employed certain hedging mechanisms, such as futures or options, to lock in prices for future deliveries of green coffee. In addition, we, along with many of our competitors, occasionally raise prices to our retail customers to offset increases in our cost of goods.

In connection with the rising commodity prices over the past several years, our retail and Out of Home customers have exhibited price sensitivity. In our retail segments, where we sell our products to retail outlets, we believe this has been a response to weakened consumer confidence as global economic conditions have worsened. Consumer confidence levels remained weak in fiscal year 2011 and consumers are expected to remain price-conscious in fiscal 2012. In the Out of Home segment, where the customer is typically a business, hospital or hotel, we believe customer price sensitivity has been a result of efforts to reduce overhead costs. In some markets, price sensitivity has made it difficult to increase prices to cover increased green coffee costs.

BUSINESS

Overview

We are a leading, focused pure-play coffee and tea company that offers an extensive range of high-quality, innovative coffee and tea products that are well-known in retail and out of home markets across Europe, Brazil, Australia and Thailand. According to Euromonitor, the global coffee and tea industry had aggregate revenues of approximately €78.3 billion in calendar year 2011. We are one of the largest companies (based on revenues) operating purely in the coffee and tea industry.

Our business is currently organized into three operating segments, Retail—Western Europe, Retail—Rest of World and Out of Home. The following table sets forth our total sales and the approximate percentage of our sales attributable to each of our operating segments for fiscal years 2011, 2010 and 2009:

	2011	2010	2009
Total Sales	€2.6 billion	€2.3 billion	€2.2 billion
Retail—Western Europe	43%	45%	46%
Retail—Rest of World	25%	25%	23%
Out of Home	24%	27%	27%

Within our Retail—Western Europe and our Retail—Rest of World segments, our principal products are multi-serve coffee, single-serve coffee pads and capsules, instant coffee and tea. We sell these products predominantly to supermarkets, hypermarkets and through international buying groups. In our Out of Home segment, we offer a full range of hot beverage products but focus on our liquid roast products and related coffee machines. Our products and the related machines in the Out of Home segment are sold either directly to businesses, hotels, hospitals and restaurants or to foodservice distributors for distribution to the customer.

Our History

The roots of our company go back to 1753 in Joure, the Netherlands, when the Douwe Egberts brand was founded as a grocery business and grew to specialize in coffee and tea. In 1948, Douwe Egberts expanded its business and began exporting its products to other European countries. Sara Lee acquired the Douwe Egberts business through a series of investments beginning in 1978. As part of Sara Lee, the company expanded its geographic reach and increased its focus on innovation. In 1998, the company entered the Brazilian coffee market through a series of acquisitions, most recently Café Moka in 2008 and Café Damasco in 2010. We started to aggressively grow the Cafitesse proprietary liquid coffee systems for the foodservice industry in the 1990s and introduced the Senseo single-serve coffee system in partnership with Philips in 2001. In 2010, the company launched the L’OR EspressO capsules compatible with the Nespresso® single-serve system.

Our Brands

We have a portfolio of leading coffee and tea brands that address the needs of both our retail and out of home customers in our markets. According to AC Nielsen, as of December 31, 2011, we held the top market position in the Netherlands, Brazil, Belgium and Denmark, the number two position in France and Australia and the number three position in Spain, based on the total retail coffee market, including multi-serve, single-serve and instant. In fiscal 2011, approximately 72% of our total sales were derived from markets where we held the number one or two market position. Each of our brands has a particular consumer or regional positioning that distinguishes it from its competitors and guides advertising and new product development.

Our Coffee Brands

Our Tea Brands

Douwe Egberts is our largest and most established brand in the multi-serve category. With more than 250 years of experience in the coffee and tea industry, Douwe Egberts is the best-selling coffee brand in the Netherlands and Belgium and also has solid market positions in the United Kingdom and Hungary. In addition to Douwe Egberts, our multi-serve coffee is sold under the following brands: L’OR and Maison du Café in France, Marcilla in Spain, Merrild in Denmark, Harris in Australia, Kanis & Gunnink in the Netherlands, Jacqmotte in Belgium, Prima in Poland, and Pilão, Caboclo, Damasco and Moka in Brazil. Our single-serve coffee is sold under the brand name Senseo which is generally co-branded, such as Douwe Egberts Senseo and L’OR Senseo, in the Netherlands, Belgium, France, Germany, Spain and select other countries. In April 2010, we launched the L’OR EspressO capsules brand in France, and L’OR EspressO has subsequently been successfully launched in the Netherlands and Belgium. In May 2011, we successfully launched our capsules brand in Spain as L’aRôme EspressO. Our instant coffee is primarily sold under the Moccona brand in Australia and Thailand, under the Douwe Egberts brand in the United Kingdom and under local brands in certain of our markets. Our tea is sold under the brand names Pickwick in the Netherlands, Belgium, the Czech Republic, Hungary and Denmark and Hornimans in Spain. Our Out of Home segment primarily operates under the Cafitesse umbrella brand, which is principally co-branded Douwe Egberts Cafitesse, for our liquid roast coffee products and machines and under our Piazza D’Oro brand for premium espresso products and machines.

Our Competitive Strengths

Pure-Play Coffee and Tea Company. We are one of the largest companies (based on revenues) operating purely in the coffee and tea industry. We believe that our focus on the coffee and tea business enables us to introduce innovative new products and concepts tailored to the preferences of our consumers and customers. We believe that our scale and diversity of operations in key markets provides us with greater marketing resources, production efficiencies and purchasing expertise, broader research and development capabilities and deeper consumer knowledge and understanding than our smaller regional and local competitors. Further, we expect that our streamlined organization will optimize time-to-market of new product innovations.

Strong Brands with Leading Market Positions. Our brands have a strong heritage in the coffee and tea industry, and we possess a portfolio of well-known and trusted brands with leading positions in key markets. According to AC Nielsen, our coffee brands occupy the number one retail market position in the Netherlands, Brazil, Belgium, Hungary and Denmark, the number two position in France and Australia and the number three position in Spain, based on total retail coffee market revenues, including multi-serve, single-serve and instant. Our Douwe Egberts brand is the number one coffee brand in the Netherlands and Belgium. Pilão enjoys the number one position in Brazil and Merrild is the leading coffee brand in Denmark. The Senseo brand of single-serve coffee pads and our L’OR EspressO and L’aRôme EspressO single-serve capsules are recognized by consumers for quality, and we continue to expand our single-serve offerings into new markets. In the tea category, Pickwick is a well-known brand in the Netherlands, the Czech Republic, Hungary and Denmark and Hornimans currently enjoys a strong market position in Spain. Further, in our Out of Home segment, we believe based on our internal estimates and analysis that we hold the number one or two market position in six countries. The strength of our brands in these markets allows us to test and introduce new products quickly, further improving our ability to adapt to industry trends and changing consumer preferences.

Knowledge and Innovation. Our business model is centered around our deep consumer knowledge and understanding, our technology and our strong innovation capabilities. Based on the unique consumer and customer insights we have gained over numerous decades, we have a deep understanding of the coffee and tea category and the preferences of its consumers and customers. This, coupled with our strong research and development capabilities, has positioned us well to launch new products and concepts that reflect the preferences of our consumers and customers. In 2001, for instance, we introduced the Senseo single-serve coffee system in partnership with Philips. Our launch in April 2010 of L’OR EspressO capsules compatible with the Nespresso® single-serve system marked our entry into the single-serve espresso category. We intend to increase our presence with further innovations in this category in the coming years. In the Out of Home segment, we have built superior knowledge, expertise and capabilities in the liquid roast category, creating an easy-to-use premium coffee experience with our Cafitesse liquid roast products and systems.

Strong Management Team. Our company has a centuries-long rich tradition in the coffee and tea industry and over the course of our long history, our organization has developed superior coffee expertise. We believe this gives us a competitive advantage throughout the entire coffee value chain and in particular in coffee blending, coffee and tea sourcing and developing technological innovations that will enhance the coffee experience for our consumers. In connection with our separation from Sara Lee, we have hired new management with experience outside the coffee and tea industry who have extensive experience expanding businesses in existing consumer markets and into new consumer markets. These individuals bring a strong track record of managerial and marketing capabilities to the company. We believe that the combination of our coffee and tea industry experience and employee expertise with our growth driven management will be a powerful combination for the company.

Key Business Strategies

Our aspiration is to be a leading, international coffee and tea company by enhancing the coffee and tea experience of our consumers through innovative products, concepts and systems that are based on our in-depth consumer knowledge and technology expertise, with a focus on the premium coffee and tea sectors. We intend to leverage our category and consumer expertise and knowledge across borders while tailoring our high-quality product offering to local preferences.

Enhance our Marketing Efforts. Our marketing strategy is to create added value by translating customer and consumer insights into effective innovations and brand visions. We are implementing a new innovation strategy designed to address consumer needs identified through preference mapping and other research. We intend to combine these insights with our rich heritage and expertise in the coffee and tea industry to create memorable coffee and tea experiences for our consumers and to strengthen our relationships with our customers. We plan to use the strength and consumer awareness of our key brands to allow us to introduce our innovations into the market quickly.

Our Out of Home segment plays an important role in building brand presence. To date, this has been an important but secondary role of the segment. Going forward, we expect that our Out of Home segment will play an increasing role in brand building by targeting select customers with broad consumer visibility, for example at cafés, gas stations and airports.

We also plan to increase our focus on digital and new media, which we believe will allow us to interact more effectively with our consumers in each of our markets. For example, the launch of the L’OR EspressO product line involved a mix of traditional print and television advertising campaigns, as well as digital media advertising, and our L’OR EspressO sales increased in the fiscal quarter in which these campaigns launched. We also seek to increase brand and product awareness by placing our products in as many customer channels as possible. Additionally, we currently have a successful loyalty building program in the Netherlands, which we are in the process of modernizing. We plan to build on that success to continue to improve our connection with our consumers in all of our markets.

Revitalize Product Lines to Enhance the Coffee and Tea Experience. We intend to renew our product line in 24 months, as described below:

Re-Invent Multi-Serve. We see multi-serve as an opportunity to refresh a category that has been stable for a long period of time. We intend to engage new and existing consumers with a differentiated product line presented in a contemporary fashion. We expect that this will include a broader product range, new premium offerings and new packaging concepts that address diverse consumer preferences.

Revitalize Senseo. Philips and Sara Lee were pioneers in expanding the single serve category. With over 33 million Senseo machines sold as of February 1, 2012, the market position of our Senseo coffee pads provides us with a solid foundation in this category. Our retail sales of Senseo products increased by 11% between fiscal 2008 and fiscal 2011, and we had €400 million in sales of Senseo products in fiscal 2011, with approximately 95% of such sales from the Netherlands, Belgium, France and Germany. Going forward, we intend to pursue geographic expansion and machine and coffee pad innovations and we intend to address a broader range of consumer segments, with more varied and contemporary product offerings. To this end, we recently entered into a partnership agreement and a trademark transfer agreement with Philips to strengthen our relationship with Philips and acquire the full rights to the Senseo trademark. In the future, we intend to use Senseo as our new master brand for any future high-tech product offerings and we expect to launch a new Senseo machine annually.

Differentiate Capsules. Our L’OR EspressO and L’aRôme EspressO capsules have experienced significant success and sales growth since the launch of L’OR EspressO in France in April 2010, with revenues from such sales exceeding €50 million in the first six months of our fiscal 2012. We intend to expand our capsule sales by establishing more differentiated brand positionings and extending our range to better address varied consumer preferences.

Build on Leading Position in Out of Home and Focus on Synergies with Retail. Through our proprietary liquid roast coffee technology and our Cafitesse brand, we lead the liquid roast category for out of home consumption (based on internal estimates and analysis). We intend to expand our liquid roast coffee business and, to further this goal, we are developing new, premium liquid roast products. We also intend to broaden our business base to include many of the more visible customer segments where roast and ground and espresso products are key to success. To this end, we recently acquired CoffeeCompany, a dynamic café operator targeting young urban consumers in Holland. Our intent is to gain inspiration and consumer connection experiences with the goal of expanding the visibility of, and becoming more effective in showcasing, our retail brands. We also intend to use the cafés as a test market to test new products and concepts before a full-scale launch. However, we do not intend to become a global café operator.

Expand our Presence in Instants into Existing Markets. We have a strong market position in premium freeze-dried instant coffee in Australia with the Moccona brand and have been gaining instant coffee market share in the United Kingdom with the Douwe Egberts brand. We plan to build on our instant coffee expertise through further innovations and increased marketing in countries where we already have strong multi-serve footholds.

Reinvigorate Tea. We believe that we have a strong platform from which to expand in the tea category with our Pickwick brand, which is well-known in the Netherlands, Hungary, Denmark and the Czech Republic, our Hornimans brand, which is a leader in Spain, and our recently acquired Tea Forte brand, a premium tea brand principally sold in the United States and Canada. We intend to expand our presence in the tea market through innovative new concepts and a sustained marketing effort designed to create more premium positionings for our tea activities.

Expand Geographically. As a part of Sara Lee, we historically derived a large percentage of our sales and profits from Western Europe. As an independent company, we intend to pursue growth in our Western European markets, including the Netherlands, France, Spain, Belgium and Denmark, through effective marketing, innovation and increased penetration of our products in these markets. We also intend to pursue growth in the emerging markets in which we currently operate, including Brazil, Eastern Europe and Thailand, and expansion into new markets through extensions of our own product innovations and through selective acquisitions, where appropriate and with a high level of discipline. Additionally, we believe that our Senseo single-serve coffee system and our L’OR EspressO capsules, already well-known in their existing markets, can contribute to our expansion into new markets. We are in the process of developing new products for both Senseo and L’OR EspressO to further increase consumer interest and bring our products into more households in both our existing and new markets.

Our Segments

Retail—Western Europe

In our Retail—Western Europe segment, we have been active in four categories: multi-serve, single-serve, instant and tea, for the past three fiscal years. In addition, the cafés we operate in the Netherlands following our acquisition of CoffeeCompany report through our Retail—Western Europe segment. Our multi-serve coffee is principally sold under the following brands: Douwe Egberts in the Netherlands, Belgium and the United Kingdom, L’OR and Maison du Café in France, Marcilla in Spain, Merrild in Denmark, Kanis & Gunnink in the Netherlands and Jacqmotte in Belgium. Our single-serve coffee is principally sold under the brand names Senseo which is generally co-branded, such as Douwe Egberts Senseo and L’OR Senseo, in the Netherlands, Belgium, France, Germany, Spain and select other countries, L’OR EspressO in France, the Netherlands and Belgium and L’aRôme EspressO in Spain. Our instant coffee is sold under the Douwe Egberts brand in United Kingdom and under local brands in certain of our Western European markets. Our tea is sold under the brand names Pickwick in the Netherlands, Belgium and Denmark and Hornimans in Spain. Retail—Western Europe covers the following countries: the Netherlands, Belgium, France, Denmark, Greece, Germany, the United Kingdom and Spain.

Retail—Rest of World

In our Retail—Rest of World segment, we have also been active in four categories: multi-serve, single-serve, instant and tea, for the past three fiscal years. Our multi-serve coffee is principally sold under the following brands: Pilão, Caboclo, Damasco and Moka in Brazil, Harris in Australia and Prima in Poland. Our single-serve coffee is sold in Brazil under the Senseo brand name, co-branded as Pilão Senseo. Our instant coffee is primarily sold under the Moccona brand in Australia and Thailand. Our tea is sold under the brand name Pickwick in the Czech Republic and Hungary. Retail—Rest of World covers the following countries: Brazil, Hungary, the Czech Republic, Poland, Australia, Thailand and Russia.

Out of Home

For the past three fiscal years, our Out of Home segment has been concentrated in the Netherlands and has provided liquid roast coffee products and the machines that dispense these products, as well as multi-serve coffee, instant coffee and tea and related products, to businesses, hospitals, hotels and restaurants worldwide. Approximately half of our Out of Home sales are made directly to such customers, while we also work with distributors who distribute our products to the customer in certain markets. Through our Cafitesse umbrella brand, we offer a line of products to be used in the liquid roast machines that we sell, lease or provide free of charge to our customers. Additionally, through our Piazza D’Oro brand we offer premium espresso coffee products and machines. We develop the proprietary coffee machines in house and employ suppliers to produce the machines. We also employ service technicians in most of our major markets who we train to service our machines in the field. According to Euromonitor, in 2011, we were the largest supplier by volume of coffee for the out of home market in the Netherlands, Denmark and Belgium. Based on internal estimates and analysis, we estimate that we serve approximately 80% of the worldwide liquid roast market, based on number of cups consumed. As of December 31, 2011, we operated over 251,000 Cafitesse liquid roast machines in businesses, hospitals, hotels and restaurants in our markets. On October 24, 2011, Sara Lee entered into an asset purchase agreement with the J.M. Smucker Company, which we refer to as Smucker’s, in connection with its sale to Smucker’s of its liquid coffee business in the United States, Canada, Mexico, and most of the Caribbean. Under the terms of this agreement, we agreed not to engage in the business of manufacturing, marketing, selling or distributing liquid coffee concentrate products in the out of home channel in such territories for ten years.

Research and Product Development

Our research and development teams are responsible for the technical development of our coffee and tea products, packaging systems and new equipment and manufacturing methods. The research and development department works with the legal team to protect our innovations through patents and trademarks, where possible, and to ensure compliance with applicable regulations. Our teams adapt technological innovations to existing product lines and new product introductions. We strive for innovation across all product categories and devote significant resources to each segment.

In our Out of Home segment, we are the leader in liquid roast technology. We develop and produce our proprietary liquid roast coffee products and the technology for our proprietary liquid roast coffee machines in-house. We are constantly innovating in this category and previously announced that we have developed ambient liquid roast coffee that will allow our customers to store this coffee prior to use at room temperature, eliminating the need for frozen storage. This new product was released in the Netherlands and Germany in fiscal 2012. We are also working to upgrade our liquid roast quality to match the taste of espresso.

Our research and development product teams also work closely with our marketing, supply chain and procurement teams in identifying trends, developing new products and modifying existing products for all of our product lines, enabling us to quickly and efficiently respond to changing consumer needs. The research and development department is also integral to the launch of new products where they work with marketing to ensure a smooth product launch. An example of this collaboration was the development and launch of the L’OR EspressO product line in France in April 2010, which consists of proprietary L’OR EspressO capsules compatible with the Nespresso® single-serve system. Our multidisciplinary development approach has led to proprietary capsule technology which, together with innovative manufacturing technology, is the basis for our high quality L’OR EspressO and L’aRôme EspressO products. Less than two years after its inception, the L’OR EspressO and L’aRôme EspressO product line now consists of more than fifteen different product variants, with aggregate revenues from sales of these products exceeding €50 million in the first six months of fiscal 2012 in France, the Netherlands, Belgium and Spain. Further research and development has also resulted in the addition of various Espresso and Lungo ranges to our capsule product lines.

Additionally, we conduct research and development with partners in certain ventures. Our most significant development partner is Philips. We continue to collaborate with Philips on innovations to the Senseo single-serve coffee system product line, including the ongoing development of new Senseo machine designs to appeal to a range of customer tastes. In March 2012, we entered into a new partnership agreement with Philips pursuant to which Philips will be our exclusive partner for the commercialization of coffee systems in the consumer field, including those to be developed under the Senseo trademark. We also collaborate on a limited basis with certain national and international coffee trade associations in an effort to promote the beneficial effects of coffee consumption and support external research by universities to study these effects.

At the core of our research and development capabilities is a team of approximately 125 employees. Our research and development facilities are located in Utrecht, the Netherlands.

Spending on research and development for fiscal 2011, 2010 and 2009 was approximately €21 million, €18 million and €15 million, respectively. On average, approximately one-third of our research and development budget is devoted to single-serve product development, one-third to liquid roast and approximately one-third is devoted to all other categories. In addition to our investments in traditional research and development activities and in developing new manufacturing processes, we actively invest in our manufacturing facilities.

Marketing

Our global marketing team is organized around six categories: multi-serve, single-serve pads, portioned espresso capsules, instant, liquid roast coffee and tea. In our retail segments, our national marketing teams work closely with our global team and our research and development team to ensure that we present a consistent message for each brand that effectively conveys the attributes of our brands. The national marketing personnel then work closely with their key retail channel entities on product plans, placement and initiatives, marketing programs and other product sales support. In the tea category, our marketing team both works directly with our retail customers to design and implement in-store promotional activities and uses television commercials and print and internet advertisements to target specific audiences. In our Out of Home segment, our goal is to understand the customers’ needs and build a tailored proposition specifically for each customer. For example, for a hotel customer we could offer a liquid coffee system for their high volume conference needs, as well as instant, multi-serve or single-serve coffee for their in-room needs. Our goal is to synergize our marketing and sales departments in both retail and out of home to create a clear message in each of our categories and to emphasize our premium products and brands.

Customers

In fiscal 2011, approximately 65% of our sales were derived from Western Europe, 21% from South America, 5% from Central and Eastern Europe and 8% from Asia/Pacific. In fiscal 2011, approximately 43% of our sales came from our Retail—Western Europe segment, approximately 25% of our sales came from our Retail—Rest of World segment and approximately 24% of our sales came from our Out of Home segment. In our retail segments we sell directly to food and beverage retailers as well as to wholesalers. In our Out of Home segment we sell directly to businesses, hospitals, hotels and restaurants as well as to third party distributors who distribute our products to customers in certain markets. In fiscal 2011, approximately, 49% of our sales were derived from multi-serve coffee products, 19% from sales of single-serve coffee products, 10% from sales of liquid roast coffee products, 10% from sales of instant coffee, 6% from sales of tea and 6% from sales of other coffee and tea related products.

In our retail segments, our largest customers are large supermarket retailers and international buying groups, which are composed of regional supermarket retailers that join together to increase their purchasing leverage. In our Retail—Western Europe segment, our three largest customers are Carrefour, Coopernic (an international buying group) and EMD (an international buying group), which represented an aggregate of approximately 16% of the company’s sales in fiscal 2011. In our Retail—Rest of World segment, our three largest customers accounted for an aggregate of approximately 3% of our sales in fiscal 2011. With certain of our large international supermarket customers and with our buying group customers, we sign overarching international contracts with an average length of two years, as well as annual contracts on the national or individual level.

In the Out of Home segment, we sell our liquid roast products and equipment directly to businesses, hospitals, hotels and restaurants as well as to third party distributors who then distribute our products to customers. No single customer has accounted for more than 5% of our Out of Home sales in any of the past three years. Our Out of Home customer contracts are generally for terms of three or more years with pricing terms that are reviewed at least annually, and we have long-term relationships with many of our customers. We have long-term contracts with our third party distributors with pricing terms that are reviewed annually.

Operations and Supply Chain

Our operations group manages our integrated supply chain for our European operations from our headquarters in Utrecht, the Netherlands in close collaboration with Decotrade GmbH in Zug, Switzerland and Decotrade do Brasil in Santos, Brazil, the green coffee and tea procurement arms of our business. Our operations in Brazil, Australia and Thailand are managed autonomously by our operations groups in those countries in collaboration with Decotrade do Brasil, using principles and processes similar to those described below. Our instant coffee sold in Australia is supplied from our European operations.

Raw materials

Our primary commodity is green coffee. We buy both Arabica and Robusta coffee beans for use in different regional markets and blends across our product lines. Decotrade GmbH buys coffee from multiple coffee-producing regions around the world both on the coffee markets and on a negotiated basis. Decotrade do Brasil buys coffee in Brazil through direct relationships with cooperatives, cooperative groups, farms and estates to meet our domestic coffee needs in the large and growing Brazilian market. Additionally, in recent years, Decotrade do Brasil has bought and sorted green coffee to sell to Decotrade GmbH as well as to third parties, including competitor coffee companies and coffee traders. In future periods, we intend to significantly reduce the amount of green coffee that we buy for sorting and resale to third parties.

The supply and price of green coffee are subject to fluctuations. Supply and price of all coffee grades are affected by multiple factors, such as speculation in the commodities markets, weather, seasonal fluctuations, real or perceived shortages, pest or other crop damage, land usage, the political climate in the producing nations, competitive pressures, labor actions, currency fluctuations, armed conflict and government actions, including treaties and trade controls by or between coffee producing nations. Cyclical swings in commodity markets are common and the most recent years have been especially volatile for both the “C” price of coffee (the price for Arabica coffee quoted by the Intercontinental Exchange in New York) and the “Liffe” price of coffee (the price for Robusta coffee quoted by the Exchange in London).

Both Arabica and Robusta Coffee prices increased significantly during fiscal 2011. After a downwards correction in the first half of fiscal 2012, we expect that coffee prices will remain volatile for the foreseeable future. We buy Arabica and Robusta coffees which are traded at a premium or discount to the New York “ICE” and London “Liffe” price quotations, reflecting their intrinsic quality value and availability. Premiums and discounts are subject to significant variations.

Green coffee price increases impact our business by increasing our costs to make our coffee products and we are often not able to increase our prices to our customers concurrently with increases in green coffee prices. Decreases in the price of green coffee impact our business by creating pressure to decrease our sales prices. Because of the volatility in the price of green coffee, we employ hedging mechanisms to lock in prices for future green coffee deliveries, consistent with our overall risk management program. While we typically enter into forward contracts for shorter periods, certain of these contracts may be made up to 12 months in advance of delivery. Since coffee trades on a U.S. dollar basis and we make our sales principally in euros, we also employ currency hedges to manage our currency risks. Our hedging strategies are principally focused on obtaining price stability and mitigating market risk.

Customers and consumers have become increasingly interested in purchasing certified sustainable coffee. To meet that demand, we expect to purchase certified sustainable coffee representing 20% of our annual coffee volume by 2015, which would significantly increase our sustainable green coffee purchases. Certain of our competitors have announced similar plans to purchase a significant amount of sustainable coffee. Because the supply of coffee certifiable as sustainable is limited, the cost of acquiring such coffee may increase significantly.

We purchase our tea requirements (black and green teas) directly from numerous importers and growers in Asia and Africa. Unlike in the coffee market, no regulated futures markets exist for the tea market. This means that we do not employ derivative tools for tea price risk mitigation. Unlike our recent experience in the green coffee market, the tea market has not been subject to significant volatility in recent years. The average annual price volatility range over the past several years has been approximately 20% and varies from region to region and from quality segment to quality segment. As the international tea business also trades on a U.S. dollar basis, the company faces the same currency exposure as for green coffee and we employ a similar currency hedging strategy.

Manufacturing

Our manufacturing units are responsible for the production of our coffee and tea products and packaging. The manufacturing units receive forecasts from our marketing and sales teams and use these forecasts to make optimal production plans to manufacture the required end-products and send them to the appropriate country warehouse for ultimate distribution to the customer. We own manufacturing facilities in the Netherlands, Belgium, France, Hungary, Spain, Greece, Poland, Thailand and Brazil, and we lease manufacturing facilities in Australia and Spain. Because of the significant variation in the packaging of our diverse product lines, our manufacturing facilities are typically designed to handle a specific type of packaging, as well as production of certain coffee products. For example, our Senseo coffee pads are produced in our Grimbergen, Belgium and Utrecht, the Netherlands facilities, while we manufacture all of our L’OR EspressO capsules in Andrézieux, France. Our tea products are produced in Joure, the Netherlands and Budapest, Hungary. Historically, our liquid roast and instant coffee products were produced at facilities in Joure, the Netherlands and Virginia, United States. The facility in Virginia was sold as part of Sara Lee’s sale of its North American foodservice business to Smucker’s, and these products are now produced at a single site in Joure. In fiscal 2010 and 2011, we made significant investments in certain of our manufacturing facilities to improve our blending and production capabilities. Many of our manufacturing facilities meet the standards of the International Organization for Standardization, an international industrial and commercial standard-setting body.

Inventory

Our integrated supply chain, combined with our enterprise resource planning software capabilities, and steered by our standardized sales and operation planning (S&OP) process, enables us to have available sufficient quantities of desired finished products while minimizing our inventory stocks throughout the supply chain.

The supply chain is triggered by the demand for products from each of the countries in which we operate. The monthly S&OP consensus forecast is submitted by the marketing and sales units in each country directly to the factories, and the aggregate of these forecasts is used as the basis for our production planning. Because there is full stock transparency in our supply chain, factories can optimize their production planning, while ensuring service levels. The current flexibility in the factories makes it possible to produce the required amount of finished product for the high demand SKUs representing approximately 75% of our total sales volume on a weekly basis.

Decotrade translates these forecasts, together with its mid-term and long-term forecasts, into purchasing orders for the different types and qualities of green coffee and tea needed. To assist Decotrade in this process, we employ a proprietary algorithm that works with our flex-blending system to systematically adjust recipes and blending requirements according to customer and manufacturing unit needs and the current prices and availability of various types of green coffee.

Before purchase and before shipment, green coffee and tea samples are taken in the source country and sent to Decotrade for testing to ensure that the coffee or tea is of the expected type and quality. Typically, we then take possession of green coffee and tea meeting our requirements at the point of shipment. The raw materials are shipped to us via either our central hub in Antwerp, Belgium or our hub in Hamburg, Germany. Our third party hub managers process the shipments of green coffee and tea and coordinate delivery of the raw material shipments to the appropriate factories for further processing. Finished products are sent directly to warehouses in each country in which we sell our products. These warehouses are leased and managed for us by third party warehousing service providers. We sign three year contracts with these service providers, with whom we typically have long-term relationships.

Country Supply Chain Organizations

Our country supply chain organizations support our marketing and sales units with a goal of achieving maximum product availability while minimizing our inventory stock. Our country supply chain organizations also take care of the full “order to cash” cycle, including the delivery of the products to our customers. Additionally, our country supply chain manages our relationship with our logistics service providers, to which we have outsourced storage and transport of finished products and raw materials.

Distribution

We principally distribute our multi-serve, single-serve, instant and tea products in our Retail—Western Europe segment directly to our retail customers through supply contracts that we sign with individual retail customers or with buying groups that are generally composed of regional retailers. We also employ wholesalers on a limited basis to distribute our products in certain areas where our retail customers are less geographically concentrated. In the Retail—Rest of World segment, we distribute our products both directly to the major supermarket retailers, as well as to wholesalers and distributors who assist us in getting our products into smaller, independent retailers. Our retail contracts with individual retail customers are typically for one year, while our contracts with buying groups are generally for one or two years. We have long-term contracts with our wholesale customers with pricing terms that are reviewed annually.

In our Out of Home segment, we sell our Cafitesse liquid roast products, multi-serve and instant coffees directly to businesses, hospitals, hotels and restaurants. Approximately half of our sales are made via direct sale to the customer. We provide free of charge, sell or lease our Cafitesse machines to customers and then provide the customers with their liquid coffee requirements for use in the machines. We also sell service contracts for the coffee machines, which provide timely customer service via our own service engineers or third party service engineers in certain geographic markets. Additionally, we contract with distributors to sell our products to customers. We have long-term contracts with our third party distributors with pricing terms that are reviewed annually.

Competition

The coffee and tea industry in which we operate is highly competitive, with an emphasis on product quality and taste, price, reputation, brand differentiation, variety of product offerings, advertising, product packaging and package design, supermarket and grocery shelf space and alternative distribution channels. We compete with other large international and national coffee and tea companies as well as smaller regional and specialty coffee and tea companies, private label coffee and tea brands and hard discounters. Consumer preferences as to the blend or flavor and convenience of purchases continue to change, with differing preferences around the world.

We are the third largest global coffee company by coffee volume but we aspire to become the number two coffee and tea company in the world. Our largest competitors are Nestlé S.A., Kraft Foods, Inc. and private label producers. We also compete against Tchibo GmbH, Strauss Group Ltd. and a range of other local competitors in most countries where we have a presence. Our largest tea competitor in our markets is Unilever. Our major global competitors in our Out of Home segment are Kraft Foods, Inc. and Nestlé S.A. In the Netherlands, our Out of Home brands compete against Autobar Group and Maas International, and in each of our Out of Home markets we compete against many small competitors.

We expect competition in coffee and tea to remain intense, both within our existing customer base and as we expand into new countries and regions in the future. In the coffee and tea industry, we compete primarily by providing high-quality, premium coffee and tea, including a full range of coffee products across all subcategories of the coffee industry, easy access to our products through retail and out of home outlets and superior consumer insight. We also believe that the strength of our brands and our diverse product offering sets us apart from our competitors because we offer a wide array of coffee and tea products from well-known and trusted brands with impressive market penetration. While we believe we currently compete favorably with respect to all of these factors, there can be no assurance that we will be able to compete successfully in the future.

Seasonality

Historically, we have not experienced significant seasonal variations in our total sales.

Intellectual Property

We market our products under hundreds of trademarks, service marks and trade names in Europe and in other countries in our markets, the most widely-recognized being Douwe Egberts, Senseo, Maison du Café, Marcilla, Merrild, L’OR, Pickwick, Pilão, Hornimans, Moccona and Cafitesse. We also benefit from our portfolio of patents, registered designs, copyrights, know-how and domain names. Specifically, we have patent positions protecting our products and technologies for key product categories in single-serve, portioned espresso, and out of home coffee, including liquid coffee. We also license certain intellectual property from third-parties and to third parties. Our business is not dependent on any one patent, although the loss of certain trademarks could have a material adverse effect on our business. We use all appropriate efforts to protect our brands, trademarks, and technologies.

Though laws vary by jurisdiction, trademarks generally remain valid as long as they are in use and/or their registrations are properly maintained and have not been found to have become generic or otherwise are successfully challenged by third parties. Most of the trademarks in our portfolio, including all of our core brands, are covered by trademark registrations in the countries of the world in which we do business. Trademark registrations generally can be renewed indefinitely as long as the trademarks are in use. We actively register, renew, protect and maintain our core trademarks. However, trademark registrations for the Douwe Egberts brand in certain countries in the Middle East are held on our behalf by another party with whom we are currently in a dispute. We plan to continue to use all of our core trademarks and plan to renew the registrations for such trademarks for as long as we continue to use them.

For more than a decade, we have worked together with Philips on an exclusive basis on the development, manufacturing, sale and distribution of the Senseo coffee pad system. On March 30, 2012, we terminated the agreement that had governed our relationship with Philips against payment of a termination fee. Concurrently with terminating the prior agreement, we and Philips entered into a new partnership agreement and a trademark transfer agreement, which redefined our relationship in several significant respects. Philips transferred to us all its rights, title and interest in the Senseo trademark against payment of a one-time trademark transfer fee, and we entered into a new partnership agreement with Philips, pursuant to which Philips will be our exclusive partner for the commercialization of coffee systems in the consumer field, including those to be developed under the trademark Senseo and commercialized by both parties under our license of the Senseo trademark to Philips and Philips’ license of the Philips trademark to us. The new partnership agreement and trademark transfer agreement became effective as of January 1, 2012 and the partnership agreement expires (unless renewed) on December 31, 2020. Under the partnership agreement, each party is anticipated to be responsible for its own profits and losses, and we are not obliged to pay to Philips any royalty payments.

On January 3, 2012, Sara Lee entered into a license and services agreement with JMS Foodservice, LLC, an affiliate of Smucker’s, which we refer as JMS, in connection with the sale of our liquid coffee products to JMS. Under the terms of this agreement and the related sale of assets, it is anticipated that we will assume the rights and obligations of Sara Lee pursuant to the license and services agreement upon consummation of the distribution and merger. The licenses granted under such agreement apply to the United States, Canada, Mexico, and most of the Caribbean, and relate to JMS commercializing our liquid coffee products and technology in such territory. Under the agreement, we granted to JMS non-exclusive licenses to our existing technology used in the manufacturing, dispensing, or packaging of our coffee business, exclusive licenses to our future technology used in the manufacturing, dispensing or packaging of our coffee business and exclusive, royalty-free licenses in and to certain of our trademarks, including the Douwe Egberts, Pickwick and Cafitesse trademarks, in each case for use in the foodservice trade channel in such territory. The license to the Douwe Egberts and Pickwick trademarks lasts until January 3, 2019. The license to the Cafitesse trademark lasts until January 3, 2022 and thereafter converts into a perpetual, non-exclusive license.

Government and Trade Regulation

We are subject to legislation and regulation in the EU and in each of the countries in which we do business with respect to: product composition, manufacturing, storage, handling, packaging, labeling, advertising and the safety of our products; the health, safety and working conditions of our employees; our pensions; and our competitive and marketplace conduct. On November 22, 2011, the EU enacted a new Food Information Regulation, which will require us to change the labels on certain of our products prior to December 13, 2014 to provide additional nutrition and ingredient information. With respect to environmental regulation, our operations and properties, past and present, are subject to a wide variety of EU regulations and directives and local laws and regulations in the jurisdictions in which we do business. The legislative framework in the EU, as well as in other jurisdictions in which we operate, which we refer to as ESH laws, covers topics such as air emissions, waste water discharge, noise levels, energy efficiency; the presence, use, storage, handling, generation, treatment, emission, release, discharge and disposal of hazardous materials, substances and wastes; the remediation of contamination, and occupational safety and health. The following ESH laws are among the most significant to our business: the EU integrated pollution control and prevention directive, the EU packaging waste directive, the EU waste directive, the EU waste of electrical and electronic equipment directive, the EU regulations on the use of certain hazardous substances and the EU greenhouse gas emission allowance trading scheme. EU-level legislation, including the ESH laws and the Food Information Regulation, is also implemented in national legislation in the EU member states and we are therefore subject to regulation by both the EU and a large number of national and local regulatory bodies.

Our operations are also subject to various international trade agreements and regulations. Our competitive and marketplace conduct is principally regulated by rules of competition as set forth in articles 101 and 102 of the Treaty on the functioning of the European Union, the regulations and directives issued by the European Commission, decisions of the European Court of First Instance, the European Court of Justice and the European Commission and notices issued by the European Commission, as well as the translations and/or implementations thereof in the respective laws and regulations of the different member states. We rely on legal and operational compliance programs, as well as local in-house and external counsel, to guide our businesses in complying with the applicable laws and regulations of the jurisdictions in which we operate.

Material Agreements

We use various types of agreements in the course of our business. Some of these agreements are based on model agreements which we use for certain sales to customers. Other agreements are negotiated individually and have terms specific to the particular transaction and the wishes of our counterparty and ourselves. Occasionally, transactions are based solely on general terms and conditions. The following is a list of the material contracts we have entered into over the past two years or expect to enter into prior to the separation:

1. Our contract with Philips, described above under “Business—Intellectual Property.”

2. Our management services agreement with our Chief Executive Officer, described below under “Management and Employees—Management Services Agreement with Michiel Herkemij.”

3. Our separation agreements with Sara Lee, described below under “Related Party Transactions—Agreements with Sara Lee Corporation.”

4. Our lease for our manufacturing facility in Mollet, Spain.

Property, Plant and Equipment

We own most of our manufacturing plants and lease our warehouses. Additionally, we have service contracts with the hub managers at our central distribution hubs in Antwerp, Belgium and Hamburg, Germany. Our leased warehouse facilities are generally subject to lease terms of three years. Management believes that our facilities are maintained in good condition and are generally suitable and of sufficient capacity to support our current business operations. We intend to spend approximately €150 million on tangible fixed assets for the period through June 30, 2013.

Our manufacturing facility in Nava Nakorn, Thailand was damaged by the flooding in Thailand in October, 2011 and has not been fully operational since that time. We expect that substantially all of our expenses related to the flooding of our facility in Thailand, including lost business income, will be covered by our insurance policies. We currently anticipate that the facility will be fully operational before the end of fiscal 2012.

The table below sets forth the location, principal use and size of our material facilities. Each of these facilities is in use and owned directly or indirectly by DutchCo. DutchCo’s property in the Netherlands has been pledged with a lien of €23.8 million in favor of Stichting VUDE, a foundation which guarantees the payment of early retirement allowances and payments according to social plans in the Netherlands.

Owned Facilities

Location	Principal Use	Fiscal 2011 Production Volume (in thousands of tons)		Size (in thousands of square feet)
Joure, The Netherlands	Manufacturing	27		752.6
Jundiai, Brazil	Manufacturing	135		432.4
Utrecht, The Netherlands	Manufacturing	55		346.9
Grimbergen, Belgium	Manufacturing	40		177.5
Budapest, Hungary	Manufacturing	13		144.0
Andrézieux, France	Manufacturing	20		121.9
Sulaszewo, Poland	Manufacturing	20		80.2
Salvador, Brazil	Manufacturing	15		49.5
Athens/Aigaleo, Greece*	Manufacturing	<5		47.2
Nava Nakorn, Thailand	Manufacturing	10		55.9
Oinofyta, Greece*	Manufacturing	<5		7.6
Mollet, Spain	Manufacturing	10	**	36.3
Budapest, Hungary	Warehouse			104.4
Piumhi, Brazil	Warehouse/Processing			76.1
Utrecht, The Netherlands	Office			364.1
Grimbergen, Belgium	Office			124.2
Joure, The Netherlands	Office			91.8
Utrecht, The Netherlands	Office			56.6

*	Production to be consolidated into Oinofyta facility in 2013.
**	Production split across owned and leased portions of the facility.

Leased Facilities

Location	Principal Use	Lease Term	Fiscal 2011 Production Volume (in thousand of tons)		Size (in thousands of square feet)
Kingsgrove, Australia	Manufacturing	June 30, 2012, will exercise option to extend for five years	<5		45.1
Mollet, Spain	Manufacturing	December 31, 2020	10	**	137.3
Grimbergen, Belgium	Office	240 Months			124.2
Barcelona, Spain	Office	July 1, 2014			86.5
Barueri, Brazil	Office	March 23, 2013			52.6
Villepinte, France	Office	September 30, 2012			88.6
Paris, France	Office	September 30, 2024			53.8
Middelfart, Denmark	Office	September 30, 2017			61.7

**	Production split across owned and leased portions of the facility.

We also own our approximately 69,868 square-foot headquarters located in Utrecht, the Netherlands. Our headquarters houses our various sales, marketing, operational and corporate business functions as well as our research and development functions.

LEGAL PROCEEDINGS

Among the liabilities DutchCo will assume in connection with the separation are the liabilities associated with the following legal proceedings.

Sara Lee is involved in several legal proceedings relating to its manufacture and sale of L’OR EspressO/L’aRôme EspressO capsules. In June 2010, Nestec/Nespresso, which we refer to as Nestlé, filed a suit against Sara Lee Coffee and Tea France alleging patent infringement related to Sara Lee’s sale and distribution of espresso capsules. On January 19, 2011, Nestlé filed a similar suit against Sara Lee Coffee and Tea in the Netherlands after Sara Lee began selling espresso capsules in that country. In June 2011, Nestlé filed a similar suit against Sara Lee Coffee and Tea Belgium. Prior to this suit, in May 11, 2011, Sara Lee Coffee and Tea Belgium served a writ of summons on Nestlé seeking a declaration of non-infringement in connection with Sara Lee’s sale and distribution of espresso capsules in Belgium. In October of 2011, Nestlé requested preliminary injunctions against Sara Lee Coffee and Tea Belgium, seeking prohibition of Sara Lee’s sale and distribution of espresso capsules in Belgium, and the request for preliminary injunctions was denied without prejudice to Nestlé’s claims. In February 2012, Nestlé appealed the decision to reject the preliminary injunctions. In February 2012, Nestlé filed a similar claim against Sara Lee Coffee and Tea in Spain. All of these proceedings relate to the alleged infringement of two or three European patents granted to Nestlé. In addition, in Spain, Nestlé sued for trademark infringement and unfair competition. In the lawsuit filed in France, Nestlé claims damages in the amount of €50 million for each claimant. If we are held to infringe any of the invoked patents, the court may determine a reasonable provisional damages amount and deposit by Sara Lee. Any damages would be established in separate damage assessment proceedings. Management believes that the patents and trademarks granted to Nestlé are not being infringed and further believes that the patents are invalid and that the company has not engaged in unfair competitive practices. We are vigorously contesting Nestlé’s allegations.

In October 2009, the Spanish tax administration upheld a challenge made by its local field examination against tax positions taken by our Spanish subsidiaries. In November 2009, we filed an appeal against this claim with the Spanish Tax Court. In April 2010, the Spanish Chief Inspector upheld a portion of the claim raised by the Spanish tax authorities. We appealed to the Tribunal Economico Administrativo Central, which we refer to as the TEAC. At the end of March 2012, the TEAC ruled in favor of the Tax Administration with respect to the audit for fiscal years 2003-2005. We continue to dispute the challenge and will continue to have further proceedings with the Spanish tax authorities regarding the issue. In June 2011, the Spanish tax administration’s local field office examination made similar challenges against tax positions for the years ending July 1, 2006 to June 27, 2009 taken by our Spanish subsidiaries. We filed an appeal against this claim with the Spanish Tax Court.

In August 2011, the Italian Provincial Tax Commission upheld a challenge made by its local field examination against a loss claimed in the fiscal year 2004 tax return of our Italian subsidiaries. We intend to appeal this decision to the Italian Regional Tax Commission. We continue to dispute the challenge and we expect to prevail in further proceedings with the Italian tax authorities regarding the issue.

In connection with the sale of its household and body care business, Sara Lee agreed to arrange for the transfer of certain trademark registrations in the Middle East from a third party licensee to the buyers of the household and body care business. To date, the third party licensee has refused to cooperate with these transfers despite contractual commitments to do so, and we are contemplating pursuing legal action in order to effectuate the transfer of these rights to the buyers.

In connection with one of Sara Lee’s divested businesses, the liabilities of which we will assume after the separation, competition authorities in various European countries and the European Commission have initiated investigations into the conduct of consumer product companies. These investigations usually continue for several years and, if violations are found, may result in substantial fines. No formal charges have been brought against Sara Lee concerning the substantive conduct that is the subject of these investigations. Our practice is to comply with all laws and regulations applicable to its business, including the antitrust laws, and to cooperate with relevant regulatory authorities.

MANAGEMENT AND EMPLOYEES

The following description sets forth certain information about our management and management-related matters which we expect will be in place after the conversion has taken place and the separation has been completed.

Introduction

We have a single-tier board of directors, consisting of executive and non-executive directors. The number of executive and non-executive directors is to be determined by the board of directors. Currently, our single-tier board structure consists of one executive director and one non-executive director. Prior to the effectiveness of this registration statement, we intend to announce the nomination of additional non-executive directors. Our sole executive director, Michiel Herkemij was appointed as Chief Executive Officer on February 27, 2012.

Board of Directors and Senior Management

The following table lists the names, positions and ages of the members of our board of directors and our senior management as of the closing of the separation. Each of our directors have been elected to a term expiring on the day of our annual general meeting in 2014.

Name	Position	Age
Jan Bennink	Non-Executive Chairman	54
Michiel Herkemij	Chief Executive Officer, Executive Director	47
Michel Cup	Chief Financial Officer	42
Harm-Jan van Pelt	Senior Vice President, Retail—Rest of World	49
Nick Snow	Senior Vice President, Out of Home	48
Eugenio Minvielle	Senior Vice President, Retail—Western Europe	47

The business address of our directors and all members of our Senior Management is at our registered offices located at Vleutensevaart 100, Utrecht, 3532 AD, the Netherlands.

The principal functions and experience of each of our directors and the members of our senior management are set out below:

Board of Directors

Michiel Herkemij

Michiel Herkemij, our Chief Executive Officer and chairman of our executive committee, has been our executive director since February 27, 2012. Mr Herkemij joined Sara Lee as Executive Vice President and Chief Executive Officer of the Coffee and Tea (formerly International Beverage) segment effective December 1, 2011. After the separation, he will serve as an executive director on our board of directors, and he will continue as the Chief Executive Officer of DutchCo and chairman of our executive committee. Mr. Herkemij joined Sara Lee from Heineken N.V., where he served as President and Chief Executive Officer of Cuauhtémoc Moctezuma in Mexico. Previously, he was Chief Executive Officer of Heineken’s Nigerian subsidiary, a publicly-listed company. Prior to Heineken, Mr. Herkemij held multiple managerial positions with Royal Friesland Campina N.V., where he worked in the Benelux region, Greater China and Nigeria. He began his business career with British American Tobacco in the United Kingdom and Iberia (Spain & Portugal) and ABN AMRO Bank N.V. and previously served as a lieutenant in the Dutch Royal Navy.

Jan Bennink

Jan Bennink has been our non-executive director and Chairman since February 27, 2012 and we expect that he will continue as Non-Executive Chairman of our board after the separation. Mr. Bennink joined Sara Lee as

Executive Chairman of the board of directors of Sara Lee Corporation in January 2011. From 2002 to 2007, Mr. Bennink served as Chief Executive Officer of Royal Numico N.V. (baby food and clinical nutrition). From 1995 to 2002, Mr. Bennink was employed by Groupe Danone (a global producer of cultured dairy products and bottled water) and served as Senior Vice President and then President of the Dairy Division and member of the Executive Committee. Mr. Bennink has also held management positions with Benckiser Gmbh (manufacturer of cleaning supplies and cosmetics) from 1989 to 1995 and with The Procter & Gamble Company (branded consumer goods) from 1982 to 1988. Mr. Bennink currently serves on the board of directors of Coca-Cola Enterprises, Inc. He previously served on the advisory board of ABN AMRO, as well as on the boards of directors of Boots Company plc, Dalli-Werke GmbH & Co KG, and Kraft Foods, Inc.

Senior Management

Michel Cup

Michel Cup joined Sara Lee as Chief Financial Officer of the Coffee and Tea (formerly International Beverage) segment effective December 1, 2011. After the separation, he will continue as the Chief Financial Officer of DutchCo and as a member of our executive committee. Mr. Cup joined Sara Lee from Dutch-based Provimi, where he was Chief Financial Officer and a board member of the company. Previously, he was Finance Director of Decorative Paint Continental Europe for AkzoNobel NV. Prior to AkzoNobel, he held multiple finance managerial positions, including as Regional Vice President of Finance—Asia/Pacific, with Royal Numico N.V. He began his business career with Deloitte Accountants in the Netherlands.

Harm-Jan van Pelt

Harm-Jan van Pelt joined Sara Lee in 1998, beginning as Marketing Director for Douwe Egberts Netherlands and working up to his current position as our Senior Vice President—Retail—Rest of World. Mr. van Pelt currently serves as a member of the executive committee of Sara Lee’s Coffee and Tea (formerly International Beverage) segment and will continue in his current role after the separation. Mr. van Pelt joined Sara Lee from Henkel KGaA, where he held various marketing and sales positions in Germany and Benelux.

Nick Snow

Nick Snow joined Sara Lee as Senior Vice President of its International Foodservice Segment effective January 2006. Mr. Snow currently serves as Senior Vice President—Out of Home and as a member of the executive committee of Sara Lee’s Coffee and Tea (formerly International Beverage) segment and will continue in his current role after the separation. Mr. Snow joined Sara Lee from JohnsonDiversey, where he was commercial Managing Director. Previously, he was commercial Managing Director Australia/Asia for Unilever (Diversey/Lever).

Eugenio Minvielle

We expect to appoint Eugenio Minvielle as Senior Vice President – Retail – Western Europe and as a member of the executive committee of Sara Lee’s Coffee and Tea (formerly International Beverage) segment. He will continue in this role after the separation. Mr. Minvielle joins Sara Lee from Unilever where he served as Chief Executive Officer – North America, overseeing Unilever’s operations in the USA, Canada and the Caribbean. Previously, he was President and Chief Executive Officer of Nestlé France, Mexico and Venezuela. Prior to Nestlé, Mr. Minvielle held a variety of management positions and worked for Procter & Gamble in Spain and Canon in Japan.

During the last five years, none of the members of our board of directors and/or our senior management (1) have been convicted of fraudulent offenses, (2) have served as a director or officer of any entity subject to bankruptcy proceedings, receivership or liquidation or (3) have been subject to any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies), or disqualification by a court from acting as a member of the administrative, management or supervisory body of an issuer or from acting in the management or conduct of the affairs of any issuer.

Board Powers and Function

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company. Pursuant to our Articles, our board of directors may divide its duties among the directors, with the day-to-day management of the company entrusted to the executive directors. The non-executive directors have the task of supervising the executive directors and providing them with advice. In addition, both executive and non-executive directors must perform such duties as are assigned to them pursuant to our Articles. Each director has a duty towards the company to properly perform the duties assigned to him or her. Furthermore, each director has a duty to act in the corporate interest of the company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees and other stakeholders. The duty to act in the corporate interest also applies in the event of a proposed sale or break-up of DutchCo, whereby the circumstances generally dictate how such duty is to be applied.

We expect that one of the non-executive directors, other than the Chairman, will be appointed as Senior Independent Director prior to the separation. The duties of the Senior Independent Director will include acting as the contact for our shareholders with concerns that have not been resolved or are not appropriate to be resolved through the normal channels of the Chairman, the Chief Executive Officer or the Chief Financial Officer and supervising the evaluation of the performance of the Chairman.

Pursuant to Dutch law, an executive director may not be allocated the tasks of (A) serving as chairman of the board, (B) fixing the remuneration of the directors or (C) nominating directors for appointment. Nor may an executive director participate in the adoption of resolutions (including any deliberations in respect of such resolutions) related to the remuneration of executive directors. Tasks that have not been specifically allocated fall within the power of the board as a whole. These principles are reflected in our Articles and board rules. All directors remain collectively responsible for proper management regardless of the allocation of tasks.

Board Meetings and Decisions

Pursuant to our board rules, in principle, the board of directors can only adopt resolutions if at least a majority of the directors are present. If possible, resolutions are adopted unanimously. If a unanimous vote is not possible, a resolution will be adopted by majority vote. In the event of a tie vote, the chairman will cast the deciding vote.

Pursuant to our board rules, resolutions can also be adopted without holding a meeting, provided that such resolutions are adopted in writing and all voting directors are in favor of the proposal concerned.

In accordance with Dutch law, our Articles stipulate that the general meeting of shareholders has the right to approve resolutions of the board of directors with regard to a significant change in our identity or business. This includes: (A) the transfer of all or substantially all of our business to a third party; (B) the entry into or termination of a long-term cooperation with another legal entity, company or partnership by us or any of our subsidiaries, or as a fully-liable partner in a limited or general partnership, if such cooperation or termination is of material importance to us; or (C) the acquisition or disposal by us or one of our subsidiaries of a participating interest in the capital of a company with a value greater than or equal to one-third of our assets as shown on the combined balance sheet included in our most recently adopted annual accounts.

Appointment of Directors

Pursuant to our Articles, directors will be appointed at our general meeting of shareholders upon a binding nomination by the board of directors. A resolution to appoint a director nominated by the board of directors may be adopted by a simple majority of votes cast. Under our Articles, the board of directors must make a list of candidates for each vacancy consisting of at least the number of persons for each vacancy to be filled as prescribed by law (currently two). Pursuant to newly adopted Dutch legislation currently expected to go into effect on January 1, 2013, the requirement that a binding nomination for the appointment of a member of the management board or supervisory board of an N.V. or a B.V. consist of at least two persons for each vacancy will be abolished. Our Articles stipulate that the general meeting of shareholders may at all times overrule the binding nature of such a nomination by a resolution adopted by a simple majority of the votes cast, provided that the majority represents more than one-third of our issued share capital. The board of directors may then make a new binding nomination, for at least the number of persons required by law, which will be subject to the procedure described above. If a nomination has not been made or has not been made in time, this must be stated in the notice and the general meeting of shareholders will be free to appoint a director at its discretion. The latter resolution of the general meeting of shareholders must also be adopted by at least a simple majority of the votes cast, provided that the majority represents more than one-third of our issued share capital. Additionally, our board of directors has the power to make non-binding nominations for directors. Resolutions to appoint a director by a non-binding nomination of the board are adopted by a simple majority.

Pursuant to newly adopted Dutch legislation currently expected to go into effect on January 1, 2013, the general meeting of shareholders will also decide whether a director is appointed as an executive or as a non-executive director. This provision has already been implemented in our Articles. In addition, the legal relationship between a director and the company will not be considered an employment agreement. In the absence of an employment agreement with us, the director will not have certain employee rights under Dutch labor law.

Director Terms

Pursuant to our Articles, the members of our board of directors will serve for a term of one year from appointment, except that the initial term of our first directors will end on the day of our annual general meeting in 2014. The term of office for each director will end when his or her successor is elected and qualified, unless the number of directors has been reduced so there is no vacancy on the board of directors, or until his or her earlier death, resignation or removal. A director is not available for reappointment if he has been in office for ten years.

Removal of Directors

In accordance with Dutch law, our Articles stipulate that our general meeting of shareholders has the authority to suspend or remove members of the board of directors at any time, with or without cause, by means of a resolution for suspension or removal passed by a simple majority of the votes cast, with such votes cast representing at least one-third of our issued share capital. Currently, Dutch law does not allow executive directors to be suspended by the board of directors. Newly adopted Dutch legislation currently expected to take effect on January 1, 2013 will allow for executive directors to be suspended by the board of directors. Pursuant to our Articles, our executive director can be suspended by the board of directors if permitted by Dutch law.

Director Qualifications

The board of directors seeks to ensure that the board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the board to satisfy its oversight responsibilities effectively. More specifically, in identifying candidates for membership of the board, the nomination committee takes into account (1) threshold individual qualifications, such as strength of character, mature judgment and industry knowledge or experience and (2) all other factors it considers appropriate, including alignment with our shareholders. In addition, the board will maintain a formal diversity policy governing the nomination of its members, as described below.

Under Dutch law and our Articles, executive directors may not serve as the chairman of the board. In addition, pursuant to newly adopted Dutch legislation currently expected to go into effect on January 1, 2013, restrictions will apply as to the overall number of board positions that an executive director may hold. Under the new legislation, a person may not be a member of the board if (A) he or she holds more than two supervisory positions with “large companies,” as defined under Dutch law, or (B) if he or she acts as chairman of the supervisory board or, in the case of a one-tier board, serves as chairman of the board of a “large company,” as defined under Dutch law. The term “supervisory position” refers to the position of supervisory director, non-executive director or member of a supervisory body established by the articles of association. Under Dutch law, a “large company” is a company that meets two of the following criteria, based on its consolidated annual accounts during two subsequent years: (1) the value of the company’s assets according to its balance sheet is, on the basis of the purchase price or manufacturing costs, more than €17.5 million; (2) the net turnover is more than €35.0 million; and (3) the average number of employees is 250 or more.

Diversity Policy

Newly adopted Dutch legislation currently is expected to go into effect on January 1, 2013 which will require us to pursue a policy of having at least 30% of the seats on our board of directors be held by men and at least 30% of the seats on the board of directors be held by women. We will be required to take this allocation of seats into account in connection with the following actions: (1) the appointment, or nomination for the appointment, of executive and non-executive directors; (2) drafting the criteria for the size and composition of the board, as well as the designation, the appointment, the recommendation and the nomination for appointment of non-executive directors; and (3) drafting the criteria for the non-executive directors. Pursuant to the new legislation, if we do not comply with the gender diversity rules, we will be required to explain in our annual report (1) why the seats are not allocated in a well-balanced manner, (2) how we have attempted to achieve a well-balanced allocation and (3) how we aim to achieve a well-balanced allocation in the future. This rule will cease to have effect on January 1, 2016.

The board of directors has adopted a set of board regulations effective upon the separation. Among other things, the board regulations include a policy that the board shall aim, to the extent practicable and appropriate under the circumstances, for a diverse composition of directors in line with the global nature and identity of the company and its business, in terms of such factors as nationality, background, gender and age.

We also expect to include a diversity policy in the charter for our nomination committee requiring the committee to consider age, gender, nationality, ethnic and racial background in nominating directors. The committee will also be required to review and make recommendations it deems appropriate regarding the composition and size of the board of directors to ensure that the board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds.

The implementation of these diversity policies will rest primarily with the nomination committee as the body responsible for identifying individuals believed to be qualified as candidates to serve on the board of directors and recommending that the board nominate the candidates for all directorships to be filled by shareholders at their general meetings.

As board seats become available, the nomination committee, and the board of directors as a whole, will have the opportunity to assess the effectiveness of the diversity policy and how, if at all, our implementation of the policy or the policy itself, should be changed.

Directors’ Insurance and Indemnification

In order to attract and retain qualified and talented persons to serve as members of our board of directors or our Senior Management, we currently do and expect to continue to provide such persons with protection through a directors’ and officers’ insurance policy. Under this policy, any of our past, present or future directors and members of our Senior Management will be insured against any claim made against any one of them for any wrongful act in their respective capacities.

Unless specifically prohibited by law in a particular circumstance, our Articles require us to reimburse the members of our board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, there will be no entitlement to reimbursement if and to the extent that (1) a Dutch court has established in a final and conclusive decision that the act or the failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to the standards of reasonableness and fairness, or (2) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss.

Executive Committee

Following the separation, our executive committee will be appointed by our CEO and will consist of our executive director and the senior management, as well as our General Counsel, Chief Marketing Officer, Senior Vice President—Supply Chain Operations and our Senior Vice President—Human Resources.

Powers and function

Our executive committee is entrusted with our day-to-day management. The responsibilities of the executive committee will include driving our management agenda, managing the performance of our group, assessing and managing risks connected with our business activities, realization of our operational and financial objectives, structure and management of our systems of internal controls, maintaining and preparing the financial reporting process, compliance with applicable laws and regulations, compliance with and maintaining the corporate governance structure of the company, publication of any information required by applicable laws and regulations, considering the corporate social responsibility issues that are relevant to the company, and rendering advice in connection with the nomination of the external accountant of the company.

The following subjects will remain the responsibility of the board of directors, and consequently, resolutions in respect of such subjects will require the approval of the non-executive directors: (1) general policy and strategy; (2) preparation of the annual accounts, the annual budget and significant capital expenditures; (3) issuance of shares in the company as well as granting rights to subscribe for shares, to limit or exclude pre-emptive rights with respect to an issue of shares, to acquire shares by the company in its own share capital, as well as to dispose of such shares (if and to the extent that the board of directors has been designated by our general meeting of shareholders as authorized to resolve upon the issue of shares and to limit or exclude pre-emptive rights); (4) issuance of bonds or other debt instruments as well as authorization to enter into medium- and long-term indebtedness; (5) application for quotation or withdrawal of the quotation of the securities in the price list of any stock exchange; (6) transfer of all or substantially all of the enterprise to a third party; (7) the conclusion or cancellation of any long-lasting cooperation by the company or a subsidiary with any other legal person or company or as a fully-liable general partner of a limited partnership or a general partnership, if such cooperation or the cancellation thereof is of essential importance to the company; (8) acquisition or disposal of a participating interest in the capital of a company with a value of at least one third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary; (9) filing a request for bankruptcy (faillissement) or a request for suspension of payment of debts (surséance van betaling); and (10) extending guarantees or indemnities to third parties other than those relating to the obligations of subsidiaries of the company.

Our board of directors also retains the authority to adopt resolutions within the scope of authority of the executive committee without the participation of the members of the executive committee who are not also members of the board of directors.

Meetings and Decisions

The executive committee can only adopt resolutions in a meeting of the executive committee where at least one third of our executive directors is present or represented. Resolutions of the executive committee require a majority vote comprised of the votes of the majority of the executive directors present or represented, including the vote of our Chief Executive Officer. If there is a tie, the Chief Executive Officer shall have the deciding vote. Currently, the Chief Executive Officer is our sole executive director.

Appointment and removal of members of our executive committee

The members of our executive committee (with the exception of our Chief Executive Officer) are appointed, suspended and dismissed by the Chief Executive Officer, subject to the approval by the nomination committee. The nomination committee is also required to appoint one of the members of our executive committee as the Chief Financial Officer. The members of our executive committee can also be suspended by the board of directors.

Board Committees

While retaining overall responsibilities, our board of directors will assign certain of its responsibilities to permanent committees consisting of directors, and—in relation to the sustainability committee—Senior Management, appointed by our Chief Executive Officer. Following the separation, our board of directors will establish an audit committee, a remuneration committee, a nomination committee and a sustainability committee, each of which will have the responsibilities and composition described below.

Audit committee

Following the separation, our audit committee will consist of             ,              and             .

Our audit committee will supervise and monitor our financial reporting, risk management program and compliance with relevant legislation and regulations. It will oversee the preparation of our financial statements, our financial reporting process, our system of internal business controls and risk management, our internal and external audit process and our internal and external auditor’s qualifications, independence and performance. Our audit committee will also review our annual and interim financial statements and other public disclosures, prior to publication. Our audit committee will appoint our external auditors, subject to shareholder vote, and oversee the work of the external and internal audit functions, providing compliance oversight, preapproval of all audit engagement fees and terms, preapproval of audit and permitted non-audit services to be provided by the external auditor, establishing auditing policies, discussing the results of the annual audit, critical accounting policies, significant financial reporting issues and judgments made in connection with the preparation of the financial statements and related matters with the external auditor and reviewing earnings press releases and financial information provided to analysts and ratings agencies.

Remuneration committee

Following the separation, our remuneration committee will consist of             ,              and             .

Our remuneration committee will be responsible for setting, reviewing and evaluating the compensation, and related performance and objectives, of our executive officers. It will also be responsible for recommending to the board of directors the compensation package for our Chief Executive Officer, with due observance of the compensation policy adopted by the general meeting of shareholders. It will review management services contracts entered into with our Chief Executive Officer and employment agreements with members of our executive committee, make recommendations to our board of directors with respect to major employment-related policies and oversee compliance with our employment and compensation-related disclosure obligations under applicable laws.

Nomination committee

Following the separation, our nomination committee will consist of             ,              and             .

Our nomination committee will determine selection criteria for members of our board of directors, periodically assess the scope and composition of our board of directors and evaluate the performance of our directors. Furthermore, the nomination committee is responsible for approving the appointment, suspension and dismissal of our executive officers by the Chief Executive Officer and is required to appoint one of the executive officers as the Chief Financial Officer.

Sustainability committee

Following the separation, our sustainability committee will consist of our Chief Executive Officer, General Counsel and             .

Our sustainability committee will evaluate our company’s policies with respect to wellness and nutrition and environment and social responsibility and supervise our policies with respect to wellness and nutrition and environmental and social responsibility.

Conflict-of-Interest Transactions

Our Articles provide that a director may not participate in any vote on a subject or transaction if he or she has a conflict of interest under Dutch law with us or any of our subsidiaries. Our Articles provide that in the event that we have a conflict of interest with one or more directors, the company may still be represented by our board of directors. However, under Dutch law, our general meeting of shareholders may resolve at any time to designate one or more other persons to represent us in the event of a conflict of interest. The rules governing the board’s principles and best practices contain a similar rule related to executive officers.

Newly adopted Dutch legislation on conflicts of interests currently expected to take effect on January 1, 2013 no longer contains restrictions on the powers of directors to represent the company in case of a conflict, but provides that a member of the board of directors may not participate in the adoption of resolutions (including deliberations in respect of these) if he or she has a direct or indirect personal conflict of interest with us and our related enterprise. If all members of the board of directors have a conflict of interest, the resolution concerned will be adopted by the general meeting of shareholders, unless the articles of association provide otherwise. If an executive director or a non-executive director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification (vernietigbaar) and the director concerned may be held liable towards us.

We are not aware of any potential conflicts between any duties of members of our board of directors and/or our senior management to the company and their private interests and/or other duties.

We are not aware of any potential conflicts between the duties of DutchCo’s incorporator to the company and its private interests and/or other duties.

Compensation

Under Dutch law, the general meeting of shareholders must adopt a compensation policy for the board of directors that addresses the following topics: the fixed and variable components of the remuneration (if any), remuneration in the form of shares and severance payments. Prior to the separation, the sole shareholder of DutchCo will have adopted such a policy. The remuneration of our executive directors is determined by our board of directors observing the provisions of our compensation policy. Executive directors do not vote upon or participate in the discussions of our board of directors on their own compensation. The remuneration of non-executive directors is approved by our general meeting of shareholders. Any proposed share or option-based compensation for directors (including any performance conditions relating to such compensation) must be submitted by our board of directors to the general meeting of shareholders for its approval, detailing the number of shares or options over shares that may be awarded to the directors and the criteria that apply to such award or modification thereof.

We were formed on February 27, 2012 and we therefore did not have any directors or senior management for our fiscal year ended July 2, 2011 and cannot provide any historical compensation details for any of these persons.

Executive director

The table below sets forth the annualized remuneration of our executive director, Michiel Herkemij, for fiscal year 2012 in gross euro amounts. The terms and conditions of certain of the payments and benefits set forth in the table and accompanying footnotes below are described in greater detail in the summary of Mr. Herkemij’s management services agreement that follows the table.

Name	Fixed Fee	Variable Compensation at 100%	PSUs grant value[1]	Pension or similar benefits	Hiring bonus[2]	Phantom RSU grant[3]	Other[4]
M. Herkemij	€900,000	€900,000	€1,500,000	€176,004	€600,000	€500,000	€107,951

1.	This grant of performance share units, which we refer to as PSUs, is to be made in two installments. One-third of the value of the PSU grant, or €500,000, was made on January 31, 2012. Payment of this first installment is based on Sara Lee’s actual operating income for fiscal year 2012 and has a maximum payout of 150% of the granted number of PSUs. The remaining two-thirds of the grant will be granted when DutchCo becomes a separate public company and will be based on the company’s Total Shareholder Return, or the change in the net return index for the company over the applicable performance period, where the “net return index” means the index that reflects movements in share price over a period plus dividends reinvested in shares on the ex-dividend date, which we refer to as TSR, against the TSRs of a peer group. The maximum payout of the second installment of the award will be 200%. Both installments of the PSU grant for fiscal year 2012 will vest in full and become payable in August 2014.
2.	This bonus amount was paid to Mr. Herkemij in connection with his initial hiring.
3.	This grant of RSUs and PSUs currently denominated in Sara Lee common stock will be converted to DutchCo ordinary shares following the merger. This grant was a one-time grant made to Mr. Herkemij in connection with his initial hiring.
4.	The category “other” includes annual fringe benefits (including employer taxes) related to health insurance (€3,073), disability insurance (€31,470), a company car scheme (€26,346), unemployment insurance (€2,331), a representation allowance (€4,080), relocation costs (€22,569) and a relocation allowance (€18,082).

Management Services Agreement with Michiel Herkemij

Mr. Herkemij entered into a management services agreement with Sara Lee pursuant to which Mr. Herkemij serves as Executive Vice President of Sara Lee and Chief Executive Officer of Sara Lee’s Coffee and Tea (formerly International Beverage) segment, and pursuant to which Mr. Herkemij will become the Chief Executive Officer of DutchCo after the completion of the separation. Effective upon the completion of the separation, DutchCo will assume Mr. Herkemij’s agreement; therefore, references to the “company” in this summary of Mr. Herkemij’s management services agreement generally refer to Sara Lee prior to the separation and to DutchCo following the separation. The term of the agreement commences December 1, 2011, which we refer to as the Agreement Commencement Date and ends November 30, 2015, which we refer to as the Agreement End Date, unless earlier terminated by either party, generally upon six months written notice from the company and three months written notice from Mr. Herkemij, provided that the company and Mr. Herkemij agree to inform the other no later than six months prior to the Agreement End Date of their intention to continue the agreement for a definite or indefinite period beyond the Agreement End Date.

Certain terms of Mr. Herkemij’s agreement are set forth in the chart above. Under the agreement, if Mr. Herkemij voluntarily resigns from his employment or if he is terminated for cause, in either case prior to the first anniversary of Agreement Commencement Date, he will be required to repay either the net equivalent of the hiring payment or, in the event that the company cannot recoup certain withholding taxes but Mr. Herkemij could recoup such taxes, the gross amount of the hiring payment.

As set forth in the chart above, for Sara Lee’s fiscal year 2012, Mr. Herkemij is eligible to participate in the Annual Incentive Plan for Fiscal Year 2012, which we refer to as the AIP, pro-rated for the portion of the year Mr. Herkemij is employed by Sara Lee, with a target of 100% of base fee and a maximum of 150% of base fee, based on the operating income, net sales and working capital of the International Beverage business. Following the separation, any short-term incentive plans applicable to Mr. Herkemij will be determined by the board of directors of DutchCo. Furthermore, during each year of his employment until the Agreement End Date, Mr. Herkemij will be entitled annually to a long-term incentive award with a gross value of €1.5 million. Each long-term incentive award will be linked to a three-year period and will vest upon the expiration of the three-year period. The grant for the first performance period (fiscal years 2012-2014) is detailed in the chart above. If

Mr. Herkemij’s employment is terminated by reason other than urgent cause prior to the Agreement End Date, Mr. Herkemij will be entitled to pro rata time and performance vesting at the end of the vesting period based on the last TSR calculation of his unvested PSUs.

If Mr. Herkemij terminates his management services agreement within six months following a “change in control” (as defined in the applicable change in control plan), Mr. Herkemij will be eligible for benefits under the Sara Lee Change in Control Plan if the change in control occurs prior to the listing of DutchCo. If the change in control occurs after the listing of DutchCo, Mr. Herkemij will be eligible for benefits in line with the current provisions of the Sara Lee Change in Control Plan. If DutchCo is not listed as a separate company by December 31, 2012, both Sara Lee and Mr. Herkemij may terminate the management services agreement and Mr. Herkemij will receive a lump sum payment equal to 18 months of his annual base fee and pro rata vesting of any unvested equity grants, including any unvested PSUs for the fiscal 2012-2014 performance period. Upon expiration of the term of the management services agreement, Mr. Herkemij will be entitled to payment of his base fee for 18 months. If, prior to the Agreement End Date, the company terminates Mr. Herkemij’s management services agreement other than for urgent cause or Mr. Herkemij terminates the agreement as a result of an urgent cause on the part of the company, Mr. Herkemij will be entitled to payment of his base fee for 12 months. However, if Mr. Herkemij terminates his management services agreement for any other reason, he is not entitled to any base fee payments.

In addition, for the first 12 months of any permanent and continuous disability of Mr. Herkemij and potentially for an additional six months of any such disability, the agreement will remain in effect and Mr. Herkemij will continue to be entitled to all of the benefits under the agreement. If any such disability continues for longer than 12 months (unless the period is extended by six months because Mr. Herkemij is expected to be able to return to performing his tasks without limitation within such six-month period), then the agreement will terminate and Mr. Herkemij will receive continued payment of his base fee for 12 months. Mr. Herkemij also will be entitled to insurance coverage to cover permanent loss of income in an amount equal to his base fee after the second year of permanent and continuous disability. In addition, if Mr. Herkemij dies while the agreement is still in effect, his spouse or dependent children will be entitled to continued payment of his base fee for the month of his death and for 12 months thereafter, as well as pro rata payments of Mr. Herkemij’s annual and long-term incentive awards and standard maximum payments under the voluntary life-risk insurance (Overlijdensrisicoverzekering), for which the premiums are paid by Mr. Herkemij.

Mr. Herkemij is subject to certain covenants restricting him from competing in the coffee and tea business, interfering with the business relationships of the company and from inducing employees to terminate their employment with the company, in each case during and for one year following the termination of his management services agreement.

Non-executive directors

The non-executive directors who do not chair a committee of the board each will receive an annual retainer of €90,000 for their services and non-executive directors who chair a committee will receive €110,000 in each case plus a €3,500 travel allowance per meeting for directors who travel transcontinentally to attend the meeting. In each case, 25% of each non-executive director’s annual retainer (after taxes) is expected to be invested in shares of the company. The chairman of the board will receive an annual retainer of €300,000 for his services, 25% (after taxes) of which is expected to be invested in shares of the company. In addition, on February 27, 2012 the Sara Lee board of directors agreed to make a one-time grant of PSUs to the chairman, which grant will be made at the completion of the spin-off, be denominated in shares of the company and have a target award value of €1.75 million as of the date of grant. This one-time grant was made to help ensure a seamless transition for the company and successful implementation of the company’s strategy as it moves from being a division of Sara Lee to being an independent, public company. The number of earned PSUs under the one-time award can vary from 0% to 200% and earned PSUs will vest on August 31, 2015. The one-time award will have other terms similar to the terms of the 2012 Long-Term Incentive Share Plan, described below.

Senior management

The aggregate remuneration of our senior management for fiscal year 2012 is expected to be approximately €5,065,441 (including incentives and benefits), not including any remuneration of our Chief Executive Officer.

Pension, retirement or similar benefits

The total amount we expect to set aside or accrue for all of fiscal year 2012 with respect to pension, retirement or similar benefits for our Chief Executive Officer and our other members of senior management is €417,868.

Pension Schemes

We sponsor a number of pension plans around the world to provide retirement benefits. We sponsor defined contribution plans and defined benefits plans. In addition to contributing to pension plans for our continuing operations, we have also agreed to retain certain pension liabilities after certain business dispositions were completed.

The exact amount of cash contributions made to pension plans in any year in any country is dependent upon a number of factors, including minimum funding requirements in the jurisdictions in which we operate, the tax deductibility of amounts funded and arrangements made with the trustees of certain foreign plans.

Expected contributions to post-employment benefit plans for fiscal year 2012 are approximately €163 million for pension benefits. This amount includes approximately €60 million related to a change in the Dutch pension plan where unconditional indexation was changed to conditional indexation for active employees, approximately €26 million related to required additional funding of the Dutch pension plan and normal annual contributions. In addition, we have expected contributions of €0.9 million for post-employment medical plans.

Pension plans in the Netherlands

We currently maintain one pension fund (ondernemingspensioenfonds) in the Netherlands, the Stichting Pensioenfonds Sara Lee Nederland, with plan assets as of July 1, 2011 of approximately €1.2 billion, which we refer to as the Plan. This Plan covers approximately 70% of our employees in the Netherlands. The Plan provides defined benefits based on an average pay system (middelloonregeling) capped at an annual salary of €70,000 per participant and provides defined contributions above such amount. As of June 30, 2011, the Plan had a total of approximately 1,823 active participants, 4,120 deferred pensioners and 3,924 pensioners. As of July 1, 2011, the accumulated benefit obligations for the active participants amounted to approximately €273 million, the accumulated benefit obligations for the deferred pensioners amounted to approximately €283 million and the accumulated benefit obligations for the pensioners amounted to approximately €455 million.

A recovery plan is required by the Dutch Central Bank if a plan’s funded status is below its required solvency level of approximately 114% under local funding rules. The recovery plan has a maximum duration of 15 years and will end when the coverage ratio of a pension plan is in excess of this required solvency level for 3 consecutive quarters. The recovery plan has a short term component if a plan’s funded status is below the minimum required solvency level of approximately 104% under local funding rules. This is currently the case for the Plan. Under the short term part of the recovery plan, additional contributions by the company equal to the lesser of one third of the deficit or the amount of one year’s regular premium contribution are required. In this context, we made an additional contribution of €25.7 million in fiscal 2012 under the current recovery plan. The end date of the short term part of the existing recovery plan is December 31, 2013.

In 2011, Sara Lee concluded an amended agreement with the Plan pursuant to which the annual contributions to the Plan until 2016 will be based on 26% of each participant’s pensionable salary, which is capped at €70,000 annually per participant. For pensionable salaries in excess of €70,000, a defined contribution plan with age-dependent rates is applicable. As part of this amended agreement, the company’s contributions are subject to an overall cap of €75 million per new recovery plan entered into after January 1, 2012.

We also sponsor a defined contribution plan at Delta Lloyd N.V. for certain employees working in foodservices and we participate in an industry-wide pension fund that provides defined contributions for certain employees employed by us after the acquisition of CoffeeCompany.

Pension plans in the United Kingdom

Sara Lee sponsors a defined benefit plan in the United Kingdom. The plan consists of five separate benefit sections, each with plan assets that are ring-fenced to fund each section. During 2006, Sara Lee entered into an agreement with the plan trustee that is aimed at fully funding two of these sections by calendar year 2015. Under the terms of this agreement, Sara Lee has agreed to make annual pension contributions of 32 million British pounds to these plan sections through calendar year 2015. Subsequent to 2015, Sara Lee has agreed to keep these sections fully funded in accordance with local funding standards.

In addition, in 2011 Sara Lee entered into an agreement with the plan trustee to buy-out a section of the plan by calendar year 2024. The terms of the agreement require Sara Lee to make annual contributions of 1.6 million British pounds, certain additional contributions in calendar 2014 and 2019, and a final contribution as necessary to effect a buy-out of the section’s liability in 2024.

The other two sections of the plan are funded in accordance with local funding rules.

As of July 1, 2011, the total assets of the United Kingdom plan were 920 million British pounds. The plan had a total of 55 active participants, 7,744 deferred pensioners and 8,743 pensioners. As of July 1, 2011, the accumulated benefit obligations were 4 million British pounds for active participants, 413 million British pounds for deferred pensioners and 504 million British pounds for pensioners.

2012 Long-Term Incentive Share Plan

The compensation committee of Sara Lee’s board of directors approved on February 26, 2012, and we expect to adopt, a Long Term Incentive Share Plan, which we refer to as the LTIP. Our Chief Executive Officer, the members of our executive committee, highly compensated executives and, potentially, other key employees designated by the remuneration committee are eligible to participate in the LTIP. A performance share unit, which we refer to as a PSU, awarded under the LTIP is the participant’s right to receive a number of shares for no consideration subject to (1) the participant’s continued service with the company or its affiliates and (2) a predetermined performance condition based on our TSR.

Under the LTIP, PSUs will be earned only if the company achieves certain specified levels of TSR relative to a comparator group of 20 companies generally over a three-year period commencing on the date of the award. The companies in the comparator group are set forth below.

Anheuser-Busch Inbev N.V.	Chocoladefabriken Lindt & Sprungli AG
Heineken N.V.	Nestlé S.A.
SABMiller plc	Unilever plc
Diageo plc	Henkel AG & Co. KGaA
Pernod-Ricard S.A.	Procter & Gamble
Rémy Cointreau	Reckitt Benckiser plc
Associated British Foods plc	Beiersdorf AG
Groupe Danone S.A.	L’Oreal S.A.
H.J. Heinz Company	The Coca Cola Company
Kellogg Company	PepsiCo Inc.

Depending on the ranking of the company’s TSR against the TSR of the members of the comparator group, the number of earned PSUs can vary from 0% up to 200% of the number of PSUs granted. The TSR chart sets forth how the number of earned PSUs will be calculated based on the company’s TSR against the TSRs of member companies in the comparator group. For any PSUs to be earned, the performance condition of the company’s relative TSR over the performance period must be at least at the median of the TSRs of the members of the comparator group.

Rank of the Company’s TSR against the TSR of the members of the Comparator Group	Number of Earned PSUs expressed as a percentage of the number of Awarded PSUs
Top 10% or above	200%

Between top 35% and top 10%	On a straight-line basis between 100% and 200% based on rankings plus interpolation between intermediate rankings

At top 35%	100%

Between median and top 35%	On a straight-line basis between 50% and 100% based on rankings plus interpolation between intermediate rankings

At median	50%

Below median	0%

However, the relevant percentage of PSUs granted will not become earned PSUs until the remuneration committee determines, in its discretion, that the level of PSUs earned is appropriate taking into account all factors that the remuneration committee determines are relevant and may reduce or increase the number of earned PSUs to such amount as it deems appropriate.

In the event that a participant ceases active employment with the company or an affiliate before the vesting date as specified in respect of any award in the relevant grant notice, some or all of the participant’s PSUs may be forfeited and the participant’s award(s) may or may not be settled (in shares or cash) as of the date of termination of employment, depending upon the reason for termination of employment.

Our board of directors may amend the LTIP at any time as it deems necessary and appropriate. If and to the extent that such amendment adversely affects the rights of any participants with awards outstanding at the time of such amendment, the amendment must be approved by at least 75% of the relevant participants. This does not limit or preclude in any way the right of the remuneration committee to amend the performance conditions if an event has occurred which causes the remuneration committee, acting fairly and reasonably, to consider that it would be appropriate to amend the performance conditions. In making any such amendment, the remuneration committee is required to use reasonable efforts to ensure that the amendment does not have a material adverse effect on the awards outstanding at the time of such amendment.

The compensation committee of Sara Lee’s board approved, and the remuneration committee of our board of directors is expected to approve, subject to and upon completion of the separation, an initial grant of PSUs under the LTIP to members of our senior management, which grants are expected to have the following values as of the date of grant: Messrs. Herkemij (€1.0 million), Cup (€500,000), van Pelt (€333,334) and Snow (€280,667). These initial grants are expected to be made at or shortly after completion of the separation.

Annual Incentive Plan

Our executive director, the members of our executive committee and other key employees are eligible for annual bonuses under the AIP. Participants’ awards under the AIP are expressed as a percentage of their base salary and are based on the achievement of target performance measures. The performance measures under the AIP are based on the company’s financial and operational targets that are measured over a one-year performance period.

The breakdown of performance measures under the AIP for fiscal year 2012 are:

•	Operating Income—40% of target bonus opportunity;

•	Net Sales—40% of target bonus opportunity;

•	Average Working Capital—20% of target bonus opportunity.

Specific financial goals within each of the performance measures were set by the compensation committee of Sara Lee’s board of directors prior to the separation. For fiscal year 2012, the maximum payout opportunity is 150% of a participant’s target bonus opportunity and threshold payout opportunity is 25% of target bonus opportunity. Payout percentages for performance between these performance levels is determined on a straight-line basis.

Dutch Corporate Governance Code

The Dutch Corporate Governance Code, as revised, became effective on January 1, 2009, and applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere. The Dutch Corporate Governance Code is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports filed in the Netherlands whether or not they are complying with the various rules of the Dutch corporate governance code that are addressed to the board of directors and if they do not apply those provisions, to give the reasons for such non-application. The Dutch Corporate Governance Code contains principles and best practice provisions for the board of directors (executives and non-executives), shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards.

We acknowledge the importance of good corporate governance. We have reviewed the Dutch Corporate Governance Code and support the best practice provisions thereof. Therefore, except as noted below or in the case of any future deviation, subject to explanation at such time, we intend to comply with the applicable best practice provisions of the Dutch Corporate Governance Code.

Best practice provision II.2.8 states that remuneration in the event of dismissal may not exceed one year’s salary (the ‘fixed’ remuneration component). It is our policy to set the level of severance pay for our directors at no more than one year’s salary, unless the board of directors, at the proposal of the remuneration committee, finds this manifestly unreasonable given the circumstances or unless dictated otherwise by applicable law. Considering our Chief Executive Officer’s severance entitlements prior to his engagement with our company, we agreed to grant him a severance payment of 18 months under certain circumstances, including if his management service agreement is terminated due to DutchCo not being a listed separate company by December 31, 2012, or upon expiration of the term of his management service agreement. In addition, our Chief Executive Officer will be entitled to 2.5 times his base salary if his management services agreement terminates for certain reasons following a change in control. This is in line with the provisions of the current Sara Lee Change in Control Plan and we consider it manifestly unreasonable to take these entitlements away from him. It has been agreed with our Chief Executive Officer that if his management services agreement is renewed after four years his entitlement to severance in the event of a change in control will be reduced to one year base salary.

Employees

Our total headcount (measured on the basis of full-time equivalent (fte)) was 7,813 as of June 27, 2009, 7,788 as of July 3, 2010 and 7,508 as of July 2, 2011. As of July 2, 2011, we had 2,619 employees in sales and marketing, 3,766 in operations and support and 1,123 in general and administration, and 1,051 in the Retail—Western Europe segment, 2,547 in the Retail—Rest of World segment, 1,887 in the Out of Home segment and 2,023 in Other.

Works Council

DutchCo and/or certain of our subsidiaries will have one or more works councils. A works council is a body consisting of employee representatives who have been elected by the employees.

Under Dutch law, a works council has a right to render its advice or, in certain areas, approval on resolutions concerning important matters such as intended acquisitions or divestitures, seeking credit facilities or making capital investments. Failure by us to follow-up the advice opens the possibility for a works council to appeal to the Enterprise Chamber within one month of written notification of our decision. During this one month period we must suspend the implementation of the decision.

PRINCIPAL SHAREHOLDERS

All of our outstanding ordinary shares are currently owned by Sara Lee International B.V., a wholly owned subsidiary of Sara Lee. We expect that prior to the distribution, Sara Lee International B.V. will transfer all of its interest in us to CoffeeCo. The following table sets forth information with respect to the beneficial ownership of Sara Lee’s common stock as of February 1, 2012 for:

•

Each shareholder, or group of affiliated shareholders, who currently own 5% or more of Sara Lee’s outstanding common stock or 5% or more of Sara Lee’s voting rights and who will, therefore, beneficially own 5% or more of our outstanding ordinary shares or 5% or more of our voting rights upon consummation of the separation; and

•	Each of our directors and members of our senior management, and our directors and senior management collectively.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Ordinary shares subject to options and warrants currently exercisable or exercisable within 60 days or that vest in connection with the separation are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the ordinary shares listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. None of our principal shareholders have any different voting rights than the other holders of our ordinary shares.

Name and Address of Beneficial Owner[1]	Number of Shares Beneficially Owned	Options Currently Exercisable or Exercisable within 60 days[2]	Restricted Stock Units[3]	Approximate Percentage of Class
Directors and Senior Management
Jan Bennink[4]	235,650	627,525	291,618	*
Michiel Herkemij	0	0	35,204	*
Michel Cup	0	0	0	0
Eugenio Minvielle	0	0	0	0
Harm-Jan van Pelt	57,522	49,017	47,691	*
Nick Snow	63,195	118,402	27,261	*
Directors and Senior Management as a Group (6 people)	356,367	794,944	394,943	*
*	Less than 1% of the outstanding ordinary shares
1.	The address of each of our directors and senior management is c/o D.E MASTER BLENDERS 1753 B.V. Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands.
2.	Upon completion of the separation, all of these options will vest and become exercisable.
3.	Consists of restricted stock units (RSUs) granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan or 2002 Long-Term Incentive Stock Plan. Does not include performance stock units (PSUs) granted under Sara Lee’s Plans to Messrs. Bennink (136,933 PSUs), Herkemij (35,204 PSUs), Cup (17,602 PSUs), van Pelt (26,074 PSUs) and Snow (34,328 PSUs) because PSUs vest only if and to the extent predetermined performance goals are achieved. RSUs and PSUs do not have voting rights, but they are credited with dividend equivalents. Upon completion of the separation, all of these RSUs will vest, except that for Mr. Bennink, a portion of his total number of RSUs relates to an RSU grant covering 136,933 shares made to him on January 26, 2012, which is subject to prorated vesting based on the date of the completion of the separation. The amount in the table above assumes a completion date of the separation of June 29, 2012.
4.	Does not include 1,700 shares of common stock held by Mr. Bennink for the benefit of his minor children.

Greater than 5% Shareholders	Number of Shares Beneficially Owned	Approximate Percentage of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	39,523,968	6.69%

As of February 1, 2012, Sara Lee had 103 holders of record resident in the Netherlands, representing approximately 0.024% of Sara Lee’s outstanding shares. As of February 1, 2012, Sara Lee had 56,220 holders of record resident in the United States, representing approximately 99.75% of Sara Lee’s outstanding shares.

Other than the transactions related to the separation, we are not aware of any arrangement that may, at a subsequent date, result in a change of control.

RELATED PARTY TRANSACTIONS

Agreements with Sara Lee Corporation

As part of the separation, we will enter into a master separation agreement and several other agreements to effect the separation and provide a framework for our relationship with Sara Lee after the separation. These agreements will provide for the allocation between us and Sara Lee of the assets, liabilities and obligations of Sara Lee and its subsidiaries, and will govern the relationship between us and Sara Lee after the separation.

In addition to the master separation agreement, the other principal agreements to be entered into with Sara Lee include:

•	A merger agreement;

•	A transition services agreement;

•	A tax sharing agreement;

•	An employee matters agreement; and

•	An intellectual property separation agreement.

In the discussion that follows, we have described the material provisions of agreements we intend to enter into with Sara Lee. The summaries of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are included as exhibits to the registration statement of which this prospectus forms a part. We encourage you to read the full text of those agreements. We will enter into those agreements prior to the completion of the separation in the context of our current relationship with Sara Lee. Some of the terms of those agreements may not be the same as those we could obtain in arm’s-length negotiations with unaffiliated third parties.

Master Separation Agreement

The master separation agreement will contain the key provisions relating to the separation, including provisions relating to the principal intercompany transactions required to effect the separation, the conditions to the separation and provisions governing the relationships between Sara Lee and us after the separation.

Transfer of Assets and Assumption of Liabilities. The master separation agreement will identify assets and rights to be transferred, liabilities to be assumed and contracts to be assigned between us and Sara Lee as part of the separation.

The Distribution. The master separation agreement will also govern the rights and obligations of the parties regarding the distribution. Prior to the distribution, the number of shares of CoffeeCo common stock held by Sara Lee will be increased to the number of our ordinary shares distributable pursuant to the merger of CoffeeCo with one of our wholly owned U.S. subsidiaries. Sara Lee will cause its agents to distribute all of the issued and outstanding shares of CoffeeCo common stock to the exchange agent who will hold the shares on behalf of the Sara Lee shareholders who hold Sara Lee shares as of the record date.

Additionally, the master separation agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Sara Lee in its sole discretion. For further information regarding these conditions, see “The Separation—Conditions to the Separation” beginning on page 46 of this prospectus. Sara Lee may, in its sole discretion, determine the record date and the distribution date and any necessary or appropriate procedures in connection with the separation.

Termination. The master separation agreement will provide that it may be terminated and the distribution and the separation may be abandoned at any time prior to the distribution by the board of directors of Sara Lee, in its sole discretion.

Releases, Allocation of Liabilities and Indemnification. The master separation agreement will provide for a full and complete release and discharge of all liabilities existing or arising from or based on facts existing prior to the separation, between or among us, CoffeeCo or any of our affiliates, and Sara Lee or any of its affiliates (other than CoffeeCo), except as set forth in the master separation agreement.

We will be liable for and agree to perform all liabilities with respect to our business, which we refer to as the CoffeeCo liabilities. Those liabilities will include, with certain exceptions, (1) all liabilities of CoffeeCo and DutchCo to the extent based upon or arising out of the CoffeeCo business and its assets, (2) all liabilities of Sara Lee to the extent based upon or arising out of the CoffeeCo business and its assets, (3) all liabilities based upon or arising out of financial instruments of CoffeeCo, (4) all outstanding liabilities included on the CoffeeCo balance sheet or in the notes thereto and all other liabilities that are of a nature or type that would have resulted in such liabilities being included as liabilities on a combined balance sheet of CoffeeCo, or the notes thereto, as of the distribution date (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of liabilities included on the CoffeeCo balance sheet and (5) certain other designated liabilities.

Sara Lee will be liable for and will agree to perform all liabilities other than CoffeeCo liabilities, which we refer to as the Sara Lee liabilities.

In addition, the master separation agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business and geographic focus with us and financial responsibility for the obligations and liabilities of the Sara Lee retained businesses and its geographic focus with Sara Lee. Specifically, subject to certain exceptions set forth in the master separation agreement, we will agree to assume liability for, and to indemnify and hold harmless Sara Lee, its affiliates (other than CoffeeCo) and its directors, officers and employees against, certain liabilities relating to our business and the separation, including all liabilities relating to, arising out of or resulting from:

•	the failure by DutchCo, CoffeeCo and its subsidiaries or any other person to pay, perform or otherwise promptly discharge any CoffeeCo liability;

•	any CoffeeCo liability;

•	the performance or breach of any CoffeeCo contracts or certain designated CoffeeCo agreements;

•	the current or former business and operations of DutchCo and CoffeeCo and its subsidiaries;

•

except for certain Sara Lee-provided information, any claim that the information included in our registration statement on Form F-1, this prospectus or our European Union Listing Prospectus, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

•	the breach by us or CoffeeCo and its subsidiaries of any covenant or agreement set forth in any agreement entered into in connection with the separation.

It is expected that Sara Lee will agree to indemnify and hold harmless us, our affiliates and our directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure by Sara Lee and its subsidiaries or any other person to pay, perform or otherwise promptly discharge any Sara Lee liability;

•	any Sara Lee liability;

•	the performance or breach of certain designated Sara Lee agreements;

•	the current or former business or operations of Sara Lee and its subsidiaries;

•

solely with respect to certain information supplied by or the responsibility of Sara Lee, any claim that the information included in our registration statement on Form F-1, this prospectus or our European Union Listing Prospectus, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

•	the breach by Sara Lee or its subsidiaries of any covenant or agreement set forth in any agreement entered into in connection with the separation.

The master separation agreement also will establish procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes and tax matters will be governed by the tax sharing agreement and, to a limited extent, the transition services agreement.

Access to Information. The master separation agreement will provide that the parties will exchange certain information reasonably required to comply with requirements imposed on the requesting party by a government authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or to comply with its obligations under the master separation agreement or any ancillary agreement. In addition, the parties will use commercially reasonable efforts to make available to each other past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved.

Expenses. Except as expressly set forth in the master separation agreement or in any related transaction agreement, all third party fees, costs and expenses of Sara Lee, CoffeeCo or DutchCo in connection with the separation will be allocated between Sara Lee, CoffeeCo and DutchCo by Sara Lee, in its sole discretion. Each of Sara Lee and DutchCo will generally pay its own costs and expenses that occur after the distribution date.

Merger Agreement

The merger agreement will govern the merger of CoffeeCo with and into a wholly owned U.S. subsidiary of DutchCo.

Transition Services Agreement

We will enter into a transition services agreement with Sara Lee, which will provide for the provision of certain transitional services principally by Sara Lee to us. The services will include the provision of certain application maintenance, application development and infrastructure maintenance services. For these services, the transition services agreement will generally provide for a term of up to six months, which term may be extended for up to an additional six months. The transition services agreement will also provide for the provision of certain tax support services over the course of up to four years, which may be extended with the parties’ consent.

Tax Sharing Agreement

Before the separation, CoffeeCo will enter into a tax sharing agreement with Sara Lee. In general, under the tax sharing agreement, CoffeeCo will be responsible for and indemnify Sara Lee against (1) all non-U.S. income taxes attributable to a member of the CoffeeCo group for all taxable periods, (2) all taxes of the CoffeeCo business following the distribution and (3) tax liability or contractual liability for indemnity obligations relating to taxes in respect of certain dispositions identified in the tax sharing agreement. In general, Sara Lee will be responsible for and indemnify CoffeeCo against (1) all U.S. federal income taxes relating to Sara Lee and its affiliates (including members of the CoffeeCo group) prior to the distribution, (2) all non-U.S. income taxes attributable to a member of the Sara Lee group (as determined following the distribution) for all taxable periods,

(3) all state and local income taxes relating to Sara Lee and its affiliates (including members of the CoffeeCo group) prior to the distribution, (4) all taxes of the Sara Lee group (as determined following the distribution) following the distribution and (5) tax liability or contractual liability for indemnity obligations relating to taxes in respect of certain dispositions identified in the tax sharing agreement.

The tax sharing agreement will also separately allocate among the parties any tax liability arising as a result of any failure of the separation to qualify as a tax-free transaction to Sara Lee and CoffeeCo. Under the tax sharing agreement, CoffeeCo will be required to indemnify Sara Lee and its affiliates against all tax-related liabilities caused by the failure of the distribution to qualify as tax-free (including as a result of Section 355(e) of the Code) to the extent these liabilities arise as a result of any action (or failure to act) of CoffeeCo or any of its affiliates, including DutchCo, following the distribution or otherwise result from any breach of certain representations, covenants or obligations of CoffeeCo or any of its affiliates, including DutchCo, concerning a party’s plan or intention with respect to actions or operations after the distribution date. In addition, CoffeeCo will be responsible for 50% of any taxes resulting from the failure of the distribution and certain related transactions, including the debt exchange, to qualify as tax-free, which failure is (1) not due to the actions, misrepresentations or omission of Sara Lee or CoffeeCo or their respective affiliates or (2) due to an action (or failure to act), misrepresentation or omission of Sara Lee, CoffeeCo or their respective affiliates prior to the date of the distribution not concerning a party’s plan or intention with respect to actions or operations after the distribution date.

Employee Matters Agreement

We will enter into an employee matters agreement with Sara Lee providing for our respective obligations to employees and former employees who are or were associated with CoffeeCo and its subsidiaries (including those employees who transfer employment from Sara Lee to CoffeeCo and its subsidiaries in connection with the separation) and for other employment and employee benefits matters.

The treatment of outstanding Sara Lee equity awards in connection with the distribution is set forth in the employee matters agreement and is described above in “The Separation—Treatment of Equity-Based Compensation” on page 48.

In addition, the employee matters agreement sets forth the following:

•

From and following the effective time of the distribution, CoffeeCo Employees generally will remain eligible to participate only in CoffeeCo benefit plans and CoffeeCo will have no liability under any Sara Lee benefit plan. CoffeeCo and Sara Lee will take all actions necessary or appropriate to ensure that CoffeeCo will not have any liability under any Sara Lee benefit plan. CoffeeCo will assume, pay, perform and fulfill all liabilities relating to past, current or future employment with the CoffeeCo business.

•

From and following the effective time of the distribution, Remaining Employees generally will remain eligible to participate only in Sara Lee benefit plans and Sara Lee will have no liability under any CoffeeCo benefit plan. CoffeeCo and Sara Lee will take all actions necessary or appropriate to ensure that Sara Lee will not have any liability under any Sara Lee benefit plan. Sara Lee will assume, pay, perform and fulfill all liabilities relating to past, current or future employment with the Sara Lee business.

Intellectual Property Separation Agreement

We will enter into an intellectual property separation agreement with Sara Lee providing for the division of certain intellectual property between us and Sara Lee.

Trademark and Corporate Name Licenses. Sara Lee will grant to us a limited, non-exclusive license to use certain of its trademarks for a term commencing on the distribution date and ending on January 1, 2014. This trademark license will automatically terminate with respect to our rights to use such licensed trademarks, upon our failure to cure any material breach of the terms of the trademark license within 30 days after the receipt of written notice of such material breach from Sara Lee. Sara Lee will also grant to us a non-exclusive license to continue to use certain Sara Lee trademarks as part of our and our subsidiaries’ corporate names for a term beginning on the distribution date and ending no earlier than January 1, 2014. With respect to product packaging that includes such corporate names, we may continue to use such product packaging until July 31, 2015, and, with respect to any of our entities undergoing liquidation prior to January 1, 2014 and which include licensed corporate names, we may continue to use such corporate names while pursuing completion of such liquidation. Sara Lee will remain the sole and exclusive owner of all right, title and interest in and to its trademarks.

Debt Exchange

We expect that, prior to the distribution, Sara Lee will issue approximately $650 million principal amount of the new Sara Lee notes. In connection with the contribution of Sara Lee’s international coffee and tea businesses to CoffeeCo, Sara Lee will receive approximately $2.1 billion principal amount of CoffeeCo debt securities, which will be guaranteed by DutchCo. In connection with the distribution and in accordance with the terms of the new Sara Lee notes, Sara Lee will satisfy its obligations under the new Sara Lee notes by transferring a portion of such CoffeeCo debt securities to the holders of the new Sara Lee notes. DutchCo will guarantee CoffeeCo’s obligations under such CoffeeCo debt securities. Sara Lee will transfer the remaining CoffeeCo debt securities to certain subsidiaries of CoffeeCo in satisfaction of Sara Lee’s debt obligations to such subsidiaries of CoffeeCo.

Agreements with Members of our Senior Management

See “Management and Employees—Compensation—Management Services Agreement with Michiel Herkemij,” beginning on page 131.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our share capital is qualified in all respects by reference to our Articles, which have been filed as an exhibit to the registration statement of which this prospectus forms a part. Our Articles will be amended prior to the distribution date, whereby we will convert into a public company with limited liability. Unless stated otherwise, the following is a description of the material terms of our Articles and board regulations as each is anticipated to be in effect upon our conversion.

Incorporation and Registered Office

We were incorporated on February 27, 2012 as a private company with limited liability, by Sara Lee International B.V., a private company with limited liability having its corporate seat in Joure, the Netherlands and its business address at Vleutensevaart 100, Utrecht, 3532 AD, the Netherlands. Sara Lee International B.V.’s principal business activities are (1) to participate in, to take an interest in any other way in and to conduct the management of other business enterprises of whatever nature, (2) to finance third parties and in any way to provide security or undertake the obligations of third parties and (3) to engage in all activities which are incidental to or which may be conducive to any of the foregoing. Prior to the completion of the separation, our stockholder intends (1) to change our name and convert us into a Dutch public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands and (2) to amend our articles of association. On April 4, 2012, we amended our articles of association to change our name to D.E MASTER BLENDERS 1753 B.V.

Our corporate seat is in Joure, the Netherlands. We are registered with the Trade Register of the Chamber of Commerce in Utrecht under number 54760968. Our executive offices are located at Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands. Our telephone number is +31 30-292-7311.

Share Capital

At the date of this prospectus, our authorized share capital amounts to €225,000 and is divided into 1,875,000 ordinary shares, each with a nominal value of €0.12. Our issued share capital at the date of this prospectus amounts to €45,000.

Our issued share capital as of the separation will be €            , divided into              ordinary shares. All of the issued ordinary shares have been created under Dutch law and will be fully paid up by a contribution in kind of all the shares in CoffeeCo after the merger of CoffeeCo with a wholly owned U.S. subsidiary of DutchCo. Each share will confer the right to cast one vote.

Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our Articles. An amendment of our Articles would require shareholder approval upon proposal by the board of directors.

Articles of Association and Dutch Law

Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Corporate Purpose

Pursuant to Article 2 of our Articles, our corporate purpose is: the sale, purchase, manufacturing, packaging and trading of coffee, tea, beverages and other related products, including but not limited to the processing of coffee beans into coffee and related products, as well as to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, to provide services to other business enterprises of whatever nature, to finance third parties, in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Issue of Ordinary Shares

Our board of directors has been designated in our Articles as the corporate body competent to issue ordinary shares and to grant rights to subscribe for ordinary shares, limited to the amount of our authorized share capital from time to time. Our board of directors is authorized to issue ordinary shares and grant rights to acquire ordinary shares until July 1, 2014. A designation as referred to above will only be valid for a specific period of no more than five years and may from time to time be extended for a period of no more than five years.

If not otherwise stated in the resolution approving the designation, such designation is irrevocable. The resolution designating our board of directors must specify the number of shares which may be issued and, if applicable, any conditions to the issuance.

If the power to resolve to issue shares has not been designated to our board of directors, our Articles provide that we may issue ordinary shares, or grant rights to subscribe for ordinary shares, pursuant to a resolution of our general meeting of shareholders upon a proposal of our board of directors.

Ordinary shares may not be issued at less than their nominal value and must be fully paid up upon issue.

No resolution of our general meeting of shareholders or our board of directors is required for an issue of ordinary shares pursuant to the exercise of a previously granted right to subscribe for ordinary shares.

Pre-emptive Rights

Pursuant to our Articles, existing holders of our ordinary shares will have pre-emptive rights in respect of future issuances of our ordinary shares in proportion to the number of ordinary shares held by them, unless limited or excluded as described below. Pre-emptive rights do not apply with respect to shares issued against contributions other than in cash or shares issued to our employees or to employees of one of our subsidiaries.

Pursuant to our Articles, our board of directors has been empowered until July 1, 2014 to limit or exclude any pre-emptive rights to which shareholders may be entitled in connection with the issuance of shares. The authority of the board of directors to limit or exclude pre-emptive rights can only be exercised if at that time the authority to issue shares is in full force and effect. The authority to limit or exclude pre-emptive rights may be extended in the same manner as the authority to issue shares. If there is no designation of the board of directors to limit or exclude pre-emptive rights in force, the general meeting of shareholders shall have the authority to limit or exclude such pre-emptive rights.

According to Dutch law, resolutions of the general meeting of shareholders (1) to limit or exclude pre-emptive rights or (2) to designate the board of directors as the corporate body that has authority to limit or exclude pre-emptive rights, require at least a two-thirds majority of the votes cast in a meeting of shareholders, if less than 50% of the issued share capital is present or represented. For these purposes, issuances of shares includes the granting of rights to subscribe for shares, such as options and warrants, but not the issue of shares upon exercise of such rights.

Form, Transfer and Pledges

Our ordinary shares will be issued in registered form only. These ordinary shares must be fully paid upon issue and shall only be available without issue of a share certificate in the form of an entry in the share register. The register of shareholders will be maintained by us at our corporate headquarters in Utrecht, the Netherlands. ABN AMRO and the exchange agent will provide certain record keeping and administrative services to us for our shareholder register. If an investor holds our ordinary shares in a securities account through Euroclear Nederland, transfers and pledges can be made through Euroclear Nederland via a book-entry transfer or pledge. If an investor does not hold our ordinary shares through a Euroclear Nederland-eligible securities account, then the transfer of our ordinary shares and the creation of restricted rights related thereto, such as a right of pledge, require a written instrument acknowledged by DutchCo. Acknowledgment by DutchCo is not required in the event that we are a party to the written instrument. For more information on transferring your ordinary shares into a Euroclear Nederland-eligible securities account, please see the section of this prospectus entitled “The Separation—When and How You Will Receive DutchCo Ordinary Shares” on pages 41-42.

Reduction of Share Capital

Subject to Dutch law and our Articles, the general meeting of shareholders may resolve to reduce the outstanding share capital by canceling shares or by reducing the nominal value of shares. This will require amendment to our Articles upon proposal of our board of directors.

A resolution of our general meeting of shareholders to reduce the issued share capital must designate the ordinary shares to which the resolution applies and must make provisions for the implementation of such resolution. A resolution to cancel shares may only be adopted in relation to shares or depositary receipts for such shares we hold ourselves. A partial repayment or exemption from the obligation to pay up shares must be made pro rata, unless all of our shareholders agree otherwise. A resolution at our general meeting of shareholders to reduce our issued share capital requires a majority of at least two-thirds of the votes validly cast at a meeting at which less than half of our issued and outstanding share capital is present or represented. A simple majority is sufficient if more than half of our issued and outstanding share capital is present or represented.

Acquisition of Ordinary Shares

Under Dutch law, a public company with limited liability may acquire its own ordinary shares, subject to certain provisions of Dutch law (including market abuse rules) and our Articles, if (1) the company’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up capital and any reserves required by Dutch law or our Articles and (2) the company and its subsidiaries would not thereafter hold shares or hold a pledge over shares with an aggregate par value exceeding 50% of its current issued share capital. Such company may only acquire its own shares if its general meeting of shareholders has granted the board of directors the authority to effect such acquisitions. Our shareholder has authorized our board of directors to acquire our own shares up to the maximum number allowed under Dutch law. These shares may be used to deliver shares under our equity-based compensation plans.

All of our outstanding ordinary shares are currently held by our incorporator, Sara Lee International B.V.

An acquisition of ordinary shares for a consideration must be authorized by our general meeting of shareholders. Such authorization may be granted for a maximum period of 18 months and must specify the number of ordinary shares that may be acquired, the manner in which ordinary shares may be acquired and the price limits within which ordinary shares may be acquired. Authorization is not required for the acquisition of ordinary shares in order to transfer them to our employees. The actual acquisition may only be effected by a resolution of our board of directors.

If we would decide to repurchase any of our shares, no votes could be cast at a general meeting of shareholders on the shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct or a right of pledge.

Exchange Controls and Other Provisions Relating to Non-Dutch Shareholders

Under Dutch law, there are no exchange control restrictions on investments in, or payments on, the ordinary shares. There are no special restrictions in our Articles or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote the ordinary shares.

Dividends and Distributions

We may only make distributions to our shareholders in so far as our equity exceeds the sum of our paid-in and called-up share capital plus the reserves we are required to maintain by Dutch law or our Articles. Under our Articles, our board of directors may determine that a portion of the profits of the current financial year shall be added to our reserves. The remaining profits are at the disposal of our general meeting of shareholders.

We may only make distributions of dividends to our shareholders after the adoption of our statutory annual accounts from which it appears that such distributions are legally permitted. Our Articles allow our board of directors to resolve to pay interim dividends on account of the profits of the current financial year if the equity requirement set out above is met, as evidenced by an interim statement of assets and liabilities relating to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute interim dividends is made public. Our shareholders do not have cumulative dividend rights. If our shareholders are not paid a distribution in or related to a particular financial year, they are not entitled to be made whole for missed dividends at the next payment period.

Insofar as the profits have not been distributed or allocated to the reserves, they are at the free disposal of the general meeting of shareholders. The general meeting of shareholders may resolve, on the proposal of our board of directors, to distribute dividends or reserves, wholly or partially, in the form of ordinary shares.

Distributions in cash that have not been collected within five years and one day after they have become due and payable will revert to us.

Dutch law, by providing that the declaration of dividends out of freely disposable profits is the right of the general meeting of shareholders, is different from the corporate law of most jurisdictions in the United States, which permit a corporation’s board of directors to declare dividends.

General Meetings of Shareholders and Voting Rights

General meetings of shareholders will be held in Utrecht, the Netherlands, in the municipality in which the company has its statutory seat or in Amsterdam, Haarlemmermeer (Schiphol), Rotterdam or The Hague. A general meeting of shareholders shall be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of our financial year, unless our Articles provide for a shorter period.

Extraordinary general meetings of shareholders shall be held as frequently as deemed necessary by the board of directors. Shareholders representing at least the percentage of the issued and outstanding share capital required by law, which is currently 10%, may request that a general meeting of shareholders be convened, specifying the items for discussion.

Our board of directors must give public notice of a general meeting of shareholders or an extraordinary general meeting of shareholders, by at least such number of days prior to the day of the meeting as required by Dutch law, which is currently forty-two days.

The agenda for a meeting of shareholders must contain such items as the board of directors or the person or persons convening the meeting determine. The agenda shall also include any matter, the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by Dutch law, which is currently set at one percent for listed companies shares representing a value of €50 million. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request.

The agenda for the general meeting of shareholders is required to contain, among other items, items placed on the agenda in accordance with Dutch law and our Articles, the consideration of the annual report, the discussion and adoption of our annual accounts, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the board of directors, including the filling of any vacancies on the board of directors, the proposals placed on the agenda by the board of directors, including but not limited to a proposal to grant discharge to the members of the board of directors for their management during the financial year, together with the items proposed by shareholders in accordance with provisions of Dutch law and our Articles.

All shareholders will be entitled to attend our general meeting of shareholders, to address the general meeting of shareholders and to vote, either in person or represented by a person holding a written proxy. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically.

The holder of a right of usufruct or a pledgee with voting rights is entitled to request an item to be placed on the agenda of the general meeting of shareholders, to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (1) all shareholders agree on this practice for decision making and (2) all shareholders are in favor of the resolution to be adopted. Our Articles, however, do not provide for shareholder action by written consent as it is not practicable for a listed company.

Members of the board of directors are authorized to attend general meetings of shareholders. They have an advisory vote. The general meeting of shareholders is presided over by the chairman. In the absence of the chairman, one of the other non-executive directors presides over the meeting.

Under Dutch law, each ordinary share confers the right to cast one vote at the general meeting of shareholders. Each shareholder may cast as many votes as it holds shares. Each ordinary share will confer the right to cast at least one vote. Resolutions proposed to the general meeting of shareholders by the board of directors must be adopted by a simple majority of votes cast, unless another majority of votes and/or a quorum is required by virtue of Dutch law or our Articles. Other resolutions may be adopted by a simple majority of votes cast representing at least one-third of the issued and outstanding capital, unless another majority of votes and/or a quorum is required by virtue of Dutch law or our Articles.

The only persons entitled to attend and to vote at the general meeting are persons who at the record date, which is the 28th day prior to the day of the general meeting, have such rights and are recorded in a register so appointed by the board of directors. There is no specific provision in Dutch law relating to adjournment of the general meeting of shareholders.

Under Dutch law, the approval of our general meeting of shareholders is required for any significant change in our identity or our business.

Amendment of our Articles of Association

Our general meeting of shareholders may only resolve to amend our Articles upon a proposal made by our board of directors. A proposal to amend the Articles must be included in the agenda for the relevant general meeting of shareholders. A copy of the proposal containing the proposed amendment must be lodged with DutchCo and must be available for inspection by every shareholder until the end of the general meeting of shareholders. Each material amendment will be put to a vote of the shareholders separately.

Dissolution and Liquidation

Under our Articles, we may be dissolved by a resolution of our general meeting of shareholders upon a proposal of our board of directors.

In the event of dissolution, our business will be liquidated in accordance with Dutch law and our Articles and the liquidation shall be effected by our board of directors. During liquidation, the provisions of our Articles will remain in force to the extent possible. Any assets remaining upon completion of the dissolution will be distributed to the holders of ordinary shares in proportion to the aggregate nominal amount of their ordinary shares.

Financial Reports and Rules on Ongoing Disclosure and Filing Requirements

Our first financial year runs until June 30, 2012. After the first year, we expect that our financial year will coincide with the calendar year through a change of the fiscal year end to December 31. Each year, within four months after the end of the financial year, our board of directors must authorize financial statements which it must make available for inspection by our shareholders at our executive offices. The annual accounts must be accompanied by an auditor’s statement, an annual report and other documentation required by Dutch law. The financial statements must be adopted by our general meeting of shareholders.

We will be required to prepare consolidated financial statements and consolidated interim semi-annual financial statements in conformity with IFRS as issued by the International Accounting Standards Board and in conformity with IFRS as adopted by the European Union. The consolidated financial statements will be authorized by our board of directors and are audited by an independent accounting firm.

Pursuant to the Financial Markets Amendment Act of 2010, which we refer to as FMSA, we will be required to make the following periodic financial information generally available:

•	our financial statements, within four months after the end of each financial year;

•	our interim semi-annual financial statements, within two months after the end of the first six months of each financial year; and

•	interim management reports during the first and the second half of each financial year between ten weeks after the beginning and six weeks before the end of the relevant six-month period.

We may publish this periodic financial information by means of a press release that refers to our website where the information is available in full.

In addition, we must once a year file a disclosure document with the AFM that contains or refers to all financial and other information that DutchCo, including our subsidiaries, has published or has made generally available over the preceding twelve months pursuant to any securities laws. The annual disclosure document is filed with the AFM and is generally available at the latest twenty business days after publication of the annual financial report. The obligation to file an annual disclosure document is expected to lapse on July 1, 2012, in which case we will not be required to file such disclosure document with the AFM.

We intend to provide, as long as we are required to do so, our shareholders with annual reports on Form 20-F containing financial statements audited by our independent auditors. Upon completion of the separation, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. Our annual report on Form 20-F for the fiscal year ended June 30, 2012 will be due within 120 days after the end of such fiscal year.

Rules Governing Obligations of Shareholders to Make a Public Offer

European Directive 2004/25/EC of April 21, 2004, relating to public takeover bids, which we refer to as the Takeover Directive, has been implemented in the FMSA.

A shareholder who (individually or acting in concert with others) directly or indirectly obtains control of a Dutch listed company such as ours, is required to make a public offer for all shares. Such control is deemed present if a (legal) person is able to exercise, alone or acting in concert, at least 30% of the voting rights in the general meeting of shareholders of a listed company.

Furthermore, in general, it is prohibited to launch a public offer for shares of a listed company unless an offer memorandum has been approved by, in our case, the AFM. A public offer is launched by way of publication of the approved offer memorandum. The public offer rules are intended to ensure that in the event of a public offer, among other things, sufficient information will be made available to the holders of the shares, that the holders of the shares will be treated equally, that there will be no abuse of inside information and that there will be a proper and timely offer period.

Squeeze Out Procedures

Pursuant to Section 92a, Book 2, Dutch Civil Code, a shareholder who for his own account contributes at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

The offeror under a public offer is also entitled to start a squeeze out procedure if, following the public offer, the offeror holds at least 95% of the share capital and represents at least 95% of the total voting rights. The claim of a takeover squeeze out must be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer. The Enterprise Chamber may grant the claim for a takeover squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. In principle, the offer price is considered reasonable as long as 90% or more of the shares have been acquired.

The Dutch Civil Code also entitles those minority shareholders that have not previously tendered their shares under an offer to transfer their shares to the offeror, provided that the offeror has acquired at least 95% of the share capital and represents at least 95% of the total voting rights. In regard to price, the same procedure as for takeover squeeze out proceedings initiated by an offeror applies. This claim must also be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer.

Obligation to Disclose Holdings and Transactions

Shareholders may be subject to notification obligations under the FMSA. Shareholders are advised to seek professional advice on these obligations.

Shareholders

Pursuant to the FMSA, any person who, directly or indirectly, acquires or disposes of an interest in our share capital or voting rights must immediately notify the AFM by means of a standard form, if, as a result of such acquisition or disposal, the percentage of capital interest or voting rights held by such person in us reaches, exceeds or falls below any of the following thresholds: 5% (a legislative proposal is expected to be adopted, which would introduce an initial threshold of 3%), 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95% of the voting rights or capital interests in our issued share capital.

A notification requirement also applies if a person’s capital interest or voting rights reaches, exceeds or falls below the abovementioned thresholds as a result of a change in our total share capital or voting rights. This notification has to be made no later than the fourth trading day after the AFM has published our notification as described below. We will be required to notify the AFM immediately of the changes to our total share capital or voting rights if our share capital or voting rights changes by 1% or more since our previous notification. We will in addition be required every quarter to notify the AFM within eight days after the relevant quarter, in the event our share capital or voting rights changed by less than 1% in that relevant quarter since our previous notification.

Furthermore, every holder of 5% or more of our share capital or voting rights whose interest at midnight Central European Time on each December 31 differs from a previous notification to the AFM, as a result of certain acts (including but not limited to the exchange of shares for depository receipts and the exercise of a right to acquire shares) must notify the AFM within four weeks after such December 31.

For the purpose of calculating the percentage of capital interest or voting rights, among other metrics, the following interests must be taken into account: (1) shares or voting rights directly held (or acquired or disposed of) by a person, (2) shares or voting rights held (or acquired or disposed of) by such person’s subsidiaries or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement (including a discretionary power of attorney), and (3) shares which such person, or any subsidiary or third party referred to above, may acquire pursuant to any option or other right held by such person (or acquired or disposed of, including, but not limited to, on the basis of convertible bonds).

As of January 1, 2012, certain cash settled derivatives are also taken into account when calculating the capital interest. Disclosure of cash settled derivatives may be required under the rules if the instrument held falls within any of the following three categories: (a) financial instruments of which the price increase is at least partially dependent on a price increase of shares or distributions, and which do not entitle the holder to physical settlement, (b) short positions in put options and (c) other contracts of similar economic effect to holding shares.

Subsidiaries, within the meaning of the relevant regulation under the FMSA, do not have notification obligations under the FMSA, as their direct and indirect interests are attributed to their (ultimate) parent. Any person may qualify as a parent for purposes of the FMSA, including an individual. A person who holds 5% or more of our share capital or voting rights and who ceases to be a subsidiary for these purposes must immediately notify the AFM. As of that moment, all notification obligations under the FMSA will become applicable to the former subsidiary.

Special rules apply with respect to the attribution of shares or voting rights which are part of the property of a partnership or other community of property. A holder of a pledge or right of usufruct (vruchtgebruik) in respect of shares can also be subject to the notification obligations of the FMSA, if such person has, or can acquire, the right to vote on the shares or, in the case of depository receipts, the underlying shares. The acquisition of conditional voting rights by a pledgee or usufructuary may also trigger the notification obligations as if the pledgee or usufructuary were the legal holder of such shares or voting rights.

The FMSA and the rules promulgated pursuant thereto contain detailed rules that set out how its requirements apply to certain categories of holders, including but not limited to investment funds, investment managers, custodians, market makers, clearing and settlement institutions, brokers and credit institutions.

Management

Pursuant to the FMSA, any member of our board of directors and any other person who has managerial or co-managerial responsibilities in respect of us or who has the authority to make decisions affecting our future developments and business prospects and who may have regularly access to inside information relating, directly or indirectly, to us, must give written notice to the AFM by means of a standard form of any transactions conducted for his own account relating to our shares or in financial instruments the value of which is also based on the value of our shares.

Furthermore, in accordance with the FMSA and the regulations promulgated thereunder, certain persons who are closely associated with members of our board of directors or any of the other persons as described above, are required to notify the AFM of any transactions conducted for their own account relating to our shares or in financial instruments the value of which is also based on the value of our shares. The FMSA and the regulations promulgated thereunder cover the following categories of persons: (1) the spouse or any partner considered by national law as equivalent to the spouse, (2) dependent children, (3) other relatives who have shared the same household for at least one year at the relevant transaction date, and (4) any legal person, trust or partnership whose, among other things, managerial responsibilities are discharged by a person referred to under (1), (2) or (3) above or by the relevant member of our board of directors or other person with any authority in respect of us as described above.

The AFM must be notified no later than the fifth business day following the relevant transaction date. Under certain circumstances, notification may be postponed until the date the value of the transactions performed for that person’s own account, together with transactions carried out by the persons closely associated with that person, amounts to €5,000 or more in the calendar year in question.

Non-Compliance

Non-compliance with the notification obligations under the FMSA could lead to criminal fines, administrative fines, imprisonment or other sanctions. In addition, non-compliance with some of the notification obligations under the FMSA may lead to civil sanctions, including suspension of the voting rights relating to our shares held by the offender for a period of not more than three years and a prohibition to own shares or voting rights on our shares for a period of not more than five years.

Public Registry

The AFM does not issue separate public announcements of notifications received by it. It does, however, keep a public register of all notifications under the FMSA on its website, http://www.afm.nl. Third parties can request to be notified automatically by e-mail of changes to the public register in relation to a particular company’s shares or a particular notifying party.

Market Abuse Regime

The FMSA contains rules intended to prevent market abuse, such as insider trading, tipping and market manipulation.

Pursuant to the rules intended to prevent market abuse, we will upon the separation have adopted an internal code on inside information in respect of the holding of and carrying out of transactions in our shares or in financial instruments the value of which is determined by the value of our shares by members of our board of directors and employees. Furthermore, we have drawn up a list of those persons working for us who could have access to inside information on a regular or incidental basis and have informed the persons concerned of the rules on insider trading and market manipulation, including the sanctions which can be imposed in the event of a violation of those rules.

Comparison of Dutch Corporate Law and our Articles and U.S. Corporate Law

The following comparison between Dutch corporation law, which applies to us, and Maryland corporation law, the law under which Sara Lee is incorporated, discusses additional matters not otherwise described in this prospectus.

Authorized stock

The Netherlands

Our authorized share capital as of the date of this prospectus is €225,000 divided into 1,875,000 ordinary shares, each with a nominal value of €0.12. Under Dutch law the authorized capital is the maximum number of shares that could be issued without having to amend our Articles. The issued share capital needs to be equal to or higher than one-fifth part of the authorized share capital.

Our issued share capital as of the date of this prospectus is €45,000 divided into 375,000 ordinary shares.

Maryland

Sara Lee is authorized under its charter to issue up to 1,213,500,000 shares of stock, consisting of 1,200,000,000 shares of common stock, $0.01 par value per share, and 13,500,000 shares of preferred stock, without par value.

As of December 31, 2011 there were approximately 591,592,387 shares of common stock issued and outstanding and no other shares of Sara Lee’s stock of any class or series were outstanding.

Voting rights

The Netherlands

In accordance with Dutch law and our Articles, each issued ordinary share confers the right to cast one vote at the general meeting of shareholders. Each shareholder may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Resolutions proposed to the general meeting of shareholders by the board of directors must be adopted by a simple majority of votes cast, unless another majority of votes and/or a quorum is required by virtue of Dutch law or our Articles. Other resolutions may be adopted by a simple majority of votes cast representing at least one-third of the issued and outstanding capital, unless another majority of votes and/or a quorum is required by virtue of Dutch law or our Articles.

The only persons entitled to attend and to vote at the general meeting are persons who at the record date, which is the 28th day prior to the day of the general meeting, have such rights and are recorded in a register so appointed by the board of directors. There is no specific provision in Dutch law relating to adjournment of the general meeting of shareholders.

Maryland

Except as may otherwise be specified in the terms of any class or series of shares of preferred stock, each outstanding share of common stock of Sara Lee entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of preferred stock, the holders of such shares of common stock will possess the exclusive voting power.

Dividends and other distributions

The Netherlands

We may only make distributions to our shareholders in so far as our equity exceeds the sum of our paid-in and called-up share capital plus the reserves we are required to maintain by Dutch law or our Articles. Under our Articles, our board of directors may determine that a portion of the profits over a financial year shall be added to our reserves. The remaining profits are at the disposal of our general meeting of shareholders.

Pursuant to Dutch law we may only make distributions of dividends to our shareholders after the adoption of our statutory annual accounts from which it appears that such distributions are legally permitted, unless our Articles allow us to make interim distributions. Our Articles allow our board of directors to resolve to pay interim dividends on account of the profits over the ongoing financial year if the equity requirement set out above is met, as evidenced by an interim statement of assets and liabilities relating to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute interim dividends is made public.

Dutch law, by providing that the declaration of dividends out of freely disposable profits is the right of the general meeting of shareholders, is different from the corporate law of most jurisdictions in the United States, which permit a corporation’s board of directors to declare dividends.

Maryland

Holders of Sara Lee’s common stock are entitled to receive dividends when authorized by Sara Lee’s board of directors out of assets legally available for the payment of dividends and are entitled to share ratably in assets legally available for distribution to stockholders in the event of Sara Lee’s liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, and subject to the preferential rights of any other class or series of stock. The Maryland General Corporation Law, which we refer to as the MGCL, permits a corporation, subject to any restriction in its charter, to make any distribution authorized by the board of directors unless, after the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities, plus the amount that would be needed if the corporation were dissolved at the time of the distribution to satisfy senior liquidation preferences. Notwithstanding clause (2) of the immediately preceding sentence, a corporation may make a distribution from (a) the net earnings of the corporation for the fiscal year in which the distribution is made, (b) its net earnings for the preceding fiscal year or (c) the sum of its net earnings for the preceding eight fiscal quarters.

Amendment of charter and bylaws

The Netherlands

Our Articles may only be amended if our general meeting of shareholders resolves to amend our Articles upon a proposal made by our board of directors. A proposal to amend the Articles must be included in the agenda for the relevant general meeting of shareholders. A copy of the proposal containing the proposed amendment must be lodged with DutchCo and must be available for inspection by every shareholder until the end of the general meeting of shareholders. Each material amendment will be put to a vote of the shareholders separately.

Our board charter can be adopted and/or amended by our board.

Maryland

Sara Lee’s charter may generally be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Sara Lee’s bylaws provide that the stockholders may amend, alter or repeal the bylaws by a majority of all of the votes cast at a meeting of stockholders at which a quorum is present. The bylaws further provide that the board may also amend, alter or repeal the bylaws by vote of a majority of the directors present at a meeting.

Extraordinary transactions

The Netherlands

Under Dutch law, the approval of our general meeting of shareholders is required for any significant change in our identity or our business, including (but not limited to): (1) the transfer of our business or practically our entire business to a third party; (2) the conclusion or cancellation of any long-lasting cooperation by us or one of our subsidiaries with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to us; and (3) the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to our latest adopted annual accounts, by us or one of our subsidiaries.

Maryland

Under the MGCL and the charter of Sara Lee, Sara Lee generally cannot dissolve, merge, consolidate, sell, lease, exchange or otherwise transfer all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Size of the board

The Netherlands

Pursuant to our Articles our board shall consist of one or more executive directors and non-executive directors, its numbers to be determined by our board. As of the consummation of the separation our single-tier board will consist of one executive director and              non-executive directors.

Maryland

Sara Lee’s bylaws provide that a majority of the board of directors may fix or alter the number of directors, provided the number of directors is between three and twenty-five. There are currently twelve directors serving on the Sara Lee board.

Duties of directors

The Netherlands

We have a single-tier board of directors, consisting of executive and non-executive directors.

Under Dutch law, the board of directors is collectively responsible for general affairs of the company. Pursuant to our Articles, our board of directors may divide its duties among the directors and the day-to-day management of the company will be entrusted to the executive directors. The non-executive directors have the task of supervising the executive directors and providing them with advice. Executive and non-executive directors must also perform such duties that are assigned to them pursuant to our Articles. Each director has a duty towards the company to properly perform the duties assigned to him or her. Furthermore, each director has a duty to act in the corporate interest of the company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees and other stakeholders. The duty to act in the corporate interest also applies in the event of a proposed sale or break-up of us, whereby the circumstances generally dictate how such duty is to be applied. Any board resolution regarding a significant change in the identity or character of the company or its business requires shareholders’ approval.

Maryland

The business and affairs of a Maryland corporation are managed under the direction of a board of directors. In discharging this function, a director of a Maryland corporation has a statutory duty to perform his duties in (1) good faith, (2) in a manner he reasonably believes to be in the best interests of the corporation and (3) with the care of ordinarily prudent persons in a like position would use under similar circumstances. Any act of a Maryland director is presumed to satisfy this three-part statutory standard of conduct.

Director terms

The Netherlands

Under Dutch law a director of a listed company is generally appointed for a maximum term of four years. The members of our board of directors will serve for a term of one year from appointment until a successor has been appointed, except that the initial term of our first directors will end on the day of our annual general meeting in 2014. Under the Dutch Corporate Governance Code, a non-executive director may not be reappointed if he or she has been in office for twelve years. Our Articles state that directors will not be available for reappointment if they have been in office for ten years.

Maryland

Directors of Sara Lee are elected each year at the annual meeting of stockholders of Sara Lee and serve until the next annual meeting of stockholders and until their successors are elected and qualify. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect by provision in its charter or bylaws or a resolution of its board of directors, and notwithstanding any contrary provision in the charter or bylaws, to classify its board of directors into three classes, each having three-year terms that expire in successive years. Sara Lee has not made such an election.

Director elections

The Netherlands

Under Dutch law, members of the board of directors of a company such as ours are appointed by the general meeting of shareholders. Our Articles provide that our board of directors shall have binding nomination rights with respect to the appointment of directors. The general meeting of shareholders may at all times overrule the binding nature of such a nomination by a resolution adopted by a simple majority of the votes cast, provided the majority represents more than one-third of our issued share capital. The board of directors may then make a new binding nomination. Notwithstanding the foregoing, if a nomination has not been made or has not been made in time, the general meeting of shareholders shall be free to appoint a director at its discretion by a resolution adopted by at least a simple majority of the votes cast, provided the majority represents more than one-third of our issued share capital.

Maryland

Directors of Sara Lee are elected annually by the stockholders, by a majority of the votes cast with respect to each director at a meeting at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, then each director is elected by a plurality of the votes cast in the election. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum.

Under Sara Lee’s bylaws, nominations of individuals for election to the board of directors at an annual meeting may be made only (1) pursuant to Sara Lee’s notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of individuals for election to the board of directors at a special meeting at which directors are to be elected may be made only (a) by or at the direction of the board of directors or (b) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Pursuant to Subtitle 8 of Title 3 of the MGCL, Sara Lee has elected, in its charter, to provide that any vacancy on the board of directors, whether by death, resignation, removal or an increase in the size of the board, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of directors

The Netherlands

Under Dutch law, the general meeting has the authority to suspend or remove members of the board of directors at any time, with or without cause, by means of a resolution for suspension or removal with a simple majority of the votes cast representing at least one-third of our issued share capital. Currently, Dutch law does not allow directors to be suspended by the board of directors; however, Dutch law is expected to be amended to facilitate the suspension of executive directors by the board of directors.

Maryland

Pursuant to Subtitle 8 of Title 3 of the MGCL, Sara Lee has elected, in its charter, to provide that the stockholders may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors.

Appraisal rights

The Netherlands

The concept of appraisal rights is not known as such under Dutch law.

However, pursuant to Dutch law a shareholder who for his own account contributes at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

The offeror under a public offer is also entitled to start a squeeze out procedure if, following the public offer, the offeror holds at least 95% of the share capital and represents at least 95% of the total voting rights. The Enterprise Chamber may grant the claim for a takeover squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. In principle, the offer price is considered reasonable as long as 90% or more of the shares have been acquired.

Dutch law also entitles those minority shareholders that have not previously tendered their shares under an offer to transfer their shares to the offeror, provided that the offeror has acquired at least 95% of the share capital and represents at least 95% of the total voting rights. In regard to price, the same procedure as for takeover squeeze out proceedings initiated by an offeror applies.

Furthermore, in accordance with the directive 2005/56/EC of the European Parliament and the Council of 26 October 2005 on cross-border mergers of limited liability companies, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another EU member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

To the extent that the Dutch disappearing company and its shareholders that have filed claims for compensation do not agree as to the amount of the compensation, the amount of the compensation will be established by an independent expert to be appointed by the president of the Enterprise Chamber of the Amsterdam Court of Appeal.

Payment by the acquiring company is only possible if the resolution to approve the cross-border merger by the corporate body of the other company or companies involved in the cross-border merger includes the acceptance of the rights of the shareholders of the Dutch company to oppose the cross-border merger.

Maryland

Under the MGCL, a stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if (1) the corporation consolidates or merges with another corporation; (2) the corporation’s stock is to be acquired in a statutory share exchange; (3) the corporation transfers its assets in a manner requiring stockholder approval; (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation; or (5) the transaction is subject to certain provisions of the Maryland Business Combination Act or Maryland Control Share Act.

Maryland law provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, (1) the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to stockholders); (2) the stock is that of the successor in the merger, unless either (a) the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or (3) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

Sara Lee’s charter does not include a provision eliminating stockholder appraisal rights. However, because Sara Lee’s common stock is currently listed on the New York Stock Exchange, common stockholders are not entitled to exercise appraisal rights.

Indemnification

The Netherlands

Unless specifically prohibited by law in a particular circumstance, our Articles require us to reimburse the members of our board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, there shall be no entitlement to reimbursement if and to the extent that (1) a Dutch court has established in a final and conclusive decision that the act or the failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to the standards of reasonableness and fairness, or (2) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss.

Maryland

The MGCL requires corporations (unless the charter provides otherwise, which Sara Lee’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits corporations to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Sara Lee’s bylaws obligate Sara Lee, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Sara Lee, or while a director or officer of Sara Lee is or was serving at the request of Sara Lee as a director, officer, member, partner, employee, trustee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.

Sara Lee’s bylaws also obligate Sara Lee to pay reasonable expenses in advance of final disposition of a proceeding to a director or officer of Sara Lee, provided that the payment will be made only upon Sara Lee’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification as provided by Maryland law; and (2) a written unsecured undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by Sara Lee if it is ultimately determined that he or she did not meet the standard of conduct as provided by Maryland law; and provided further, that the facts do not demonstrate that such director or officer has not met the applicable standard of conduct necessary for indemnification as provided by Maryland law.

Sara Lee’s bylaws also permit Sara Lee, to the extent authorized by the board of directors, to indemnify and advance expenses to any employee or agent of Sara Lee.

Limitation of liability of directors and officers

The Netherlands

A director’s liability cannot be limited under Dutch law.

Maryland

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Sara Lee’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Shareholder proposals

The Netherlands

Pursuant to our Articles, extraordinary general meetings of shareholders will be held as often as our board of directors deems such necessary. Additionally, shareholders representing in the aggregate at least one-tenth of the issued capital of the company may request the board of directors to convene a general meeting, specifically stating the business to be discussed. If our board of directors has not given proper notice of a general meeting such that the meeting can be held within six weeks after receipt of the request, the applicants will be authorized to request the Dutch courts to order that a general meeting be held.

The agenda for a meeting of shareholders must contain such items as our board of directors or the person or persons convening the meeting decide, including the time and place of the general meeting and the procedure for participating in the general meeting by way of a written power of attorney. The agenda is also required to include such other items as one or more shareholders, representing at least such part of the issued share capital as required by the laws of the Netherlands (currently, 1% of the issued share capital or shares representing a value of €50 million) may request by providing a substantiated written request or a proposal for a resolution to our board of directors at least 60 days before the date of the meeting.

Maryland

In addition to the annual meeting of stockholders, under Sara Lee’s bylaws, special meetings of stockholders may be called by the board of directors, the chairman of the board of directors or the president, and must be called by the secretary of Sara Lee upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting. Among other requirements set forth in the bylaws, such request must include the business proposed to be brought before such special meeting and no business other than that stated in the notice of a special meeting may be transacted at any special meeting. The date, time and place of a special meeting shall be designated by whoever has called the meeting; provided, however, any special meeting called by the secretary upon the request of stockholders shall be held at the date, time and place designated by Sara Lee’s board of directors.

In addition to the procedures for nominating directors, Sara Lee’s bylaws also contain advance notice procedures for other stockholder proposals to be brought before an annual meeting. For business to be considered by the stockholders at an annual meeting, it must be a proper matter for action by the stockholders and must be brought (1) pursuant to Sara Lee’s notice of meeting, (2) by or at the direction of the board of directors or (3) by any stockholder of Sara Lee who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting on any such other business and who has complied with the advance notice provisions of the bylaws.

In addition, Rule 14a-8 of the Exchange Act provides that stockholders who have continuously held at least $2,000 in market value, or 1%, of a corporation’s securities that are entitled to be voted at the meeting for at least one year are eligible to have a proposal included in the corporation’s annual proxy statement. The stockholder must continue to hold the securities through the date of the meeting in order to remain eligible.

Shareholder action by written consent

The Netherlands

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (1) all shareholders agree on this practice for decision making and (2) all shareholders are in favor of the resolution to be adopted. Our Articles, however, do not provide for shareholder action by written consent as it is not practicable for a listed company.

Maryland

Under the MGCL, common stockholders of a Maryland corporation may take action by unanimous consent in lieu of a meeting, unless the charter of the corporation authorizes action by less than unanimous consent. Sara Lee’s charter does not authorize stockholder action by less than unanimous consent.

Shareholder suits

The Netherlands

In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment. In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Maryland

Under Maryland law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation against another person. The suit is brought in the name and right of the corporation. The plaintiff in a derivative suit must be a stockholder. If the wrong alleged was committed against the stockholder rather than the corporation, the stockholder must bring the action as a direct action—either individually or as a representative of a class—and not as a derivative action. A stockholder suing derivatively on behalf of the corporation must first make demand upon the corporation to sue in its own name and the demand must have been refused before the suit may be prosecuted by the stockholder, unless such demand would be futile. To maintain an individual action, the plaintiff-stockholder must allege an injury that is separate and distinct from any injury suffered either directly by the corporation or derivatively by the stockholder because of the injury to the corporation.

Anti-takeover provisions

The Netherlands

Neither Dutch law nor our Articles specifically prevent business combinations with interested shareholders. Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch law.

Maryland

Under the Maryland Business Combination Act, a corporation may not engage in any “business combinations” with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the MGCL, an asset transfer or issuance or reclassification of equity securities. The MGCL defines an “interested stockholder” as (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares, or (2) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock. A person is not an “interested stockholder” under this statute if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder, which approval may be conditioned by the board. After the five year prohibition, any such business combination must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of the corporation’s voting stock and (b) two-thirds of the votes entitled to be cast by holders of the corporation’s voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The MGCL permits various exemptions from its provisions, including, business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Sara Lee has not opted out of the Maryland Business Combination Act.

Under the Maryland Control Share Acquisition Act, a holder of “control shares” of a corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast, excluding shares owned by an acquiring person, by an officer of the corporation or by an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by a person, or over which such person is able to directly or indirectly exercise voting power (except solely by revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third; one-third or more but less than a majority; or a majority or more. Generally, “control share acquisition” means the acquisition of outstanding control shares. A person who has made or proposes to make a control share acquisition may require the board of directors to call a special meeting of stockholders to consider voting rights for the shares, subject to certain conditions. The Maryland Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Sara Lee’s bylaws contain a provision exempting any acquisition of shares of stock of Sara Lee from the Maryland Control Share Acquisition Act.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the separation we will have              outstanding ordinary shares. All of the shares issued in connection with the separation will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to the separation, there has been no public market for our ordinary shares, and while we expect our application to list our shares on NYSE Euronext Amsterdam to be approved, we cannot assure you that a regular trading market will develop in the shares.

Rule 144

Under Rule 144, a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities provided that (1) such person is not one of our affiliates at the time of, or has not been one of our affiliates at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale.

Persons who have beneficially owned restricted ordinary shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell 1% of the total number of ordinary shares then outstanding, which will equal              shares immediately after the separation.

Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING OR DISPOSING OF DUTCHCO ORDINARY SHARES

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Sara Lee, as to the material U.S. federal income tax consequences to DutchCo shareholders of owning or disposing of the DutchCo ordinary shares. This summary is based upon the Code, existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to DutchCo shareholders that are U.S. Holders, as defined below, that hold their ordinary shares of DutchCo as a capital asset (generally, for investment purposes). Further, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), holders who acquired their ordinary shares of DutchCo pursuant to the exercise of employee common stock options or otherwise as compensation, holders who hold different blocks of DutchCo ordinary shares (generally shares of DutchCo ordinary shares purchased or acquired on different dates or at different prices), financial institutions, insurance companies, dealers or traders in securities, holders who are subject to alternative minimum tax, and holders who hold their ordinary shares of DutchCo as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. In addition, the following discussion does not address the tax consequences of the distribution or the merger under U.S. state or local or non-U.S. tax laws. Accordingly, DutchCo shareholders are encouraged to consult their tax advisors concerning the U.S. federal, state and local and non-U.S. tax consequences to them of the ownership and disposition of ordinary shares of DutchCo.

For purposes of this discussion, a U.S. Holder is a beneficial owner of DutchCo ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds DutchCo ordinary shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding DutchCo ordinary shares should consult its tax advisor regarding the tax consequences of the distribution and the merger.

Distributions or dividends with respect to DutchCo ordinary shares (which for these purposes will include the amount of any Dutch taxes withheld therefrom) should generally be includible in the gross income of a U.S. Holder as foreign source dividend income to the extent that such distributions are paid out of DutchCo’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. These dividends generally should be treated as qualified dividends subject to tax at the long term capital gains rates if the shares are held for the specified holding period.

To the extent DutchCo pays dividends in euros, the amount of any dividend paid to U.S. Holders in euros will be includible in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the amount of such dividend is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency exchange gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency exchange gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency exchange gain or loss will be treated as U.S.-source ordinary gain or loss for foreign tax credit purposes.

Subject to certain limitations, Dutch taxes withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. Holder’s U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances. For more information about Dutch withholding taxes, see “Material Dutch Tax Consequences of Owning or Disposing of DutchCo Ordinary Shares—Withholding tax,” beginning on page 166.

A U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of DutchCo ordinary shares in the same manner as on the sale or disposition of any other shares held as capital assets and such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such DutchCo ordinary shares exceeds one year as of the date of sale or disposition. Gain, if any, will generally be U.S. source gain.

It is expected that DutchCo, following the merger, will not be a “passive foreign investment company” or a “controlled foreign corporation” for U.S. federal income tax purposes. If DutchCo were one of these two types of companies following the merger, additional U.S. federal income tax provisions would be applicable and some or all U.S. Holders of DutchCo ordinary shares would be required to include in their taxable income certain undistributed amounts of DutchCo’s income or, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain “excess distributions,” defined as including gain on the sale of common stock, or otherwise be subject to certain adverse U.S. federal income tax consequences. U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences to them under the “passive foreign investment company” or a “controlled foreign corporation” rules.

Information Reporting with Respect to Foreign Financial Assets. Certain U.S. Holders are required to report information relating to an interest in DutchCo ordinary shares, subject to exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in DutchCo ordinary shares. U.S. Holders are urged to consult their own tax advisers regarding information reporting requirements relating to their ownership of DutchCo ordinary shares.

Certain State, Local and Non-U.S. Tax Matters. Holders may be subject to various state, local and non-U.S. taxes and tax filing requirements. Holders are urged to consult their tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of the DutchCo ordinary shares.

MATERIAL DUTCH TAX CONSEQUENCES OF OWNING OR DISPOSING OF DUTCHCO ORDINARY SHARES

Taxation in the Netherlands

The following is intended as general information only and it does not seek to present any comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a current or prospective holder of DutchCo ordinary shares, which, for purposes of this discussion we refer to as a shareholder. For Dutch tax purposes, a shareholder may include an individual or entity who does not have the legal title of DutchCo ordinary shares but to whom nevertheless DutchCo ordinary shares are attributed based either on such individual or entity holding a beneficial interest in DutchCo ordinary shares or based on specific statutory provisions, including statutory provisions pursuant to which DutchCo ordinary shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds DutchCo ordinary shares.

Shareholders and prospective shareholders should therefore consult their tax adviser regarding the tax consequences of any purchase, ownership or disposal of DutchCo ordinary shares.

The following summary is based on the Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

For the purpose of this discussion, Dutch Taxes shall mean taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands, includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk) and the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland).

Withholding tax

A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by DutchCo. Generally, DutchCo is responsible for the withholding of such dividend withholding tax at source; the dividend withholding tax is for the account of the shareholder. Dividends distributed by DutchCo include, but are not limited to:

1)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

2)	proceeds from the liquidation of DutchCo, or proceeds from the repurchase of DutchCo ordinary shares by DutchCo, in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

3)	the nominal value of DutchCo ordinary shares issued to a shareholder or an increase in the nominal value of DutchCo ordinary shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

4)	partial repayment of paid-in capital, that is

a.	not recognized for Dutch dividend withholding tax purposes, or

b.	recognized for Dutch dividend withholding tax purposes, to the extent that DutchCo has net profits (zuivere winst), unless

•	the general meeting has resolved in advance to make such repayment, and

•	the nominal value of DutchCo ordinary shares concerned has been reduced with an equal amount by way of an amendment to the Articles.

With regard to (2) above, DutchCo’s average paid-in capital recognized for Dutch dividend withholding tax purposes will be the fair market value of the CoffeeCo shares. Furthermore, no withholding is required in the event of a repurchase of DutchCo ordinary shares, if certain conditions are fulfilled.

Subject to certain exceptions under Dutch domestic law, DutchCo may not be required to transfer to the Dutch tax authorities the full amount of Dutch dividend withholding tax withheld in respect of dividends distributed by DutchCo, if DutchCo has received a profit distribution from a qualifying foreign subsidiary, which distribution is exempt from Dutch corporate income tax and has been subject to a foreign withholding tax at a rate of at least 5%. The amount that does not have to be transferred to the Dutch tax authorities can generally not exceed the lesser of (1) 3% of the dividends distributed by DutchCo and (2) 3% of the profit distributions DutchCo received from qualifying foreign subsidiaries in the calendar year in which DutchCo distributes the dividends (up to the moment of such dividend distribution) and the two previous calendar years; further limitations and conditions apply.

If a shareholder is resident or deemed to be resident in the Netherlands or, in case of an individual, has opted to be treated as if resident in the Netherlands, such shareholder may be entitled to an exemption or a full credit for any Dutch dividend withholding tax against his Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax.

If a shareholder is resident in a country other than the Netherlands, under the provisions of a treaty for the avoidance of double taxation between the Netherlands and such country such shareholder may, depending on the terms of such treaty, be entitled to an exemption from, reduction in or refund of, Dutch dividend withholding tax on dividends distributed by DutchCo.

If a shareholder:

•	is an entity which is resident for Dutch tax purposes in a member state of the European Union or in Iceland, Liechtenstein or Norway or a qualifying shareholder resident elsewhere (see below);

•	is not subject to a profit tax levied by that state; and, in case the shareholder is not resident in the Netherlands,

•	would not have been subject to Dutch corporate income tax had the shareholder been resident in the Netherlands for Dutch tax purposes;

generally, such shareholder will be eligible for a full refund of Dutch dividend withholding tax on dividends distributed by DutchCo, unless such shareholder carries out duties or activities comparable to an investment institution (beleggingsinstelling) as defined in articles 6a and 28 of the Dutch Corporate Income Tax Act 1969, which we refer to as the CITA, respectively.

For purposes of the above, a qualifying shareholder is an entity that (1) is resident for Dutch tax purposes in a jurisdiction which has an arrangement for the exchange of tax information with the Netherlands and (2) holds its DutchCo ordinary shares as portfolio investment, i.e. such shares are not held with a view to establishment or maintenance of lasting and direct economic links between the shareholder and DutchCo and the shares do not allow the shareholder to participate effectively in the management or control of DutchCo.

A shareholder who satisfies the conditions of the 1992 Double Taxation Treaty between the U.S. and the Netherlands for the avoidance of double taxation, as amended most recently by the Protocol signed March 8, 2004, which we refer to as the Treaty, may be entitled to a reduction in the Dutch withholding tax by way of an exemption, reduction or refund. The main conditions are: being a resident of the United States for the purposes of the Treaty, being the beneficial owner of the distributed dividend and being qualified under article 26 of the Treaty (the limitation on benefits article). Such shareholder will effectively be subject to Dutch dividend withholding tax as follows:

•

if the U.S. shareholder is an exempt pension trust as described in article 35 of the Treaty, or an exempt organization as described in article 36 of the Treaty, the U.S. shareholder will be exempt from Dutch dividend withholding tax;

•

if the U.S. shareholder is a company which holds directly at least 10% but less than 80% of the voting power in DutchCo, the U.S. shareholder will be subject to Dutch withholding tax at a rate not exceeding 5%;

•

if the U.S. shareholder is a company which holds directly at least 80% of the voting power in DutchCo and certain other conditions are met, the U.S. shareholder will be exempt from Dutch dividend withholding tax; and

•	in all other cases, the U.S. shareholder will be subject to Dutch dividend withholding tax at a rate not exceeding 15%.

U.S. shareholders qualifying for a reduction in the Dutch withholding tax may generally claim (1) an exemption or reduction at source, or (2) a refund, by filing, through the withholding agent as mentioned in article 9 of the Dutch Dividend Withholding Tax Act 1965, a completed and signed copy of one of the following forms within three years after the end of the calendar year in which the withholding tax was levied:

•	if the U.S. shareholder is an exempt pension trust as described in article 35 of the Treaty: Form IB 96 USA; or

•	if the U.S. shareholder is an exempt organization as described in article 36 of the Treaty: Form IB 95 USA.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividend paid by DutchCo is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends as meant in these rules.

Taxes on income and capital gains

This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a shareholder:

1)	who receives, or has received, DutchCo ordinary shares or benefits from DutchCo ordinary shares as income from employment or deemed employment or otherwise as compensation;

2)	who has a (fictitious) substantial interest;

3)	that is an entity that is not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as pension funds);

4)	that is an investment institution as defined in articles 6a and 28 CITA; or

5)	that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the DutchCo ordinary shares (as defined in article 13 CITA).

Generally, a shareholder has a substantial interest (aanmerkelijk belang) in DutchCo if such shareholder, alone or together with his partner, directly or indirectly:

1)	owns, or holds certain rights on, DutchCo ordinary shares representing 5% or more of the total issued and outstanding capital of DutchCo, or of the issued and outstanding capital of any class of shares of DutchCo;

2)	holds rights to, directly or indirectly, acquire DutchCo ordinary shares, whether or not already issued, representing 5% or more of the total issued and outstanding capital of DutchCo, or of the issued and outstanding capital of any class of shares of DutchCo; or

3)	owns, or holds certain rights on, profit participating certificates that relate to 5% or more of the annual profit of DutchCo or to 5% or more of the liquidation proceeds of DutchCo.

A shareholder will also have a substantial interest if his partner or one of certain relatives of the shareholder or of his partner has a (fictitious) substantial interest.

Generally, a shareholder has a fictitious substantial interest (fictief aanmerkelijk belang) in DutchCo if, without having an actual substantial interest in DutchCo:

1)	DutchCo ordinary shares have been obtained under inheritance law or matrimonial law, on a non-recognition basis, while the disposing shareholder had a substantial interest in DutchCo;

2)	DutchCo ordinary shares have been acquired pursuant to a share merger, legal merger or legal demerger, on an elective non-recognition basis, while the shareholder prior to this transaction had a substantial interest in an entity that was party thereto; or

3)	the DutchCo ordinary shares held by the shareholder, prior to dilution, qualified as a substantial interest and, by election, no gain was recognized upon disqualification of these shares.

Residents in the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders:

1)	individuals who are resident or deemed to be resident in the Netherlands for purposes of Dutch income tax;

2)	individuals who opt to be treated as if resident in the Netherlands for purposes of Dutch income tax (we refer to (1) and (2) jointly as Dutch Individuals); and

3)	entities that are resident or deemed to be resident in the Netherlands for purposes of the CITA, which we refer to as Dutch Corporate Entities.

Dutch Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Individuals are generally subject to income tax at statutory progressive rates with a maximum of 52% with respect to any benefits derived or deemed to be derived from Dutch Enterprise Shares (as defined below), including any capital gains realized on the disposal thereof.

Dutch Enterprise Shares are DutchCo ordinary shares or any right to derive benefits therefrom:

1)	which are attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder); or

2)	of which the benefits are taxable in the hands of a Dutch Individual as benefits from miscellaneous activities (resultaat uit overige werkzaamheden) including, without limitation, activities which are beyond the scope of active portfolio investment activities.

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, a Dutch Individual who holds DutchCo ordinary shares, excluding Dutch Enterprise Shares, will be subject annually to an income tax imposed on a fictitious yield on such DutchCo ordinary shares under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the DutchCo ordinary shares, is set at a fixed amount. The fixed amount equals 4% of the fair market value of the assets reduced by the liabilities measured, in general, at the beginning of every calendar year. The tax rate under the regime for savings and investments is a flat rate of 30%.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits derived or deemed to be derived, including any capital gains realized on the disposal, of DutchCo ordinary shares.

Non-residents in the Netherlands

A shareholder that is not resident or deemed to be resident in the Netherlands or, in case of an individual, has not opted to be treated as if resident in the Netherlands, will not be subject to Dutch Taxes on income or capital gains with respect to the ownership and disposal of DutchCo ordinary shares, other than dividend withholding tax as described above, except if:

1)	such shareholder derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which DutchCo ordinary shares are attributable;

2)	such shareholder is an individual and derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) carried out in the Netherlands in respect of DutchCo ordinary shares, including, without limitation, activities which are beyond the scope of active portfolio investment activities;

3)	such shareholder is not an individual and is entitled, other than by way of the holding of securities, to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, that is effectively managed in the Netherlands and to which enterprise the DutchCo ordinary shares are attributable; or

4)	such shareholder is an individual and is entitled, other than by way of the holding of securities, to a share in the profits of an enterprise, that is effectively managed in the Netherlands and to which enterprise the DutchCo ordinary shares are attributable.

Gift tax and inheritance tax

No Dutch gift or inheritance tax is due in respect of any gift of DutchCo ordinary shares by, or inheritance of DutchCo ordinary shares on the death of, a shareholder except if:

1)	at the time of the gift or death of the shareholder, the shareholder is resident, or is deemed to be resident, in the Netherlands;

2)	the shareholder passes away within 180 days after the date of the gift of the DutchCo ordinary shares and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, resident in the Netherlands; or

3)	the gift of DutchCo ordinary shares is made under a condition precedent and the shareholder is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

Other taxes and duties

No other Dutch Taxes, including turnover tax and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of a shareholder by reason only of the purchase, ownership and disposal of DutchCo ordinary shares.

Residency

Subject to the exceptions mentioned above, a shareholder will not become resident, or deemed resident, in the Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of DutchCo’s performance, or the shareholder’s acquisition (by way of issue or transfer to it), ownership or disposal of DutchCo ordinary shares.

COSTS OF THE SEPARATION

We estimate that our costs in connection with the separation will be as follows:

Items	Amount (€)
U.S. Securities and Exchange Commission registration fee
NYSE Euronext Amsterdam listing fee
Printing costs
Legal fees and costs
Transfer agent and related fees
Accounting fees and costs
Miscellaneous costs
TOTAL

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited liability company incorporated under the laws of the Netherlands. A majority of our directors and officers and certain other persons named in this prospectus reside outside the United States and all or a significant portion of the assets of the directors and officers and certain other persons named in this prospectus and substantially all of our assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us, or to enforce against them or against us judgments obtained in U.S. courts, including judgments predicated upon civil liability of us or such persons under U.S. securities laws, against us or any such person in the courts of a foreign jurisdiction.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Consequently, a final and conclusive judgment for the payment of money rendered by any federal or state court in the United States which is enforceable in the United States, whether or not predicated solely upon U.S. federal securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Such party may submit to the Dutch court the final judgment rendered by the U.S. court. If and to the extent that the Dutch court finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the court of the Netherlands will, in principle, give binding effect to the judgment of the court of the United States, unless such judgment contravenes principles of public policy of the Netherlands. The enforcement in a Dutch court of judgments rendered by a court in the United States is subject to Dutch rules of civil procedure.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. We believe that U.S. investors may originate actions in a Dutch court. However, in such original actions, investors should not assume that a Dutch court would enforce liabilities predicated solely upon U.S. securities laws.

We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue 4th Floor New York, New York 10017, United States, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

LEGAL MATTERS

Certain legal matters in connection with the separation will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel, and De Brauw Blackstone Westbroek N.V., Dutch counsel.

EXPERTS

The combined financial statements as of July 2, 2011, July 3, 2010, June 27, 2009, and June 29, 2008 and for each of the three years in the period ended July 2, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our ordinary shares, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included copies of these documents as exhibits to our registration statement.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities laws in the United States that are applicable to U.S. issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

As long as we are subject to the reporting requirements of the Exchange Act, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Our first fiscal year runs until June 30, 2012. After the first year, we expect that our fiscal year will coincide with the calendar year through a change of the fiscal year end to December 31. In addition, we intend to publish our sales performance for the first and third quarters of each year, and our results of operations for the first six months of each year and for each full year, as press releases. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. issuers.

For further information about us and our ordinary shares, you may inspect a copy of the registration statement, of the exhibits and schedules to the registration statement or of any reports, statements or other information we file with the SEC without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549, United States. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, United States, upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the

SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website. Our filings with the SEC are available through the electronic data gathering, analysis and retrieval (EDGAR) system of the SEC.

This preliminary prospectus has not been approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten). It does not constitute an offer to acquire securities. In connection with the expected admission to trading on NYSE Euronext in Amsterdam, a prospectus approved by the Netherlands Authority for the Financial Markets will be made generally available in The Netherlands. Any investor should make his investment decision solely on the basis of the information contained in the approved prospectus. When made generally available, copies of the prospectus may be obtained at no cost by writing to D.E MASTER BLENDERS 1753 B.V. at: D.E MASTER BLENDERS 1753 B.V., Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to investor-relations@DEMB.com.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

Page
COMBINED FINANCIAL STATEMENTS AS OF AND FOR THE FISCAL YEARS ENDED 2 JULY 2011, 3 JULY 2010 AND 27 JUNE 2009 AND THE OPENING BALANCE SHEET AS OF 29 JUNE 2008

Report of Independent Registered Public Accounting Firm	F-2

Combined Income Statements	F-3

Combined Statements of Comprehensive Income	F-4

Combined Balance Sheets	F-5

Combined Statements of Changes in Parent’s Net Investment	F-6

Combined Statements of Cash Flows	F-7

Notes to the Combined Financial Statements	F-8

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS AS OF 31 DECEMBER 2011 AND 2 JULY 2011 AND FOR THE PERIODS FROM 3 JULY 2011 TO 31 DECEMBER 2011 AND 4 JULY 2010 TO 1 JANUARY 2011

Unaudited Condensed Combined Income Statements	F-67

Unaudited Condensed Combined Statements of Comprehensive Income	F-68

Unaudited Condensed Combined Balance Sheets	F-69

Unaudited Condensed Combined Statements of Changes in Parent’s Net Investment	F-70

Unaudited Condensed Combined Statements of Cash Flows	F-71

Notes to the Unaudited Condensed Combined Financial Statements	F-72

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Sara Lee Corporation:

In our opinion, the accompanying combined balance sheets and the related combined income statements, statements of comprehensive income, statements of changes in parent’s net investment and statements of cash flows present fairly, in all material respects, the financial position of the International Coffee and Tea Operations of Sara Lee Corporation at 2 July 2011, 3 July 2010, 27 June 2009 and 29 June 2008, and the result of their operations and their cash flows for each of the three years in the period ended 2 July 2011 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the International Coffee and Tea Operations of Sara Lee Corporation have not operated as an entity separate from Sara Lee Corporation. Therefore, these combined financial statements may not necessarily be indicative of results that would have occurred had the International Coffee and Tea Operations of Sara Lee Corporation been a separate stand-alone entity.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

11 May 2012

/s/ Huub C. Wüst RA

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

COMBINED INCOME STATEMENTS

FOR THE FISCAL YEARS ENDED 2 JULY 2011, 3 JULY 2010 AND 27 JUNE 2009

(All amounts in thousands of Euro)

	Note	2011	2010	2009
SALES	23	€2,601,556	€2,315,493	€2,234,536
COST OF SALES	24	(1,616,594)	(1,346,117)	(1,333,927)

GROSS PROFIT		984,962	969,376	900,609
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	24	(653,623)	(622,677)	(554,132)

OPERATING PROFIT		331,339	346,699	346,477

FINANCE INCOME, NET	25	91,844	55,299	128,061
FINANCE COSTS, NET	25	(45,430)	14,668	(12,022)
SHARE OF PROFIT FROM ASSOCIATES	9	2,233	2,702	3,382

PROFIT BEFORE INCOME TAXES		379,986	419,368	465,898
INCOME TAX EXPENSE	19	(104,029)	(179,406)	(127,365)

PROFIT FOR THE YEAR		€275,957	€239,962	€338,533

The accompanying notes to the combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE FISCAL YEARS ENDED 2 JULY 2011, 3 JULY 2010 AND 27 JUNE 2009

(All amounts in thousands of Euro)

	Note	2011	2010	2009
PROFIT FOR THE YEAR		€275,957	€239,962	€338,533

OTHER COMPREHENSIVE INCOME:
Retirement benefit obligation related items—net of tax of €11,913, €10,662 and €14,785	20	182	(90,162)	(71,956)
Foreign currency translation—net of tax of nil		(3,725)	115,548	(108,328)

Total other comprehensive income (loss)—net of tax		(3,543)	25,386	(180,284)

TOTAL COMPREHENSIVE INCOME		€272,414	€265,348	€158,249

The accompanying notes to the combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

COMBINED BALANCE SHEETS

AS OF 2 JULY 2011, 3 JULY 2010 AND 27 JUNE 2009

AND THE OPENING BALANCE SHEET AS OF 29 JUNE 2008

(All amounts in thousands of Euro)

	Note	2011	2010	2009	Opening Balance Sheet 2009
ASSETS
NONCURRENT ASSETS:
Property, plant and equipment	6	€369,861	€365,644	€372,552	€376,151
Goodwill and other intangible assets	7	268,239	243,618	245,912	252,869
Investments in associates	9	15,676	15,161	13,988	15,334
Deferred income tax assets	19	53,074	60,928	56,187	50,184
Derivative financial instruments	11	153	691	—	—
Other noncurrent financial assets	12	21,322	21,375	18,572	19,827
Retirement benefit asset	20	12,796	632	2,989	3,537
Receivables from Sara Lee	27	494,826	—	—	—

		1,235,947	708,049	710,200	717,902

CURRENT ASSETS:
Inventories	13	414,416	288,260	255,437	279,002
Receivables from Sara Lee	27	1,221,531	1,849,259	2,206,895	2,024,091
Trade and other receivables	14	411,027	362,897	344,717	336,107
Income tax receivable	19	2,186	1,802	1,191	—
Derivative financial instruments	11	6,824	21,930	13,606	18,661
Cash and cash equivalents	15	1,342,594	663,762	506,414	697,552

		3,398,578	3,187,910	3,328,260	3,355,413

TOTAL ASSETS		€4,634,525	€3,895,959	€4,038,460	€4,073,315

PARENT’S NET INVESTMENT AND LIABILITIES
PARENT’S NET INVESTMENT:
Parent’s net investment		€3,503,852	€2,743,790	€3,050,725	€2,990,968
Other comprehensive income (loss)		(192,091)	(188,548)	(213,934)	(33,650)

		3,311,761	2,555,242	2,836,791	2,957,318

NONCURRENT LIABILITIES:
Borrowings	17	17,316	321,763	300,504	866
Retirement benefit obligations	20	32,256	106,015	78,950	124,163
Deferred income tax liabilities	19	35,780	38,432	3,548	2,876
Provisions	21	33,905	34,183	44,360	36,300
Other noncurrent liabilities	22	52,630	54,872	52,531	53,442

		171,887	555,265	479,893	217,647

CURRENT LIABILITIES:
Borrowings	17	345,819	9,020	7,492	265,522
Payables to Sara Lee	27	1,120	3,225	1,228	16,944
Trade and other payables	18	570,159	484,801	448,225	474,629
Income taxes payable	19	186,014	236,678	206,096	107,878
Provisions	21	38,718	31,443	35,781	16,965
Derivative financial instruments	11	9,047	20,285	22,954	16,412

		1,150,877	785,452	721,776	898,350

TOTAL PARENT’S NET INVESTMENT AND LIABILITIES		€4,634,525	€3,895,959	€4,038,460	4,073,315

The accompanying notes to the combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

COMBINED STATEMENTS OF CHANGES IN PARENT’S NET INVESTMENT

FOR THE FISCAL YEARS ENDED 2 JULY 2011, 3 JULY 2010 AND 27 JUNE 2009

(All amounts in thousands of Euro)

	Parent’s Net Investment	Other Comprehensive Income (Loss)			Total Parent’s Net Investment
		Retirement Benefit Obligation Related Items	Currency Translation Reserve	Total
BALANCE—Opening balance sheet 2009	€2,990,968	€(33,650)	€—	€(33,650)	€2,957,318
Profit for the year	338,533	—	—	—	338,533
Retirement benefit obligation related items	—	(71,956)	—	(71,956)	(71,956)
Foreign currency translation	—	—	(108,328)	(108,328)	(108,328)
Contributions from (distributions to) Parent	(278,776)	—	—	—	(278,776)

BALANCE—As of fiscal year 2009	3,050,725	(105,606)	(108,328)	(213,934)	2,836,791
Profit for the year	239,962	—	—	—	239,962
Retirement benefit obligation related items	—	(90,162)	—	(90,162)	(90,162)
Foreign currency translation	—	—	115,548	115,548	115,548
Contributions from (distributions to) Parent	(546,897)	—	—	—	(546,897)

BALANCE—As of fiscal year 2010	2,743,790	(195,768)	7,220	(188,548)	2,555,242
Profit for the year	275,957	—	—	—	275,957
Retirement benefit obligation related items	—	182	—	182	182
Foreign currency translation	—	—	(3,725)	(3,725)	(3,725)
Contributions from (distributions to) Parent	484,105	—	—	—	484,105

BALANCE—As of fiscal year 2011	€3,503,852	€(195,586)	€3,495	€(192,091)	€3,311,761

The accompanying notes to the combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED 2 JULY 2011, 3 JULY 2010 AND 27 JUNE 2009

(All amounts in thousands of Euro)

	Note	2011	2010	2009
NET CASH PROVIDED BY OPERATING ACTIVITIES	28	€281,685	€364,846	€194,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	6	(77,477)	(65,708)	(76,597)
Proceeds from the sale of property, plant and equipment	6	1,096	1,787	23,931
Purchases of intangibles	7	(8,126)	(4,070)	(9,133)
Dividends received from associates	9	2,299	3,001	2,757
Acquisition of businesses, net of cash acquired	8	(24,084)	—	(7,359)
Interest received	25	20,244	15,711	26,042
Interest received from Sara Lee	27	28,511	36,199	131,736
Loans made to Sara Lee	27	(3,406,941)	(786,545)	(2,385,273)
Repayments of loans made to Sara Lee	27	3,535,365	1,152,957	2,223,262
Other		(23)	420	(1)

Net cash provided by/(used in) investing activities		70,864	353,752	(70,635)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings	17	(55,384)	(5,124)	(20,908)
Proceeds from short-term borrowings	17	54,965	992	7,261
Repayments of long-term debt	17	(175,836)	(329,420)	(287,927)
Proceeds from long-term debt issuance	17	189,247	346,262	326,621
Repayment of financing leases		(650)	(853)	(602)
Interest paid		(14,788)	(9,084)	(17,157)
Interest paid to Sara Lee	27	—	—	(17,737)
Transfers (to)/from Parent, net		342,632	(566,826)	(335,876)

Net cash provided by/(used in) financing activities		340,186	(564,053)	(346,325)

EFFECT OF EXCHANGE RATE CHANGES ON CASH		(11,740)	401	34,106

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		680,995	154,946	(188,808)
CASH AND CASH EQUIVALENTS—Beginning of period		658,054	503,108	691,916

CASH AND CASH EQUIVALENTS—End of period		€1,339,049	€658,054	€503,108

The accompanying notes to the combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PREPARATION

On 28 January 2011, Sara Lee Corporation (“Sara Lee” or “Parent”) announced that its board of directors (the “Board of Directors”) agreed in principle to divide Sara Lee into two separate, publicly traded companies (the “Separation”), identifying its international coffee and tea operations as one of the two publicly traded companies. Under the Separation plan, Sara Lee will spin off its international coffee and tea operations into a new Dutch holding company (“DutchCo”).

To effectuate the Separation, Sara Lee intends to distribute all of the shares of common stock of a wholly owned subsidiary (“CoffeeCo”). CoffeeCo is a Delaware corporation that at the time of the distribution, as the result of various transactions, will indirectly hold 100% of the assets and liabilities associated with Sara Lee’s international coffee and tea operations. Subsequent to the distribution of its shares of common stock, CoffeeCo will merge with a wholly owned subsidiary of DutchCo, with CoffeeCo surviving the merger as a wholly owned subsidiary of DutchCo. To accomplish the merger, DutchCo will exchange its ordinary shares for the previously distributed shares of CoffeeCo common stock. Upon consummation of the merger, DutchCo’s exchange agent will distribute the ordinary shares of DutchCo on a pro rata basis to the holders of Sara Lee common stock, who will also be the beneficial owners of CoffeeCo common stock following the distribution. As a result of the distribution, Sara Lee shareholders will own, on a proportionate basis consistent with their ownership in Sara Lee, 100% of DutchCo’s outstanding ordinary shares. After the Separation, DutchCo will be an independent, publicly traded company.

The Separation will not require a vote by Sara Lee shareholders and is intended to be tax-free to DutchCo, CoffeeCo and Sara Lee for U.S. federal income tax purposes.

Throughout these combined financial statements, the international coffee and tea operations that will be separated from Sara Lee are referred to as the “Group.” These combined financial statements were authorised for issuance on 1 March 2012 by the board of directors of DutchCo.

Nature of Business—The Group consists of global operations with headquarters in the Netherlands. It offers innovative coffee and tea products that are well-known in retail and out of home markets across Europe, Brazil, Australia and Thailand. The Group’s business is currently organised into three operating segments: Retail—Western Europe, Retail—Rest of World and Out of Home.

Within the Retail—Western Europe and Retail—Rest of World segments, the Group’s principal products are roast and ground multi-serve coffee, roast and ground single-serve coffee pads and capsules, instant coffee and tea. The Group sells its products predominantly to supermarkets, hypermarkets and through international buying groups.

In the Out of Home segment, the Group offers a full range of hot beverage products but focuses on its liquid roast products and related coffee machines. The Group’s products are sold either directly to businesses, hotels, hospitals and restaurants or to foodservice distributors for distribution to the customer. The Out of Home segment strives to offer a total coffee solution, depending on its customers’ needs.

The Group’s fiscal year ends on the Saturday closest to 30 June. Fiscal year 2010 was a 53-week year and 2011 and 2009 were 52-week years. References throughout these combined financial statements to fiscal year 2011 represent the period as of 2 July 2011 and for the fiscal year then ended; references to fiscal year 2010 represent the period as of 3 July 2010 and for the fiscal year then ended; references to fiscal year 2009 represent the period as of 27 June 2009 and for the fiscal year then ended; and references to the opening balance sheet are as of 29 June 2008.

Basis of Preparation

The Group has prepared these combined financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in conformity with IFRS as adopted by the European Union. The Group has applied IFRS 1, First-Time Adoption of International Financial Reporting Standards (“IFRS 1”) in its adoption of IFRS. The transition date (“Transition Date”) is 29 June 2008, which is the opening balance sheet date of fiscal year 2009. The Group has applied IFRS standards effective for the period ended as of 2 July 2011 to all years presented in these combined financial statements. The Group has never prepared financial statements or financial information on the basis of preparation presented herein. Prior to the Group’s first-time adoption of IFRS, it reported financial information to Sara Lee in accordance with accounting principles generally accepted in the United States.

The Group applied certain optional exemptions and certain mandatory exceptions as applicable for first-time IFRS adopters. Estimates made by the Group in preparing its first IFRS financial statements reflect the facts and circumstances which existed at the time such estimates were made. Accordingly, the estimates made by the Group to prepare these combined financial statements are consistent with those made in the historical reporting of financial information to Sara Lee.

The following optional exemptions of IFRS 1 have been applied:

•

IFRS 1 provides relief from full retrospective application that would require restatement of all business combinations prior to the Transition Date. The Group has applied IFRS 3 (revised 2008), Business Combinations (“IFRS 3R”), prospectively from the Transition Date. Therefore, business combinations occurring prior to the Transition Date have not been restated.

•

IFRS 1 permits cumulative translation gains and losses to be reset to zero upon transition to IFRS. The Group elected to reset cumulative foreign currency translation gains and losses to zero in opening Parent’s net investment at the Transition Date.

•	In accordance with the exemption under IFRS 1, the Group has elected to only account for share-based awards not vested at the Transition Date under IFRS 2, Share-based Payment.

•

IFRS 1 provides relief from retrospectively applying International Accounting Standard (“IAS”) 19, Employee Benefits, for the recognition of actuarial gains and losses. In line with this exemption, the Group elected to set all cumulative actuarial gains and losses included in Parent’s net investment to nil.

Since the Group has not previously prepared financial statements, the combined financial statements do not include any IFRS 1 first-time adoption reconciliations.

The financial information with respect to the international coffee and tea business is reflected in the individual legal entities that comprise the Group. These combined financial statements have been prepared from the accounting records of Sara Lee and reflect the cash flows, revenues, expenses, assets, and liabilities of these individual legal entities. Because the separate legal entities that comprise the Group were not held by a single legal entity prior to Separation, Parent’s net investment is shown in lieu of shareholders’ equity in these combined financial statements. Parent’s net investment represents the cumulative net investment by Sara Lee in the Group through that date. The impact of transactions between the Group and Sara Lee that were not historically settled in cash are also included in Parent’s net investment.

The Group includes legal entities that are responsible for and have managed certain liabilities associated with a branded apparel business (“Branded Apparel”) that was disposed prior to fiscal 2009. These liabilities, which include pension, medical claims and environmental obligations, are therefore reflected in the combined financial statements of the Group along with any related expenses incurred during the financial statement periods presented herein. In addition, as of the Separation, we will have legal responsibility for certain liabilities unrelated to our coffee and tea business that are not reflected in our combined financial statements. The liabilities that we will assume include certain legal claims and tax reserves and indemnifications, as well as pension obligations.

During the periods presented, the Group functioned as part of the larger group of companies controlled by Sara Lee, and accordingly, Sara Lee performed certain corporate overhead functions for the Group. These functions include, but are not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning and investor relations. The costs of such services have been allocated to the Group based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue or headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Group been operating as a separate entity apart from Sara Lee. The cost allocated for these functions is included in selling, general and administrative expenses in the combined income statements for the historical periods presented. A complete discussion of the Group’s relationship with Sara Lee, together with the cost allocations, is included in Note 27 to the combined financial statements.

As the Group did not operate as a stand-alone entity in the past, these combined financial statements may not be indicative of the Group’s future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Group operated as a separate entity apart from Sara Lee during the periods presented.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these combined financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Accounting Convention—The combined financial statements are prepared on a historical cost basis except for financial instruments recorded at fair value or stated otherwise.

Use of Estimates—IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the combined financial statements, are disclosed in Note 4.

Basis of Combination—The combined financial statements include the accounts of all subsidiaries in which entities in the Group have a controlling financial interest.

Subsidiaries—Subsidiaries are all entities where the Group has the power to govern the financial and operating policies so as to obtain benefits from their activities. Generally, control is presumed to exist when the Group holds more than half of the voting rights in an entity. The entities are combined from the date on which control is transferred to the Group until the date control ceases. During the years presented, the Group has not consolidated any entities where it owned less than 50% of the equity of such entities.

Intergroup transactions, balances and unrealised gains and losses on transactions between companies within the Group are eliminated upon consolidation unless they provide evidence of impairment.

Associates—Associates are entities over which the Group has the ability to exercise significant influence, but does not control. Generally, significant influence is presumed to exist when the Group holds 20% to 50% of the voting rights in an entity. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The Group’s investment in associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

The combined financial statements include the Group’s share of the total recognised gains and losses of associates from the date that significant influence commences until the date significant influence ceases, adjusted for any impairment loss. The cumulative post-acquisition gains or losses are adjusted against the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate. Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Business Combinations—The Group uses the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group and includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. To the extent applicable, any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree are added to consideration transferred for purposes of calculating goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the combined income statements.

Common Control Transactions—The assets (including goodwill, if any) and liabilities acquired from entities under common control are recorded at the carrying value recognised by the transferor. The difference, if any, between the carrying value of the net assets acquired and the consideration paid by the Group is accounted for as an adjustment to Parent’s net investment.

Segment Reporting—Segments are reported in a manner consistent with how the international coffee and tea business is operated and reviewed by the chief operating decision maker. The chief operating decision maker is responsible for allocating resources and assessing performance of the operating segments. In conjunction with the Separation, the chief operating decision maker of the Group is the chief executive officer. In December 2011, the Group began operating under a new segment structure based on three operating segments: Retail—Western Europe, Retail—Rest of World and Out of Home. The chief executive officer of the Group began managing the Group based on the new operating segments at that time. These combined financial statements present segment information in accordance with this structure.

Foreign Currency Translation

Functional currency—The individual financial statements of the entities included in the combined financial statements are measured in the currency of the primary economic environment in which the entity operates (its functional currency).

Presentation currency—For the purpose of these combined financial statements, the results and financial position of the Group are measured in Euro, the Group’s presentation currency.

Foreign currency transactions and balances—Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities in foreign currencies are translated to the functional currency using period-end exchange rates.

Foreign currency exchange gains and losses resulting from the settlement of foreign currency transactions and balances, and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies, are recognised in the combined income statements.

Foreign exchange gains and losses are presented in the combined income statements within finance costs, except for the foreign currency gains and losses on commodities that are included in cost of sales.

Foreign operations—The results and financial position of all entities included in the combined financial statements that have a functional currency different from the presentation currency (Euro) are translated into the presentation currency as follows:

•	Income and expenses are translated at average monthly exchange rates; and

•	Balance sheets translated at the closing exchange rate at the balance sheet date.

The resulting exchange differences are recognised as foreign currency translation in other comprehensive income. When an operation with a functional currency other than the Euro is sold, such exchange differences are recognised in the combined income statements as part of the gain or loss on the sale.

Goodwill and fair value adjustments arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and are translated at the closing date exchange rate.

Subsidiary—If the ownership interest in a subsidiary is reduced but control is retained, only a proportionate share of the amounts previously recognised in other comprehensive income is reclassified to profit or loss where appropriate.

Associate—If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognised in other comprehensive income is reclassified to profit or loss where appropriate.

Property, Plant and Equipment—Property, plant and equipment is carried at historical cost, less accumulated depreciation and any impairment loss. The cost of purchased property, plant and equipment is the value of the consideration given to acquire the assets and the value of other directly attributable costs including, for qualifying assets, capitalised borrowing costs and asset retirement obligations. Leasehold improvements and other property additions and improvements are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any replaced part is derecognised at the time it is disposed and charged to expense. All repairs and maintenance costs are charged to expense as incurred.

Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, except land and construction in process assets which are not depreciated. The Group believes that the wear and tear on each category of assets is spread evenly over the useful life. The estimated useful lives, which are reviewed annually and adjusted if appropriate, used by the Group in all reporting periods presented are as follows:

Buildings and improvements	up to 40 years
Leasehold improvements	shorter of economic useful life or remaining lease term
Machinery and equipment	3 to 25 years

The assets’ residual values are reviewed annually and adjusted, if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount of the assets and are recognised in the combined income statements within selling, general and administrative expenses. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Goodwill and Other Intangible Assets

Goodwill—Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in goodwill and other intangible assets on the combined balance sheets.

Goodwill is not amortised but is tested annually for impairment, and carried at cost less accumulated impairment losses. The Group tests goodwill on the first day of the fourth quarter of its fiscal year and whenever a significant event occurs or circumstances change that might reduce the recoverable amount of the goodwill. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to each of the cash-generating units (“CGUs”) or groups of CGUs for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified consistent with the operating segment before any aggregation.

Trademarks and other identifiable intangible assets—The primary identifiable intangible assets of the Group are trademarks and customer relationships acquired in business combinations. Trademarks and customer relationships are recognised at fair value at acquisition date. Trademarks and customer relationships that have a finite useful life are carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method to allocate the cost of trademarks and customer relationships over their estimated useful lives of 10 to 30 years and 7 to 10 years, respectively. The trademarks with an indefinite life are not amortised, but instead are tested for impairment on an annual basis and whenever a significant event occurs or circumstances change that might reduce the fair value of these assets.

Internally generated intangible assets—An internally generated intangible asset arising from the Group’s product or software development is recognised only if all of the following conditions are met:

•	An asset is created that can be identified (such as software and new processes);

•	It is probable that the asset will generate future economic benefits; and

•	The development costs can be reliably measured.

Internally generated intangible assets are amortised on a straight-line basis over their useful lives, generally 4 years. Other development expenditures that do not meet these criteria, along with all expenditures on research activities, are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

Impairment of Non-Financial Assets—Assets that are subject to amortisation are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. Assets that have an indefinite useful life are not subject to amortisation and are tested at least annually for impairment on the first day of the fourth quarter of the Group’s fiscal year.

An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. For purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows. Non-financial assets, other than goodwill and indefinite lived intangibles, that were impaired are reviewed for possible reversal of the impairment at each reporting date. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, limited to the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior fiscal years.

Financial Assets—The Group classifies its financial assets into the following categories: fair value through profit or loss, and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at their initial recognition. The Group’s financial assets are classified as follows:

•

Financial assets at fair value through profit or loss—A financial asset is classified in this category if it is acquired principally for the purpose of selling in the short term. Derivatives included in this category are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as noncurrent.

•

Loans and receivables—Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets if their maturities are within 12 months after the end of the reporting period; otherwise they are classified as noncurrent assets. The Group’s loans and receivables are recorded as trade and other receivables and receivables from Sara Lee in the combined balance sheets.

The regular purchases and sales of financial assets are recognised on the trade-date, which is the date on which the Group commits to purchase or sell the asset. Financial assets carried at fair value through profit or loss are initially recognised at fair value, and any related transaction costs are recorded as expense in the combined income statements. Financial assets at fair value through profit or loss are also subsequently carried at fair value. Loans and receivables are initially recognised at fair value plus transaction costs and then are subsequently amortised using the effective interest method. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

Gains or losses arising from changes in the fair value of the financial assets included in the fair value through profit or loss category are recorded in the combined income statements in finance costs except for the change in fair value of commodity derivative financial instruments that are included in cost of sales.

Financial assets and liabilities are offset and the net amount is reported in the combined balance sheets when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously.

Impairment of Financial Assets—The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (“loss event”) and that the loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria that the Group uses to determine if there is objective evidence of an impairment loss include:

•	Significant financial difficulty of the issuer or obligor;

•	A breach of contract, such as a default or delinquency in interest or principal payments;

•	The Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	It becomes probable that the borrower will enter bankruptcy or other financial reorganisation;

•	The disappearance of an active market for that financial asset because of financial difficulties; or

•

Observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified within the individual financial assets in the portfolio, including:

•	Adverse changes in the payment status of borrowers in the portfolio; and

•	National or local economic conditions that correlate with defaults on the assets in the portfolio.

For loans and receivables, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in the combined income statements within selling, general and administrative expenses. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the combined income statements within selling, general and administrative expenses.

Derivative Financial Instruments and Hedging Activities—Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. The method of recognising the resulting gain or loss from the measurement depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. The Group designates certain derivatives as hedges of the fair value of recognised assets or liabilities or a firm commitment (fair value hedge). As of fiscal 2011, 2010 and 2009, the Group did not apply hedge accounting except for its interest rate swaps described below.

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value of the hedged items.

The fair values of the Group’s derivative instruments are disclosed in Note 11. The Group classifies derivatives that have a settlement date within one year from the period end as current and all other derivatives as noncurrent in the combined balance sheets. The Group records the change in fair value of commodity derivatives within cost of sales and the movement of all other derivatives within finance costs in the combined income statements.

Fair value hedge—The changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the combined income statements, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. The Group only applies fair value hedge accounting for hedging fixed interest rate risk on its Eurobonds. The gain or loss relating to both the effective and ineffective portion of interest rate swaps hedging the fixed-rate borrowings is recognised in the combined income statements within finance costs. Changes in the fair value of the hedged fixed-rate borrowings attributable to interest rate risk are also recognised in the combined income statements within finance costs.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortised to income over the period to maturity.

Inventories—Inventories are stated at the lower of cost or net realisable value. Cost is determined by the first-in, first-out (“FIFO”) method and includes the impact of rebates, discounts and other cash consideration received from a vendor related to inventory purchases. The cost of finished goods and work in progress comprises design costs, raw materials, direct labour, and other direct costs, including transportation costs incurred in bringing inventories to their location immediately prior to external sale, and condition and related production overheads based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. In addition, as discussed in the leasing policy, inventories include Out of Home machines.

Trade and Other Receivables—Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in 12 months or less, they are classified as current. If not, then they are presented as noncurrent assets. Trade receivables are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method, less a provision for impairment.

Cash and Cash Equivalents—In the combined balance sheets, cash and cash equivalents include cash on hand and other short-term highly liquid investments with original maturities of three months or less. Any bank overdrafts are included in trade and other payables. In the combined statements of cash flows, any bank overdrafts are included as an offset to cash and cash equivalents.

Borrowings—Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the combined income statements over the period of the borrowings using the effective interest method.

Any fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a pre-payment for liquidity services and amortised over the period of the facility to which it relates.

Employee Benefits—The Group contributes to defined contribution retirement benefit plans that are recognised as expense when employees have rendered service entitling them to the contributions.

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the end of each fiscal year. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to other comprehensive income in the period in which they arise. Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits vest. For defined benefit plans, the operating and financing costs are recognised separately in the combined income statements. The amount charged to operating cost in the combined income statements is the cost of accruing pension benefits promised to employees over the year, plus the costs of individual events such as past service benefit enhancements, settlements and curtailments (such events are recognised immediately in the combined income statements). The amount charged to financing costs includes a credit equivalent to the Group’s expected return on the pension plans’ assets over the year, offset by a charge equal to the expected increase in the plans’ liabilities over the year.

The retirement benefit obligations recognised in the combined balance sheets represent the present value of the defined benefit obligation, as adjusted for unrecognised past service cost, and as reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

Termination Benefits—Termination benefits are payable when employment is terminated by the Group before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognises termination benefits when it is demonstrably committed to a termination and when the entity has a detailed formal plan to terminate the employment of current employees without possibility of withdrawal. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to their present value. The estimated costs associated with these benefits are reflected in the restructuring provisions discussed in Note 21.

Share-Based Payments—Certain employees of the Group participate in the Parent’s stock-based compensation plans. Awards under the plans include stock options and restricted stock units (“RSUs”). The awards are granted by the Parent with all settlement the responsibility of the Parent. As the Group has no responsibility to settle any element of the awards, they are treated consistent with equity settled awards.

The stock-based compensation reflected in the combined income statements relates to stock options and RSUs granted by the Parent to the Group’s employees. The fair value of share-based payments has been calculated based on grant-date fair value of those awards. The equity instruments granted do not vest until the employee completes a specified period of service, typically three years, or as a result of specific events, such as a change in control, as defined within the plan documents. Any difference between the amount of stock compensation expense recorded and any reimbursement to the Parent is recorded as a component of Parent’s net investment.

Provisions—Provisions, which are primarily for restructuring costs, legal claims, medical claims and environmental obligations are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. Restructuring provisions primarily comprise employee termination payments. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

Trade and Other Payables—Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business. Trade and other payables are classified as current liabilities if payment is due within one year or less. If not, they are presented as noncurrent liabilities. Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Income Taxes—The Group operates in multiple tax jurisdictions around the world, and as such, the Group pays taxes as required by local country tax law. In jurisdictions which permit fiscal unity, the Group’s operations were typically included with other Sara Lee operations in a consolidated group tax filing. For the purposes of these combined financial statements, income taxes are presented on a separate company basis as if the Group operated as a stand-alone entity or a separate consolidated group in each material jurisdiction in which it operates. Current income taxes are assumed to be settled with Sara Lee, in the period after the related income taxes are recorded, through Parent’s net investment. The assumed settlement of current income taxes with Sara Lee, as well as other tax related payments, have been recorded through transfers (to)/from Parent in the combined statements of cash flows. The effects of being included in Sara Lee’s consolidated tax returns, including the utilisation of any historical net operating losses, have been included in Parent’s net investment.

The tax expense for the fiscal year is comprised of current and deferred income tax. Tax expense is recognised in the combined income statements, except to the extent that it relates to items recognised in other comprehensive income or directly in Parent’s net investment. In this case, the tax is also recognised in other comprehensive income or directly in Parent’s net investment.

Current income tax—The current income tax expense is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Group operates and generates taxable income.

The Group recognises liabilities for uncertain tax positions when it is more likely than not that an outflow will occur to settle the position. The liabilities are measured based upon management’s estimation of the expected settlement of the matter. These liabilities are presented within income taxes payable on the combined balance sheets. These amounts, along with estimates of interest and penalties on tax liabilities are also recorded in income taxes payable, and are included in current tax expense.

Deferred income tax—Deferred income tax is recognised, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the combined financial statements. However, deferred income tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences or tax losses can be utilised.

Deferred income tax is provided on temporary differences arising from investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Government Grants—Grants from the government are recognised at their fair value where there is reasonable assurance that the grant will be received and the Group will comply with all required conditions. Government grants to cover costs are deferred and recognised in the combined income statements over the period necessary to match them with the costs that they are intended to compensate. Government grants relating to property, plant and equipment are recorded as an offset against property, plant and equipment.

Revenue Recognition—Sales comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. The Group recognises sales when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Group and when specific criteria have been met for each of the Group’s activities as described below. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Contracts with Out of Home customers—The Group’s contracts with Out of Home customers may include multiple elements including the delivery of products and the lease or sale of coffee equipment. In some instances, the coffee equipment is provided for free, but the customer agrees to purchase and use the Group’s products. Such contracts may be inclusive of free maintenance of the coffee equipment for a specific period. In such situations, the Group separates the sales transaction into the identifiable components in order to reflect the substance of the transaction whenever such identifiable components have stand-alone value and the fair value can be measured reliably. The Group assesses the fair values available for individual components and accounts for each component as a separate transaction in accordance with IAS 18, Revenue. The total consideration payable by the customer is allocated to the individual components by reference to their fair values.

Customer loyalty programmes—The Group has a customer loyalty programme in the Netherlands whereby consumers collect points (“award credits”) towards merchandise. The customer loyalty programme is considered a multiple-element arrangement whereby the consumer is purchasing the products as well as the award credit. The revenue associated with the award credit, which is estimated based on the fair value of the award credits, is deferred and recognised separately as a liability at the time of the initial sale. The estimation of the fair value of the award credits includes consideration of the proportion of the awards expected to be redeemed. The deferred revenue, which is included in other noncurrent liabilities (to the extent that redemption after 12 months is expected) and trade and other payables (current portion) in the combined balance sheets, is recognised when fulfilled.

The Group’s sales consist of the following:

•

Product sales and sale of green coffee beans to third parties—The conditions above are generally met when title and risk of loss of the products pass to distributors, resellers or end customers. In particular, title usually transfers upon receipt of the product at the customers’ locations, or upon shipment, as determined by the specific sales terms of the transactions.

•

Lease revenue and maintenance fees—The Group leases coffee machines to certain of its Out of Home customers. The Group recognises income from these leases in the combined income statements based on the policy for leases described below. In addition, the Group receives maintenance fees related to its Out of Home machines, which are recognised on an accrual basis in accordance with the substance of the relevant agreements. Revenue from fixed-price contracts is generally recognised in the period that the maintenance services are rendered, using a straight-line basis over the term of the contract.

Revenues described above are recognised at the fair value of the consideration received or receivable after deducting estimated amounts for sales incentives, trade allowances and product returns. The Group estimates trade allowances and product returns based on historical results taking into consideration the customer, transaction and specifics of each arrangement. The Group provides a variety of sales incentives to resellers and consumers of its products, and the policies regarding the recognition and presentation of these incentives within the combined income statements are as follows:

Included in Sales:

•

Discounts, coupons and rebates—The cost of these non-volume-based incentives is recognised at the later of the date at which the related sale is recognised or the date at which the incentive is offered. The cost of these incentives is estimated using a number of factors, including historical utilisation and redemption rates. These incentives are settled in cash and are included in the determination of sales.

•

Listing fees—Certain retailers require the payment of listing fees in order to provide space for the Group’s products on the retailer’s store shelves. The cost of these fees is recognised at the earlier of the date cash is paid or a liability to the retailer is created. These amounts are included in the determination of sales.

•

Volume-based incentives—These incentives typically involve rebates or refunds of a specified amount of cash if the reseller reaches a specified level of sales. Under incentive programs of this nature, the Group estimates the incentive and allocates a portion of the incentive to reduce each underlying sales transaction with the customer.

•

Cooperative advertising—Under these arrangements, the Group agrees to reimburse the reseller for a portion of the costs incurred by the reseller to advertise and promote certain of the Group’s products. The Group recognises the cost of cooperative advertising programmes in the period in which the advertising and promotional activity first takes place. These costs are recorded as an offset to sales.

•

Fixtures and racks—Store fixtures and racks are given to retailers to display certain of the Group’s products. The costs of these fixtures and racks are recorded as a reduction in sales in the period in which they are delivered to the retailer.

Included in Cost of Sales:

•

Discounts, coupons and rebates—These non-volume-based incentives are offered in the form of free product and are included in the determination of cost of sales. The cost of these incentives is recognised at the later of the date at which the related sale is recognised or the date at which the incentive is offered. The cost of these incentives is estimated using a number of factors, including historical utilisation and redemption rates.

Finance Income—The Group receives finance income primarily representing interest on cash and cash equivalents and loans to Sara Lee. The interest is recognised using the effective interest method.

Leases—Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Group as lessor

•

Finance leases—The Group recognises assets it expects to lease to customers under finance leases as inventory on its combined balance sheet. The Group derecognises the inventory when a finance lease is entered into and records a receivable at an amount equal to the net investment in the lease. The Group subsequently recognises finance income based on a pattern reflecting a constant periodic rate of return on that net investment.

•

Operating leases—Lease income from assets on operating lease to customers is recognised in the combined income statements on a straight-line basis over the lease term. Initial direct costs and installation costs incurred by the Group in negotiating the leases are added to the carrying amount of the leased asset, which is included in property, plant and equipment, and recognised as depreciation expense over the lease term on the same basis as the lease income. The depreciation policy for depreciable leased assets is consistent with the Group’s normal depreciation policy for similar assets.

Group as lessee

•

Finance leases—Assets held under finance leases are initially recognised as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the combined balance sheets within borrowings.

•

Operating leases—Payments made under operating leases are charged to expense on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any penalty payment required to be made to the lessor is recognised as an expense in the period in which the termination takes place.

Borrowing Costs—Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or are sold. All other borrowing costs are recognised as expense in the period in which they are incurred.

Advertising Expense—Advertising costs, which include the development and production of advertising materials and the communication of this material through various forms of media, are expensed in the period in which title to the advertising campaign is received. Advertising expense is recognised in selling, general and administrative expenses in the combined income statements.

New Standards, Amendments and Interpretations Issued, but not Effective for the Fiscal Year Ended 2 July 2011 and not Early Adopted

The following are descriptions of new standards, amendments and interpretations of IFRS that have been issued but are not yet effective for the Group. The Group is in the process of assessing whether there will be any significant changes to its combined financial statements upon adoption of these standards.

IAS 24, Related Party Disclosures, was amended in November 2009 for annual periods beginning on or after 1 January 2011, with earlier application permitted. The revisions simplify the disclosure requirements for government-related entities and clarify the definition of a related party.

IFRIC 13, Customer Loyalty Programmes, paragraph AG2 was amended in May 2010 to update what is considered when measuring the fair value of an award. The amendments are effective for annual periods beginning on or after 1 January 2011, with earlier application permitted.

IFRS 10, Consolidated Financial Statements (“IFRS 10”), issued in May 2011, supersedes IAS 27 (Revised 2008), Consolidated and Separate Financial Statements and Standing Interpretations Committee (“SIC”) 12, Consolidation—Entities. The standard defines the principle of control, establishes control as the basis for determining which entities are consolidated in the combined financial statements and identifies the following three elements of control:

•	Power over the investee;

•	Exposure, or rights, to variable returns from involvement with the investee; and

•	The ability to use power over the investee to affect the amount of the investor’s returns.

This standard is effective for annual periods beginning on or after 1 January 2013.

IAS 27 (Revised 2011), Separate Financial Statements, issued in May 2011, supersedes IAS 27, Consolidated and Separate Financial Statements in conjunction with IFRS 10. The standard prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when separate financial statements are prepared. This standard is effective for annual periods beginning on or after 1 January 2013.

IFRS 11, Joint Arrangements (“IFRS 11”), issued in May 2011, supersedes IAS 31, Interests in Joint Ventures and SIC-13, Jointly Controlled Entities—Non-Monetary Contributions by Venturers. The standard establishes principles for financial reporting by entities that have interests in joint arrangements. A joint arrangement is defined as an arrangement where two or more parties have joint control and, based on the rights and obligations of the parties to the arrangement, is classified as either of the following:

•	Joint operation—parties have rights to the assets and obligations for the liabilities of the arrangement; and

•	Joint venture—parties have rights to net assets of the arrangement.

This standard is effective for annual periods beginning on or after 1 January 2013.

IAS 28 (Revised 2011), Investments in Associates and Joint Ventures, issued May 2011, supersedes IAS 28, Investments in Associates (as revised in 2003 and amended in 2010). The standard prescribes the accounting for investments in associates and establishes the requirements for applying the equity method when accounting for investments in associates and joint ventures.

This standard is effective for annual periods beginning on or after 1 January 2013.

IFRS 12, Disclosure of Interests in Other Entities, (“IFRS 12”) issued in May 2011 establishes disclosure objectives according to which entities disclose information about the significant judgements and assumptions used in determining:

•	Whether it has control, joint control or significant influence; and

•	The type of joint arrangement.

This standard is effective for annual periods beginning on or after 1 January 2013.

IFRS 13, Fair Value Measurement, issued in May 2011, establishes common requirements for measuring fair value and for disclosing information about fair value measurements. The standard defines fair value, sets out a single IFRS for measuring fair value and provides required fair value disclosures. This standard is effective for annual periods beginning on or after 1 January 2013, with earlier adoption permitted.

IAS 19, Employee Benefits, was amended in June 2011 for annual reporting periods beginning on or after 1 January 2013, with early adoption permitted. The amendments require the calculation of finance costs on a net funding basis.

IFRS 9, Financial Instruments, (“IFRS 9”) was issued in November 2009 as the first step in the project to replace IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). The standard introduces new requirements for classifying and measuring financial instruments, including:

•	The replacement of the multiple classification and measurement models in IAS 39 with a single model that has only two classification categories: amortised cost and fair value;

•

The replacement of the requirement to separate embedded derivatives from financial asset hosts with a requirement to classify a hybrid contract in its entirety at either amortised cost or fair value; and

•	The replacement of the cost exemption for unquoted equities and derivatives on unquoted equities with guidance on when cost may be an appropriate estimate of fair value.

This standard is effective for annual periods beginning on or after 1 January 2015, with earlier adoption permitted.

The future accounting standards for IFRS 9, IFRS 10, IFRS 11, IFRS 12, IFRS 13 and IAS 19, as amended, are not yet endorsed by the European Union.

3.	FINANCIAL RISKS

Financial Risk Factors

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, commodity price risk and interest rate risk), credit risk and liquidity risk. All of these risks arise in the normal course of business. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. To mitigate the risk from interest rate, foreign currency exchange rate and commodity price fluctuations, the Group uses various derivative financial instruments that have been authorised pursuant to the Group’s policies and procedures. The Group has designated the interest rate derivatives as hedges and applies hedge accounting on these derivatives. The other derivatives are accounted for at fair value through the profit and loss. The Group does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.

Market risk

•

Commodity price risk—Commodity price risk arises primarily from transactions on the world commodity markets for securing the supply of green coffee beans. The Group’s objective is to minimise the impact of commodity price fluctuations. This exposure is hedged based on the Group’s policies. The commodity risk is managed at two regional locations in Switzerland and Brazil. The commodity price risk exposure of anticipated future purchases is managed primarily using derivative futures and options. The vast majority of these contracts are for physical delivery, while cash-settled contracts are treated as undesignated derivatives. As a result of the short product business cycle of the Group, the majority of the anticipated future raw material transactions outstanding at the combined balance sheets date are expected to occur in the next year.

The Group only enters into futures and options contracts that are traded on established, well-recognised exchanges that offer high liquidity, transparent pricing, daily cash settlement and collateralisation through margin requirements.

•

Foreign exchange risk—The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the U.S. dollar, Brazilian real, British pound, Danish krone, Hungarian forint, Swiss franc and Australian dollar against the European euro. Foreign exchange risk arises primarily from commercial transactions such as the purchase of commodities, recognised monetary assets and liabilities and net investments in foreign operations.

The Group uses forward exchange and option contracts to reduce the effect of fluctuating foreign currencies on short-term foreign-currency-denominated intergroup transactions, third-party product-sourcing transactions, foreign-denominated investments (including subsidiary net assets) and other known foreign currency exposures. Gains and losses on the derivative instruments are intended to offset gains and losses on the associated transaction in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. Forward currency exchange contracts mature at the anticipated cash requirement date of the associated transaction, generally within 12 to 18 months. As of fiscal 2011, 2010 and 2009, the Group has not designated any of its foreign exchange derivatives as hedges for accounting purposes and, as a result, the change in fair value is recognised directly to the combined income statements. The Group designated certain contracts as hedges for a period in fiscal year 2009. These were de-designated during the period and all amounts are recorded in profit.

Using the exchange rates as of the reporting dates, the net Euro equivalent of commitments to purchase and sell foreign currencies is €1.2 billion and €1.2 billion, respectively, as of fiscal year 2011, €1.1 billion and €1.0 billion, respectively, as of fiscal year 2010 and €1.1 billion and €1.1 billion, respectively as of fiscal year 2009. The Group enters into derivative financial instruments to manage the exposure for virtually all foreign exchange risk derived from recorded transactions and firm commitments and anticipated transactions where the exposure is potentially significant.

•

Interest rate risk—Interest rate risk comprises the interest price risk that results from borrowings at fixed rates and the interest cash flow risk that results from borrowings at variable rates. To manage interest rate price risk, the Group has entered into interest rate swaps that effectively convert certain fixed-rate debt instruments into floating-rate debt instruments. Interest rate swap agreements that are effective at hedging the fair value of fixed-rate debt agreements are designated and accounted for as fair value hedges.

•

Risk management—The Group maintains risk management control systems to monitor the foreign exchange, interest rate and commodity price risk and the Group’s offsetting hedge positions. The Group utilises a sensitivity analysis technique to evaluate the effect of any changes in interest rate, commodity prices and foreign currencies and the associated risk derivatives.

•

Commodities—As of fiscal years 2011, 2010 and 2009, if fair value of the Group’s commodity derivative instruments changed by 10% the profit of the Group would have changed by €4.3 million, €6.1 million and €1.2 million, respectively.

•

Interest rate swaps—The Group has minimal exposure to interest rate movements due to the amount of outstanding borrowings during the periods presented. The majority of the outstanding borrowings are at fixed rates during fiscal years 2011 and 2010. The Group has converted this fixed rate into variable rate debt through the use of derivative instruments. A 10% change in the fair value of the interest rate derivatives during fiscal years 2011 and 2010 would have changed profit by €0.4 million and €0.7 million, respectively.

•

Foreign currency—As noted above, the Group has a foreign transaction exposure. The Group managed this risk through the use of derivative financial instruments. During fiscal years 2011, 2010 and 2009, if the fair value of the foreign currency derivatives changed by 10%, the Group’s profit for the period would have changed by €52.8 million, €23.6 million and €16.0 million, respectively. In addition, during fiscal year 2011 the Group had foreign currency options, which if the fair value changed by 10% would have changed profit by €1.0 million.

Credit risk

Credit risk arises because a counterparty may fail to perform its obligations. The Group is exposed to credit risk on financial instruments such as cash, derivative assets and trade receivables. The Group avoids the concentration of credit risk on its liquid assets by spreading them over several institutions and sectors.

In relation to derivative financial instruments, the Group enters into financial instrument agreements only with counterparties meeting very stringent credit standards (a credit rating of A-/A3 or better), limiting the amount of agreements or contracts it enters into with any one party and, where legally available, executing master netting agreements. These positions are continually monitored. While the Group may be exposed to credit losses in the event of non-performance by individual counterparties of the entire group of counterparties, it has not recognised any losses with these counterparties in the past and does not anticipate material losses in the future.

All of the Group’s derivative instruments are governed by International Swaps and Derivatives Association master agreements, requiring the Parent to maintain an investment-grade credit rating from both Moody’s and Standard & Poor’s credit rating agencies. If the Parent’s debt were to fall below investment grade, it would be in violation of these provisions, and the counterparties to the derivative instruments could request immediate payment or demand immediate collateralisation on the derivative instruments in a net liability position.

The Group’s trade receivables are subject to credit limits, controls and approval procedures. Due to its large geographic base and number of customers, the Group is not exposed to material concentrations of credit risk on its trade receivables. Nevertheless, commercial counterparties are constantly monitored.

The maximum exposure to credit risk resulting from financial activities, without considering netting agreements and without taking into account any collateral held or other credit enhancements, is equal to the carrying amount of the Group’s financial assets.

Liquidity risk

Liquidity risk arises when a company encounters difficulties to meet commitments associated with liabilities and other payment obligations. Such risk may result from inadequate market depth or disruption or refinancing problems. The Parent’s Treasurer has established the liquidity risk management framework for the management of short-, medium- and long-term funding and liquidity management requirements. Liquidity risk is managed by maintaining adequate reserves and banking facilities and by closely monitoring forecasted and actual cash flows and, where possible, matching the maturity profiles of financial assets and liabilities. In connection with the Separation, the Group intends to enter into a revolving credit facility. This revolving credit facility will provide available financing to the Group in future periods.

The following disclosure details the Group’s remaining contractual maturities for its non-derivative financial liabilities with agreed repayment periods. The disclosures have been prepared based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The disclosures include both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is based on the interest rate at the end of the period (all amounts in thousands of Euro).

	Less than 3 months	Between 3 months and 1 year	Between 1 year and 5 years	Over 5 Years	Total
As of fiscal year 2011
Borrowings:
Eurobonds	€—	€306,750	€—	€—	€306,750
Other borrowing	19,770	29,943	17,551	8,903	76,167
Trade payables	264,711	—	—	—	264,711
Payables to Sara Lee	1,120	—	—	—	1,120

Total	€285,601	€336,693	€17,551	€8,903	€648,748

As of fiscal year 2010
Borrowings:
Eurobonds	€—	€—	€313,500	€—	€313,500
Other borrowings	9,020	—	25,794	—	34,814
Trade payables	198,301	—	—	—	198,301
Payables to Sara Lee	3,225	—	—	—	3,225

Total	€210,546	€—	€339,294	€—	€549,840

As of fiscal year 2009
Borrowings:
Euro borrowings	€1,684	€4,534	€287,852	€—	€294,070
Other borrowings	7,492	—	21,069	—	28,561
Trade payables	185,455	—	—	—	185,455
Payables to Sara Lee	1,228	—	—	—	1,228

Total	€195,859	€4,534	€308,921	€—	€509,314

Capital Risk Management

Sara Lee’s objectives when managing capital have been to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The Group will manage its capital with the same objective subsequent to Separation.

Fair Value Estimation

The Group’s financial instruments are carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (“Level 1”).

•	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (“Level 2”).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (“Level 3”).

Substantially all of our derivative assets and liabilities are accounted for at Level 2.

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in Level 2.

Management believes that the carrying amount of all other financial assets and financial liabilities recognised in the combined balance sheets approximates its fair value due to:

•	The short-term nature of the instruments for all current financial assets and liabilities;

•	The current market price for the Eurobonds and for the remainder of the borrowings due to the short-term nature and the variable interest rates; and

•	The market interest rates for the long-term loans to Sara Lee.

4.	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

In the application of the Group’s accounting policies, which are described in Note 2, management is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Critical Accounting Estimates and Assumptions—The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Corporate allocations (Note 1)—The combined financial statements include allocations for certain expenses historically maintained by Sara Lee, but not recorded in the accounts of the Group. Such items have been allocated to the Group and included in the combined financial statements based on the most relevant allocation method, primarily relative percentage of revenue or headcount. Management believes that this basis for allocation of expenses is reasonable.

Impairment of goodwill (Note 7)—The Group performs impairment reviews by comparing the carrying value of the cash-generating unit concerned to that cash generating unit’s recoverable amount, being the higher of the value in use and fair value less costs to sell. Value in use is a valuation derived from the discounted future cash flows of the cash-generating units. The most important estimates in determining the present value of cash flows are growth rates used to calculate revenue growth and suitable discount rates in order to determine present value.

Growth rates are based on past performance, external market growth assumptions, and forecast trading conditions by the Group’s management using a combination of Group business plans and growth assumptions into perpetuity reflecting expected long-term growth in the market. The Group determines discounts rates for its respective analyses of recoverability that are appropriate for the type, size and specific countries related to each cash-generating unit.

The Group reviews these estimates at least annually as of the date of each impairment test and believes them to be appropriate. However, changes in these estimates could change the outcomes of the impairment reviews and therefore affect future financial results, the effects of which would be recognised in the combined income statement, through operating profit. See Note 7 for sensitivity to these assumptions.

The carrying amount of goodwill as of fiscal years 2011, 2010, and 2009 was €182.8 million, €163.4 million, and €157.2 million, respectively.

Sales recognition and incentives (Note 23)—Sales are recognised when title and risk of loss pass to the customer. As described in Note 2, the Group has a variety of sales incentives, including customer loyalty programmes, that are offered to resellers and/or consumers of its products. Measuring the fair value of these incentives requires, in many cases, estimating future customer utilisation, redemption rates and relative fair value. These incentives include coupons that have prescribed value, but where estimating customer utilisation and redemption rates is required. Historical data for similar transactions is used in estimating the fair value of incentive programs. These estimates are reviewed each period and adjusted based upon actual experience and other available information. Additionally, the Group has a significant number of trade incentive programs and other factors outside of its control that impact the ultimate cost of these incentives. Any significant change in these estimates could potentially have a material impact on sales and profits.

Defined benefit plans and other post-employment benefits (Note 20)—The Group sponsors defined benefit plans and provides other post-employment benefits. Assumptions are an important element in the actuarial methods that are used to measure the expense and obligations relative to employee benefits. The assumptions utilised include discount rate, inflation and indexation, expected return on assets, life expectancy, payroll increase and health-care trends. Any change in these assumptions could potentially result in a significant change to the pension assets, pension liabilities, commitments and pension costs in future periods.

Sensitivity to changes in individual parameters used in fiscal 2011 can be estimated as follows:

•	A 50 basis point change in the discount rate of interest would change the defined benefit obligation by approximately €146 million;

•	A 50 basis point change in inflation assumption would change the defined benefit obligation by an approximately €89 million;

•	A 50 basis point change in the salary growth rate would increase the defined benefit obligation by approximately €10 million.

Income taxes (Note 19)—Due to the inherent complexities arising from the nature of the Group’s business, and from conducting business and being taxed in a substantial number of jurisdictions, significant judgements and estimates are required to be made for income taxes. The Group computes income tax expense for each of the jurisdictions in which it operates. However, actual amounts of income tax due only become final upon filing and acceptance of the tax return by relevant authorities, which may not occur for several years subsequent to issuance of these combined financial statements.

The estimation of income taxes also includes evaluating the recoverability of deferred income tax assets based on an assessment of the ability to use the underlying future tax deductions against future taxable income before they expire. This assessment is based upon existing tax laws and estimates of future taxable income. To the extent estimates differ from the final tax return, earnings may be affected in a subsequent period.

Restructuring provisions (Note 21)—The Group records a provision for restructuring costs when a detailed formal plan for the restructuring has been determined and the plan has been communicated to the parties that may be affected by it. The provision is based on a number of assumptions including the timing of the payments and the number of employees that will ultimately receive the termination benefits. A change in these assumptions may result in a significant change in the liability in future periods. Adjustments to previously recorded charges resulting from a change in estimate are recognised in the period in which the change is identified. Changes in estimates for fiscal years 2011, 2010 and 2009 were a decrease of €9.8 million, a decrease of €8.4 million, and an increase of €0.5 million, respectively. These changes primarily resulted from the completion of termination actions for amounts more favorable than originally estimated and from the forfeiture of termination benefits by certain employees who elected to voluntarily end their employment.

Legal provision (Note 21)—The Group is involved in certain litigation and other legal proceedings. These claims involve highly complex issues, actual damages and other matters. These issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain.

These assessments can involve a series of complex judgements about future events and can rely heavily on estimates and assumptions. The Group’s assessments are based on estimates and assumptions that have been deemed reasonable by management. The Group recognises a liability for contingencies when it is more likely than not that the Group will sustain a loss and the amount can be estimated. A change in these estimates could result in a significant impact on the Group’s future results.

Critical Judgements in Applying the Group’s Accounting Policies—The following are the critical judgements, apart from those involving estimations discussed above, that management made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the combined financial statements.

Impairment of non-financial assets other than goodwill (Note 6)—The Group reviews the carrying amounts of its non-financial assets other than goodwill to determine whether there is any indication that those assets are impaired. In making the assessment for potential indicators of impairment, management is required to make certain judgments when determining whether events or circumstances exist that indicate the carrying amount may not be recoverable. During the years presented, management concluded there were no indicators of impairment that required a further assessment.

5.	SEGMENT INFORMATION

Management has determined the operating segments, which are consistent with the reportable segments, based on the reports reviewed by the chief operating decision maker and used to make strategic decisions. The chief operating decision maker considers the business from both a geographic and customer perspective. The performance of the business is monitored in three segments which derive their revenue primarily from the sale of coffee and tea products. The three segments include the following:

•

Retail—Western Europe, which includes product sales in four categories: multi-serve, single-serve, instant coffee and tea, conducts its retail operations in the Netherlands, Belgium, France, Denmark, Greece, Germany, the United Kingdom and Spain. In addition, the cafes the Group operates in the Netherlands report through this segment.

•

Retail—Rest of World, which includes product sales in four categories: multi-serve, single-serve, instant coffee and tea, conducts its retail operations in Brazil, Hungary, the Czech Republic, Poland, Australia, Thailand and Russia.

•

Out of Home provides liquid roast coffee products and the machines that dispense these products, as well as multi-serve coffee, instant coffee, tea and related products to businesses, hospitals, hotels, restaurants and distributors worldwide. These operations are concentrated in the Netherlands, with sales predominantly in Western Europe.

The Group does not allocate certain revenue and costs to the segments. These unallocated items include primarily corporate overhead costs and unrealised mark to market gains and losses on commodity derivative financial instruments. They also include the sale of green coffee beans to third parties, which are ancillary to the business and are not directly monitored by the chief operating decision maker. These items are presented as “unallocated” in the segment information that is presented below.

The chief operating decision maker uses Adjusted EBIT to assess the performance of the reportable segments. Adjusted EBIT represents operating profit excluding the impact of any restructuring charges, impairment, gains and losses on the sale of assets, curtailments and past service cost, and costs related to Branded Apparel.

The accounting policies of the operating segments are the same as the Group’s accounting policies described in Note 2.

The segment information for fiscal year 2011 is as follows (all amounts in thousands of Euro):

	Retail – Western Europe	Retail – Rest of World	Out of Home	Unallocated	Total
Sales	€1,125,328	€655,292	€634,420	€186,516	€2,601,556

Adjusted EBIT	€218,069	€51,050	€109,763	€(15,552)	€363,330

Restructuring charges (Note 21)					(25,165)
Restructuring—related expenses					(7,824)
Curtailment and past service costs					13,075
Impairment					(5,638)
Branded Apparel costs					(3,520)
Other					(2,919)

Operating profit					331,339
Finance income, net					91,844
Finance costs, net					(45,430)
Share of profit (loss) from associates					2,233

Profit before tax					€379,986

Depreciation and amortisation expense	€31,378	€15,025	€36,157	€3,764	€86,324

The segment information for fiscal year 2010 is as follows (all amounts in thousands of Euro):

	Retail – Western Europe	Retail – Rest of World	Out of Home	Unallocated	Total
Sales	€1,053,420	€569,933	€613,831	€78,309	€2,315,493

Adjusted EBIT	€253,259	€41,031	€108,928	€(32,329)	€370,889

Restructuring charges (Note 21)					(5,415)
Restructuring—related expenses					(9,088)
Branded Apparel costs					(7,927)
Other					(1,760)

Operating profit					346,699
Finance income, net					55,299
Finance costs, net					14,668
Share of profit (loss) from associates					2,702

Profit before tax					€419,368

Depreciation and amortisation expense	€31,844	€12,886	€34,596	€4,665	€83,991

The segment information for fiscal year 2009 is as follows (all amounts in thousands of Euro):

	Retail— Western Europe	Retail— Rest of World	Out of Home	Unallocated	Total
Sales	€1,033,107	€505,713	€605,858	€89,858	€2,234,536

Adjusted EBIT	€252,607	€19,319	€101,672	€(18,393)	€355,205

Restructuring charges (Note 21)					(36,192)
Restructuring—related expenses					(6,778)
Curtailment and past service costs					23,831
Gain on sale of assets					17,180
Branded Apparel costs					(6,769)

Operating profit					346,477
Finance income, net					128,061
Finance costs, net					(12,022)
Share of profit (loss) from associates					3,382

Profit before tax					€465,898

Depreciation and amortisation expense	€32,588	€10,642	€36,334	€5,185	€84,749

The Group’s assets and liabilities are not disclosed by segment as they are not included in the segment information used by the chief operating decision maker.

The Group generates its revenue from customers around the world including Europe, Asia, Australia and Brazil. The Group’s revenue from external customers, based on the location of the selling entity, and information about its noncurrent assets (excluding noncurrent financial assets, deferred income tax assets and pension assets) based on geographic location of the assets are as follows (all amounts in thousands of Euro):

	Revenue from External Customers for the Fiscal Year Ended			Noncurrent Assets as of
	2011	2010	2009	2011	2010	2009
Countries
Netherlands	€720,894	€725,292	€733,496	€198,891	€219,267	€246,936
Brazil[1]	554,552	352,296	339,983	128,610	87,548	76,361
France	310,071	261,792	246,255	80,635	72,682	59,337
Belgium	181,665	167,493	172,857	61,882	57,730	61,742
Germany	159,209	152,010	141,313	21,175	21,061	20,591
Other	675,165	656,610	600,632	146,907	150,974	153,497

Total	€2,601,556	€2,315,493	€2,234,536	€638,100	€609,262	€618,464

[1]	Brazil includes green coffee bean sales to third parties of €186,516, €78,310 and €89,858 in fiscal years 2011, 2010 and 2009, respectively.

6.	PROPERTY, PLANT AND EQUIPMENT

The movements of the property, plant and equipment are as follows (all amounts in thousands of Euro):

	Land and Buildings	Machinery and Equipment	Construction in Progress	Other	Total
As of opening balance sheet 2009
Cost	€223,279	€580,025	€44,092	€34,414	€881,810
Accumulated depreciation	(115,275)	(372,537)	—	(17,847)	(505,659)

Net book amount	€108,004	€207,488	€44,092	€16,567	€376,151

Fiscal year ended 2009
Opening net book amount	€108,004	€207,488	€44,092	€16,567	€376,151
Business combination (Note 8)	2,086	1,617	(17)	28	3,714
Additions	788	35,985	38,349	2,499	77,621
Disposals	(9,242)	(2,809)	—	(285)	(12,336)
Foreign currency translation	(1,951)	(3,559)	(636)	(463)	(6,609)
Depreciation expense	(7,401)	(55,419)	—	(3,169)	(65,989)
Transfers	7,900	46,339	(54,504)	265	—

Closing net book amount	€100,184	€229,642	€27,284	€15,442	€372,552

As of fiscal year 2009
Cost	€206,294	€633,395	€27,284	€33,178	€900,151
Accumulated depreciation	(106,110)	(403,753)	—	(17,736)	(527,599)

Net book amount	€100,184	€229,642	€27,284	€15,442	€372,552

Fiscal year ended 2010
Opening net book amount	€100,184	€229,642	€27,284	€15,442	€372,552
Additions	929	30,838	31,557	2,384	65,708
Disposals	(95)	(12,342)	(1,389)	(2,293)	(16,119)
Foreign currency translation	4,403	6,079	669	361	11,512
Depreciation expense	(7,667)	(57,209)	—	(3,133)	(68,009)
Transfers	3,255	16,402	(21,914)	2,257	—

Closing net book amount	€101,009	€213,410	€36,207	€15,018	€365,644

As of fiscal year 2010
Cost	€215,307	€650,104	€36,207	€40,462	€942,080
Accumulated depreciation	(114,298)	(436,694)	—	(25,444)	(576,436)

Net book amount	€101,009	€213,410	€36,207	€15,018	€365,644

Fiscal year ended 2011
Opening net book amount	€101,009	€213,410	€36,207	€15,018	€365,644
Business combination (Note 8)	5,510	4,913	—	—	10,423
Additions	500	37,227	38,990	947	77,664
Disposals	(582)	(8,537)	—	(129)	(9,248)
Foreign currency translation	(6)	562	443	14	1,013
Depreciation expense	(7,702)	(59,408)	—	(2,887)	(69,997)
Impairment	—	—	(5,638)	—	(5,638)
Transfers	628	29,990	(31,624)	1,006	—

Closing net book amount	€99,357	€218,157	€38,378	€13,969	€369,861

As of fiscal year 2011
Cost	€219,757	€646,567	€38,378	€42,160	€946,862
Accumulated depreciation	(120,400)	(428,410)	—	(28,191)	(577,001)

Net book amount	€99,357	€218,157	€38,378	€13,969	€369,861

The construction in progress is primarily in Western Europe.

Depreciation expense is included in the combined income statements for the fiscal years ended 2011, 2010, and 2009 as follows (all amounts in thousands of Euro):

	2011	2010	2009
Cost of sales	€28,754	€26,446	€24,046
Selling, general and administrative expenses	41,243	41,563	41,943

Total	€69,997	€68,009	€65,989

The asset additions listed above include capitalised borrowing costs on qualified assets of €739 thousand, €2.4 million and €2.4 million determined based on a weighted average interest rate of 3.79%, 4.53% and 4.92%, for the fiscal years ended 2011, 2010 and 2009, respectively.

The Group has property in the Netherlands that has been pledged with a lien of €23.8 million as of fiscal years 2011, 2010 and 2009 in favour of Stichting VUDE, a foundation which guarantees the payment of early retirement allowances and payments according to social plans in the Netherlands.

The Group leases various machinery and equipment under non-cancellable operating lease agreements to customers. The lease terms are generally between three and five years, and ownership of the assets remain with the Group. The Group has leased machinery and equipment under operating lease agreements for the following amounts (all amounts in thousands of Euro):

	2011	2010	2009
Cost	€4,006	€4,104	€4,104
Accumulated depreciation	(3,811)	(3,754)	(2,847)

Net book amount	€195	€350	€1,257

The depreciation expense on the leased machinery and equipment recorded during the period was €0.3 million, €0.9 million and €0.8 million for the fiscal years ended 2011, 2010, and 2009, respectively.

The future aggregate minimum lease payments to be received under non-cancellable operating leases are as follows (all amounts in thousands of Euro):

	2011	2010	2009
Not later than one year	€10,445	€10,320	€8,045
Later than one year and not longer than five years	18,211	20,314	16,705
Later than five years	240	—	—

Total	€28,896	€30,634	€24,750

The property, plant and equipment disposals in fiscal 2009 include €5.6 million of land and building which was part of the purchase consideration for the acquisition of Café Moka.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

The movements of the goodwill and other intangibles assets are as follows (all amounts in thousands of Euro):

	Goodwill	Trademarks	Computer Software	Other	Total
As of opening balance sheet 2009
Cost	€159,354	€90,876	€122,792	€4,011	€377,033
Accumulated amortisation and impairment	—	(44,552)	(75,946)	(3,666)	(124,164)

Net book amount	€159,354	€46,324	€46,846	€345	€252,869

Fiscal year ended 2009
Opening net book amount	€159,354	€46,324	€46,846	€345	€252,869
Business combination (Note 8)	12,636	5,477	—	2,406	20,519
Additions	—	—	9,100	33	9,133
Disposals	—	—	(477)	—	(477)
Foreign currency translation	(14,792)	(2,066)	(497)	(17)	(17,372)
Amortisation expense	—	(4,887)	(13,622)	(251)	(18,760)

Closing net book amount	€157,198	€44,848	€41,350	€2,516	€245,912

As of fiscal year 2009
Cost	€157,198	€101,524	€130,279	€5,572	€394,573
Accumulated amortisation and impairment	—	(56,676)	(88,929)	(3,056)	(148,661)

Net book amount	€157,198	€44,848	€41,350	€2,516	€245,912

Fiscal year ended 2010
Opening net book amount	€157,198	€44,848	€41,350	€2,516	€245,912
Additions	—	20	3,944	106	4,070
Disposals	—	—	(815)	—	(815)
Foreign currency translation	6,235	3,284	475	439	10,433
Amortisation expense	—	(5,466)	(10,097)	(419)	(15,982)

Closing net book amount	€163,433	€42,686	€34,857	€2,642	€243,618

As of fiscal year 2010
Cost	€163,433	€108,502	€134,868	€6,441	€413,244
Accumulated amortisation and impairment	—	(65,816)	(100,011)	(3,799)	(169,626)

Net book amount	€163,433	€42,686	€34,857	€2,642	€243,618

Fiscal year ended 2011
Opening net book amount	€163,433	€42,686	€34,857	€2,642	€243,618
Business combination (Note 8)	17,396	12,045	—	3,507	32,948
Additions	—	—	8,126	—	8,126
Disposals	—	—	(1,731)	(292)	(2,023)
Foreign currency translation	1,926	(218)	248	(59)	1,897
Amortisation expense	—	(6,066)	(9,549)	(712)	(16,327)

Closing net book amount	€182,755	€48,447	€31,951	€5,086	€268,239

As of fiscal year 2011
Cost	€182,755	€120,519	€141,660	€9,685	€454,619
Accumulated amortisation and impairment	—	(72,072)	(109,709)	(4,599)	(186,380)

Net book amount	€182,755	€48,447	€31,951	€5,086	€268,239

Other primarily represents customer relationship intangibles acquired through business combinations.

Amortisation expense is included in the combined income statements as follows (all amounts in thousands of Euro):

	2011	2010	2009
Cost of sales	€420	€443	€195
Selling, general and administrative expenses	15,907	15,539	18,565

Total	€16,327	€15,982	€18,760

The Group has one indefinite-lived trademark, Hornimans, in the amount of €8.0 million as of each fiscal year 2011, 2010 and 2009. The Group determined that an indefinite useful life is appropriate based on an analysis of all of the relevant factors, and because there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the Group.

Impairment Tests for Goodwill and Indefinite-Lived Trademarks—Goodwill and the indefinite-lived trademarks allocated to the Retail CGU’s for Brazil, France and Poland are considered to be significant in comparison to the total book value of goodwill for the Group as of fiscal years 2011, 2010 and 2009. The carrying amount of goodwill per CGU is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Retail CGUs
Poland	€49,473	€47,459	€43,825
France	46,108	46,108	46,108
Brazil	32,235	15,130	12,473
Other	54,939	54,736	54,792

Total	€182,755	€163,433	€157,198

The Group determines recoverable amounts of its CGUs based on a consideration of the higher of a CGU’s fair value less costs to sell and its value in use. Fair value less costs to sell is the best estimate of the amount obtainable from the sale of a CGU in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal. This estimate is determined on the basis of available market information, including considerations of: (i) the discounted present value of future cash flows over a five-year period, plus a terminal value, and (ii) EBIT multiples for comparable companies.

Value in use is the present value of the future cash flows expected to be derived from the CGUs. Key assumptions used in the impairment tests for the units in the table above were sales growth rates and the rates used for discounting the projected cash flows. The Group based growth rates and margins used to estimate cash flows on past performance, external market growth assumptions, and forecast trading conditions drawn up by the Group’s management. Cash flow projections are primarily based on three-year business plans. Cash flow projections beyond that timeframe are extrapolated by applying a flat growth rate over the next two years, followed by a growth rate to perpetuity reflecting the expected long-term growth in the market. The Group discounts the cash flows using appropriate rates for the type and size of business and the countries concerned.

The key assumptions used by the Group for the fair value calculations for fiscal year 2011 are as follows:

	Compound Sales Growth
	Forecast Period	Extrapolation Period	Terminal Value	Discount Rate	EBIT Multiple
Retail CGUs
Poland	4%	3%	2%	11.9%	N/A
France	11%	3%	2%	9.7%	N/A
Brazil	10%	4%	3%	12.1%	12.0

The key assumptions used by the Group for the fair value calculations for fiscal year 2010 are as follows:

	Compound Sales Growth
	Forecast Period	Extrapolation Period	Terminal Value	Discount Rate	EBIT Multiple
Retail CGUs
Poland	(2)%	3%	2%	14.7%	11.0
France	15%	3%	2%	10.4%	N/A
Brazil	5%	3%	2%	13.1%	13.8

The key assumptions used by the Group for the fair value calculations for fiscal year 2009 are as follows:

	Compound Sales Growth
	Forecast Period	Extrapolation Period	Terminal Value	Discount Rate
Retail CGUs
Poland	11%	3%	2%	13.0%
France	4%	3%	2%	9.0%
Brazil	4%	3%	2%	12.9%

The annual impairment testing performed by the Group each fiscal year did not result in any instance where the carrying value of goodwill exceeded the recoverable amount. In assessing the goodwill in Brazil, the most significant assumption in testing is the EBIT multiple. A change in the EBIT multiple of 1.0, which management believes is a reasonably possible change, would not result in impairment. Although management currently believes the beverage operations in Brazil can support the value of its recorded goodwill, a change in assumptions driven by macro-economic conditions or degradation in the Brazilian consumer coffee market that undermines the CGU’s ability to achieve targeted profit levels may result in an impairment of their recorded goodwill.

8.	BUSINESS COMBINATIONS

Café Damasco—On 30 November 2010, the Group acquired 100% of the shares of Café Damasco, a Brazilian coffee company. The total purchase consideration was approximately €43.2 million, of which €24.1 million was paid at closing. The remaining consideration of Brazilian real (“R$”) 42.8 million (approximately €19.1 million at the acquisition date) is payable in installments over a five year period. The acquisition financing provided by the seller is included in Borrowings (see Note 17). The fair value of the total consideration was €37.4 million, which represents the cash paid combined with the acquisition financing on a discounted basis. In addition, the Group assumed outstanding borrowings of €7.1 million as part of the acquisition. The Group incurred transaction costs of €0.5 million, which were expensed at the date of acquisition.

The allocation of the net assets acquired and goodwill arising at the acquisition date are as follows (all amounts in thousands of Euro):

Working capital	€1,078
Property, plant and equipment	10,423
Trademarks	12,045
Other intangible assets	3,507
Borrowings assumed on acquisition	(7,094)
Goodwill	17,396

Total purchase price at fair value	€37,355

The purchase of Café Damasco gives the Group a stronger presence in southern Brazil. Goodwill recognised is attributable to this stronger presence in southern Brazil, the synergies to be achieved between the Group’s existing operations and those of Café Damasco, and the non-assembled structured workforce that does not qualify for recognition separate from goodwill.

The operations of Café Damasco and the related financial reporting were fully integrated upon acquisition, and as a consequence the Group has not disclosed the revenues and profit included in its results as a result of this acquisition. Additionally, limited financial information was available relative to Café Damasco prior to the acquisition date. Therefore, it is not practicable to provide disclosures related to revenue or profit as if Café Damasco had been included throughout the entire period.

Café Moka—On 1 October 2008, the Group acquired 100% of the shares of Café Moka, a family-owned coffee business located in São Paulo, Brazil. The purchase consideration was approximately €34.6 million, of which €13.1 million was paid at closing in the form of €7.5 million in cash and €5.6 million representing the fair value of a property that was transferred. The remaining consideration of R$57.8 million (approximately €21.5 million at the acquisition date) is due on the third anniversary of the closing date and is payable in cash. The acquisition financing provided by the seller is included in Borrowings (see Note 17). The fair value of the purchase price, which was determined based on the cash paid, the fair value of the property transferred and the discounted value of the acquisition financing, was €27.5 million. The Group incurred transaction costs of €0.5 million, which were expensed at the date of acquisition.

The allocation of the net assets acquired and goodwill arising at the acquisition date is as follows (all amounts in thousands of Euro):

Working capital	€3,290
Property, plant and equipment	3,714
Trademarks	5,477
Other intangible assets	2,406
Goodwill	12,636

Total purchase price at fair value	€27,523

The purchase of Café Moka gives the Group a stronger competitive position in the São Paulo metropolitan area through an established direct sales and distribution system. Goodwill recognised is attributable to the resulting stronger presence in the São Paulo metropolitan area, the synergies to be achieved between the Group’s current operations and those of Café Moka, and the non-assembled structured workforce that does not qualify for recognition separate from goodwill.

9.	INVESTMENTS IN ASSOCIATES

The Group has investments in associates, details of which are summarised below (amounts in thousands of Euro):

	2011	2010	2009
Carrying amount at beginning of the year	€15,161	€13,988	€15,334
Share of profit for the year	2,233	2,702	3,382
Dividends received	(2,299)	(3,001)	(2,757)
Currency translation differences	581	1,892	(1,971)
Divestment	—	(420)	—

Carrying amount at end of the year	€15,676	€15,161	€13,988

The investments in associates consist primarily of an investment of approximately 45% in Friele, a Norwegian company that produces coffee for distribution to out of home and retail customers. Based on its assessment of voting power and other factors of control, management concluded that it had significant influence over Friele, but not joint control. Prior to fiscal 2010, the Group also held an investment in small business that was also accounted for as an associate. This investment was divested in 2010 at a loss of approximately €0.4 million.

Summarised financial information with respect to the associates is set out below (all amounts in thousands of Euro).

	Assets	Liabilities	Revenues	Profit after Tax
2011	€72,705	€55,328	€88,654	€4,962
2010	40,614	23,799	74,711	6,800
2009	29,728	15,378	68,375	7,517

10.	FINANCIAL INSTRUMENTS BY CATEGORY

Financial instruments by category as of fiscal year 2011 are comprised of the following (all amounts in thousands of Euro):

	Loans and Other Receivables	Asset/ liabilities at Fair Value Through the Profit and Loss	Derivatives Used for Hedging	Other Financial Liabilities at Amortised Cost	Total
Noncurrent:
Derivative financial instruments	€—	€153	€—	€—	€153
Other noncurrent financial assets	21,322	—	—	—	21,322
Receivables from Sara Lee	494,826	—	—	—	494,826
Current:
Trade and other receivables	411,027	—	—	—	411,027
Derivative financial instruments	—	6,824	—	—	6,824
Receivables from Sara Lee	1,221,531	—	—	—	1,221,531
Cash and cash equivalents	1,342,594	—	—	—	1,342,594

Total assets	€3,491,300	€6,977	€—	€—	€3,498,277

Noncurrent:
Borrowings	€—	€—	€—	€17,316	€17,316
Current:
Borrowings	—	—	—	345,819	345,819
Trade and other payables	—	—	—	570,159	570,159
Derivative financial instruments	—	7,673	1,374	—	9,047
Payables to Sara Lee	—	—	—	1,120	1,120

Total liabilities	€—	€7,673	€1,374	€934,414	€943,461

Financial instruments by category as of fiscal year 2010 are comprised of the following (all amounts in thousands of Euro):

	Loans and Other Receivables	Asset/ liabilities at Fair Value Through the Profit and Loss	Derivatives Used for Hedging	Other Financial Liabilities at Amortised Cost	Total
Noncurrent:
Derivative financial instruments	€—	€—	€691	€—	€691
Other noncurrent financial assets	21,375	—	—	—	21,375
Current:
Trade and other receivables	362,897	—	—	—	362,897
Derivative financial instruments	—	21,480	450	—	21,930
Receivables from Sara Lee	1,849,259	—	—	—	1,849,259
Cash and cash equivalents	663,762	—	—	—	663,762

Total assets	€2,897,293	€21,480	€1,141	€—	€2,919,914

Noncurrent:
Borrowings	€—	€—	€—	€321,763	€321,763
Current:
Borrowings	—	—	—	9,020	9,020
Trade and other payables	—	—	—	484,801	484,801
Derivative financial instruments	—	20,285	—	—	20,285
Payables to Sara Lee	—	—	—	3,225	3,225

Total liabilities	€—	€20,285	€—	€818,809	€839,094

Financial instruments by category as of the fiscal year 2009 are comprised of the following (all amounts in thousands of Euro):

	Loans and Other Receivables	Asset/ liabilities at Fair Value Through the Profit and Loss	Derivatives Used for Hedging	Other Financial Liabilities at Amortised Cost	Total
Noncurrent:
Other noncurrent financial assets	€18,572	€—	€—	€—	€18,572
Current:
Trade and other receivables	344,717	—	—	—	344,717
Derivative financial instruments	—	13,606	—	—	13,606
Receivables from Sara Lee	2,206,895	—	—	—	2,206,895
Cash and cash equivalents	506,414	—	—	—	506,414

Total assets	€3,076,598	€13,606	€—	€—	€3,090,204

Noncurrent:
Borrowings	€—	€—	€—	€300,504	€300,504
Current:
Borrowings	—	—	—	7,492	7,492
Trade and other payables	—	—	—	448,225	448,225
Derivative financial instruments	—	22,954	—	—	22,954
Payables to Sara Lee	—	—	—	1,228	1,228

Total liabilities	€—	€22,954	€—	€757,449	€780,403

11.	DERIVATIVE FINANCIAL INSTRUMENTS

The Group uses derivative financial instruments, including forward exchange, futures, options and swap contracts, to manage its exposures to foreign exchange, commodity prices and interest rate risks. The use of these derivative financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the Group. The Group does not use derivatives for trading or speculative purposes and is not a party to leveraged derivatives.

Information on the classification and fair values of derivatives in the combined balance sheets is as follows (all amounts in thousands of Euro):

	Assets						Liabilities
	Derivative Financial Instruments (Current)			Derivative Financial Instruments (Noncurrent)			Derivative Financial Instruments (Current)			Derivative Financial Instruments (Noncurrent)
	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009
Derivatives designated as hedging instruments:
Interest rate contracts	€—	€450	€—	€—	€691	€—	€1,374	€—	€—	€—	€—	€—

Total derivatives designated as hedging as instruments	—	450	—	—	691	—	1,374	—	—	—	—	—

Derivatives not designated as hedging instruments:
Foreign exchange contracts	6,079	21,480	13,606	153	—	—	7,673	20,285	22,954	—	—	—
Commodity contracts	745	—	—	—	—	—	—	—	—	—	—	—

Total derivatives not designated as hedging instruments	6,824	21,480	13,606	153	—	—	7,673	20,285	22,954	—	—	—

Total derivatives	€6,824	€21,930	€13,606	€153	€691	€—	€9,047	€20,285	€22,954	€—	€—	€—

Information related to the Group’s fair value hedges and other derivatives not designated as hedging instruments is as follows (all amounts in thousands of Euro):

	Interest Rate Contracts			Foreign Exchange Contracts			Commodity Contracts			Total
	Year Ended			Year Ended			Year Ended			Year Ended
	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009
Fair value derivatives:
Amount of derivative gain (loss) recognised in earnings (a)	€(1,345)	€1,141	€—	€—	€—	€15,214	€—	€—	€—	€(1,345)	€1,141	€15,214
Amount of hedged item gain (loss) recognised in earnings (a)	2,347	(429)	—	—	—	(10,479)	—	—	—	2,347	(429)	(10,479)
Derivatives not designated as hedging instruments:
Amount of gain (loss) recognised in cost of sales	—	—	—	—	—	—	11,075	(913)	10,178	11,075	(913)	10,178
Amount of gain (loss) recognised in finance income/expense	—	—	—	15,499	(9,769)	(115,324)	—	—	—	15,499	(9,769)	(115,324)

(a)	The amount of gain (loss) recognised in earnings on the derivative contracts and the related hedged item is reported in finance expenses.

Interest rate swaps—The Group has three interest rate swaps that convert fixed-rate debt to floating rate debt. As of fiscal years 2011 and 2010, the total notional amount of the Group’s interest rate swaps was €300 million and the fixed interest on the swaps varied from 1.79% to 1.64%. There were no interest rate swaps outstanding at the end of fiscal 2009.

Currency forward exchange, futures and option contracts—The notional value of foreign exchange options contracts outstanding as of fiscal year 2010 was €7.1 million, as determined by the ratio of the change in option value to the change in the underlying hedged item. There were no foreign exchange option contracts outstanding at the end of fiscal years 2011 and 2009. The net Euro equivalent of commitments to purchase and sell foreign currencies is €1.2 billion and €1.2 billion, respectively, as of fiscal year 2011, €1.1 billion and €1.0 billion, respectively, as of fiscal year 2010 and €1.1 billion and €1.1 billion, respectively, as of fiscal year 2009.

Commodity futures and options contracts—As of fiscal years 2011, 2010 and 2009, the total notional amount of commodity futures contracts was €52.8 million, €62.0 million and €40.1 million, respectively, and the total notional amount of commodity option contracts was €50.5 million as of fiscal 2011. The notional amount of commodity futures contracts is determined by the initial cost of the contracts while the notional amount of options contracts is determined by the ratio of the change in option value to the change in the underlying hedged item. There were no option contracts outstanding at the end of fiscal years 2010 and 2009.

12.	OTHER NONCURRENT FINANCIAL ASSETS

The composition of other noncurrent assets is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Lease receivables	€18,451	€20,314	€16,705
Other noncurrent assets	2,871	1,061	1,867

	€21,322	€21,375	€18,572

13.	INVENTORIES

The composition of inventories is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Raw materials (including packaging)	€236,122	€149,550	€108,827
Work in progress	13,581	14,118	13,901
Finished goods (including Out of Home machines)	170,952	130,109	139,810

	420,655	293,777	262,538
Provision for write downs	(6,239)	(5,517)	(7,101)

Total	€414,416	€288,260	€255,437

The changes in the provision for write downs were as follows (all amounts in thousands of Euro):

	2011	2010	2009
Carrying amount at beginning of the year	€(5,517)	€(7,101)	€(5,569)
Additions	(3,779)	(4,670)	(9,123)
Used	3,068	6,542	7,484
Currency translation differences	(11)	(288)	107

End of the year	€(6,239)	€(5,517)	€(7,101)

There are no significant inventories carried at net realisable value being lower than cost.

14.	TRADE AND OTHER RECEIVABLES

The composition of trade and other receivables is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Trade receivables	€337,805	€308,956	€292,586
Provision for impairment of trade receivables	(12,703)	(12,946)	(11,551)

Trade receivables—net	325,102	296,010	281,035
Prepaid non-income taxes	34,339	22,921	21,700
Prepaid assets	14,489	11,875	11,080
Lease receivable	10,445	10,320	8,045
Deposits	10,097	8,398	7,576
Other	16,555	13,373	15,281

	€411,027	€362,897	€344,717

The changes in the provision for impairment for trade receivables were as follows (all amounts in thousands of Euro):

	2011	2010	2009
Carrying amount at beginning of the year	€12,946	€11,551	€12,097
Additions	1,378	2,362	1,388
Used	(1,708)	(1,292)	(1,607)
Currency translation differences	87	325	(327)

Carrying amount at end of the year	€12,703	€12,946	€11,551

The creation and release of the provision for impaired receivables have been included in selling, general and administrative expenses in the combined income statements. Amounts charged to the provision are generally written off when there is no expectation of recovering additional cash.

The aging analysis of trade receivables that were past due, but not impaired is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Past due up to three months	€71,224	€63,447	€42,762
Past due between three and six months	7,991	5,029	3,679
Past due more than six months	14,079	16,045	15,531

Total	€93,294	€84,521	€61,972

The Group’s past due but not impaired trade receivables relate to a number of independent customers, primarily in Brazil, for whom there is no history of default.

15.	CASH AND CASH EQUIVALENTS

The composition of cash and cash equivalents is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Cash in bank and on hand	€71,020	€31,892	€22,797
Short-term bank deposits	1,271,574	631,870	483,617

Cash and cash equivalents	€1,342,594	€663,762	€506,414

The amount of cash and cash equivalents on the combined balance sheets (as shown above) differs from cash and cash equivalents on the combined statements of cash flows. For the purposes of the combined statements of cash flows, cash and cash equivalents includes cash on hand and in banks, net of outstanding bank overdrafts. Cash and cash equivalents as of each fiscal year, as shown in the combined statements of cash flows, can be reconciled to the cash and cash equivalents shown on the combined balance sheets as follows (all amounts in thousands of Euro):

	2011	2010	2009
Cash and cash equivalents	€1,342,594	€663,762	€506,414
Bank overdrafts	(3,545)	(5,708)	(3,306)

Cash and cash equivalents	€1,339,049	€658,054	€503,108

16.	SHARE-BASED PAYMENTS

Sara Lee maintains various equity compensation arrangements, which provide employees with restricted stock units (“RSUs”) or stock options to purchase stock in Sara Lee. Given that the Group receives employee services in consideration for the participation of the Group’s employees in these plans, a share-based payment expense for the awards granted to the Group’s employees has been reflected in the combined income statements. The compensation expense recognised for stock options and RSUs was €4.6 million, €3.6 million and €3.2 million for fiscal years 2011, 2010 and 2009, respectively.

All stock options and RSUs will be impacted by the Separation. Option holders will have a choice to continue to hold their options pursuant to their normal terms or to accelerate their vesting on the Separation date with a six-month window to exercise. At the time of exercise, these options will be settled in Sara Lee common stock with the awards adjusted to preserve their pre-Separation intrinsic value. All restricted stock units, both service-based stock units and performance-based stock units, will immediately vest upon the completion of the Separation. These awards will also be settled in Sara Lee common stock with the number of Sara Lee shares received on settlement adjusted to preserve their pre-Separation intrinsic value. The performance-based stock units will be converted into the common stock of Sara Lee at the time of Separation based on Sara Lee’s actual financial performance through the most recent fiscal period end immediately prior to the Separation and on an assumed achievement of the target financial performance for all periods after the Separation.

As Sara Lee is the grantor of the stock options and restricted stock units, and those awards are denominated in U.S. dollars, the following details are disclosed in U.S. dollars.

Stock Options—The exercise price of each stock option equals the market price of Sara Lee’s common stock on the date of grant and is stated in U.S. dollars. The exercise price of the option granted is in U.S. dollars. Options can generally be exercised over a maximum term of 10 years. The stock options generally cliff vest and expense is recognised on a straight-line basis during the vesting period. Sara Lee grants rights to its equity instruments directly to the Group’s employees. The equity instruments granted are not the equity instruments of the Group, and the Group has no obligation to transfer cash or other assets to the employees. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions:

	2011	2010	2009
Weighted-average expected lives	7.2 years	8.0 years	8.0 years
Weighted-average risk-free interest rates	2.08%	3.03%	3.10%
Weighted-average expected volatility	28.00%	27.20%	22.10%
Dividend yield	2.90%	4.40%	3.00%

Sara Lee uses historical volatility for a period of time that is comparable to the expected life of the option to determine volatility assumptions. The weighted-average grant date fair values of options granted during the period were $3.21, $1.81 and $2.67 for the fiscal years 2011, 2010 and 2009, respectively.

A summary of the changes in stock options outstanding to the Group’s employees under Sara Lee’s option plans is presented below (options in thousands):

2011	Options	Weighted Average Exercise Price	Range of Exercise Prices for Outstanding Options at Year End	Weighted-Average Remaining Contractual Term (Years)
Options outstanding as of fiscal year 2010	3,258	$15.91	$8.48 – 22.09	4.3
Granted	376	14.75	—	—
Forfeited	(108)	16.16	—	—
Exercised	(220)	17.66	—	—
Expired	(34)	17.19	—	—

Options outstanding as of fiscal year 2011	3,272	$15.64	$9.79 – 22.09	4.3

Options exercisable as of fiscal year 2011	2,190		$14.32 – 22.09

2010	Options	Weighted Average Exercise Price	Range of Exercise Prices for Outstanding Options at Year End	Weighted-Average Remaining Contractual Term (Years)
Options outstanding as of fiscal year 2009	4,400	$17.55	$8.48 – 26.89	2.8
Granted	642	9.84	—	—
Forfeited	(774)	17.74	—	—
Exercised	(225)	13.32	—	—
Expired	(785)	19.06	—	—

Options outstanding as of fiscal year 2010	3,258	$15.91	$8.48 – 22.09	4.3

Options exercisable as of fiscal year 2010	2,387		$8.48 – 22.09

2009	Options	Weighted Average Exercise Price	Range of Exercise Prices for Outstanding Options at Year End	Weighted-Average Remaining Contractual Term (Years)
Options outstanding as of fiscal year 2008	5,128	$17.97	$8.48 – 26.89	3.1
Granted	125	13.83	—	—
Forfeited	(709)	19.31	—	—
Exercised	—	—	—	—
Expired	(144)	20.71	—	—

Options outstanding as of fiscal year 2009	4,400	17.55	$8.48 – 26.89	2.8

Options exercisable as of fiscal year 2009	3,779		$8.48 – 26.89

The weighted-average share prices at grant date during the period were $14.75, $9.84 and $13.83 for the fiscal years 2011, 2010 and 2009, respectively. The weighted-average exercise prices for share options exercised during the period were $17.66 and $13.32 for the fiscal years 2011 and 2010, respectively. The weighted-average share prices at the date of exercise for share options exercised during the period were $19.02 and $14.08 for the fiscal years 2011 and 2010, respectively. No share options were exercised in 2009.

Restricted Stock Unit Awards—RSUs are granted to certain employees to incent performance and retention over periods ranging from one to three years. Upon the achievement of defined parameters, the RSUs are generally converted into shares of Sara Lee’s common stock on a one-for-one basis and issued to the employees. A substantial portion of all RSUs vest solely upon continued future service to Sara Lee. A small portion of RSUs vest based upon continued future employment and the achievement of certain defined performance measures. RSUs vest immediately in the event of a change of control.

The cost of these awards is determined using the fair value of the shares on the date of grant, and compensation is recognised over the vesting period. A summary of the changes in the stock unit awards outstanding under Sara Lee’s benefit plans and issued to employees of the Group is presented below (units in thousands):

2011	Share Units	Weighted- Average Grant- Date Fair Value
Nonvested share units as of fiscal year 2010	1,638	$12.61
Granted	517	14.72
Vested	(537)	14.79
Net transfers	76	12.68
Forfeited	(100)	15.04

Nonvested share units as of fiscal year 2011	1,594	$12.41

2010	Share Units	Weighted- Average Grant- Date Fair Value
Nonvested share units as of fiscal year 2009	1,667	$14.68
Granted	777	9.96
Vested	(439)	14.39
Net transfers	(114)	14.71
Forfeited	(253)	14.07

Nonvested share units as of fiscal year 2010	1,638	$12.61

2009	Share Units	Weighted- Average Grant- Date Fair Value
Nonvested share units as of fiscal year 2008	1,206	$15.40
Granted	633	13.73
Vested	(132)	16.53
Net transfers	—	—
Forfeited	(40)	15.42

Nonvested share units as of fiscal year 2009	1,667	$14.68

RSUs granted to employees that were employed by Sara Lee and transferred in or out of the Group are reflected in net transfers above. The Group recognises an expense only for the portion of the vesting period in which the employee is employed by the Group and any associated amount transferred in or out as a result of transfers is reflected within the change in Parent’s net investment.

17.	BORROWINGS

The Group’s borrowings are summarised in the following table (all amounts in thousands of Euro):

	Maturity Date	2011		2010		2009
		Current	Non- Current	Current	Non- Current	Current	Non- Current
Eurobonds	March 2012	€297,342	€—	€—	€299,489	€—	€—
Euro borrowings	2009–2011	—	—	—	—	—	283,450
Brazilian real borrowings	2012–2019	19,770	7,094	9,020	—	7,464	—
Acquisition financing		28,707	10,222	—	21,860	—	15,766
Other	Various	—	—	—	414	28	1,288

Total borrowings		€345,819	€17,316	€9,020	€321,763	€7,492	€300,504

Eurobonds—On 20 March 2010, the Group issued €300 million of bonds guaranteed by Sara Lee, which are scheduled to mature in March 2012. The bonds were issued at a fixed rate of 2.25% but have effectively been converted into variable rate debt using interest rate swaps. These bonds are listed on the London Stock Exchange. The proceeds were used to retire €285 million of debt that was scheduled to mature in fiscal 2011.

Euro borrowings—On 7 January 2009, a two-year credit facility was entered into in the amount of €285 million at a floating interest rate of Euro Libor plus 1.75%. The loan was repaid in March 2010.

Brazilian real borrowings—The Group uses bank loans to meet short-term working capital needs, which are generally 6-12 months in duration and have a variable interest rate linked to the interbank borrowing rate (11.6% at the end of fiscal 2011). In addition, the Group utilises bank loans, which are subsidised under a government regulated program, during the year that carry an average interest rate of 6.75 – 7.0%. At the end of each fiscal year, the outstanding borrowings consisted of a short-term bank loan under the government regulated program.

The Group also has a bank loan that was assumed in connection with the acquisition of Café Damasco in fiscal 2011. The Group assumed debt of €7.1 million, which remains outstanding at the end of fiscal 2011. The loan bears interest at 8.5% and matures in 2019. It is repayable in monthly installments beginning July 2011.

Acquisition financing—In connection with the acquisitions of Café Moka in fiscal 2009 and Café Damasco in fiscal 2011, the Group entered into financing arrangements with the sellers under which a portion of the purchase price is paid in future periods.

In connection with the Café Moka acquisition, R$57.8 million (approximately €21.5 million at the acquisition date) is payable to the seller on the third anniversary of the closing date of the acquisition. The liability was recorded at fair value of R$38.7 million (approximately €14.4 million) at the date of acquisition based on a discount rate of 14.3%. The fair value of the obligation is €24.7 million as of fiscal 2011 and it is classified as current debt.

In connection with the Café Damasco acquisition, R$42.8 million (approximately €19.1 million at the acquisition date) is payable to the seller with the amount paid ratably over the next five years. The liability was recorded at fair value of R$29.8 million (approximately €13.3 million) at the date of acquisition based on a discount rate of 13.9%. The fair value of the obligation is €14.2 million as of fiscal 2011 with the current year payment classified as current debt (approximately €4.0 million) and the remainder as noncurrent.

18.	TRADE AND OTHER PAYABLES

The composition of trade and other payables is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Trade payables	€264,711	€198,301	€185,455
Accrued payroll and benefits	94,342	95,954	99,065
Accrued marketing costs	94,706	85,558	83,062
Non-income taxes payable	40,381	35,074	22,916
Deferred income-current (Note 22)	23,196	24,176	15,011
Bank overdrafts	3,545	5,708	3,306
Other accrued expenses	49,278	40,030	39,410

	€570,159	€484,801	€448,225

19.	INCOME TAXES

The Group’s income tax expense is summarised as follows (all amounts in thousands of Euro):

	2011	2010	2009
Current tax expense	€86,717	€134,802	€118,052
Deferred tax expense	17,312	44,604	9,313

Income tax expense	€104,029	€179,406	€127,365

The Group’s effective tax rate differs from the amount that would arise using the weighted-average statutory tax rate applicable to profits of the combined legal entities that comprise the Group as follows:

	2011	2010	2009
Tax at weighted-average statutory rate	23.4%	21.9%	22.2%
Tax exempt and non-taxable income	(7.0)%	(8.9)%	(8.2)%
Unrecognised tax losses	3.5%	4.5%	3.6%
Recognition of previously unrecorded tax losses	—	(5.1)%	—
Tax reserves and tax audit adjustments	1.0%	17.6%	2.6%
Recapture and repatriation taxes	6.3%	12.1%	5.9%
Other	0.2%	0.7%	1.2%

Effective tax rate	27.4%	42.8%	27.3%

The variation in the Group’s effective tax rate during the fiscal years presented is primarily due to specific tax events that occurred in fiscal year 2010 that did not occur in fiscal year 2011 or 2009.

In fiscal year 2010, the Group recorded a tax reserve related to a potential tax liability associated with operations in Belgium that the Group sold to a third party in 1997. The third party buyer declared bankruptcy and did not pay an approximate €30 million Belgian tax liability. During fiscal year 2010, as a consequence of the actions by the Belgian state prosecutor, the Group recorded a tax reserve of €31.7 million related to this liability. During fiscal year 2011, the Group resolved this matter and paid the liability.

The Group’s tax reserves were also impacted by a change in tax reserves recorded in prior periods. A tax reserve is recorded based on the Group’s estimate of the amount that is likely to be paid in relation to each individual tax exposure. The tax reserves are reassessed each period based on additional facts and modified as appropriate. During fiscal year 2010, the Group recorded an increase in previously recorded tax reserves of €30.7 million.

The Group’s tax expense related to recapture and repatriation tax was impacted in fiscal year 2010 as the result of a decision made in the fiscal year to no longer reinvest amounts from certain jurisdictions, which resulted in the recognition of additional recapture taxes. This was partially offset by a decrease in the estimated repatriation taxes due to events which occurred during the period. The net impact of these items on the Group’s income tax expense was €50.8 million.

These increases in the Group’s fiscal year 2010 effective tax rate were partially offset by the recognition of previously unrecorded deferred tax assets as a consequence of profitable operations and revised assessments of the ability to utilize the deferred tax assets in certain jurisdictions.

Deferred Income Taxes

The analysis of deferred income tax assets and liabilities is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Deferred income tax assets	€104,415	€89,491	€71,152
Deferred income tax liabilities	(87,121)	(66,995)	(18,513)

Net deferred income tax	€17,294	€22,496	€52,639

The movement in total deferred income taxes is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Beginning of year	€22,496	€52,639	€47,308
Deferred tax (expense)	(17,312)	(44,604)	(9,313)
Tax (charge) / credit relating to components of other comprehensive income	11,913	10,662	14,785
Acquisition of subsidiary	(207)	—	—
Exchange differences	404	3,799	(141)

End of year	€17,294	€22,496	€52,639

The movement in deferred income tax assets and liabilities during fiscal year 2011, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows (all amounts in thousands of Euro):

	Opening Balance	(Charged) Credited to the Income Statement	(Charged) Credited to Other Comprehensive Income	Business Combination	Exchange Differences	Closing Balance
Deferred income tax assets:
Nondeductible provisions	€12,822	€(5,620)	€—	€—	€70	€7,272
Net operating loss and other tax carry forwards	60,417	18,392	—	—	(37)	78,772
Retirement benefit obligations	8,252	(8,868)	11,913	—	54	11,351
Other	8,000	(819)	—	—	(161)	7,020

Total deferred income tax assets	€89,491	€3,085	€11,913	€—	€(74)	€104,415

	Opening Balance	Charged (Credited) to the Income Statement	Charged (Credited) to Other Comprehensive Income	Business Combination	Exchange Differences	Closing Balance
Deferred income tax liabilities:
Property, plant, and equipment	€4,249	€(3,200)	€—	€—	€(214)	€835
Goodwill and other intangibles	6,830	(101)	—	—	—	6,729
Recapture of previously claimed tax benefits	51,527	3,175	—	—	—	54,702
Inventory	643	14,693	—	—	(321)	15,015
Other	3,746	5,830	—	207	57	9,840

Total deferred income tax liabilities	€66,995	€20,397	€—	€207	€(478)	€87,121

The movement in deferred income tax assets and liabilities during fiscal year 2010, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows (all amounts in thousands of Euro):

	Opening Balance	(Charged) Credited to the Income Statement	(Charged) Credited to Other Comprehensive Income	Business Combination	Exchange Differences	Closing Balance
Deferred income tax assets:
Nondeductible provisions	€9,380	€2,897	€—	€—	€545	€12,822
Net operating loss and other tax carry forwards	40,187	18,137	—	—	2,093	60,417
Retirement benefit obligations	11,068	(13,460)	10,662	—	(18)	8,252
Other	10,517	(3,358)	—	—	841	8,000

Total deferred income tax assets	€71,152	€4,216	€10,662	€—	€3,461	€89,491

	Opening Balance	Charged (Credited) to the Income Statement	Charged (Credited) to Other Comprehensive Income	Business Combination	Exchange Differences	Closing Balance
Deferred income tax liabilities:
Property, plant, and equipment	€4,595	€24	€—	€—	€(370)	€4,249
Goodwill and other intangibles	5,863	967	—	—	—	6,830
Recapture of previously claimed tax benefits	—	51,527	—	—	—	51,527
Inventory	110	1,047	—	—	(514)	643
Other	7,945	(4,745)	—	—	546	3,746

Total deferred income tax liabilities	€18,513	€48,820	€—	€—	€(338)	€66,995

The movement in deferred income tax assets and liabilities during fiscal year 2009, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows (all amounts in thousands of Euro):

	Opening Balance	(Charged) Credited to the Income Statement	(Charged) Credited to Other Comprehensive Income	Business Combination	Exchange Differences	Closing Balance
Deferred income tax assets:
Nondeductible provisions	€4,037	€5,287	€—	€—	€56	€9,380
Net operating loss and other tax carry forwards	45,462	(5,275)	—	—	—	40,187
Retirement benefit obligations	8,997	(12,747)	14,785	—	33	11,068
Other	9,607	923	—	—	(13)	10,517

Total deferred income tax assets	€68,103	€(11,812)	€14,785	€—	€76	€71,152

	Opening Balance	Charged (Credited) to the Income Statement	Charged (Credited) to Other Comprehensive Income	Business Combination	Exchange Differences	Closing Balance
Deferred income tax liabilities:
Property, plant, and equipment	€5,220	€(694)	€—	€—	€69	€4,595
Goodwill and other intangibles	5,590	273	—	—	—	5,863
Inventory	(768)	730	—	—	148	110
Other	10,753	(2,808)	—	—	—	7,945

Total deferred income tax liabilities	€20,795	€(2,499)	€—	€—	€217	€18,513

The tax (charge) credit relating to components of other comprehensive income is as follows (all amounts in thousands of Euro):

	2011			2010			2009
	Before Tax	Tax (Charge) Credit	After Tax	Before Tax	Tax (Charge) Credit	After Tax	Before Tax	Tax (Charge) Credit	After Tax
Currency translation adjustments	€(3,725)	€—	€(3,725)	€115,548	€—	€115,548	€(108,328)	€—	€(108,328)
Retirement benefit obligation related items	(11,731)	11,913	182	(100,824)	10,662	(90,162)	(86,741)	14,785	(71,956)

Other comprehensive income (loss)	€(15,456)	€11,913	€(3,543)	€14,724	€10,662	€25,386	€(195,069)	€14,785	€(180,284)

These tax amounts are all deferred taxes.

The Group has €774.7 million of tax losses in the jurisdictions in which it operates that are available to offset future taxable income. These losses expire as follows (amounts in thousands of Euro):

Fiscal year 2012	€9,032
Fiscal year 2015	130
Fiscal year 2016	1,093
Fiscal year 2017	9,264
Fiscal year 2018	18,063
Fiscal year 2019	9,955
Fiscal year 2020	6,985
Fiscal year 2022 and beyond	27,661
No expiration	692,566

Total	€774,749

The tax effect of these losses was €231.4 million, for which Sara Lee had recognised €97.0 million as a deferred tax asset as of fiscal year 2011 based on the expectation of future taxable earnings. The €78.8 million recorded by the Group differs from the amount recorded by Sara Lee due to the exclusion of Divested Businesses in the Group’s recognition assessments, as well as corporate overhead allocations (as described in Note 1) and other income adjustments which differ from amounts reported on tax returns of the legal entities that comprise the Group. As such, this deferred tax asset is a reasonable reflection of what would exist if the expenses reported on these combined financial statements were actually incurred and reported on the prior tax returns filed by the legal entities which comprise the Group.

The Group has total unrecognised deferred income tax assets, including the unrecognised tax losses, described above, and other temporary differences, of €278.5 million, €276.1 million and €238.3 million as of fiscal years 2011, 2010 and 2009, respectively.

The Group’s tax expense includes €24.0 million, €50.8 million, and €27.6 million in fiscal years 2011, 2010, and 2009 respectively, related to recapture and repatriation tax liabilities that are expected to be paid when certain cash balances are repatriated, as well as non-U.S. earnings subject to U.S. tax currently. While a portion of these expenses were incurred historically by Sara Lee, they resulted from the Group’s operations and the Group expects to continue incurring similar expenses through the date of Separation. As such, these expenses have been reflected in the Group’s combined financial statements as an allocation of tax expense for the periods presented herein. Aside from the amount the Group intends to repatriate, the Group intends to continue to reinvest its earnings for the foreseeable future and, therefore, has not recognised tax expense on these earnings.

20.	RETIREMENT BENEFIT OBLIGATIONS

The Group operates a number of defined benefit and defined contribution plans for its employees.

Defined Contribution Plans

The Group sponsors defined contribution plans for its employees. The Group’s cost is determined by the contributions to these plans and is recorded when it becomes due. The amount of expense recognised during the fiscal years 2011, 2010, and 2009 was €2.6 million, €2.4 million, and €2.1 million, respectively.

Defined Benefit Plans (Pension and Post-Employment Medical)

The Group sponsors defined benefit plans in several countries, with the most significant plans in the Netherlands and the U.K. The Group’s plans include pension plans and post-employment medical benefit plans. These plans are funded by contributions from the employees and the relevant Group entities, taking into account applicable government regulations and the recommendations of independent, qualified actuaries.

The majority of plans have plan assets held in trusts, foundations or similar entities, governed by local regulations and practice in each country. The assets for these plans are generally held in separate trustee administered funds. The benefits provided to employees under these plans are based primarily on years of service and compensation levels.

A summary of the amounts recognised in the combined financial statements related to the pension benefit plans and post-employment medical plans is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Asset recorded on the combined balance sheets:
Defined benefit obligation	(1,888,845)	(423)	(888,385)
Fair value of plan assets	2,059,866	1,055	975,155

Defined benefit plans with surplus	171,021	632	86,770
Restrictions to defined benefit asset due to the asset ceiling	(158,225)	—	(83,781)

Defined benefit asset recognised	12,796	632	2,989

Liability recorded on the combined balance sheets:
Defined benefit obligation of funded plans	(65,642)	(2,122,837)	(821,479)
Fair value of plan assets	43,540	2,027,566	752,532

Funded defined benefit plans with a deficit	(22,102)	(95,271)	(68,947)
Defined benefit obligation of unfunded plans	(4,184)	(3,316)	(2,589)

Defined benefit plans with a deficit	(26,286)	(98,587)	(71,536)
Defined benefit obligation—post-employment medical benefits	(5,970)	(7,428)	(7,414)

Defined benefit liability recognised	(32,256)	(106,015)	(78,950)

The following provides detailed disclosures regarding the pension plans and the post-employment medical plans.

Pension Benefits—The reconciliation of the amounts recognised in the table above to the total defined benefit obligation and fair value of plan assets is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Defined benefit obligation of plans with a surplus	(1,888,845)	(423)	(888,385)
Defined benefit obligation of funded plans with a Deficit	(65,642)	(2,122,837)	(821,479)
Defined benefit obligation of unfunded plans	(4,184)	(3,316)	(2,589)

Total defined benefit obligation	(1,958,671)	(2,126,576)	(1,712,453)

Fair value of plan assets of plans with a surplus	2,059,866	1,055	975,155
Fair value of plan assets of plans with a deficit	43,540	2,027,566	752,532

Total fair value of plan assets	2,103,406	2,028,621	1,727,687

Net defined benefit position	144,735	(97,955)	15,234

Of which presented as:
Defined benefit plans with a surplus	171,021	632	86,770
Defined benefit plans with a deficit	(26,286)	(98,587)	(71,536)

	144,735	97,955	15,234

The movement in the defined benefit obligation over the year is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Defined benefit obligation at the beginning of the period	€2,126,577	€1,712,453	€1,887,769
Employer service cost	19,098	17,615	18,674
Interest cost	105,082	110,247	108,840
Plan participants’ contributions	1,162	1,492	1,316
Net actuarial (gain) or loss	(105,702)	349,503	(153,699)
Foreign currency translation	(82,377)	30,080	(64,368)
Benefits paid	(91,939)	(94,868)	(85,287)
Acquisition/business combination/divestiture	(293)	(3)	(543)
Past service costs	(13,075)	—	—
Other	138	57	(249)

Defined benefit obligation at the end of the period	€1,958,671	€2,126,576	€1,712,453

The movement in the fair value of plan assets is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Fair value of plan assets at the beginning of the period	€2,028,621	€1,727,686	€1,843,674
Employer contributions	77,875	82,023	111,471
Plan participants’ contributions	1,162	1,492	1,316
Benefits paid	(91,939)	(94,868)	(85,287)
Expected return on assets	132,026	117,982	117,302
Asset gain or (loss)	33,730	167,616	(202,964)
Foreign currency translation	(77,624)	27,546	(59,002)
Acquisition/business combination/divestiture	(447)	(856)	(554)
Other	2	—	1,731

Fair value of plan assets at current period end	€2,103,406	€2,028,621	€1,727,687

The amounts recognised in the combined income statements are as follows (all amounts in thousands of Euro):

	2011	2010	2009
Employer service cost	€19,098	€17,615	€18,674
Past service costs	(13,075)	—	—
Interest cost	105,082	110,247	108,840
Expected return on assets	(132,026)	(117,982)	(117,302)
Other	25	(9)	6

Total benefit expense (income)	€(20,896)	€9,871	€10,218

Of the total benefit expense (income), €6.0 million, €17.6 million and €18.7 million of expense is recognised within operating income and €26.9 million, €7.7 million and €8.5 million of income is recognised within finance income in fiscal years 2011, 2010 and 2009, respectively.

Past service cost recognised in fiscal year 2011 relates to a change in the grant of post-employment benefits to employees in the Netherlands, primarily modifying indexation and the threshold to participate in the defined benefit plan.

The amounts recognised in the combined statements of comprehensive income are as follows (all amounts in thousands of Euro):

	2011	2010	2009
Beginning of the year	€232,837	€133,064	€45,169
Actuarial (gains) / losses on the defined benefit obligation	(105,702)	349,503	(153,699)
Actuarial (gains) / losses on the plan assets	(33,730)	(167,616)	202,964
Restrictions to defined asset due to the asset ceiling	158,225	(83,781)	38,612
Foreign currency translation	(6,334)	1,667	18

End of year	€245,296	€232,837	€133,064

The experience adjustments for each year are as follows and relate to the plans included in the combined balance sheets at the end of that year:

	2011	2010	2009
Liability (gain) or loss due to experience	€(3,445)	€(77,421)	€(56,780)
Liability (gain) or loss due to assumptions changes	(102,257)	426,924	(96,919)

Actuarial (gains) / losses on the defined benefit obligation	(105,702)	349,503	(153,699)
Asset (gain) or loss due to experience	(33,730)	(167,616)	202,964

Actuarial (gain) or loss recognised	€(139,432)	€181,887	€49,265

The weighted-average actual assumptions used in measuring the net periodic benefit costs and plan obligations are as follows:

	2011	2010	2009
Discount rate	5.61%	5.15%	6.43%
Inflation rate	2.67%	2.57%	2.48%
Expected return on plan assets	6.72%	6.62%	6.71%
Future salary increases	3.09%	3.28%	3.25%

The discount rate is determined by utilising a yield curve based on high-quality, fixed-income investments that have an AA bond rating to discount the expected future benefit payments to plan participants. Salary increase assumptions are based upon historical experience and anticipated future management actions.

Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience in each territory. Mortality assumptions for the most important countries are based on the following post-retirement mortality tables:

•	U.K.: Self Administrated Pension Schemes mortality tables issued by the Continues Mortality Investigation committee.

•	Netherlands: Prognoses table 2010-2060 as published by the Dutch Society of Actuaries with Towers Watson 2010 Mortality Experience.

The pension plan asset allocation differs per plan. On a weighted average basis, the allocation was as follows:

	2011	2010	2009
Equity instruments	25.6%	24.0%	19.8%
Bond instruments	37.6%	40.2%	71.5%
Property	2.3%	3.5%	3.4%
Other	34.5%	32.3%	5.3%

	100%	100%	100%

Investment strategies are based on the composition of the plan liabilities. With the aid of asset liability management modeling, analyses are made of possible future economic scenarios and investment portfolios. Based on these analyses, investment strategies are determined for each plan to produce optimal investment returns at acceptable funding ratio risk levels. Less favourable years can be part of these scenarios. The strategic targets changed substantially from 2009 since one of the Group’s pension plans in the United Kingdom with significant assets is inactive and therefore the plan assets are invested in fixed income securities and cash instruments only, which are included in Other in the table above. Currently the strategic targets for the Group’s main active pension fund are: 30% equity securities (including equity derivatives and forward currency contracts), 60% debt securities and 10% other investments, cash included. Pension assets do not include any investments in shares of the Group or Sara Lee.

The expected return on plan assets is determined as a weighted-average rate of return based on the current and projected investment portfolio mix of each plan, taking into account the corresponding long-term yields for the separate asset categories, which depend on components such as the risk-free rate of return in real terms, expected inflation and expected risk and liquidity premiums. In addition, actual long-term historical return information is taken into account. The actual return on plan assets was a gain of €165.7 million, a gain of €285.6 million and a loss of €85.7 million for fiscal years 2011, 2010 and 2009, respectively.

Expected cash contributions to post-employment benefit plans for fiscal year 2012 are €163.0 million of which €60.0 million relates to a change in the Dutch pension fund where unconditional indexation was changed into conditional indexation for active employees and €26.0 million relates to required additional funding of the Dutch pension fund as per the existing contribution agreement. The exact amount of cash contributions made to pension plans in any year is dependent on a number of factors including minimum funding requirements in the jurisdictions in which the Group operates, the tax deductibility of amounts funded and arrangements made with the trustees of certain foreign plans.

During 2006, the Group entered into an agreement with the plan trustee to fully fund certain U.K. pension obligations by 2015. The expected fiscal year 2012 contributions shown above reflect the amounts agreed upon for these U.K. plans. Subsequent to 2015, the Group has agreed to keep such plans fully funded in accordance with local funding standards.

Post-Employment Medical Benefits—The Group operates a post-employment medical benefit scheme in the Netherlands. The method of accounting, assumptions and the frequency of valuations are similar to those used for defined benefit pension schemes. This medical plan is an allowance type plan, which provides a fixed amount of benefits, and therefore does not assume any health care cost. The plan is unfunded.

The movement in the defined benefit obligation is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Defined benefit obligation at the beginning of the period	€7,428	€7,414	€32,407
Employer service cost	4	5	66
Interest cost	336	446	736
Net actuarial (gain) or loss	(728)	1,051	(1,154)
Benefits paid	(1,072)	(1,492)	(870)
Curtailment and past service costs	—	—	(23,831)
Other	2	4	60

Defined benefit obligation at the end of the period	€5,970	€7,428	€7,414

The amounts recognised in the combined income statements are as follows (all amounts in thousands of Euro):

	2011	2010	2009
Recognised within operating income:
Employer service cost	€4	€5	€66
Curtailment and past service costs	—	—	(23,831)

	4	5	(23,765)
Recognised within finance income and expense:
Interest cost	336	446	736

Total benefit expense or (income)	€340	€451	€(23,029)

Curtailment and past service costs for fiscal year 2009 represent the change in the post-employment medical plan in the Netherlands, which reduced benefit entitlements of retirees. Expected contributions for the post-employment medical plans for fiscal year 2012 are €0.9 million.

The cumulative actuarial (gains) and losses recognised in the combined statements of comprehensive income are as follows (all amounts in thousands of Euros):

	2011	2010	2009
Beginning of the year	€(103)	€(1,154)	€—
Actuarial (gains) / losses on the defined benefit obligation	(728)	1,051	(1,154)

End of the year	€(831)	€(103)	€(1,154)

The weighted-average actual assumptions used in measuring the net periodic benefit costs and plan obligations of the post-employee medical benefits are as follows:

	2011	2010	2009
Discount rate	5.71%	4.94%	6.49%
Inflation rate	2.00%	2.00%	2.00%
Future salary increases	2.75%	3.00%	3.00%

21.	PROVISIONS

The change in provisions was as follows (all amounts in thousands of Euro):

	Restructuring	Legal and other	Total
Noncurrent	€14,183	€22,117	€36,300
Current	10,046	6,919	16,965

Carrying amount as of fiscal year 2008	24,229	29,036	53,265
Additions charged to income statement	35,708	1,502	37,210
Payments	(12,210)	(2,024)	(14,234)
Change in estimate	484	2,906	3,390
Unwinding of discount and effect of changes in the discount rate	1,017	655	1,672
Currency translation differences	(195)	(967)	(1,162)

Carrying amount as of fiscal year 2009	€49,033	€31,108	€80,141

Noncurrent	19,479	24,881	44,360
Current	29,554	6,227	35,781

Carrying amount as of fiscal year 2009	49,033	31,108	80,141
Additions charged to income statement	13,813	1,997	15,810
Payments	(25,278)	(1,021)	(26,299)
Change in estimate	(8,398)	1,300	(7,098)
Unwinding of discount and effect of changes in the discount rate	808	943	1,751
Currency translation differences	753	568	1,321

Carrying amount as of fiscal year 2010	€30,731	€34,895	€65,626

Noncurrent	6,925	27,258	34,183
Current	23,806	7,637	31,443

Carrying amount as of fiscal year 2010	30,731	34,895	65,626
Additions charged to income statement	34,936	3,962	38,898
Payments	(18,581)	(3,897)	(22,478)
Change in estimate	(9,771)	(309)	(10,080)
Unwinding of discount and effect of changes in the discount rate	(529)	440	(89)
Other	2,119	—	2,119
Currency translation differences	(46)	(1,327)	(1,373)

Carrying amount as of fiscal year 2011	€38,859	€33,764	€72,623

Noncurrent	10,300	23,605	33,905
Current	28,559	10,159	38,718

Carrying amount as of fiscal year 2011	€38,859	€33,764	€72,623

Restructuring—During fiscal 2009, 2010 and 2011, the Group took a number of actions to maximise the efficiency of its operations. These actions included:

•	Outsourcing of certain shared service functions, including procurement, financial services and information technology;

•	Alignment of corporate overhead to its current organisation structure; and

•

Optimisation of manufacturing capacity in a response to the global economic downturn. In connection with this, the Group maximised its manufacturing footprint through the closure of its Denmark manufacturing facility and the transfer of this product to the Netherlands.

In connection with these actions, and in order to achieve the associated savings, the Group planned to eliminate the positions of approximately 865 employees. Of the 865 targeted employees, the contracts of 571 employees were terminated as of the end of fiscal 2011. The Group expects that the majority of the remaining provision will be paid out within the next 12 months with certain payments extending out five years. As part of these actions, the Group also anticipates a further headcount reduction of 20 employees for an additional charge of approximately €2.0 million.

Legal and Other Provisions—The legal and other provisions consist of the following (all amounts in thousands of Euro):

	2011	2010	2009
Legal	€1,001	€1,330	€500
Branded Apparel	18,260	22,113	20,234
Employer liability	4,923	4,722	4,348
Other	9,580	6,730	6,026

Total	€33,764	€34,895	€31,108

The provisions related to Branded Apparel represent liabilities that are, and will continue to be obligations of the Group post Separation. The provisions include medical claims related to injuries caused to prior employees as a result of noise induced hearing loss and asbestos exposure, which may result in payments to those individuals for their related medical expenses. These provisions also include environmental liabilities. The expense related to these provisions has been recorded in selling, general and administrative expenses in the combined income statements.

The employer liability relates primarily to payments that are required to be made to employees in connection with their terms of employment and based on years of service.

22.	OTHER NONCURRENT LIABILITIES

The composition of other noncurrent liabilities is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Deferred income	€47,406	€48,948	€47,919
Other	5,224	5,924	4,612

	€52,630	€54,872	€52,531

Deferred Income—Deferred income relates to the Group’s customer loyalty programmes as further described in accounting policies (Note 2). The current portion of this deferred income is included in trade and other payables (Note 18).

23.	SALES

Sales are comprised of the following (all amounts in thousands of Euro):

	2011	2010	2009
Product sales	€2,313,769	€2,138,322	€2,049,850
Green coffee bean sales to third parties	186,516	78,310	89,858
Lease revenue of machines and maintenance fees	87,553	87,220	83,311
Other sales	13,718	11,641	11,517

Total sales	€2,601,556	€2,315,493	€2,234,536

24.	EXPENSES BY NATURE

The aggregate of cost of sales and selling, general and administrative expenses is specified by nature as follows (all amounts in thousands of Euro):

	2011	2010	2009
Cost of product	€1,298,732	€1,000,427	€945,240
Employee benefits expense	410,383	409,080	418,387
Advertising and promotion	137,618	131,877	118,392
Depreciation and amortisation	86,324	83,991	84,749
Distribution expense	64,529	53,218	52,967
Repairs, maintenance and utilities	43,360	47,258	50,334
Selling expenses	38,428	37,892	36,503
Rental and lease costs	24,489	27,931	28,822
Corporate overhead allocation from Sara Lee	25,372	23,702	27,001
Impairment charges	5,638	—	—
Other operating expenses	135,344	153,418	125,664

Total expenses	€2,270,217	€1,968,794	€1,888,059

25.	FINANCE INCOME AND COSTS

Finance income consists of the following (all amounts in thousands of Euro):

	2011	2010	2009
Pension finance income:
Expected return on assets	€132,026	€117,982	€117,302
Interest expense	(105,418)	(110,693)	(109,576)

Total pension finance income	26,608	7,289	7,726
Interest income on loans to Sara Lee	44,993	34,287	98,886
Other interest income	20,243	13,723	21,449

Total	€91,844	€55,299	€128,061

Finance costs consist of the following (all amounts in thousands of Euro):

	2011	2010	2009
Interest expense:
Bank borrowings	€20,380	€13,762	€16,900
Unwinding of discount	652	1,912	1,178
Interest expense on loans from Sara Lee	—	—	103
Finance arrangement fee	—	827	—
Other long-term debt	10	(2)	52

Total interest expense	21,042	16,499	18,233

Net foreign exchange (gain) loss	40,889	(40,224)	(116,800)
Change in fair value of foreign currency derivative financial instruments	(15,499)	9,769	115,324
Change in fair value of fair value hedge derivative financial instruments	1,345	(1,141)	(15,214)
Change in fair value of borrowings	(2,347)	429	10,479

Total	€45,430	€(14,668)	€12,022

26.	COMMITMENTS AND CONTINGENCIES

Commitments—The Group’s commitments consist of the following (all amounts in thousands of Euro):

	2011	2010	2009
Purchase commitments	€155,271	€58,698	€75,430
Operating leases	52,215	55,517	60,264
Guarantees	24,190	24,087	24,525

Total	€231,676	€138,302	€160,219

Purchase commitments—Purchase commitments primarily consist of commitments related to the purchases of green coffee.

Operating lease commitments—The Group leases certain facilities, equipment and vehicles under agreements that are classified as operating leases. The building leases have original terms of five years, while the equipment and vehicle leases have terms of generally less than seven years. The future aggregate minimum lease payments under non-cancellable operating leases are as follows (all amounts in thousands of Euro):

	2011	2010	2009
Not later than one year	€19,377	€19,447	€19,759
Later than one year and not longer than five years	30,755	33,988	37,237
Later than five years	2,083	2,082	3,268

Total	€52,215	€55,517	€60,264

The Group has recorded expense related to operating leases of €28.9 million, €29.5 million and €30.0 million for the fiscal years ended 2011, 2010 and 2009, respectively.

Guarantees—The Group is party to a variety of agreements under which it may be obligated to indemnify a third-party against losses arising from a breach of representation and covenants related to matters such as title to assets sold, the collectability of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the Group is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the Group to challenge the other party’s claims. In addition, the Group’s obligations under these agreements may be limited in terms of time and/or amount, and in some cases the Group may have recourse against third parties for certain payments made by the Group. Historically, payments made by the Group under these agreements have not had a material effect on the Group’s business, financial condition or results of operations.

The Group has pledged a property to guarantee future payments of early retirement allowances and payments (see Note 6).

Other guarantees—The Group is currently appealing a Spanish Court decision and has obtained a bank guarantee of €64 million as of the fiscal years ended 2011 and 2010 as security against all allegations (see Contingencies).

Contingencies—The Group has various contingent liabilities as described below.

•

Nestec/Nespresso—In June 2010, Nestec/Nespresso (“Nestlé”) filed a suit against Sara Lee Coffee and Tea France (“SLCTF”), a subsidiary of the Group, alleging patent infringement for two of its European patents related to SLCTF’s use of espresso capsules. Nestlé claims that damages could be as high as €50 million. In January 2011, Nestlé filed suit against Sara Lee/DE N.V., Douwe Egberts Nederland, B.V. and Douwe Egberts Koffie en Kado B.V. in the Netherlands, a subsidiary of the Group, alleging patent infringements of the same two European patents as in the suit filed against SLCTF. In June 2011, Nestlé filed a similar suit against Sara Lee Coffee and Tea Belgium (“SLCTB”). Prior to this suit, SLCTB had sought to obtain a declaration of non-infringement of the patents involved in the Dutch and French proceedings. In addition, in February 2012, Nestlé filed a similar suit against Sara Lee Southern Europe, S.L. in Spain, alleging patent infringement of three European patents, trademark infringement and certain other unfair competition claims. Management believes that the patents granted to Nestlé are not being infringed and further believes that the patents are invalid. The Group is vigorously contesting the matter, and accordingly, no provision has been recorded as the liability is not considered probable.

•

Spanish tax case—In October 2009, the Spanish tax administration upheld a challenge made by its local field examination against tax positions taken by the Group’s Spanish subsidiaries. In November 2009, the Group filed an appeal against this claim with the Spanish Tax Court. In April 2010, the Spanish Chief Inspector upheld a portion of the claim raised by the Spanish tax authorities. The Group is currently appealing the Court’s decision. The Group continues to dispute the challenge and will continue to have further proceedings with the Spanish tax authorities regarding the issue. In June 2011 the Spanish tax administration’s local field office examination made similar challenges against tax positions for the years ending July 1, 2006 to June 27, 2009 taken by the Group’s Spanish subsidiaries. The Group filed an appeal against this claim with the Spanish Tax Court. The Group believes it is adequately reserved for the challenges made by the Spanish tax administration’s local field examination.

27.	RELATED-PARTY TRANSACTIONS

The Group’s transactions with its Parent, Sara Lee, were as follows (all amounts in thousands of Euro):

	2011	2010	2009
Sales to Sara Lee	€10,513	€11,332	€15,301
Management fee earned from Sara Lee for research and development	5,055	4,190	4,646
Corporate overhead allocations from Sara Lee	25,372	23,702	27,001
Share-based payments	4,646	3,561	3,174
Interest income on loans receivable from Sara Lee	44,993	34,287	98,886

The amounts outstanding related to Sara Lee, at the respective year ends, were as follows (all amounts in thousands of Euro):

	2011	2010	2009
Trade and other receivables from Sara Lee	€1,572	€2,287	€122
Trade and other payables to Sara Lee	1,120	3,225	1,228

Interest receivable from Sara Lee	13,786	2,320	4,171

Loans receivable from Sara Lee	1,700,999	1,844,652	2,202,602

Sales to Sara Lee—The Group sells certain raw materials and inventory products to Sara Lee. These products primarily consist of green tea, green coffee and coffee brew equipment for Sara Lee’s North American beverage business. Sales prices are on a cost-plus basis and are reflected in revenue in the combined income statements.

Research and Development Management Fee—The Group performs certain research and development activities for Sara Lee’s North American beverage business for which it receives payment of a management fee. These fees are included in selling, general and administrative expenses in the combined income statements.

Corporate Overhead Allocations from Sara Lee—Sara Lee currently performs certain corporate overhead functions for the Group and costs associated with these functions have been allocated to the Group and reflected in the combined financial statements contained herein. These functions include, but are not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning, and investor relations. The amounts allocated to the Group are intended to represent the costs of providing these services, and management believes the allocation methods are reasonable. However, the actual cost of obtaining these individual services, if the Group were a stand-alone company, could be materially different. The cost of the services provided by Sara Lee was determined by allocating a portion of the overall Sara Lee corporate costs to the Group based upon the proportion of the Group’s revenue relative to Sara Lee’s revenue. Corporate overhead allocations from Sara Lee are recorded in selling, general and administrative expenses in the combined income statements.

Share-based Payments—As discussed in Note 16, the Group’s employees participate in Sara Lee’s stock-based compensation plans, the costs of which have been allocated to the Group and reflected in cost of sales and selling, general and administrative expenses in the combined income statements.

Loans Receivable—The Group has provided both short- and long-term loans to Sara Lee. These loans are generally due within one year and have variable rates of interest tied to published indexes such as LIBOR and EURIBOR. These loans will be settled prior to or upon Separation.

Parent Guarantees—The Parent currently provides a guarantee for certain banking and treasury transactions entered into by the Group. This includes guarantees for borrowing and financial instrument contracts.

Key Management Compensation—The compensation expense recognised for key management for employee services is as follows (all amounts in thousands of Euro):

	2011	2010	2009
Salaries and other short-term employment benefits	€1,083	€1,336	€1,156
Post-employment benefit premiums	156	157	134
Share-based payments	830	882	477

Total	€2,069	€2,375	€1,767

As the Group did not operate as a stand-alone public company during the historical periods, the amounts presented above are not indicative of the compensation of key management in future periods.

28.	CASH FLOWS FROM OPERATING ACTIVITIES

The Group’s cash flow from operating activities consist of the following (all amounts in thousands of Euro):

	2011	2010	2009
Profit for the year	€275,957	€239,962	€338,533
Adjustments for:
Depreciation, amortisation and impairments	91,962	83,991	84,749
Pension expense	6,052	17,611	(4,911)
Provision charge	28,818	8,712	40,600
Provision for doubtful accounts	1,378	2,362	1,388
Provision for inventory write-downs	3,779	4,670	9,123
Share of profit from associates	(2,233)	(2,702)	(3,382)
Finance income	(65,236)	(48,010)	(120,335)
Finance costs	45,430	(14,668)	12,022
Pension finance income	(26,608)	(7,289)	(7,726)
Loss on disposal of assets	10,241	6,849	529
Gain on sale of assets	(66)	(101)	(17,238)
Other charges	(1,352)	(102)	(1,665)
Income tax expense	104,029	179,406	127,365
Changes in operating assets and liabilities:
Inventories	(116,913)	(12,894)	7,241
Trade and other receivables	(72,594)	19,620	(26,825)
Receivables from Sara Lee	912	(2,179)	2,909
Trade and other payables	78,126	13,171	(13,808)
Payables to Sara Lee	(2,103)	1,996	1,918
Derivative financial instruments	20,907	(20,741)	(98,992)
Pension payments	(78,947)	(83,515)	(112,341)
Payments of provisions	(22,478)	(26,299)	(14,234)
Other	2,624	4,996	(10,874)

Net cash provided by operating activities	€281,685	€364,846	€194,046

29.	EVENTS AFTER REPORTING DATE

In October 2011, the Group’s manufacturing facility in Thailand was damaged by the flooding in that country and has not been fully operational since that time. The Group expects that substantially all of its expenses, including lost business income, will be covered by insurance policies. The Group expects the facility to be fully operational by the end of April 2012.

In December 2011, the Group acquired CoffeeCompany, a leading Dutch café store operator in the Netherlands; Tea Forte, a producer of ultra premium teas that are principally sold in the United States and Canada; and a portion of House of Coffee, a leading out of home provider of coffee and tea products in Norway and Denmark for a total of approximately €23.0 million plus a performance-based contingent purchase price payment of up to approximately €6.0 million. The majority of the House of Coffee business was acquired by the Group’s Norwegian associate, Kaffehuset Friele, in which the Group holds a minority interest.

In January 2012, the Group agreed to pay €115 million to Philips Electronics (“Philips”) to acquire its ownership interest in the Senseo coffee trademark. This acquisition will provide the Group with full ownership of the Senseo trademark, which was previously co-owned with Philips. The Group also expects to pay an additional €55 million to Philips to terminate the prior Senseo coffee equipment manufacturing agreement and to reimburse Philips for other project costs and it is expected that the majority of these payments will be expensed.

In January 2012, the Group entered into a license and service agreement with an affiliate of the J.M. Smucker Company (“Smucker’s”). The agreement grants licenses to Smucker’s to commercialize the Group’s liquid coffee product and technology in the United States, Canada, Mexico and most of the Caribbean for the period up to January 2022. In addition, the agreement also grants Smucker’s a royalty-free license to certain of the Group’s brands in these same territories for varying periods up to January 2022.

30.	LEGAL ENTITIES

The following table provides an overview of the Group’s principal operating subsidiaries, all of which are 100% owned by the Group. In addition, the Group has a 45% non-controlling interest in Kaffehuset Friele A/S, which is treated as an associate.

Name of Subsidiary	Country of Incorporation
Sara Lee Australia Partnership	Australia
Sara Lee Australia Pty Ltd.	Australia
Sara Lee Australia & NZ Pty Ltd.	Australia
Sara Lee Food & Beverage (Australia) Pty Ltd.	Australia
Sara Lee Foodservice (Australia) Pty. Ltd.	Australia
Sara Lee Group (Australia) Pty. Ltd.	Australia
Sara Lee Holdings (Australia) Pty Ltd.	Australia
Sara Lee Household and Body Care (Australia) Pty Ltd.	Australia
Sara Lee/DE Australia Pty Ltd.	Australia
SL/DE Holdings (Australia) Pty. Ltd.	Australia
Sara Lee Household and Body Care Österreich GmbH	Austria
Douwe Egberts Coffee Systems BVBA	Belgium
Douwe Egberts Operating Service BVBA	Belgium
Sara Lee Coffee & Tea Belgium BVBA	Belgium
Sara Lee Finance Belgium BVBA	Belgium
Sara Lee/DE Immo Belgium BVBA	Belgium
Sara Lee Cafés do Brasil Ltda	Brazil
Nutri-Metrics International (Guangzhou) Ltd.	China
Sara Lee (China) Trading Co. Ltd.	China
Sara Lee/DE Investments (Cyprus) Ltd.	Cyprus
Sara Lee Czech Republic, s.r.o.	Czech Republic
Merrild Kaffe A.p.S.	Denmark
Sara Lee/DE Nordic Finance K/S	Denmark
CT Diffusion SAS	France
Courtaulds Textiles Holding SAS	France

Name of Subsidiary	Country of Incorporation
DEF Finance SNC	France
DEF Holding SNC	France
Maison du Café Coffee Systems France SNC	France
Sara Lee Coffee & Tea France SNC	France
Sara Lee France Finance SAS	France
Sara Lee France SNC	France
Sara Lee/DE Finance SEP	France/Netherlands Antilles
Sara Lee/DE France S.A.S.	France
Coffenco International GmbH	Germany
Fairwind GmbH	Germany
Jensen & Graf Kaffeespezialitäten GmbH	Germany
Sara Lee Coffee & Tea Germany GmbH	Germany
Sara Lee Deutschland GmbH	Germany
Sara Lee Germany GmbH	Germany
Sara Lee/DE Holding GmbH	Germany
Sara Lee Coffee and Tea Hellas SA	Greece
Sara Lee Holding Hellas MEPE	Greece
Nutri-Metrics International (Hong Kong) Ltd.	Hong Kong
Sara Lee Hong Kong Ltd.	Hong Kong
Sara Lee Hungary Zrt.	Hungary
PT Premier Ventures Indonesia	Indonesia
PT Sara Lee Indonesia	Indonesia
PT Sara Lee Trading Indonesia	Indonesia
PT Suria Yozani Indonesia	Indonesia
Sara Lee Holdings Italy S.r.l.	Italy
Sara Lee Household and Body Care Italy SpA	Italy
Sara Lee Japan Ltd.	Japan
Sara Lee Baltic, s.i.a.	Latvia
Sara Lee Finance Luxembourg S.á.r.l.	Luxembourg
Sara Lee Holdings Luxembourg S.á.r.l.	Luxembourg
Homesafe Products (M) Sdn Bhd	Malaysia
Kiwi Manufacturing Sdn Bhd	Malaysia
Sara Lee Malaysia Sdn Bhd	Malaysia
Sara Lee South East Asia Sdn Bhd	Malaysia
Sara Lee Mauritius Holding Private Ltd.	Mauritius
Baro Bestuursmaatschappij B.V.	Netherlands
Beheersmaatschappij Bevem B.V.	Netherlands
Buttress B.V.	Netherlands
Decaf B.V.	Netherlands
Defacto B.V.	Netherlands
DE Export B.V.	Netherlands
Douwe Egberts Beleggingmaatschappij B.V.	Netherlands
Douwe Egberts Coffee Systems Global Network B.V.	Netherlands
Douwe Egberts Coffee Systems International B.V.	Netherlands
Douwe Egberts Coffee Systems Nederland B.V.	Netherlands
Douwe Egberts Coffee Treatment & Supply B.V.	Netherlands
Douwe Egberts Finance B.V.	Netherlands
Douwe Egberts Koffie & Kado B.V.	Netherlands
Douwe Egberts Nederland B.V.	Netherlands
Douwe Egberts Van Nelle Participations B.V.	Netherlands
I. Tas Ezn. B.V.	Netherlands

Name of Subsidiary	Country of Incorporation
Kiwi European Holdings B.V.	Netherlands
Koninklijke Douwe Egberts B.V.	Netherlands
Marander Assurantie Compagnie B.V.	Netherlands
Sara Lee B.A. B.V.	Netherlands
Sara Lee Household and Body Care Finance B.V.	Netherlands
Sara Lee Household Care Nederland B.V.	Netherlands
Sara Lee International B.V.	Netherlands
Sara Lee International Holdings B.V.	Netherlands
Sara Lee/DE Finance B.V.	Netherlands
Sara Lee/DE Investments B.V.	Netherlands
Sara Lee/DE B.V.	Netherlands
Zijlstra’s Meubelfabriek B.V.	Netherlands
Codef Financial Services C.V.	Netherlands Antilles
Sara Lee/DE Antilles N.V.	Netherlands Antilles
Sara Lee/DE Finance (Antilles) N.V.	Netherlands Antilles
Sara Lee/DE Investments (Antilles) N.V.	Netherlands Antilles
Sara Lee New Zealand Ltd.	New Zealand
Kiwi (Nigeria) Limited	Nigeria
Prima-Sara Lee Coffee and Tea Poland Sp .z.o.o.	Poland
Douwe Egberts (Portugal) Produtos Alimentares Lda	Portugal
Sara Lee Rus LLC	Russian Federation
Sara Lee Singapore Pte Ltd.	Singapore
Sara Lee Slovakia, s.r.o.	Slovakia
Sara Lee Finance Spain S.L.	Spain
Sara Lee Household and Body Care España S.L.	Spain
Sara Lee Iberia S.L.	Spain
Sara Lee Southern Europe, S.L.	Spain
Merrild Kaffee Systems Sverige AB	Sweden
Decotrade GmbH	Switzerland
Sara Lee (Thailand) Limited	Thailand
Sara Lee Coffee & Tea (Thailand) Limited	Thailand
Courtaulds Textiles (Holdings) Limited	United Kingdom
Courtaulds Textiles Limited	United Kingdom
Douwe Egberts Coffee Systems Limited	United Kingdom
Kiwi (EA) Limited	United Kingdom
Linnyshaw Insurance Limited	United Kingdom
Sara Lee Acquisition Limited	United Kingdom
Sara Lee Coffee & Tea UK Limited	United Kingdom
Sara Lee Household & Body Care UK Limited	United Kingdom
Sara Lee (UK investments)	United Kingdom
Sara Lee UK Finance Limited	United Kingdom
Sara Lee UK Holdings Limited	United Kingdom
Sara Lee UK Limited	United Kingdom
Sara Lee UK Pension Trustees Limited	United Kingdom
Sara Lee/DE Holdings Limited	United Kingdom
Sara Lee Investments Unlimited	United Kingdom
Sara Lee French Funding Company LLC	United States
Sara Lee French Investment Company, LLC	United States
Sara Lee/DE US LLC	United States

*   *   *   *   *   *

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED CONDENSED COMBINED INCOME STATEMENTS

FOR THE PERIODS FROM 3 JULY 2011 TO 31 DECEMBER 2011 AND 4 JULY 2010 TO 1 JANUARY 2011

(All amounts in thousands of Euro)

	Note	3 JULY 2011 TO 31 DECEMBER 2011	4 JULY 2010 TO 1 JANUARY 2011
SALES		€1,387,205	€1,231,039
COST OF SALES		(878,310)	(744,827)

GROSS PROFIT		508,895	486,212
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(402,746)	(334,420)

OPERATING PROFIT		106,149	151,792

FINANCE INCOME, NET	11	66,040	38,063
FINANCE COSTS, NET	11	(1,276)	(19,530)
SHARE OF PROFIT FROM ASSOCIATES		707	1,326

PROFIT BEFORE INCOME TAXES		171,620	171,651
INCOME TAX EXPENSE	8	(101,077)	(47,073)

PROFIT FOR THE PERIOD		€70,543	€124,578

The accompanying notes to the unaudited condensed combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE PERIODS FROM 3 JULY 2011 TO 31 DECEMBER 2011 AND 4 JULY 2010 TO 1 JANUARY 2011

(All amounts in thousands of Euro)

	3 JULY 2011 TO 31 DECEMBER 2011	4 JULY 2010 TO 1 JANUARY 2011
PROFIT FOR THE PERIOD	€70,543	€124,578

OTHER COMPREHENSIVE INCOME (LOSS):
Retirement benefit obligation related items—net of tax of 16,136 and 686	(52,446)	2,766
Foreign currency translation—net of tax of nil	(35,374)	22,598

Total other comprehensive income (loss)—net of tax	(87,820)	25,364

TOTAL COMPREHENSIVE INCOME (LOSS)	€(17,277)	€149,942

The accompanying notes to the unaudited condensed combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED CONDENSED COMBINED BALANCE SHEET

AS OF 31 DECEMBER 2011 (WITH COMPARATIVE AS OF 2 JULY 2011)

(All amounts in thousands of Euro)

	Note	31 December 2011	2 July 2011
ASSETS
NONCURRENT ASSETS:
Property, plant and equipment		€372,295	€369,861
Goodwill and other intangible assets		271,718	268,239
Investments in associates		16,434	15,676
Deferred income tax assets		57,442	53,074
Derivative financial instruments		—	153
Other noncurrent financial assets		21,661	21,322
Retirement benefit asset		36,950	12,796
Receivables from Sara Lee		295,619	494,826

		1,072,119	1,235,947

CURRENT ASSETS:
Inventories	5	485,751	414,416
Receivables from Sara Lee		945,792	1,221,531
Trade and other receivables		446,181	411,027
Income tax receivable		—	2,186
Derivative financial instruments		20,744	6,824
Cash and cash equivalents		1,995,379	1,342,594

		3,893,847	3,398,578

TOTAL ASSETS		€4,965,966	€4,634,525

PARENT’S NET INVESTMENT AND LIABILITIES
PARENT’S NET INVESTMENT:
Parent’s net investment		€3,884,115	€3,503,852
Other comprehensive income (loss)		(279,911)	(192,091)

		3,604,204	3,311,761

NONCURRENT LIABILITIES:
Borrowings	7	17,022	17,316
Retirement benefit obligations		33,422	32,256
Deferred income tax liabilities		53,241	35,780
Provisions	10	22,370	33,905
Other noncurrent liabilities		53,480	52,630

		179,535	171,887

CURRENT LIABILITIES:
Borrowings	7	386,720	345,819
Payables to Sara Lee		12,801	1,120
Trade and other payables		568,469	570,159
Income taxes payable		135,662	186,014
Provisions	10	58,808	38,718
Derivative financial instruments		19,767	9,047

		1,182,227	1,150,877

TOTAL PARENT’S NET INVESTMENT AND LIABILITIES		€4,965,966	€4,634,525

The accompanying notes to the unaudited condensed combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF CHANGES IN PARENT’S NET INVESTMENT

FOR THE PERIODS FROM 3 JULY 2011 TO 31 DECEMBER 2011 AND 4 JULY 2010 TO 1 JANUARY 2011

(All amounts in thousands of Euro)

		Other Comprehensive Income (Loss)
	Parent’s Net Investment	Retirement Benefit Obligation Related Items	Currency Translation Reserve	Total	Total Parent’s Net Investment
BALANCE — As of 3 July 2010	€2,743,790	€(195,768)	€7,220	€(188,548)	€2,555,242
Profit for the period	124,578	—	—	—	124,578
Retirement benefit obligation related items	—	2,766	—	2,766	2,766
Foreign currency translation	—	—	22,598	22,598	22,598
Contributions from (distributions to) Parent	1,778,660	—	—	—	1,778,660

BALANCE — As of 1 January 2011	€4,647,028	€(193,002)	€29,818	€(163,184)	€4,483,844

BALANCE — As of 2 July 2011	€3,503,852	€(195,586)	€3,495	€(192,091)	€3,311,761
Profit for the period	70,543	—	—	—	70,543
Retirement benefit obligation related items	—	(52,446)	—	(52,446)	(52,446)
Foreign currency translation	—	—	(35,374)	(35,374)	(35,374)
Contributions from (distributions to) Parent	309,720	—	—	—	309,720

BALANCE — As of 31 December 2011	€3,884,115	€(248,032)	€(31,879)	€(279,911)	€3,604,204

The accompanying notes to the unaudited condensed combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIODS FROM 3 JULY 2011 TO 31 DECEMBER 2011 AND 4 JULY 2010 TO 1 JANUARY 2011

(All amounts in thousands of Euro)

	Note	3 JULY 2011 TO 31 DECEMBER 2011	4 JULY 2010 TO 1 JANUARY 2011
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	14	€(11,371)	€135,852

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment		(43,357)	(32,757)
Proceeds from the sale of property, plant and equipment		261	490
Purchases of intangibles		(3,227)	(4,080)
Acquisition of businesses, net of cash acquired		(22,523)	(24,084)
Interest received		12,135	7,018
Interest received from Sara Lee		36,765	15,009
Loans made to Sara Lee		(1,716,000)	(2,391,116)
Repayments of loans made to Sara Lee		2,201,976	1,397,745

Net cash provided by/(used in) investing activities		466,030	(1,031,775)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings		(36)	(17,255)
Proceeds from short-term borrowings		993	40,111
Repayments of long-term debt		(59,246)	(69,071)
Proceeds from long-term debt issuance		100,798	116,942
Repayment of financing leases		—	(231)
Interest paid		(4,789)	(4,594)
Transfers (to)/from Parent, net		158,770	1,638,859

Net cash provided/(used in) financing activities		196,490	1,704,761

EFFECT OF EXCHANGE RATE CHANGES ON CASH		840	2,034

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		651,989	810,872
CASH AND CASH EQUIVALENTS, net of bank overdrafts—Beginning of period		1,339,049	658,054

CASH AND CASH EQUIVALENTS, net of bank overdrafts—End of period		€1,991,038	€1,468,926

The accompanying notes to the unaudited condensed combined financial statements are an integral part of these statements.

INTERNATIONAL COFFEE AND TEA OPERATIONS OF SARA LEE CORPORATION

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PREPARATION

On 28 January 2011, Sara Lee Corporation (“Sara Lee” or “Parent”) announced that its board of directors (the “Board of Directors”) agreed in principle to divide Sara Lee into two separate, publicly traded companies (the “Separation”), identifying its international coffee and tea operations as one of the two publicly traded companies. Under the Separation plan, Sara Lee will spin off its international coffee and tea operations into a new Dutch holding company (“DutchCo”).

To effectuate the Separation, Sara Lee intends to distribute all of the shares of common stock of a wholly owned subsidiary (“CoffeeCo”). CoffeeCo is a Delaware corporation that at the time of the distribution, as the result of various transactions, will indirectly hold 100% of the assets and liabilities associated with Sara Lee’s international coffee and tea operations. Subsequent to the distribution of its shares of common stock, CoffeeCo will merge with a wholly owned subsidiary of DutchCo, with CoffeeCo surviving the merger as a wholly owned subsidiary of DutchCo. To accomplish the merger, DutchCo will exchange its ordinary shares for the previously distributed shares of CoffeeCo common stock. Upon consummation of the merger, DutchCo’s exchange agent will distribute the ordinary shares of DutchCo on a pro rata basis to the holders of Sara Lee common stock, who will also be the beneficial owners of CoffeeCo common stock following the distribution. As a result of the distribution, Sara Lee shareholders will own, on a proportionate basis consistent with their ownership in Sara Lee, 100% of DutchCo’s outstanding ordinary shares. After the Separation, DutchCo will be an independent, publicly traded company.

The Separation will not require a vote by Sara Lee shareholders and is intended to be tax-free to DutchCo, CoffeeCo and Sara Lee for U.S. federal income tax purposes.

Throughout these unaudited condensed combined financial statements, the international coffee and tea operations that will be separated from Sara Lee are referred to as the “Group.”

Nature of Business—The Group consists of global operations with headquarters in the Netherlands. It offers innovative coffee and tea products that are well-known in retail and out of home markets across Europe, Brazil, Australia and Thailand. The Group’s business is currently organised into three operating segments: Retail—Western Europe, Retail—Rest of World and Out of Home.

Within the Retail—Western Europe and Retail—Rest of World segments, the Group’s principal products are roast and ground multi-serve coffee, roast and ground single-serve coffee pads and capsules, instant coffee and tea. The Group sells its products predominantly to supermarkets, hypermarkets and through international buying groups.

In the Out of Home segment, the Group offers a full range of hot beverage products but focuses on its liquid roast products and related coffee machines. The Group’s products are sold either directly to businesses, hotels, hospitals and restaurants or to foodservice distributors for distribution to the customer. The Out of Home segment strives to offer a total coffee solution, depending on its customers’ needs.

Historically, the Group has not experienced significant seasonal variations in its operating results.

The Group’s fiscal year ends on the Saturday closest to 30 June. Fiscal years 2011 and 2012 are 52-week years. The period from 4 July 2010 to 1 January 2011 represents the first half of fiscal year 2011 and the period from 3 July 2011 to 31 December 2011 represents the first half of fiscal year 2012.

Basis of Preparation

The Group has prepared these unaudited condensed combined financial statements in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting. The unaudited condensed combined financial statements should be read in conjunction with the Group’s combined financial statements as of and for the fiscal year ended 2 July 2011, which were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in conformity with IFRS as adopted by the European Union.

The basis of preparation and the accounting policies used to prepare the unaudited condensed combined financial statements are the same as those described in combined financial statements as of and for the fiscal year ended 2 July 2011, except for taxes on income in the interim periods which are accrued using the tax rate that would be applicable to expected total annual earnings in each tax jurisdiction. In addition, the Group adopted the standards listed below, which had no impact on the Group’s unaudited condensed combined financial statements. Finally, there are various standards, as described below, which will be adopted in future periods.

The financial information with respect to the international coffee and tea business is reflected in the individual legal entities that comprise the Group. These unaudited condensed combined financial statements have been prepared from the accounting records of Sara Lee and reflect the cash flows, revenues, expenses, assets, and liabilities of these individual legal entities. Because the separate legal entities that comprise the Group were not held by a single legal entity prior to Separation, Parent’s net investment is shown in lieu of shareholders’ equity in these unaudited condensed combined financial statements. Parent’s net investment represents the cumulative net investment by Sara Lee in the Group through that date. The impact of transactions between the Group and Sara Lee that were not historically settled in cash are also included in Parent’s net investment.

The Group includes legal entities that are responsible for and have managed certain liabilities associated with a branded apparel business (“Branded Apparel”) that was disposed prior to fiscal 2009. These liabilities, which include pension, medical claims and environmental obligations, are therefore reflected in the unaudited condensed combined financial statements of the Group along with any related expenses incurred during the financial statement periods presented herein. In addition, as of the Separation, we will have legal responsibility for certain liabilities unrelated to our coffee and tea business that are not reflected in our combined financial statements. The liabilities that we will assume include certain legal claims and tax reserves and indemnifications, as well as pension obligations.

During the periods presented, the Group functioned as part of the larger group of companies controlled by Sara Lee, and accordingly, Sara Lee performed certain corporate overhead functions for the Group. These functions include, but are not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning and investor relations. The costs of such services have been allocated to the Group based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue or headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Group been operating as a separate entity apart from Sara Lee. The cost allocated for these functions is included in selling, general and administrative expenses in the unaudited condensed combined income statements for the historical periods presented.

As the Group did not operate as a stand-alone entity in the past, these unaudited condensed combined financial statements may not be indicative of the Group’s future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Group operated as a separate entity apart from Sara Lee during the periods presented.

New Standards, Amendments and Interpretations Adopted during the Period Ended 31 December 2011

The Group has applied the following accounting standards, amendments and interpretations during the period ended 31 December 2011. There were no significant changes to the Group’s unaudited condensed combined financial statements upon adoption of these accounting standards, amendments and interpretations.

IAS 24, Related Party Disclosures, was amended in November 2009 for annual periods beginning on or after 1 January 2011, with earlier application permitted. The revisions simplify the disclosure requirements for government-related entities and clarify the definition of a related party.

IFRS Interpretations Committee (“IFRIC”) 13, Customer Loyalty Programmes, paragraph AG2 was amended in May 2010 to update what is considered when measuring the fair value of an award. The amendments are effective for annual periods beginning on or after 1 January 2011, with earlier application permitted.

New Standards, Amendments and Interpretations Issued but not Effective or not Early Adopted

The following are descriptions of new standards, amendments and interpretations of IFRS that have been issued but are not yet effective for the Group. The Group is in the process of assessing whether there will be any significant changes to its combined financial statements upon adoption of these standards.

IFRS 10, Consolidated Financial Statements (“IFRS 10”), issued in May 2011, supersedes IAS 27 (Revised 2008), Consolidated and Separate Financial Statements and Standing Interpretations Committee (“SIC”) 12, Consolidation—Entities. The standard defines the principle of control, establishes control as the basis for determining which entities are consolidated in the combined financial statements and identifies the following three elements of control:

•	Power over the investee;

•	Exposure, or rights, to variable returns from involvement with the investee; and

•	The ability to use power over the investee to affect the amount of the investor’s returns.

This standard is effective for annual periods beginning on or after 1 January 2013.

IAS 27 (Revised 2011), Separate Financial Statements, issued in May 2011, supersedes IAS 27, Consolidated and Separate Financial Statements in conjunction with IFRS 10. The standard prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when separate financial statements are prepared. This standard is effective for annual periods beginning on or after 1 January 2013.

IFRS 11, Joint Arrangements (“IFRS 11”), issued in May 2011, supersedes IAS 31, Interests in Joint Ventures and SIC-13, Jointly Controlled Entities—Non-Monetary Contributions by Venturers. The standard establishes principles for financial reporting by entities that have interests in joint arrangements. A joint arrangement is defined as an arrangement where two or more parties have joint control and, based on the rights and obligations of the parties to the arrangement, is classified as either of the following:

•	Joint operation—Parties have rights to the assets and obligations for the liabilities of the arrangement; and

•	Joint venture—Parties have rights to net assets of the arrangement.

This standard is effective for annual periods beginning on or after 1 January 2013.

IAS 28 (Revised 2011), Investments in Associates and Joint Ventures, issued May 2011, supersedes IAS 28, Investments in Associates (as revised in 2003 and amended in 2010). The standard prescribes the accounting for investments in associates and establishes the requirements for applying the equity method when accounting for investments in associates and joint ventures.

This standard is effective for annual periods beginning on or after 1 January 2013.

IFRS 12, Disclosure of Interests in Other Entities, (“IFRS 12”) issued in May 2011 establishes disclosure objectives according to which entities disclose information about the significant judgements and assumptions used in determining:

•	Whether it has control, joint control or significant influence; and

•	The type of joint arrangement.

This standard is effective for annual periods beginning on or after 1 January 2013.

IFRS 13, Fair Value Measurement, issued in May 2011, establishes common requirements for measuring fair value and for disclosing information about fair value measurements. The standard defines fair value, sets out a single IFRS for measuring fair value and provides required fair value disclosures. This standard is effective for annual periods beginning on or after 1 January 2013, with earlier adoption permitted.

IAS 19, Employee Benefits, was amended in June 2011 for annual reporting periods beginning on or after 1 January 2013, with early adoption permitted. The amendments require the calculation of finance costs on a net funding basis.

IFRS 9, Financial Instruments, (“IFRS 9”) was issued in November 2009 as the first step in the project to replace IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). The standard introduces new requirements for classifying and measuring financial instruments, including:

•	The replacement of the multiple classification and measurement models in IAS 39 with a single model that has only two classification categories: amortised cost and fair value;

•

The replacement of the requirement to separate embedded derivatives from financial asset hosts with a requirement to classify a hybrid contract in its entirety at either amortised cost or fair value; and

•	The replacement of the cost exemption for unquoted equities and derivatives on unquoted equities with guidance on when cost may be an appropriate estimate of fair value.

This standard is effective for annual periods beginning on or after 1 January 2015, with earlier adoption permitted.

The future accounting standards for IFRS 9, IFRS 10, IFRS 11, IFRS 12, IFRS 13 and IAS 19, as amended, are not yet endorsed by the European Union.

2.	USE OF ESTIMATES

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

In preparing these unaudited condensed combined financial statements, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the combined financial statements as of and for the fiscal year ended 2 July 2011.

3.	SEGMENT INFORMATION

Management has determined the operating segments, which are consistent with the reportable segments, based on the reports reviewed by the chief operating decision maker and used to make strategic decisions. The chief operating decision maker considers the business from both a geographic and customer perspective. The performance of the business is monitored in three segments which derive their revenue primarily from the sale of coffee and tea products. The three segments include the following:

•

Retail—Western Europe, which includes product sales in four categories: multi-serve, single-serve, instant coffee and tea, conducts its retail operations in the Netherlands, Belgium, France, Denmark, Greece, Germany, the United Kingdom and Spain. In addition, the cafes the Group operates in the Netherlands report through this segment.

•

Retail—Rest of World, which includes product sales in four categories: multi-serve, single-serve, instant coffee and tea, conducts its retail operations in Brazil, Hungary, the Czech Republic, Poland, Australia, Thailand and Russia.

•

Out of Home provides liquid roast coffee products and the machines that dispense these products, as well as multi-serve coffee, instant coffee, tea and related products to businesses, hospitals, hotels, restaurants and distributors worldwide. These operations are concentrated in the Netherlands, with sales predominantly in Western Europe.

The Group does not allocate certain revenue and costs to the segments. These unallocated items include primarily corporate overhead costs and unrealised mark to market gains and losses on commodity derivative financial instruments. They also include the sale of green coffee beans to third parties, which are ancillary to the business and are not directly monitored by the chief operating decision maker. These items are presented as “unallocated” in the segment information that is presented below.

The chief operating decision maker uses Adjusted EBIT to assess the performance of the reportable segments. Adjusted EBIT represents operating profit excluding the impact of any restructuring charges, impairment, gains and losses on the sale of assets, curtailments and past service cost, and costs related to Branded Apparel.

The accounting policies of the operating segments are the same as the Group’s accounting policies.

The segment information for the period from 3 July 2011 to 31 December 2011 is as follows (all amounts in thousands of Euro):

	Retail – Western Europe	Retail – Rest of World	Out of Home	Unallocated	Total
Sales	€625,581	€366,236	€320,186	€75,202	€1,387,205

Adjusted EBIT	€100,937	€23,267	€53,531	€(9,143)	€168,592

Restructuring charges					(35,448)
Restructuring—related expenses					(20,133)
Impairment					(6,463)
Branded Apparel costs					(536)
Other					137

Operating profit					106,149
Finance income, net					66,040
Finance costs, net					(1,276)
Share of profit (loss) from associates					707

Profit before tax					€171,620

Depreciation and amortisation expense	€13,021	€7,673	€17,177	€2,002	€39,873

The segment information for period from 4 July 2010 to 1 January 2011 is as follows (all amounts in thousands of Euro):

	Retail – Western Europe	Retail – Rest of World	Out of Home	Unallocated	Total
Sales	€546,496	€310,145	€306,872	€67,526	€1,231,039

Adjusted EBIT	€119,317	€20,840	€51,054	€(6,156)	€185,055

Restructuring charges					(27,547)
Restructuring—related expenses					(2,404)
Branded Apparel costs					(2,633)
Other					(679)

Operating profit					151,792
Finance income, net					38,063
Finance costs, net					(19,530)
Share of profit (loss) from associates					1,326

Profit before tax					€171,651

Depreciation and amortisation expense	€15,597	€6,903	€17,872	€1,924	€42,296

4.	BUSINESS COMBINATIONS

In December 2011, the Group acquired CoffeeCompany, a leading Dutch café store operator in the Netherlands; Tea Forte, a producer of ultra premium teas that are principally sold in the United States and Canada, and the Denmark operations of House of Coffee, a leading out of home provider of coffee and tea products in Norway and Denmark. The total consideration for these acquisitions was €25.5 million, plus a performance-based contingent purchase price payment of up to approximately €6.0 million. As of 31 December 2011, the Group has estimated the contingent payment to be €5.5 million. As a result of the transactions, goodwill and other intangible assets of approximately €24.3 million were recognised. Further adjustments could be made to this balance as the Group finalizes its accounting for the acquisitions.

Also in December 2011, the Norway operations of the House of Coffee business was acquired by the Group’s Norwegian associate, Kaffehurset Friele, in which the Group holds a non-controlling interest.

5.	INVENTORIES

The composition of inventories is as follows (all amounts in thousands of Euro):

	31 December 2011	2 July 2011
Raw materials (including packaging)	€307,133	€236,122
Work in progress	12,969	13,581
Finished goods (including Out of Home machines)	175,303	170,952

	495,405	420,655
Provision for write downs	(9,654)	(6,239)

Total	€485,751	€414,416

6.	SHARE-BASED PAYMENTS

Sara Lee granted performance share units “PSUs” to certain employees of the Group on 4 November 2011. The awards vest based upon both the Parent meeting specific performance targets during the period from 3 July 2011 through 30 June 2012, and continued service of the employees with the Parent or any of its subsidiaries or CoffeeCo through 31 August 2014.

The cost of these awards is determined using the fair value of the PSUs on the date of grant, and compensation is recognised over the vesting period. The total number of PSUs granted on 4 November 2011 was 157 thousand, which had a weighted-average grant date fair value per PSU of $18.52 and represented a total grant date fair value of $2.9 million.

The awards are converted into common stock of Sara Lee upon vesting on a one for one basis. For the PSUs held at Separation, the actual number of PSUs earned will be determined as follows:

•

If the Separation occurs prior to the end of Sara Lee’s fiscal year 2012, the achievement of the performance goals will be determined based on actual performance through that date with respect to the portion of the fiscal year 2012 that has occurred prior to the Separation and based on target-level performance with respect to the portion of the fiscal year that has not yet occurred; or

•	If the Separation occurs on or after the end of Sara Lee’s fiscal year, the achievement of the performance goals will be determined based on actual performance for fiscal year 2012.

On Separation, the PSUs will be assumed by DutchCo and converted into PSUs of DutchCo. The number of DutchCo PSUs will be determined by multiplying the number of shares of Sara Lee PSUs by a fraction, as defined in the award agreement, the numerator of which will be the closing price of the Sara Lee shares on the distribution date and the denominator of which is the opening price of the DutchCo ordinary shares on the first trading day following the Separation.

7.	BORROWINGS

The Group’s borrowings are summarised in the following table (all amounts in thousands of Euro):

		31 December 2011		2 July 2011
	Maturity Date	Current	Non- Current	Current	Non- Current
Eurobonds	March 2012	€298,827	€—	€297,342	€—
Brazilian real borrowings	2012-2019	84,045	6,378	19,770	7,094
Acquisition financing		3,168	10,412	28,707	10,222
Other	Various	680	232	—	—

Total borrowings		€386,720	€17,022	€345,819	€17,316

Since 2 July 2011, the Group settled its acquisition financing obligation for the Café Moka acquisition. In addition, the Group has also increased its Brazilian real borrowings in order to meet its acquisition financing obligations and to meet other short-term working capital needs.

Subsequent to 31 December 2011, the Eurobonds matured and the Group has fully settled its obligation under these instruments.

8.	INCOME TAXES

The effective tax rate during the period from 3 July 2011 to 31 December 2011 increased to 58.9% from 27.4% for the period from 4 July 2010 to 1 January 2011. This increase was partially due to the following discrete items, which increased the effective tax rate effect for the first half of fiscal year 2012 by 19.9%:

•

Tax expense to establish a deferred tax liability related to earnings that are no longer permanently reinvested in Spain, partially offset by a release of reserves associated with uncertain tax positions in Spain.

•	Tax expense associated with deferred tax on unremitted non-U.S. earnings.

The Group’s full fiscal year 2012 estimated annual effective tax rate increased primarily due to an increase in the tax charge for the expected repatriation of a portion of fiscal year 2012 earnings as a result of pretax charges to be incurred by the non-U.S. operations related to restructuring and other fiscal year 2012 actions, and an increase of uncertain tax positions associated with the restructuring.

9.	RETIREMENT BENEFIT OBLIGATIONS

During the period from 3 July 2011 to 31 December 2011, the Group made an additional contribution of €60 million to its defined benefit pension plan in the Netherlands. The additional contribution resulted from a change in the terms of the pension plan, whereby the benefits earned by active employees are no longer subject to unconditional indexation. As a result of the restrictions on the defined benefit plan assets due to the asset ceiling test, the offset to the cash contribution is to Other Comprehensive Income.

10.	PROVISIONS

The change in provisions was as follows (all amounts in thousands of Euro):

	Restructuring	Legal and Other	Total
Noncurrent	€6,925	€27,258	€34,183
Current	23,806	7,637	31,443

Carrying amount as of 4 July 2010	30,731	34,895	65,626

Additions charged to income statement	30,094	948	31,042
Payments	(3,227)	(473)	(3,700)
Change in estimate	(2,547)	(1,070)	(3,617)
Unwinding of discount and effect of changes in the discount rate	(23)	212	189
Currency translation differences	9	(317)	(308)

Carrying amount as of 1 January 2011	€55,037	€34,195	€89,232

Noncurrent	11,539	21,919	33,458
Current	43,498	12,276	55,774

Carrying amount as of 1 January 2011	€55,037	€34,195	€89,232

Noncurrent	€10,300	€23,605	€33,905
Current	28,559	10,159	38,718

Carrying as of fiscal year 3 July 2011	38,859	33,764	72,623

Additions charged to income statement	37,890	—	37,890
Payments	(23,749)	(3,326)	(27,075)
Change in estimate	(2,442)	(5,155)	(7,597)
Unwinding of discount and effect of changes in the discount rate	148	180	328
Other	3,870	—	3,870
Currency translation differences	(51)	1,190	1,139

Carrying amount as of 31 December 2011	€54,525	€26,653	€81,178

Noncurrent	1,396	20,974	22,370
Current	53,129	5,679	58,808

Carrying amount as of 31 December 2011	€54,525	€26,653	€81,178

Restructuring—During the periods presented, the Group took a number of actions to maximise the efficiency of its operations and to prepare for the Separation. These actions included:

•	Outsourcing of certain shared service functions, including procurement, financial services and information technology;

•	Alignment of corporate overhead to its current organisation structure;

•	Optimisation of manufacturing capacity in a response to the global economic downturn; and

•	Renegotiating global IT contracts to align with our current organizational structure.

In connection with these actions, the Group recognised charges of €12.7 million and €30.1 million during the periods from 3 July 2011 to 31 December 2011 and from 4 July 2010 to 1 January 2011, to eliminate the positions of approximately 64 and 297 employees, respectively. Of the 929 affected employees from these and other previously approved actions, the contracts of 672 employees were terminated as of 31 December 2011. The Group expects that the majority of the remaining provision will be paid out within the next 12 months with certain payments extending out five years.

The Group also took a charge of €25.2 million during the period from 3 July 2011 to 31 December 2011 to recognise certain contractual termination fees for IT contracts that were renegotiated to align with our current organizational structure.

11.	FINANCE INCOME AND COSTS

The finance income of the Group for the period from 3 July 2011 to 31 December 2011 increased over the period from 4 July 2010 to 1 January 2011 primarily due to an €11.3 million penalty received from Sara Lee as the result of an early repayment of a loan receivable, increased pension finance income for the period, and interest earned on an increased level of cash and cash equivalents.

Finance costs consist of the following (all amounts in thousands of Euros):

	3 July 2011 to 31 December 2011	4 July 2010 to 1 January 2011
Interest expense:
Borrowings	€10,118	€9,218
Unwinding of discount	591	245

Total interest expense	10,709	9,463
Net foreign exchange (gain) loss	(41,362)	14,136
Change in fair value of foreign currency derivative financial instruments	31,680	(3,751)
Change in fair value of interest rate derivative financial instruments	(1,029)	(71)
Change in fair value of borrowings	1,278	(247)

Total	€1,276	€19,530

12.	COMMITMENTS AND CONTINGENCIES

Commitments—The Group’s commitments consist of the following (all amounts in thousands of Euro):

	31 December 2011	2 July 2011
Purchase commitments	€178,242	€155,271
Operating leases	55,137	52,215
Guarantees	24,160	24,190

Total	€257,539	€231,676

Purchase commitments— Purchase commitments primarily consist of commitments related to the purchases of green coffee.

Operating lease commitments—The Group leases certain facilities, equipment and vehicles under agreements that are classified as operating leases. The building leases have original terms of five years, while the equipment and vehicle leases have terms of generally less than seven years. The future aggregate minimum lease payments under non-cancellable operating leases are as follows (all amounts in thousands of Euro):

	31 December 2011	2 July 2011
Not later than one year	€18,569	€19,377
Later than one year and not longer than five years	34,959	30,755
Later than five years	1,609	2,083

Total	€55,137	€52,215

The Group has recorded expense related to operating leases of €15.8 million and €16.1 million during the periods from 3 July 2011 to 31 December 2011 and 4 July 2010 to 1 January 2011, respectively.

Guarantees—The Group is party to a variety of agreements under which it may be obligated to indemnify a third party against losses arising from a breach of representation and covenants related to matters such as title to assets sold, the collectability of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the Group is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the Group to challenge the other party’s claims. In addition, the Group’s obligations under these agreements may be limited in terms of time and/or amount, and in some cases, the Group may have recourse against third parties for certain payments made by the Group. Historically, payments made by the Group under these agreements have not had a material effect on the Group’s business, financial condition or results of operations.

The Group has pledged a property to guarantee future payments of early retirement allowances and payments.

Other guarantees—The Group is currently appealing a Spanish Court decision and has obtained a bank guarantee of €64 million as of 31 December 2011 and 2 July 2011, respectively, as security against all allegations (see Contingencies).

Contingencies—The Group has various contingent liabilities as described below.

•

Nestec/Nespresso—In June 2010, Nestec/Nespresso (“Nestlé”) filed a suit against Sara Lee Coffee and Tea France (“SLCTF”), a subsidiary of the Group, alleging patent infringement for two of its European patents related to SLCTF’s use of espresso capsules. Nestlé claims that damages could be as high as €50 million. In January 2011, Nestlé filed suit against Sara Lee/DE N.V., Douwe Egberts Nederland, B.V. and Douwe Egberts Koffie en Kado B.V. in the Netherlands, a subsidiary of the Group, alleging patent infringements of the same two European patents as in the suit filed against SLCTF. In June 2011, Nestlé filed a similar suit against Sara Lee Coffee and Tea Belgium (“SLCTB”). Prior to this suit, SLCTB had sought to obtain a declaration of non-infringement of the patents involved in the Dutch and French proceedings. In addition, in February 2012, Nestlé filed a similar suit against Sara Lee Southern Europe, S.L. in Spain, alleging patent infringement of three European patents, trademark infringement and certain other unfair competition claims. Management believes that the patents granted to Nestlé are not being infringed and further believes that the patents are invalid. The Group is vigorously contesting the matter, and accordingly, no provision has been recorded as the liability is not considered probable.

•

Spanish tax case—In October 2009, the Spanish tax administration upheld a challenge made by its local field examination against tax positions taken by the Group’s Spanish subsidiaries. In November 2009, the Group filed an appeal against this claim with the Spanish Tax Court. In April 2010, the Spanish Chief Inspector upheld a portion of the claim raised by the Spanish tax authorities. The Group appealed to the Tribunal Economico Administrativo Central (“TEAC”). At the end of March 2012, the TEAC ruled in favor of the tax administration with respect to the audit for fiscal years 2003-2005. The Group continues to dispute the challenge and will continue to have further proceedings with the Spanish tax authorities regarding the issue. In June 2011 the Spanish tax administration’s local field office examination made similar challenges against tax positions for the years ending 1 July 2006 to 27 June 2009 taken by the Group’s Spanish subsidiaries. The Group filed an appeal against this claim with the Spanish Tax Court. The Group believes it is adequately reserved for the challenges made by the Spanish tax administration’s local field examination.

•

Italian Provincial Tax—In August 2011, the Italian Provincial Tax Commission upheld a challenge made by its local field examination against a loss claimed in the fiscal year 2004 tax return of the Group’s Italian subsidiaries. The Group intends to appeal this decision to the Italian Regional Tax Commission and will continue to dispute the challenge. Management believes the Group will prevail in further proceedings with the Italian tax authorities regarding the issue.

13.	RELATED-PARTY TRANSACTIONS

The Group’s transactions with Sara Lee were as follows (all amounts in thousands of Euro):

	3 July 2011 to 31 December 2011	4 July 2010 to 1 January 2011
Sales to Sara Lee	€6,105	€4,411
Management fee earned from Sara Lee for research and development	2,539	2,415
Corporate overhead allocations from Sara Lee	17,587	12,033
Share-based payments	969	2,487
Interest income on loans receivable from Sara Lee	35,010	17,355

The amounts outstanding related to Sara Lee as of 31 December 2011 and 2 July 2011, were as follows (all amounts in thousands of Euro):

	31 December 2011	2 July 2011
Trade and other receivables from Sara Lee	€4,742	€1,572
Trade and other payables to Sara Lee	12,801	1,120
Interest receivable from Sara Lee	12,055	13,786
Loans receivable from Sara Lee	1,224,614	1,700,999

Sales to Sara Lee—The Group has historically sold certain raw materials and inventory products to Sara Lee. These products primarily consisted of green tea, green coffee and coffee brew equipment for Sara Lee’s North American beverage business. Sales prices are on a cost-plus basis and are reflected in revenue in the unaudited condensed combined income statements.

Research and Development Management Fee—The Group has historically performed certain research and development activities for Sara Lee’s North American beverage business for which it received payment of a management fee. These fees are included in selling, general and administrative expenses in the unaudited condensed combined income statements.

Corporate Overhead Allocations from Sara Lee—Sara Lee currently performs certain corporate overhead functions for the Group and costs associated with these functions have been allocated to the Group and reflected in the unaudited condensed combined financial statements contained herein. These functions include, but are not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning, and investor relations. The amounts allocated to the Group are intended to represent the costs of providing these services, and management believes the allocation methods are reasonable. However, the actual cost of obtaining these individual services, if the Group were a stand-alone company, could be materially different. The cost of the services provided by Sara Lee was determined by allocating a portion of the overall Sara Lee corporate costs to the Group based upon the proportion of the Group’s revenue relative to Sara Lee’s revenue. Corporate overhead allocations from Sara Lee are recorded in selling, general and administrative expenses in the unaudited condensed combined income statements.

Share-based Payments—The Group’s employees participate in Sara Lee’s stock-based compensation plans, the costs of which have been allocated to the Group and reflected in cost of sales and selling, general and administrative expenses in the unaudited condensed combined income statements.

Loans Receivable—The Group has provided both short- and long-term loans to Sara Lee. These loans are generally due within one year and have variable rates of interest tied to published indexes such as LIBOR and EURIBOR. These loans will be settled prior to or upon Separation.

During the period from 3 July 2011 to 31 December 2011, Sara Lee settled in cash €827.2 million of the €1.7 billion of loans receivable outstanding as of the end of fiscal year 2011. In addition, Sara Lee borrowed an additional €350.0 million from the Group during this same period.

Parent Guarantees—The Parent currently provides a guarantee for certain banking and treasury transactions entered into by the Group. This includes guarantees for borrowing and financial instrument contracts.

14.	CASH FLOWS FROM OPERATING ACTIVITIES

The Group’s cash flow from operating activities consist of the following (all amounts in thousands of Euro):

	3 JULY 2011 TO 31 DECEMBER 2011	4 JULY 2010 TO 1 JANUARY 2011
Profit for the period	€70,543	€124,578
Adjustments for:
Depreciation, amortisation and impairments	46,336	42,296
Provision charge	30,293	27,425
Finance income, net	(66,040)	(38,063)
Finance costs, net	1,276	19,530
Income tax expense	101,077	47,073
Other charges	16,419	11,095
Changes in operating assets and liabilities	(211,275)	(98,082)

Net cash provided by (used in) operating activities	€(11,371)	€135,852

15.	EVENTS AFTER REPORTING DATE

Significant Contracts

In January 2012, the Group agreed in principle, and in March 2012 the Group entered into definitive agreements, to pay €115 million to Philips Electronics (“Philips”) to acquire its ownership interest in the Senseo coffee trademark. This acquisition will provide the Group with full ownership of the Senseo trademark, which was previously co-owned with Philips. The Group also agreed to pay an additional €55 million to Philips to terminate the prior Senseo coffee equipment manufacturing agreement and to reimburse Philips for other project costs and it is expected that the majority of these payments will be expensed.

In January 2012, the Group entered into a license and service agreement with an affiliate of the J.M. Smucker Company (“Smucker’s”). The agreement grants licenses to Smucker’s to commercialize the Group’s liquid coffee product and technology in the United States, Canada, Mexico and most of the Caribbean for the period up to January 2022. In addition, the agreement also grants Smucker’s a royalty free license to certain of the Group’s brands in these same territories for varying periods up to January 2022.

*  *  *  *  *  *

D.E MASTER BLENDERS 1753 N.V.

Until                 , 2012 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Although Dutch law does not expressly provide for the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. Our Articles provide for indemnification of executive and non-executive directors and senior management by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director or member of senior management becomes a party as a result of his or her position.

Item 8.	Exhibits

The Exhibit Index is hereby incorporated herein by reference.

Item 9.	Undertakings

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Utrecht, the Netherlands, on this 11th day of May, 2012.

D.E MASTER BLENDERS 1753 B.V.

/s/ Onno van Klinken
Onno van Klinken General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michiel Herkemij	Chief Executive Officer (Principal Executive Officer)	May 11, 2012

* Michel Cup	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2012

* Jan Bennink	Non-executive Director	May 11, 2012

*By:	/s/ Onno van Klinken
Onno van Klinken Attorney-in-Fact

Immediately following the registrant’s conversion to a limited liability company incorporated under the laws of the Netherlands, each of the persons set forth above will continue to serve in the capacities set forth next to his/her name.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of D.E MASTER BLENDERS 1753 B.V. has signed this amendment to the registration statement in the United States on May 11, 2012.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Kate Ledyard
Name:	Kate Ledyard
Title:	Manager, Law Debenture Corporate Services Inc.

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Form of Master Separation Agreement

3.1	Articles of Association of the Registrant*

3.2	Deed of Amendment of Articles of Association of the Registrant*

3.3	Form of Articles of Association of the Registrant, to become effective prior to the closing of the separation*

5.1	Form of Opinion of De Brauw Blackstone Westbroek N.V.

8.1	Form of Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	D. E MASTER BLENDERS 1753 N.V. 2012 Long Term Incentive Share Plan

10.2	Agreement dated August 30, 2011 between Sara Lee Corporation and Michiel Herkemij*

10.3	Lease Agreement for Purposes Other Than That of Housing dated as of December 17, 2010 between Felix y Enrique Marcilla S.L. and Sara Lee Southern Europe S.L. and Declaration of Amendment dated February 11, 2011*

10.4	Partnership Agreement dated March 30, 2012 between Philips Consumer Lifestyle B.V., Koninklijke Philips Electronics N.V. and Sara Lee/DE B.V.* †

10.5	Trademark Transfer Agreement dated March 30, 2012 between Koninklijke Philips Electronics N.V. and Sara Lee/DE B.V.*

21.1	Subsidiaries of the Registrant*

23.1	Consent of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm

23.2	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4	Consent of Duff & Phelps, LLC, an independent financial advisory firm

24	Powers of Attorney (included on signature page)*

*	Previously filed.
†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act.

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